                                                Filed Pursuant to Rule 424(b)(3)

                                                   Registration Number 333-60573

PROSPECTUS

                                  $100,000,000

                                   OFFER FOR
           ALL OUTSTANDING 9 5/8% SENIOR SUBORDINATED NOTES DUE 2008
                                IN EXCHANGE FOR
               9 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                                   AS AMENDED
                                       OF

                                    INSIGHT

                             HEALTH SERVICES CORP.

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON NOVEMBER 2, 1998, UNLESS EXTENDED.

    InSight Health Services Corp., a Delaware corporation (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $100,000,000 of 9 5/8% Series B Senior Subordinated Notes Due 2008 (the "Exchange Notes") of the Company, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of 9 5/8% Senior Subordinated Notes Due 2008 (the "Outstanding Notes" and, with the Exchange Notes, the "Notes") of the Company with the holders (the "Holders") thereof.

    The terms of the Exchange Notes are identical in all material respects to the Outstanding Notes except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except that, if the Exchange Offer is not consummated on or prior to December 9, 1998 or a shelf registration statement is not declared effective when required, the Company will pay liquidated damages to each Holder of Outstanding Notes for the first 90 days following such date in an amount equal to $.05 per week per $1,000 principal amount of Outstanding Notes held by such Holder. The amount of liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Outstanding Notes at the beginning of each subsequent 90-day period until the Exchange Offer is consummated or the shelf registration is declared effective, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of Outstanding Notes. The Exchange Notes are offered hereunder in order to satisfy certain obligations of the Company under the Purchase Agreement dated as of June 9, 1998 (the "Purchase Agreement") among the Company, the existing Subsidiary Guarantors (as defined below) and the initial purchasers of the Outstanding Notes (the "Initial Purchasers") and the Registration Rights Agreement dated June 12, 1998 (the "Registration Rights Agreement") among the Company, the existing Subsidiary Guarantors and the Initial Purchasers. The Exchange Notes evidence the same debt as the Outstanding Notes and are issued under and are entitled to the same benefits under the Indenture (as defined herein) as the Outstanding Notes. In addition, the Exchange Notes and the Outstanding Notes are treated as one series of securities under the Indenture.

    The net proceeds from the issuance of the Outstanding Notes, together with the net proceeds of the term loan portion of the Senior Credit Facilities (as defined herein), were used by the Company to repay existing indebtedness of the Company under the Senior Credit Facilities and for general corporate purposes.

    The Notes mature on June 15, 2008, unless previously redeemed. Interest on the Notes is payable semiannually on June 15 and December 15, commencing December 15, 1998. The Notes are redeemable at the option of the Company, in whole or in part, on or after June 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the Redemption Date (as defined herein). Notwithstanding the foregoing, at any time on or prior to June 15, 2001, the Company may redeem up to 35% of the sum of (i) the initial aggregate original principal amount of Notes and (ii) the initial aggregate principal amount of any Additional Notes (as defined herein) with the net proceeds of one or more Equity Offerings (as defined herein) at a redemption price equal to 109.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date; provided that at least 65% of the sum of (i) the initial aggregate principal amount of Notes and (ii) the initial aggregate principal amount of any Additional Notes remains outstanding immediately after the occurrence of such redemption. Upon a Change of Control (as defined herein), the Company will be required to offer to repurchase all outstanding Notes at 101% of the unpaid principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repurchase.

    The Notes are unsecured senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company, including borrowings under the Senior Credit Facilities. The Notes rank PARI PASSU with all existing and future senior subordinated indebtedness of the Company and rank senior to all other existing and future subordinated indebtedness of the Company. The Notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis (the "Subsidiary Guarantees") by all existing and future subsidiaries of the Company (other than Permitted Joint Ventures (as defined herein)) (collectively, the "Subsidiary Guarantors"). The Notes are also effectively subordinated to all existing and future Senior Indebtedness of the Subsidiary Guarantors. As of March 31, 1998, after giving pro forma effect to the acquisition of Signal Medical Services, Inc. ("Signal"), the borrowing under the term loan portion of the Senior Credit Facilities, the issuance of the Notes and the application of the net proceeds therefrom, the Company would have had $53.4 million of Senior Indebtedness outstanding and $100 million available to be borrowed under the Senior Credit Facilities, all of which would be Senior Indebtedness, and the Subsidiary Guarantors would have had $53.4 million of Senior Indebtedness outstanding, all of which would have represented guarantees of indebtedness under the Senior Credit Facilities.

    SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 29, 1998.
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    The Exchange Notes will be issued in the form of a global note (the "Global
Note"), which will be deposited with, or on behalf of, the Depositary (as defined herein) and registered in the name of the Depositary or its nominee. Except as set forth herein, owners of beneficial interests in the Global Note will not be entitled to have the Exchange Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered to be the owners or holders of any Exchange Notes under the Global Note. Payment of principal of and interest on Exchange Notes represented by the Global Note registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Note. See "Description of Notes -- Book Entry, Delivery and Form."

    The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof, other than (i) a broker-dealer who purchased such Outstanding Notes directly from the Company for resale pursuant to Rule 144A or other available exemptions under the Securities Act of 1933, as amended (the "Securities Act") or (ii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Holders of Outstanding Notes accepting the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of Exchange Notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

    Each broker-dealer (other than an "affiliate" of the Company) that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Outstanding Notes as a result of market-making activities or other trading activities and will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period (the "Exchange Offer Registration Period") the longer of (A) the period until consummation of the Exchange Offer and (B) two years after the effectiveness of the Registration Statement (as defined herein) (unless, in the case of (B), all resales of Exchange Notes covered by the Registration Statement have been made), the Company will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale; provided, however, that the Company shall not be required to maintain the effectiveness of the Registration Statement for more than 60 days following the consummation of the Exchange Offer unless the Company has been notified in writing on or prior to the 60th day following the consummation of the Exchange Offer by one or more broker-dealers that such holder has received Exchange Notes as to which it will be required to deliver this Prospectus upon resale. See "Plan of Distribution." Any broker-dealer

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who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. See "Exchange Offer."

    There is currently no market for the Exchange Notes. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System ("Nasdaq").

    Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Outstanding Notes held by them. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. It is not expected that an active market for the Outstanding Notes will develop while they are subject to restrictions on transfer.

    The Company will accept for exchange any and all Outstanding Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be November 2, 1998 (the "Expiration Date"), unless the Exchange Offer is extended by the Company, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for payment by the Company. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. The Exchange Notes will bear interest from the last interest payment date of the Outstanding Notes to occur prior to the issue date of the Exchange Notes or, if no such interest has been paid, from June 12, 1998. Holders of the Outstanding Notes whose Outstanding Notes are accepted for exchange will not receive interest on such Outstanding Notes for any period subsequent to the last interest payment date to occur prior to the issue date of the Exchange Notes or, if no such interest has been paid, from June 12, 1998, and will be deemed to have waived the right to receive any interest payment on the Outstanding Notes accrued from and after such date.

                                       ii
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                   NOTE REGARDING FORWARD-LOOKING INFORMATION

    The information contained in this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as "may," "will," "could," "should," "expect," "anticipate," "intend," "plan," "estimate" or "continue" or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including customers, suppliers, business partners and competitors and legislative, regulatory, judicial and other governmental authorities and officials. In addition to any risks and uncertainties specifically identified in the text surrounding such forward-looking statements, the statements under the caption "Risk Factors" beginning on page 13 of this Prospectus or in the reports, proxy statements, and other information referred to in "Available Information" constitute cautionary statements identifying important factors that could cause actual amounts, results, events and circumstances to differ materially from those reflected in such forward-looking statements.

                               MARKET SHARE DATA

    Except as otherwise indicated, the market share data presented herein are based upon estimates by management of the Company, utilizing various third party sources, where available. While management believes that such estimates are reasonable and reliable, in certain cases, such estimates cannot be verified by information available from independent sources. Accordingly, no assurance can be given that such market share data are accurate in all material respects.
                            ------------------------

                             AVAILABLE INFORMATION

    The Company is subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected without charge and copied, upon payment of prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of The Nasdaq SmallCap Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Copies of such material and any part thereof are also available by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and via the Commission's address on the World Wide Web at http://www.sec.gov. In addition, the Indenture provides that whether or not the Company is subject to the reporting requirements of the Exchange Act, the Company will furnish without cost to each holder of Notes and file with the Commission and the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) and 15(d) of the Exchange Act or any successor provision thereto if the Company were so required.

    This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") filed by the Company and the Subsidiary Guarantors with the Commission under the Securities Act. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Separate

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financial statements of the Subsidiary Guarantors are not presented because the
Company's management has determined that they would not be material to investors. Reference is hereby made to the Registration Statement and related exhibits and schedules filed therewith for further information with respect to the Company and the Subsidiary Guarantors and the Exchange Notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

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                                    SUMMARY

    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" OR "INSIGHT" REFER TO INSIGHT HEALTH SERVICES CORP., ITS CONSOLIDATED SUBSIDIARIES, PARTNERSHIPS AND LIMITED LIABILITY COMPANIES, INCLUDING SIGNAL, AND REFERENCES TO THE COMPANY'S "SUBSIDIARIES" REFER TO THE COMPANY'S CONSOLIDATED SUBSIDIARIES, PARTNERSHIPS AND LIMITED LIABILITY COMPANIES, INCLUDING SIGNAL. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "PRO FORMA TRANSACTIONS" REFER TO PRO FORMA RESULTS FOR THE COMPANY AFTER GIVING EFFECT TO THE ISSUANCE OF THE OUTSTANDING NOTES, THE BORROWING UNDER THE TERM LOAN PORTION OF THE SENIOR CREDIT FACILITIES AND THE APPLICATION OF THE NET PROCEEDS THEREFROM, THE RECAPITALIZATION (AS DEFINED HEREIN) AND THE ACQUISITIONS OF SIGNAL AND MOBILE IMAGING CONSORTIUM, LIMITED PARTNERSHIP AND MOBILE IMAGING CONSORTIUM--NEW HAMPSHIRE (TOGETHER, "MIC") AND THE OTHER ACQUISITIONS REFERRED TO HEREIN (EXCLUDING THE ACQUISITIONS OF MOUNTAIN DIAGNOSTICS AND REDWOOD CITY MRI) DURING THE RELEVANT PERIOD AS IF THEY HAD OCCURRED AT THE BEGINNING OF THE RELEVANT PERIOD. SEE "SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA." SEE ALSO "RISK FACTORS" FOR INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS.

                                  THE COMPANY

    The Company is a leading nationwide provider of diagnostic imaging and related information services, including magnetic resonance imaging ("MRI"), computed tomography ("CT"), mammography, ultrasound, x-ray and lithotripsy services. The Company believes it is unique in its ability to offer a broad continuum of diagnostic imaging services, ranging from single modality mobile services to comprehensive multi-modality diagnostic imaging centers to the joint ownership and management of the multi-modality radiology department of a hospital or multi-specialty physician group. The breadth of the Company's services allows it to meet the diverse and developing needs of its customers, which include leading health care providers such as managed care organizations, hospitals, radiologists and insurance companies. InSight delivers these services through strong regional networks of diagnostic imaging facilities, which will continue to be the principal method of development for the Company. The Company believes its regional networks increase its economies of scale and enhance its appeal to managed care organizations, thereby increasing its overall scan volume. The Company has a substantial presence in California, Texas, New England, the Carolinas and the Midwest (Illinois, Indiana and Ohio), and provides its services through 50 fixed site imaging facilities ("Fixed Facilities"), including 16 multi-modality imaging centers ("Multi-Modality Centers"), and 51 mobile imaging facilities ("Mobile Facilities"). For the twelve months ended March 31, 1998, MRI services accounted for approximately 77% of the Company's total revenues.

    The Company was formed in June 1996 as a result of the merger (the "Merger") of American Health Services Corp. ("AHS") and Maxum Health Corp. ("MHC"), two publicly held providers of diagnostic imaging services. The Merger was consummated in order to achieve cost savings, enhanced marketing capabilities, increased market presence and greater financial resources, and to take advantage of the positive consolidating trends in the diagnostic imaging industry. Under the leadership of its experienced management team, the Company has successfully implemented its business strategy and capitalized on the business strengths afforded by the Merger through a geographically disciplined growth strategy focused on providing the highest quality, most cost-effective diagnostic information within its regional diagnostic imaging networks. The Company's operating profits have increased during each of the seven quarters since the Merger (excluding a one-time non-cash charge of $6.3 million incurred in connection with the Recapitalization) due in part to its successful integration of seven acquisitions and increases in scan volumes at its existing facilities. For the twelve months ended March 31, 1998, after giving effect to the Pro Forma Transactions, the Company had revenues of $135.3 million and adjusted EBITDA of $38.1 million.

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                      DIAGNOSTIC IMAGING INDUSTRY OVERVIEW

    Diagnostic imaging uses non-surgical techniques to generate representations of internal structures and organs on film or video. The Company believes that diagnostic imaging services accounted for 1997 revenues in the United States in excess of $50 billion, constituting approximately 5% of total health care spending. The Company believes that outpatient diagnostic imaging services, including MRI services, accounted for approximately $6 billion of revenues in the United States in 1996, which is the most recent year for which such information is available. The approximately 4,000 MRI systems in the United States include approximately 2,400 hospital-owned systems, 1,000 independent fixed site systems and 600 mobile systems.

    MRI uses high strength magnetic fields and radio waves to produce cross-sectional images of the anatomy, enabling physicians to differentiate between internal organs, structures and tissues, thereby facilitating the early diagnosis of diseases and disorders. MRI frequently lessens the cost and amount of care needed and often eliminates the need for invasive diagnostic procedures. MRI is the preferred imaging modality for the brain, the spine and soft tissue because it produces a superior image and does not expose patients to ionizing radiation. As a result of MRI's increasing cost efficiency and clinical effectiveness, MRI services have experienced substantial growth as measured by total scan volume, which increased at a compounded annual growth rate of 8.6% from 7.7 million in 1993 to 10.7 million in 1997. The Company believes that growth in MRI scan volumes has been attributable to increased physician acceptance, substitution of MRI for other imaging modalities (including x-ray based techniques), expanding applications for MRI technology and health care reform, which has led to a significant increase in outpatient services.

    The MRI services industry is highly fragmented. Recently, however, the industry has begun to undergo consolidation. The Company believes such consolidation is primarily driven by (i) economies of scale in the provision of services to a larger customer base; (ii) growth of managed care in the delivery of health care services; and (iii) the decision by many smaller, capital constrained operators to sell their MRI businesses rather than make substantial investments in new imaging systems. Despite ongoing industry consolidation, the top ten MRI service providers accounted for less than 15% of the nation's total outpatient diagnostic imaging revenues in 1996, which is the most recent year for which such information is available.

                             COMPETITIVE STRENGTHS

    The Company believes it is well-positioned to take advantage of current trends in the diagnostic imaging industry and attributes its favorable market position to the following strengths:

    STRONG REGIONAL NETWORKS WITH SIGNIFICANT MARKET PRESENCE. InSight has developed a substantial presence in its targeted markets by forming regional networks of diagnostic imaging services that provide superior service and convenience to the Company's customers, including managed care organizations, hospitals, radiologists and insurance companies. The Company believes these networks enable InSight to increase its overall scan volume by effectively addressing its customers' demands for high-quality service, customized diagnostic information, flexible scheduling, single invoices and convenient locations. In addition, such regional networks enable the Company to benefit from enhanced economies of scale, including greater purchasing power, reduced overhead, centralized billing and more efficient use of marketing expenditures.

    CONTINUUM OF SERVICES. The Company believes it is unique in its ability to offer a broad continuum of diagnostic services, from single modality Mobile Facilities to comprehensive Multi-Modality Centers to the joint ownership and management of the multi-modality radiology department of a hospital or multi-specialty physician group. Through this continuum of increasing value-added services, the Company is able to meet the diverse and developing needs of its customers as their individual requirements change.

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    STRONG RELATIONSHIPS WITH HOSPITALS AND MANAGED CARE.  The Company's
contractual relationships with its hospital and managed care customers accounted for approximately 83% of the Company's revenues during the twelve months ended March 31, 1998.

    HOSPITALS. The Company has over 200 exclusive contracts with hospitals for Mobile Facility services and 13 exclusive contracts with hospitals for Fixed Facility services. The Company provides MRI services to hospitals that require such services but that do not want to incur the substantial capital investment associated with MRI systems. InSight's Mobile Facilities employ systems housed in specially designed trailers and typically operate under contracts with average terms of three years to provide a specified schedule of service on a fee-per-scan basis. The Company designs schedules for each system to rotate among multiple hospitals in a manner that optimizes equipment utilization. Since the Merger, the Company has experienced a renewal rate of approximately 85% for its Mobile Facility hospital contracts. InSight's contracts with hospitals to provide Fixed Facility and other diagnostic imaging services generally last from five to ten years.

    MANAGED CARE ORGANIZATIONS. The Company recognizes managed care as the driving force behind its changing customer mix and has focused its marketing efforts on appealing to what it believes are the primary concerns of managed care: quality, cost, convenience and service. As a result, the Company currently has in excess of 400 contracts with managed care organizations for diagnostic imaging services at the Company's Fixed Facilities, primarily on a discounted fee-for-service basis. The Company provides managed care organizations with "one-stop shopping" consisting of centralized scheduling, single invoices, wide geographic coverage, quality assurance and utilization management. The Company experienced a 25% increase in the number of its managed care contracts from March 31, 1997 to March 31, 1998.

    TECHNOLOGICALLY ADVANCED EQUIPMENT. The Company's Fixed Facilities and Mobile Facilities are operated with state-of-the-art equipment. Of the Company's 100 conventional MRI systems, 79% have a magnet strength of at least 1.0 Tesla. In addition, the Company operates 13 Open MRI systems, nine of which are less than one year old. The Company believes its technologically advanced equipment allows the Company to perform the variety and volume of scans and to produce the high quality images that its customers demand. In order to increase throughput and productivity, the Company's MRI systems are periodically upgraded with the latest software, which reduces the time per scan and improves image quality. As a result of these upgrades, the Company's maintenance capital expenditures have been stable and the Company expects such expenditures to remain stable for the foreseeable future. In addition, the Company believes it is well-positioned to benefit from new applications (e.g. mammography and stroke detection) for MRI technology.

    EXPERIENCED MANAGEMENT TEAM. The Company has a highly experienced senior management team with an average of 15 years industry experience. Since the Merger, management has successfully implemented the Company's business strategy, resulting in increasing quarterly operating profitability (excluding a one-time non-cash charge of $6.3 million incurred in connection with the Recapitalization). In addition, the Company's successful integration of seven acquisitions has produced increased revenues and cash flows. Management will continue to develop the Company's business strategy by growing through regional network expansion, pursuing opportunities within existing networks, focusing on managed care and introducing new products.

    STRONG EQUITY SPONSORSHIP. InSight enjoys strong strategic support from its equity sponsors, The Carlyle Group and General Electric Company ("GE"). In October 1997, certain affiliates of The Carlyle Group ("Carlyle") purchased $25 million of a new series of the Company's preferred stock, currently convertible into approximately 30% of the Company's common stock on a fully diluted basis, and GE exchanged its existing preferred stock for a new series of the Company's preferred stock, currently convertible into approximately 33% of the Company's common stock on a fully diluted basis. The Carlyle Group is a global investment firm which originates, structures and acts as lead equity investor in targeted industries. Designees of Carlyle and GE serve on the Company's Board of Directors (the "Board").

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                               BUSINESS STRATEGY

    The Company's business strategy is to further develop and expand regional diagnostic imaging networks that emphasize quality of care, produce cost-effective diagnostic information and provide superior service and convenience to its customers. The Company's strategy primarily consists of the following components:

    GROWTH THROUGH REGIONAL NETWORK EXPANSION. The Company intends to further participate in the consolidation occurring in the diagnostic imaging industry by continuing to build its market presence in its existing regional diagnostic imaging networks through geographically disciplined acquisitions. In addition, the Company may develop or acquire additional regional networks in strategic locations where the Company can offer a broad range of services to its customers and realize increased economies of scale.

    PURSUE OPPORTUNITIES WITHIN EXISTING NETWORKS. The Company will continue to market current diagnostic imaging applications through its existing facilities to optimize and increase overall procedure volume. The Company also expects to increase scan volumes as new applications develop for the Company's existing diagnostic imaging equipment. In addition, the Company's management remains focused on maximizing cost savings through increased purchasing power and the reduction of overhead.

    FOCUS ON MANAGED CARE. As the Company continues to strengthen its regional diagnostic imaging networks, management recognizes the importance of managed care customers and has developed specialized "one-stop shopping" for managed care organizations. InSight intends to capitalize on its existing relationships in the managed care industry and believes its regional networks and strategically located Fixed Facilities give it a significant competitive advantage in marketing to managed care organizations.

    NEW PRODUCT INTRODUCTIONS. The Company is currently implementing a variety of new products and services designed to further leverage its core business strengths, including:

    OPEN MRI SYSTEMS. The Company intends to expand beyond its existing 13 Open MRI systems by establishing Open MRI imaging services throughout its regional diagnostic imaging networks. Open MRI services allow for the diagnosis of a patient without requiring the patient to enter into a conventional large-bore MRI. The "open" application of the MRI technology offers treatment previously unavailable to certain patients, including infants, pediatric patients, claustrophobic patients, large or obese patients and patients suffering from post-traumatic stress syndrome. Certain MRI applications, such as kinematic studies, are more easily conducted in an Open MRI than in a conventional MRI.

    RADIOLOGY CO-SOURCE PRODUCT. The Company seeks to develop its co-sourcing product, which will involve the joint ownership and management (outsourcing) of the physical and technical operations of the multi-modality radiology department of a hospital or multi-specialty physician group. The Company believes it has the expertise to manage these operations more efficiently and cost-effectively than many hospitals and multi-specialty groups and views the co-source product as a significant opportunity to expand its products and services from the $6 billion outpatient diagnostic imaging services industry to the $50 billion diagnostic imaging services industry as a whole.

                              RECENT DEVELOPMENTS

    The Company expects to report net income of approximately $512,000 for the year ended June 30, 1998, as compared to net income of approximately $1,281,000 for the comparable period in 1997. The results for the Company's year ended June 30, 1998 were primarily impacted by (i) the one-time provision for termination of supplemental service fee of approximately $6,309,000 incurred in connection with the Recapitalization (as defined below) and (ii) increased interest expense, offset by (i) an increase in income from operation from center operations and (ii) an increase in income from operation from Company acquisitions. Excluding the one-time provision for supplemental service fee termination, net income for the year ended June 30, 1998 would have been approximately $6,821,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    On July 21, 1998, Glenn P. Cato, the Company's Senior Executive Vice President and Chief Operating Officer, resigned and Thomas V. Croal, the Company's Executive Vice President and Chief Financial Officer, was elected Senior Executive Vice President and Chief Operating Officer to replace Mr. Cato. Mr. Croal will continue to act as the Company's Chief Financial Officer until his replacement is appointed.

    On June 12, 1998, concurrently with the issuance of the Outstanding Notes, the Company entered into an amendment to and restatement of the Senior Credit Facilities, pursuant to which, among other things, the Company refinanced and consolidated its prior $20 million tranche term loan and $40 million tranche term loan into a single $50 million term loan. See "Description of Senior Credit Facilities." The Company utilized a portion of the net proceeds from the sale of the Outstanding Notes, together with the net proceeds of the borrowing under the term loan portion of the Senior Credit Facilities, to repay outstanding indebtedness under the Senior Credit Facilities (including indebtedness incurred in connection with the acquisition of Signal) in the approximate aggregate amount of $114.5 million. The remainder of such proceeds were or will be used for general corporate purposes.

    On May 18, 1998, the Company acquired Signal, a Farmington, Connecticut based provider of mobile and fixed site MRI services, mobile lithotripsy services, fixed site CT services and other outsourced health care services. The purchase price, including the assumption of indebtedness, was $45.7 million (subject to certain post-closing adjustments). Signal operates 16 mobile MRI systems and several other diagnostic imaging systems, primarily in New England and the Southeast.

                            ------------------------

    The Company's principal executive offices are located at 4400 MacArthur Boulevard, Suite 800, Newport Beach, California 92660 and its telephone number is (949) 476-0733. The Company's common stock is quoted on The Nasdaq SmallCap Market under the symbol "IHSC."

                                 EXCHANGE OFFER

Securities Offered................  Up to $100,000,000 principal amount of 9 5/8% Series B
                                    Senior Subordinated Notes Due 2008, which have been
                                    registered under the Securities Act. The terms of the
                                    Exchange Notes are identical in all material respects to
                                    the Outstanding Notes except for certain transfer
                                    restrictions and registration rights relating to the
                                    Outstanding Notes and except that if the Exchange Offer
                                    has not been consummated on or prior to December 9, 1998
                                    or a shelf registration statement is not declared
                                    effective when required, then the Company will pay
                                    liquidated damages to each Holder of Outstanding Notes
                                    for the first 90 days following such date in an amount
                                    equal to $.05 per week per $1,000 principal amount of
                                    Outstanding Notes held by such Holder. The amount of
                                    liquidated damages will increase by an additional $.05
                                    per week per $1,000 principal amount of Outstanding
                                    Notes at the beginning of each subsequent 90-day period
                                    until the Exchange Offer is consummated or the shelf
                                    registration is declared effective, up to a maximum
                                    amount of liquidated damages of $.30 per week per $1,000
                                    principal amount of Outstanding Notes.

The Exchange Offer................  The Exchange Notes are being offered in exchange for a like principal amount of Outstanding Notes. The issuance
                                    of the Exchange Notes is intended to satisfy obligations
                                    of the Company contained in the Registration Rights
                                    Agreement. The Exchange Notes evidence the same debt as
                                    the Outstanding Notes and will be issued, and holders
                                    thereof are entitled to the same benefits as holders of
                                    the Outstanding Notes, under the Indenture.

Tenders, Expiration Date;
Withdrawal........................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time on November 2, 1998, or such later date and
                                    time to which it is extended. Tenders of Outstanding
                                    Notes may be withdrawn at any time prior to the
                                    Expiration Date. Any Outstanding Notes not accepted for
                                    exchange for any reason will be returned without expense
                                    to the tendering holder thereof as promptly as
                                    practicable after the expiration or termination of the
                                    Exchange Offer. See "The Exchange Offer" for a
                                    description of the procedures for tendering the
                                    Outstanding Notes.

Federal Income Tax Consequences...  The exchange pursuant to the Exchange Offer should not result in income, gain or loss to the holders of Notes
                                    who participate in the Exchange Offer or to the Company
                                    for U.S. federal income tax purposes. See "Certain
                                    Federal Income Tax Considerations".

Use of Proceeds...................  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent....................  State Street Bank and Trust Company, N.A. is serving as
                                    Exchange Agent (the "Exchange Agent") pursuant to the
                                    Exchange Offer.

CONSEQUENCES OF EXCHANGING OUTSTANDING NOTES PURSUANT TO THE EXCHANGE OFFER

    The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof, other than (i) a broker-dealer who purchased such Outstanding Notes directly from the Company for resale pursuant to Rule 144A or other available exemptions under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Holders of Outstanding Notes accepting the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of Exchange Notes must be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act.

    Each broker-dealer (other than an "affiliate" of the Company) that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Outstanding Notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for the Exchange Offer Registration Period, the Company will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale; provided, however, that the Company shall not be required to maintain the effectiveness of the Registration Statement for more than 60 days following the consummation of the Exchange Offer unless the Company has been notified in writing on or prior to the 60th day following the consummation of the Exchange Offer by one or more broker-dealers that such holder has received Exchange Notes as to which it will be required to deliver this Prospectus upon resale. See "Plan of Distribution". Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. See "Exchange Offer."

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

    The terms of the Exchange Notes are identical in all material respects to the Outstanding Notes except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except that, if the Exchange Offer has not been consummated on or prior to December 9, 1998 or a shelf registration statement is not declared effective when required, then the Company will pay liquidated damages to each Holder of Outstanding Notes for the first 90 days following such date in an amount equal to $.05 per week per $1,000 principal amount of Outstanding Notes held by such Holder. The amount of liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Outstanding Notes at the beginning of each subsequent 90-day period until the Exchange Offer is consummated or the shelf registration is declared effective, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of Outstanding Notes. The Exchange Notes will bear interest from the last interest payment date of the Outstanding Notes to occur prior to the issue date of the Exchange Notes or, if no such interest has been paid, from June 12, 1998. Holders of the Outstanding Notes whose Outstanding Notes are accepted for exchange will not receive interest on such Outstanding Notes for any period subsequent to the last interest payment date to occur prior to the issue date of the Exchange Notes or, if no such interest has been paid, from June 12, 1998, and will be deemed to have waived the right to receive any interest payment on the Outstanding Notes accrued from and after such date.

ISSUER.............................  InSight Health Services Corp.

SECURITIES OFFERED.................  $100,000,000 in aggregate principal amount of 9 5/8%
                                     Series B Senior Subordinated Notes due 2008 of the
                                     Company.

MATURITY DATE......................  June 15, 2008

INTEREST PAYMENT DATES.............  June 15 and December 15, commencing December 15, 1998

SUBSIDIARY GUARANTEES..............  The Notes are fully and unconditionally guaranteed by each of the Subsidiary Guarantors. Each of the
                                     Subsidiary Guarantees is a guarantee of payment and
                                     not of collection.

SUBORDINATION......................  The Notes are unsecured senior subordinated obligations of the Company and are subordinated in
                                     right of payment to all existing and future Senior
                                     Indebtedness of the Company, including borrowings
                                     under the Senior Credit Facilities. The Notes will
                                     rank PARI PASSU with all existing and future senior
                                     subordinated indebtedness of the Company and rank
                                     senior to all other existing and future subordinated
                                     indebtedness of the Company. The Subsidiary Guarantees
                                     are unsecured senior subordinated obligations of the
                                     Subsidiary Guarantors and are subordinated in right of
                                     payment to all existing and future Senior Indebtedness
                                     of the Subsidiary Guarantors, including the guarantees
                                     of indebtedness under the Senior Credit Facilities. As
                                     of March 31, 1998, after giving pro forma effect to
                                     the acquisition of Signal, the borrowing under the
                                     term loan portion of the Senior Credit Facilities, the
                                     issuance of the Outstanding Notes and the application
                                     of net proceeds therefrom, the Company would have had
                                     $53.4 million of Senior Indebtedness outstanding and
                                     $100 million available to be borrowed under the Senior
                                     Credit Facilities, all of which would be Senior
                                     Indebtedness, and the Subsidiary Guarantors would have
                                     had $53.4 million of Senior Indebtedness outstanding,
                                     all of which would have represented guarantees of
                                     indebtedness under the Senior Credit Facilities. See
                                     "Risk Factors--Subordination of Notes and Subsidiary
                                     Guarantees; Asset Encumbrances."

OPTIONAL REDEMPTION................  On or after June 15, 2003, the Company may redeem the
                                     Notes, in whole or in part, at the redemption prices
                                     set forth herein, plus accrued and unpaid interest
                                     thereon, if any, to the Redemption Date.
                                     Notwithstanding the foregoing, at any time on or
                                     before June 15, 2001, the Company may redeem up to 35%
                                     of the sum of (i) the initial aggregate original
                                     principal amount of the Notes and (ii) the initial
                                     aggregate principal

                                     amount of any Additional Notes with the net proceeds
                                     of one or more Equity Offerings at a redemption price
                                     equal to 109.625% of the principal amount thereof,
                                     plus accrued and unpaid interest thereon, if any, to
                                     the Redemption Date; provided, that at least 65% of
                                     the sum of (x) the initial aggregate principal amount
                                     of the Notes and (y) the initial aggregate principal
                                     amount of any Additional Notes remains outstanding
                                     immediately after the occurrence of such redemption.
                                     See "Description of Notes--Optional Redemption."

MANDATORY REDEMPTION...............  None, except at maturity on June 15, 2008.

CHANGE OF CONTROL..................  Upon a Change of Control, the Company will be required to make an offer to repurchase all outstanding Notes
                                     at 101% of the unpaid principal amount thereof, plus
                                     accrued and unpaid interest thereon, if any, to the
                                     date of repurchase. See "Description of
                                     Notes--Repurchase at the Option of Holders--Change of
                                     Control."

COVENANTS..........................  The Indenture pursuant to which the Notes are issued
                                     (the "Indenture") restricts among other things, the
                                     ability of the Company and the Subsidiary Guarantors
                                     to incur additional indebtedness and issue preferred
                                     stock, enter into sale and leaseback transactions,
                                     incur liens, pay dividends or make certain other
                                     restricted payments, apply net proceeds from certain
                                     asset sales, enter into certain transactions with
                                     affiliates, merge or consolidate with any other
                                     person, sell stock of subsidiaries, and assign,
                                     transfer, lease, convey or otherwise dispose of
                                     substantially all of the assets of the Company. See
                                     "Description of Notes--Certain Covenants."

USE OF PROCEEDS....................  The Company will not receive any proceeds from the
                                     Exchange Offer. See "Use of Proceeds."

                                  RISK FACTORS

    Prospective investors should carefully consider the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors."

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The Company's summary unaudited pro forma consolidated statement of operations data for the twelve month period ended March 31, 1998, the nine months ended March 31, 1998 and the year ended June 30, 1997 are for informational purposes only and give effect to the issuance of the Outstanding Notes, the borrowing under the term loan portion of the Senior Credit Facilities and the application of the net proceeds therefrom, the October 1997 purchase by Carlyle of $25 million of a new series of the Company's preferred stock and exchange by GE of its existing preferred stock and certain other rights for a new series of the Company's preferred stock, currently convertible into approximately 30% and 33%, respectively, of the Company's common stock on a fully diluted basis (the "Recapitalization") and the acquisitions of Signal, MIC and other smaller acquisitions as if they had occurred on July 1, 1996, the beginning of the Company's most recently completed fiscal year. The following summary unaudited pro forma consolidated balance sheet data of the Company as of March 31, 1998 is based upon the Company's historical and unaudited balance sheet, Signal's historical unaudited balance sheet and after giving pro forma effect to the issuance of the Outstanding Notes, the borrowing under the term loan portion of the Senior Credit Facilities and the application of the net proceeds therefrom. The summary unaudited pro forma consolidated financial data does not purport to represent what the Company's results of operations or financial position would have been had such transactions in fact occurred at the beginning of the periods or on the date indicated. This financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto of the Company and the unaudited pro forma combined condensed statements of operations and balance sheet of the Company located elsewhere in this Prospectus.

                                                                         TWELVE MONTHS  NINE MONTHS
                                                                             ENDED         ENDED       YEAR ENDED
                                                                           MARCH 31,     MARCH 31,      JUNE 30,
                                                                            1998(1)       1998(1)         1997
                                                                         -------------  ------------  ------------
                                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues.............................................................   $ 135,316      $ 102,397     $ 127,666
  Gross profit.........................................................      27,507         20,827        19,078
  Operating income.....................................................      16,433         12,412        11,483
  Interest expense, net................................................      12,176          8,782        11,546
  Net income (loss)....................................................       3,182          2,639          (63)
OTHER DATA:
  EBITDA (2)...........................................................   $  36,304      $  27,795     $  30,091
  Adjusted EBITDA (3)..................................................      38,078         29,124        31,126
  Cash interest expense, net...........................................      11,576          8,332        10,946
  Depreciation and amortization........................................      19,871         15,383        18,608
  Capital expenditures (4).............................................      19,928         15,233         7,102
  Ratios:
    Adjusted EBITDA to cash interest expense, net......................        3.3x           3.5x          2.8x
    Pro forma ratio of earnings to fixed charges (5)...................        1.2x           1.3x          1.0x
    Total net debt to adjusted EBITDA..................................        3.0x
  Margins:
    Gross margin.......................................................        20.3%          20.3%         14.9%
    Operating margin...................................................        12.1%          12.1%          9.0%
    Adjusted EBITDA margin.............................................        28.1%          28.4%         24.4%
BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents............................................   $  40,792
  Working capital......................................................      42,668
  Total assets.........................................................     211,130
  Total debt, including current maturities.............................     153,351
  Stockholders' equity.................................................      35,844

------------------------------

(1) These amounts do not include the one-time non-cash charge of approximately $6.3 million for the elimination of the GE supplemental service fee. Such charge was recorded on October 14, 1997 and was a direct result of the Recapitalization.

(2) EBITDA is defined as the operating income plus depreciation and amortization. This measurement has been included herein because management believes that certain investors will find it to be a useful tool for measuring the Company's ability to meet debt service, capital expenditure and working capital requirements. EBITDA should not be considered an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash flow from operating activities.

(3) Adjusted EBITDA represents EBITDA of the Company for the relevant period plus the calculated EBITDA of the Company for the relevant period with respect to the Mountain Diagnostics and Redwood City MRI acquisitions. Calculated EBITDA with respect to Mountain Diagnostics and Redwood City MRI was computed using annualized unaudited financial information.

(4) Capital expenditures represent historical capital expenditures of the Company, excluding Signal, for the periods presented.

(5) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of lease rental expense representing interest.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

    The Merger was accounted for using the purchase method of accounting and treating MHC as the acquiror. Accordingly, the following table presents summary consolidated historical financial data of the Company for the nine months ended March 31, 1998 and 1997, the fiscal year ended June 30, 1997 and the summary pro forma combined financial data of MHC and AHS for the twelve months ended June 30, 1996, adjusted to give effect to the Merger as if it had occurred as of July 1, 1995. The summary historical information presented for each of the nine months ended March 31, 1998 and 1997 has been derived from unaudited interim consolidated financial statements of the Company, and, in the opinion of management of the Company, reflects a fair presentation of the Company's financial information. The summary historical data presented below under the caption "Statement of Operations" for the fiscal year ended June 30, 1997 are derived from the consolidated financial statements of the Company, which financial statements have been audited by Arthur Andersen LLP, independent certified public accountants, and are included elsewhere in this Prospectus. The summary pro forma combined financial data of MHC and AHS for the twelve months ended June 30, 1996 has been provided for comparison purposes only and has been derived from (i) available information and certain assumptions that management believes are reasonable and (ii) the separate unaudited financial information of each of AHS and MHC for the year ended June 30, 1996. Such financial data is provided for informational purposes only and does not purport to represent what the Company's results of operations would actually have been had the Merger in fact occurred as of July 1, 1995. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto of the Company included elsewhere in this Prospectus.

    The following table also presents summary historical financial data of Signal for the three months ended March 31, 1998 and 1997 and fiscal years ended December 31, 1997 and 1996. The summary historical information presented for each of the three months ended March 31, 1998 and 1997 has been derived from unaudited interim financial statements of Signal, and, in the opinion of management of the Company, reflects a fair presentation of Signal's financial information. The summary historical data presented below under the caption "Statement of Operations" for the years ended December 31, 1997 and 1996 are derived from the financial statements of Signal, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and are included elsewhere in this Prospectus. The following information should be read in conjunction with the financial statements and notes thereto of Signal included elsewhere in this Prospectus.

                                                               NINE MONTHS ENDED               YEAR ENDED
                                                                   MARCH 31,                    JUNE 30,
                                                          ----------------------------  -------------------------
INSIGHT HEALTH SERVICES CORP.                                  1998           1997         1997          1996
--------------------------------------------------------  ---------------  -----------  -----------  ------------
                                                                  (UNAUDITED)                        (PRO FORMA)
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues..............................................  $  85,673        $  68,129    $  93,063     $  87,720
  Gross profit..........................................     15,982            8,602       12,726         7,130
  Operating income (loss)...............................      3,643(1)         3,623        5,763          (973)
OTHER DATA:
  EBITDA (2)............................................  $  14,313        $  10,826    $  15,634     $   9,197
  Adjusted EBITDA.......................................     20,622(3)        10,826       15,634         9,197
  Depreciation and amortization.........................     10,670            7,203        9,871        10,170
  Capital expenditures..................................     15,233            2,407        7,102         --
  Margins:
    Gross margin........................................       18.7%            12.6%        13.7%          8.1%
    Operating margin....................................        4.3%             5.3%         6.2%
    EBITDA margin.......................................       16.7%            15.9%        16.8%         10.5%
BALANCE SHEET DATA (AT PERIOD END):
  Working capital.......................................  $  13,192
  Total assets..........................................    126,787
  Total debt, including current maturities..............     73,487
  Stockholders' equity..................................     35,844

                                                              THREE MONTHS ENDED               YEAR ENDED
                                                                  MARCH 31,                   DECEMBER 31,
                                                         ----------------------------  --------------------------
SIGNAL MEDICAL SERVICES, INC.                                 1998           1997         1997          1996
-------------------------------------------------------  ---------------  -----------  -----------  -------------
                                                                 (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues.............................................  $   5,622        $   5,085    $  20,704     $  17,852
  Gross profit.........................................      1,811            1,473        5,876         4,920
  Operating income.....................................        966              767        3,175         2,663
OTHER DATA:
  EBITDA (2)...........................................  $   2,024        $   1,655    $   6,851     $   5,863
  Depreciation and amortization........................      1,058              888        3,676         3,200
  Capital expenditures.................................        107               68        3,421         2,918
  Margins:
    Gross margin.......................................       32.2%            29.0%        28.4%         27.6%
    Operating margin...................................       17.2%            15.1%        15.3%         14.9%
    EBITDA margin......................................       36.0%            32.5%        33.1%         32.8%
BALANCE SHEET DATA (AT PERIOD END):
  Working capital (deficit)............................  $     (24)
  Total assets.........................................     18,345
  Total debt, including current maturities.............      7,900
  Stockholders' equity.................................      3,966

------------------------------

(1) This amounts includes the one-time non-cash charge of approximately $6.3 million for the elimination of the GE supplemental service fee. Such charge was recorded on October 14, 1997 and was a direct result of the Recapitalization.

(2) EBITDA is defined as the operating income plus depreciation and amortization. This measurement has been included herein because management believes that certain investors will find it to be a useful tool for measuring the Company's ability to meet debt service, capital expenditure and working capital requirements. EBITDA should not be considered an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash flow from operating activities.

(3) Adjusted EBITDA is defined as EBITDA and the add-back of the one-time non-cash charge of approximately $6.3 million discussed above.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER AND EVALUATE THE FOLLOWING FACTORS RELATING TO THE COMPANY AND THE ISSUANCE OF THE OUTSTANDING NOTES, TOGETHER WITH THE OTHER INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS PROSPECTUS, IN EVALUATING, AND BEFORE MAKING AN INVESTMENT IN, THE EXCHANGE NOTES OFFERED HEREBY.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Outstanding Notes under the Securities Act. In addition, the tender of Outstanding Notes pursuant to the Exchange Offer may have an adverse effect upon holders of, and may increase the volatility of the market price of, the Outstanding Notes due to a reduction in liquidity. Based on interpretations by the staff of the Commission, Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution of Exchange Notes. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer (other than an "affiliate" of the Company) that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Outstanding Notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for the Exchange Offer Registration Period, the Company will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale; provided, however, that the Company shall not be required to maintain the effectiveness of the Registration Statement for more than 60 days following the consummation of the Exchange Offer unless the Company has been notified in writing on or prior to the 60th day following the consummation of the Exchange Offer by one or more broker-dealers that such holder has received Exchange Notes as to which it will be required to deliver this Prospectus upon resale. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to register or qualify the sale of the Exchange Notes in any such jurisdictions. See "Exchange Offer -- Terms of the Exchange Offer" and "Consequences of Failure to Exchange."

    Issuance of the Exchange Notes in exchange for the Outstanding Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Outstanding Notes desiring to tender such Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or that are tendered but not accepted by the Company for exchange, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate.

SUBSTANTIAL LEVERAGE

    The Company has incurred substantial indebtedness to finance its acquisition strategy and to refinance outstanding indebtedness, and is highly leveraged and has significant debt service obligations. At March 31, 1998, on a pro forma basis after giving effect to the acquisition of Signal, the borrowing under the term loan portion of the Senior Credit Facilities, the issuance of the Outstanding Notes and the application of the net proceeds therefrom, the Company would have had $153.4 million of consolidated indebtedness outstanding. See "Capitalization." Subject to certain limitations, the Indenture and the Senior Credit Facilities permit the Company and its subsidiaries to incur additional indebtedness.

    The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for capital expenditures, acquisitions or general corporate purposes, including working capital, may be limited; (ii) a substantial portion of the Company's cash flow from operations will be required for debt service, thereby reducing the funds available to the Company for its operations, capital expenditures, acquisitions or other purposes; (iii) the Company's borrowings under the Senior Credit Facilities will bear interest at variable rates, which could result in higher interest expense if interest rates rise; (iv) the Company's level of indebtedness could limit its flexibility in planning for and reacting to, and make it more vulnerable to, competitive pressures and changes in industry and economic conditions generally; and (v) indebtedness incurred under the Senior Credit Facilities is scheduled to become due prior to the time any principal payments are required on the Notes and, therefore, the Company may need to refinance such indebtedness. The Company's ability to refinance the Senior Credit Facilities, if necessary, will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its then outstanding indebtedness and other factors, including general economic and market conditions, that are beyond the control of the Company. In addition, the Company's operating flexibility with respect to certain business matters will be limited by financial and restrictive covenants contained in the Indenture and the Senior Credit Facilities and the failure to comply with those covenants could have a material adverse effect on the Company. There can be no assurance that those covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in business activities that may be in its interest. See "Description of Senior Credit Facilities" and "Description of Notes."

    The ability of the Company to service its indebtedness, and to comply with the financial and restrictive covenants contained in the Indenture and the Senior Credit Facilities, will depend upon the Company's future performance and ability to generate cash, which are subject to financial, economic, competitive and other factors, many of which are beyond the Company's control. Based on the Company's current expectations with respect to its existing business, the Company does not expect to generate cash sufficient to repay the Notes at maturity and, accordingly, will have to refinance the Notes at their maturity. In addition, there can be no assurance that the Company will be able to generate sufficient cash to meet its other debt service obligations. If the Company is unable to generate sufficient funds to meet its debt service obligations, it may be required to refinance some of its indebtedness, to sell assets or to raise additional equity. No assurance can be given that such refinancings, asset sales or equity sales could be accomplished or, if accomplished, would raise sufficient funds to meet the Company's debt service obligations. The Company's high degree of leverage and related financial covenants could have a material adverse effect on its ability to withstand competitive pressures or adverse economic conditions, to make acquisitions, to obtain future financing or to take advantage of business opportunities that may arise.

SUBORDINATION OF NOTES AND SUBSIDIARY GUARANTEES; ASSET ENCUMBRANCES

    The Notes are general unsecured obligations of the Company, subordinated in right of payment to all of the Company's existing and future Senior Indebtedness, including borrowings under the Senior Credit Facilities. In addition, each Subsidiary Guarantee is a general unsecured obligation of the relevant Subsidiary Guarantor, and similarly subordinated in right of payment to all existing and future Senior Indebtedness of that Subsidiary Guarantor, including guarantees of indebtedness under the Senior Credit Facilities. At March 31, 1998, on a pro forma basis after giving effect to the acquisition of Signal, the borrowing under the term loan portion of the Senior Credit Facilities, the issuance of the Outstanding Notes and the application of the net proceeds therefrom, the aggregate amount of Senior Indebtedness of the Company would have been approximately $53.4 million, and the aggregate amount of Senior Indebtedness of the Subsidiary Guarantors would have been $53.4 million, all of which would have represented guarantees of indebtedness under the Senior Credit Facilities. In addition, the Company would have had additional availability of $100 million for borrowings under the Senior Credit Facilities, all of which would be Senior Indebtedness, if borrowed. Additional Senior Indebtedness may be incurred by the Company and the Subsidiary Guarantors from time to time, subject to certain restrictions. See "Description of Senior Credit Facilities."

    In the event of the bankruptcy, liquidation or reorganization of the Company or any Subsidiary Guarantor, the assets of the Company and the Subsidiary Guarantors will be available to pay obligations on the Notes only after all Senior Indebtedness of those entities has been paid in full, following which there may not be sufficient assets remaining to pay amounts due in respect of the Notes then outstanding. In addition, under certain circumstances the Company will not be permitted to pay its obligations under the Notes in the event of a default under certain Senior Indebtedness. See "Description of Notes-- Subordination" and "--Subsidiary Guarantees."

    In addition, the Notes and each Subsidiary Guarantee are effectively subordinated to all secured obligations of the Company and such Subsidiary Guarantor, respectively, to the extent of the assets securing those obligations. The Senior Credit Facilities are secured by all of the capital stock of the Company's subsidiaries and substantially all of the assets of the Company and its subsidiaries. The Notes would be effectively subordinated to all existing and future indebtedness of the Subsidiary Guarantors if the Subsidiary Guarantees were avoided or subordinated in favor of the Subsidiary Guarantors' other creditors. See "--Fraudulent Conveyance Statutes."

BUSINESS STRATEGY; ACQUISITIONS

    The ongoing acquisition of diagnostic imaging services providers is a principal component of the Company's business strategy. Accordingly, the Company is continually investigating and evaluating potential acquisition candidates. Although at present the Company has no agreements or understandings relating to any such acquisitions, it may enter into such agreements or understandings in the future, including with respect to acquisitions that may be substantial in size. In addition, the Company's expansion and acquisition strategy may require substantial capital, and no assurance can be given that the Company will be able to raise any necessary additional funds through bank financing or through the issuance of equity or debt securities on terms acceptable to the Company, if at all. Acquisitions also involve the integration of acquired operations with those of the Company. Although the Company believes it has successfully integrated such acquisitions in the past, there can be no assurance that the Company will be able to successfully integrate the operations of any future acquisitions. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations" and
"Business--Business Strategy--Growth Through Regional Network Expansion."

GOVERNMENT REGULATION

    The health care industry is highly regulated and changes in laws and regulations can be significant. Changes in the law or new interpretations of existing laws can have a material effect on permissible activities of the Company, the relative costs associated with doing business and the amount of reimbursement by government and other third party payors. The federal government and all states in which the Company currently operates regulate various aspects of the Company's business. Failure to comply with these laws could adversely affect the Company's ability to receive reimbursement for its services and subject the Company and its officers to penalties. See "Business--Government Regulation" for a more complete description of the following regulations and other regulations to which the Company may be subject.

    HEALTH CARE FRAUD AND ABUSE REGULATIONS

    The fraud and abuse provisions of the Social Security Act prohibit the solicitation, payment, receipt or offering of any direct or indirect remunerations in return for, or the inducement of, the referral of patients, items or services that are paid for, in whole or in part, by Medicare, Medicaid or any other federally funded health care program. These laws also impose significant penalties for false or improper billings for health care services. Violations of the fraud and abuse laws may result in substantial civil or criminal penalties, including large civil monetary penalties and exclusion from participation in Medicare, Medicaid or other federally funded health care programs. See "Business--Government Regulation--Anti-Kickback Statutes."

    Under another provision of the Social Security Act, known as "Stark II," physicians who refer Medicare and Medicaid patients to the Company for certain designated health care services are not permitted to have an investment interest in or a compensation arrangement with the Company, subject to specified exceptions, and the Company may not accept referrals from such physicians. Violations of Stark II may be the basis for substantial civil fines and exclusion from Medicare, Medicaid or other federally funded health care programs. See "Business--Government Regulation--Stark II; State Physician Self-Referral Laws."

    Many states also have enacted "anti-kickback" and "anti-referral" laws similar to those contained in the Social Security Act, as well as certain licensing requirements for the radiologists with whom the Company contracts for interpretive services. Some of these state laws are broader than their federal counterparts. For example, they may apply to the provision of health care items and services generally, not just to those covered by government-funded programs. Violations of state fraud and abuse and anti-referral laws or licensing requirements may result in civil or criminal penalties for individuals or entities, including the Company. See "Business--Government Regulation--Anti-Kickback Statutes," "--Stark II: State Physician Self-Referral Laws" and "--Radiologist Licensing."

    Although the Company believes that its operations materially comply with these federal and state laws, there can be no assurance that such federal and state laws will not be interpreted or changed in a manner that would have a material adverse effect on the Company's business, financial condition or results of operations.

    OTHER STATE HEALTH CARE REGULATIONS

    The laws of many states prohibit business corporations, such as the Company, from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as fee-splitting, with physicians. These laws and their interpretations vary from state to state and are typically enforced by the courts and regulatory authorities, each with broad discretion. The Company provides the management, administrative and technical services associated with diagnostic imaging and the Company's position is that it does not engage in the practice of medicine. The laws of many states also require licensure or certification of diagnostic imaging equipment, and the laws of some states require the licensure or certification of diagnostic imaging centers, or define narrow exemptions from licensure requirements for diagnostic imaging centers. Although the Company believes its operations are conducted in material compliance with existing laws, there can be no assurance that such laws will not be interpreted or changed in a manner that would have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Government Regulation--Anti-Kickback Statutes."

    In addition, some states require hospitals and certain other health care facilities to obtain a Certificate of Need ("CON") or similar regulatory approval prior to the commencement of certain health care operations or services and/or the acquisition of major medical equipment, including MRI and Gamma Knife systems. CON regulations may limit or preclude the Company from providing diagnostic imaging services or systems in certain states. The Company believes that it will not be required to obtain CONs in most of the states in which it intends to operate and, in those states where a CON is required, the Company believes it has complied or will comply with such requirements. Nevertheless, a significant increase in the number of states regulating the Company's business within the CON or state licensure framework could adversely affect the Company's business, financial condition and results of operation. Conversely, repeal of existing CON regulations in jurisdictions where the Company has obtained or operates under a CON could also adversely affect the Company's business, financial condition and results of operation as barriers to entry are reduced or removed. This is an area of continuing legislative activity, and there can be no assurance that the Company will not be subject to CON and licensing statutes in other states in which it operates or may operate in the future. See "Business--Government Regulation-- Certificates of Need."

REIMBURSEMENT OF HEALTH CARE COSTS

    The Medicare program provides reimbursement for hospitalization, physician, diagnostic and certain other services to eligible persons 65 years of age and over and certain others. Providers of service are paid by the federal government in accordance with regulations promulgated by the United States Department of Health and Human Services ("HHS") and generally accept said payment, with nominal co-insurance amounts required to be paid by the service recipient, as payment in full. The Medicaid program is a combined federal and state program providing coverage for low income persons. The specific services offered and reimbursement methods vary from state to state. In many states, Medicaid reimbursement is patterned after the Medicare program. In recent years, there have been numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services, including services provided by the Company. The Company believes that such initiatives may continue in the future. Among other things, in late 1997, the Clinton Administration and Congress approved the Balanced Budget Act of 1997 (the "Balanced Budget Act"), which seeks to achieve a balanced federal budget by, among other things, reducing federal spending on the Medicare and Medicaid programs and limiting reimbursement payments made to providers of diagnostic services in future years. The Company believes that such limitations on reimbursement amounts and other cost containment pressures have resulted in decreasing revenues per scan. Although scan prices appear to have stabilized, the Company expects continuing downward pressure on pricing levels. In addition, it is not clear at this time what proposals, if any, will be adopted in addition to the Balanced Budget Act or pursuant to any recommendations made to Congress by the recently formed National Bipartisan Commission on the Future of Medicare or, if any such proposals are adopted, what effect such proposals will have on the Company's business, financial condition and results of operations. There can be no assurance that changes in Medicare or Medicaid program reimbursement would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Reimbursement of Health Care Costs--Medicare" and "--Medicaid."

    Health Maintenance Organizations ("HMOs") and Preferred Provider Organizations ("PPOs") attempt to control the cost of health care services. Managed care contracting has become very competitive and reimbursement schedules are at or below Medicare reimbursement levels. The development and expansion of HMOs, PPOs and other managed care organizations within the Company's regional networks could have a negative impact on utilization of the Company's services in certain markets and/or affect the revenue per procedure which the Company can collect. See "Business--Reimbursement of Health Care Costs--Managed Care" and "Business--Operations--Customers and Fees." In addition, the Company believes that private health insurance programs will also reduce reimbursement levels in response to reductions in government reimbursement, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Reimbursement of Health Care Costs--Private Insurance Reimbursement."

DEPENDENCE ON REFERRALS FOR FIXED FACILITIES

    The Company's Fixed Facility operations are principally dependent on the Company's ability (either directly or indirectly through its hospital customers) to attract referrals from physicians and other health care providers representing a variety of specialties. The Company's eligibility to provide service in response to a referral is often dependent on the existence of a contractual arrangement with the referred patient's insurance carrier (primarily if the insurance is provided by a managed care organization). The Company currently has in excess of 400 contracts with managed care organizations for diagnostic imaging services provided at the Company's Fixed Facilities, primarily on a discounted fee-for-service basis. A significant decline in referrals would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Operations--Customers and Fees."

CONTRACT RENEWALS

    Contract services revenues, which are primarily earned by Mobile Facilities and certain Fixed Facilities, represented approximately 46% of the Company's total revenues for the nine months ended March 31, 1998. Each year approximately one-quarter to one-third of the Company's contract services agreements for Mobile Facilities are subject to renewal. It is expected that some high volume customer accounts will elect not to renew their agreements and instead will purchase or lease their own diagnostic imaging equipment and some customers may choose an alternative services provider. In the past, when such agreements have not been renewed, the Company has generally been able to obtain replacement contracts. While some replacement accounts have initially been smaller than the lost accounts, such replacement accounts' revenues have generally increased over the term of the agreement. There can be no assurance, however, that new and renewal contracts will offset revenues lost from customers electing not to renew their contracts with the Company. Although the non-renewal of a single customer agreement would not have a material adverse effect on the Company's contract services revenues, non-renewal of several agreements could have a material adverse effect on contract services revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Operations-- Customers and Fees."

    In addition, the Company's contract services revenues with regard to its Mobile Facilities in certain markets depend in part on some hospital accounts with high volume. If the future reimbursement levels of such customers were to decline or cease or if such customers were to become financially insolvent and if such agreements were not replaced with new accounts or with the expansion of services on existing accounts, the Company's contract services revenues would be adversely affected. No single source accounts for more than 10% of the Company's revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Operations--Customers and Fees."

ADVERSE UTILIZATION TRENDS FOR CERTAIN DIAGNOSTIC IMAGING PROCEDURES

    During the early 1990's, decreased utilization of outpatient services contributed to a downturn in the diagnostic imaging industry. See "The Diagnostic Imaging Industry--MRI Industry Trends." Currently, the supply of diagnostic imaging equipment exceeds the demand for such equipment in the market. Such demand may be further decreased by payor perceptions that diagnostic imaging services such as those provided by the Company are sometimes requested when not medically justified. In addition, the relatively low cost of Open MRI systems compared to conventional MRI systems has led to an influx of Open MRI systems in the industry and has aggravated excess capacity levels. The current excess capacity for diagnostic imaging equipment could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, hospitals comprise a large portion of the Company's customers. Continued consolidation in the hospital industry will cause certain hospitals to close and, as a result, could decrease utilization of the Company's services. Such continued trends could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS INHERENT IN THE PROVISION OF DIAGNOSTIC IMAGING SERVICES

    The hospitals and physicians who use the Company's diagnostic imaging services and imaging systems are involved in the delivery of health care services to the public and, therefore, are exposed to the risk of liability claims. The Company's position is that it does not engage in the practice of medicine. The Company provides only the equipment and technical components of diagnostic imaging, including certain limited nursing services, and has not experienced any material losses due to claims for malpractice. Nevertheless, claims for malpractice have been asserted against the Company in the past and any future claims, if successful, could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage. While the Company maintains professional liability insurance, there can be no assurance that any such claims against the Company will not exceed the amount of insurance maintained. Successful malpractice claims asserted against the Company, to the extent not covered by the Company's liability insurance, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Liability Insurance."

TECHNOLOGICAL CHANGES

    The Company's services require the use of state-of-the-art diagnostic imaging equipment that has been characterized by constant technological advances. Although the Company believes that substantially all of the MRI and other diagnostic imaging systems it provides can be upgraded to maintain their state-of-the-art character, the development of new technologies or refinements of existing ones might make the Company's existing systems technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, the Company's systems. MRI and other diagnostic imaging systems are currently manufactured by numerous companies. Competition among manufacturers for a greater share of the MRI and other diagnostic imaging systems market may result in technological advances in the capacity of these new systems. Consequently, the obsolescence of the Company's systems may be accelerated. Although the Company is aware of no imminent substantial technological changes, should such changes occur, there can be no assurance that the Company would be able to acquire the new or improved systems that may be required to service its customers.

COMPETITION

    The health care industry in general, and the market for diagnostic imaging services in particular, is highly competitive. The Company competes principally on the basis of its reputation for productive and cost-effective quality services. The Company's operations must compete with groups of radiologists, established hospitals and certain other independent organizations, including equipment manufacturers and leasing companies, that own and operate imaging equipment. The Company will continue to encounter substantial competition from hospitals and independent organizations, including, with respect to the Company's Mobile Facilities, Alliance Imaging, Inc. and its affiliates. Some of the Company's direct competitors that provide contract diagnostic imaging services may have access to greater financial resources than the Company.

    Certain hospitals, particularly the larger hospitals, may be expected to directly acquire and operate imaging and treatment equipment on-site as part of their overall inpatient servicing capability, subject only to their decision to acquire a high-cost diagnostic imaging system, assume the associated financial risk, employ the necessary technologists and satisfy applicable licensure and CON requirements, if any. Historically, smaller hospitals have been reluctant to purchase imaging and treatment equipment. This reluctance, however, has encouraged the entry of start-up ventures and more established business operations into the diagnostic and treatment services business. As a result, there is significant excess capacity in the diagnostic imaging business in the United States, which negatively affects utilization and reimbursement.

POTENTIAL CONTROL BY GE AND CARLYLE

    GE and Carlyle own all of the Company's Series C Preferred Stock and Series B Preferred Stock, respectively. Currently, GE has the right to elect one member to the Board and Carlyle has the right to elect two members to the Board. In addition, GE and Carlyle are each entitled to vote their Preferred Stock (as defined herein) on an as-converted basis with the holders of the Company's common stock on all matters submitted to a stockholder vote other than the election of directors, provided that the aggregate number of votes cast by GE and Carlyle does not exceed 37% of the number of votes entitled to be cast. Each of GE and Carlyle also has certain approval rights with respect to certain significant transactions by the Company. In addition, if GE and Carlyle both convert their Preferred Stock pursuant to the terms thereof into shares of the Company's common stock or Series D Preferred Stock (as defined herein), which votes on an as-converted basis with the Company's common stock, GE and Carlyle acting together would hold approximately 70% of the common stock's voting power. If either GE or Carlyle, but not both, were to convert its shares of Preferred Stock to the Company's common stock and exercise all warrants held by it pursuant to the terms thereof, GE or Carlyle, as appropriate, would beneficially own, pursuant to the provisions of Rule 13d-3 under the Exchange Act, over 50% of the Company's issued and outstanding common stock. Accordingly, either GE or Carlyle, or GE and Carlyle acting together, could under certain circumstances control the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition, Liquidity and Capital Resources," "Security Ownership of Certain Beneficial Owners and Management--Possible Future Board Changes" and "Description of Preferred Stock."

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent upon the services and management experience of its executive officers. The loss of the service of one or more of its executive officers or other key management personnel could adversely affect the Company. Furthermore, the success of the Company's Fixed Facilities depends on the Company's ability to retain and attract competent managers for each location. There can be no assurance that the Company will be successful in attracting or retaining key personnel. The inability to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of Notes will be entitled to require the Company to purchase any or all of the Notes held by such holder at 101% of the unpaid principal amount thereof, plus accrued and unpaid interest to the date of purchase. However, the Company's ability to purchase Notes upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company. In addition, the Company may not have adequate financial resources to effect such a purchase, and there can be no assurance that the Company would be able to obtain such resources through a refinancing of the Notes to be purchased or otherwise. The Company's failure to purchase all of the Notes tendered for purchase upon the occurrence of a Change of Control would constitute an Event of Default under the Indenture.

    The Change of Control provision may not necessarily afford the holders of Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders, because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not otherwise fall within the definition of a Change of Control under the Indenture.

FRAUDULENT CONVEYANCE STATUTES

    Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company or any Subsidiary Guarantor, at the time it incurred the indebtedness evidenced by the Notes or executed its Subsidiary Guarantee, (i) (a) was or is insolvent or rendered insolvent by reason of such occurrence, (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Subsidiary Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay those debts as they mature, and (ii) the Company or such Subsidiary Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of that indebtedness, the Notes and the Subsidiary Guarantees could be voided, or claims in respect of the Notes or the Subsidiary Guarantees could be subordinated to other debts of the Company or such Subsidiary Guarantor in addition to Senior Indebtedness. For similar reasons, other indebtedness of the Company or any Subsidiary Guarantor, including indebtedness under the Senior Credit Facilities and any pledge or other security interest securing that indebtedness, could be voided or subordinated. The voiding or subordination of any such pledges or other security interests or of any such other indebtedness, could result in an event of default with respect to that indebtedness, which could result in acceleration thereof.

    The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Subsidiary Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

    On the basis of their historical financial information and recent operating history as discussed elsewhere herein under the headings "Selected Historical Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as other factors, the Company and each Subsidiary Guarantor believe that, after giving effect to the acquisition of Signal, the borrowing under the term loan portion of the Senior Credit Facilities, the issuance of the Outstanding Notes and the application of the net proceeds therefrom, they (i) will not be insolvent, will not have unreasonably small capital for the business in which they are engaged and will not incur debts beyond their ability to pay such debts as they mature and (ii) will have sufficient assets to satisfy any probable money judgment against them in any pending action. There can be no assurance, however, as to what standard a court would apply in making such determinations.

ABSENCE OF PUBLIC MARKET

    The Exchange Notes are new securities for which there currently is no market and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes, or the prices at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes; however, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. The Company does not intend to apply for listing of the Exchange Notes offered hereby on any securities exchange or for quotation through the facilities of The Nasdaq Stock Market.

YEAR 2000

    The approach of the year 2000 presents potential issues to all organizations which use computers in the conduct of their businesses or depend on business partners which use computers. The inability of computer systems and applications to recognize or properly treat the year 2000 (the "Year 2000 Issue") may result in computer system failure or miscalculation of critical financial and operational information as well as failure of equipment controlling date-sensitive microprocessors.

    The Company is developing a plan to address the Year 2000 Issue. The plan generally will involve the following phases: awareness, assessment, renovation, testing and implementation. The Company has completed a significant portion of its assessment of the impact of this issue on its internal information technology systems and expects to complete its assessment of its internal information and non-information technology systems by December 31, 1998. The Company has completed the renovation of approximately 50% of its information technology systems and continues to renovate the portions of such systems for which assessment is complete. The Company estimates on a preliminary basis that the cost of assessment, renovation, testing and implementation of its internal systems will range from approximately $500,000 to $1,500,000, of which approximately $30,000 has been incurred. This estimated cost, which is being funded through operating cash flows, may increase as more information is learned as the Company continues its assessment and proceeds with the renovation, testing and implementation of its plan. The Company anticipates that solutions to all internal Year 2000 issues will be implemented and tested by approximately June 30, 1999. There can be no assurance, however, that the Company's year 2000 plan will be implemented with respect to its internal systems in a timely fashion. If such systems were not Year 2000 compliant on a timely basis, significant problems, including delays, may be incurred in billing the Company's major customers (e.g., Medicare, HMOs or private insurance carriers) for services performed.

    The Company has also begun, but not completed, its assessment of the impact of the Year 2000 Issue on its diagnostic imaging equipment used to provide imaging services. The Company expects to complete such assessment by March 31, 1999 and that renovation will be completed by June 30, 1999. The Company expects that its equipment vendors will bear the cost of modifying or otherwise renovating such diagnostic imaging equipment. There can be no assurance, however, that such equipment will be year 2000 compliant in a timely fashion. If such equipment were not year 2000 compliant on a timely basis, the Company may not be able to provide imaging services to patients.

    The Company has also received preliminary information concerning the year 2000 readiness of some of its customers, vendors (other than equipment vendors) and other third parties with which it has a material relationship. There can be no assurance that such parties' systems will be year 2000 compliant in a timely fashion. If the systems of the Company's customers were not year 2000 compliant on a timely basis, the Company could experience problems and delays in receiving and processing correct reimbursements. If the systems of other vendors or suppliers of the Company's necessary power, telecommunications, transportation and financial services are unable to provide such equipment or services due to year 2000-related problems, the Company may be unable to service its customers.

    If any of the foregoing uncertainties were to occur, and if the Company's contingency plan, as developed, fails, the Company's business, financial condition and results of operations would be adversely affected. The Company is unable to assess the likelihood of such events occurring or the extent of the effect of such events on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                USE OF PROCEEDS

    The net proceeds from the issuance of the Outstanding Notes, together with the net proceeds borrowed under the term loan portion of the Senior Credit Facilities, were approximately $144 million. The Company used a portion of the net proceeds to repay existing indebtedness under the Senior Credit Facilities, including indebtedness recently incurred in connection with the acquisition of Signal. See "Summary--Recent Developments." The remaining proceeds were or will be used for general corporate purposes, including future acquisitions of diagnostic imaging facilities and providers. Immediately following application of the net proceeds from the issuance of the Outstanding Notes and the term loan portion of the Senior Credit Facilities, the Company had no outstanding indebtedness under the revolving credit facility or the acquisition facility portions of the Senior Credit Facilities and each such facility was available to the Company in full for future borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Senior Credit Facilities."

    The following table sets forth the sources and uses of funds in connection with the issuance of the Outstanding Notes, the borrowing under the term loan portion of the Senior Credit Facilities and the application of the net proceeds therefrom:

                           SOURCES AND USES OF FUNDS
                             (dollars in thousands)

SOURCES OF FUNDS
  Senior Credit Facilities (1).......................................  $  50,000
  9% Senior Subordinated Notes due 2008..............................    100,000
                                                                       ---------
    Total Sources of Funds...........................................  $ 150,000
                                                                       ---------
                                                                       ---------

USES OF FUNDS
  Refinancing of Existing Debt.......................................  $ 114,500
  Transaction Costs (2)..............................................      6,000
  Cash at Closing....................................................     29,500
                                                                       ---------
    Total Uses of Funds..............................................  $ 150,000
                                                                       ---------
                                                                       ---------

------------------------------

(1) Upon application of the net proceeds of the issuance of the Outstanding Notes and borrowing under the $50 million term loan portion of the $150 million Senior Credit Facilities, the Company had thereunder a $75 million acquisition facility and a $25 million revolving credit facility, all of which were available to the Company in full for future borrowings.

(2) Includes discounts and commissions and estimated expenses to be incurred in connection with the issuance of the Outstanding Notes and amendment of the Senior Credit Facilities. See "Description of Senior Credit Facilities."

    The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby, the terms of which are identical in all material respects to those of the Outstanding Notes. The Outstanding Notes surrendered in exchange for the Exchange Notes will be canceled and cannot be reissued. The issuance of the Exchange Notes will not result in any change in the aggregate indebtedness of the Company.

                                 EXCHANGE OFFER

    The Outstanding Notes were not registered under the Securities Act or any state securities laws. The Outstanding Notes were offered and sold (i) to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) in compliance with Rule 144A, (ii) to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and (iii) pursuant to offers and sales that occurred outside the United States in accordance with Regulation S under the Securities Act. The Outstanding Notes sold to "qualified institutional buyers" are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market.

TERMS OF THE EXCHANGE OFFER

    Promptly after the Registration Statement of which this Prospectus constitutes a part has been declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Outstanding Notes. The Company will keep the Exchange Offer open for not less than 30 days and not more than 45 days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Outstanding Notes. For each Outstanding Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Outstanding Note will receive an Exchange Note having a principal amount equal to the principal amount of such surrendered Outstanding Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange therefor or, if no interest has been paid on such Outstanding Note, from the date of the original issue of the Outstanding Notes. The Exchange Notes evidence the same debt as the Outstanding Notes and are issued under and are entitled to the same benefits under the Indenture as the Outstanding Notes. In addition, the Exchange Notes and the Outstanding Notes are treated as one series of securities under the Indenture.

    If the Exchange Offer has not been consummated on or prior to December 9, 1998 or a shelf registration statement is not declared effective when required, then the Company will pay liquidated damages to each Holder of Outstanding Notes for the first 90 days following such date in an amount equal to $.05 per week per $1,000 principal amount of Outstanding Notes held by such Holder. The amount of liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Outstanding Notes at the beginning of each subsequent 90-day period until the Exchange Offer is consummated or the shelf registration is declared effective, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of Outstanding Notes. Upon the consummation of the Exchange Offer or the effectiveness of a shelf registration statement, as the case may be, the interest rate borne by the Notes from the date of such consummation or effectiveness, as the case may be, will be reduced to the original interest rate of 9 5/8% per annum; provided, however, that, if after such reduction in interest rate, a different event specified above occurs, the interest rate may again be increased pursuant to the foregoing provisions.

PERIOD FOR TENDERING OUTSTANDING NOTES

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Outstanding Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on November 2, 1998; provided, however, that if the period of time for which the Exchange Offer is open is extended, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

    As of the date of this Prospectus, $100,000,000 aggregate principal amount of Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about October 1, 1998, to all Holders of Outstanding Notes known to the Company. The Company's obligation to accept Outstanding Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "-- Certain Conditions to the Exchange Offer" below.

    Outstanding Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 or any integral multiple thereof.

    The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Outstanding Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

    The tender to the Company of Outstanding Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Outstanding Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to, or an Agent's Message (as defined herein) in connection with a book-entry transfer must be completed and received by, State Street Bank and Trust Company, N.A. (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Outstanding Notes must be received by the Exchange Agent along with the Letter of Transmittal, or
(ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF OUTSTANDING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent, forming a part of a confirmation of a book-entry transfer, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Outstanding Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuers may enforce such agreement against such participant.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Outstanding Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be made by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions").

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Outstanding Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Outstanding Notes not properly tendered or not to accept any particular Outstanding Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Outstanding Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Outstanding Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Outstanding Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If Outstanding Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Outstanding Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any Outstanding Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    In all cases, issuance of Exchange Notes for Outstanding Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Outstanding Notes or a timely Book-Entry Confirmation of such Outstanding Notes in the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Outstanding Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Outstanding Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering Holder thereof (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Outstanding Notes by causing DTC to transfer such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with DTC's procedures for transfer. However, although delivery of Outstanding Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If a registered Holder of Outstanding Notes desires to tender such Outstanding Notes and such Outstanding Notes are not immediately available, or time will not permit such Holder's Outstanding Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, or mail or hand delivery), setting forth the name and address of the Holder of Outstanding Notes and the amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the

Exchange Agent, and (iii) the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Outstanding Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Outstanding Notes to be withdrawn, identify the Outstanding Notes to be withdrawn (including the principal amount of such Outstanding Notes), and (where certificates for Outstanding Notes have been transmitted) specify the name in which such Outstanding Notes are registered, if different from that of the withdrawing Holder. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Outstanding Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Outstanding Notes for exchange or the exchange of the Exchange Notes for such Outstanding Notes, any of the following events shall occur:

        (a) the Exchange Offer violates applicable law or any applicable interpretation of the staff of the Commission;

        (b) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair the ability of the Company to proceed with the Exchange Offer, or a material adverse development shall have occurred in any existing action or proceeding with respect to the Company; or

        (c) all governmental approvals shall not have been obtained, which approvals the Company deems necessary for the consummation of the Exchange Offer.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

    State Street Bank and Trust Company, N.A. has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of the Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                               Main Delivery to:

           State Street Bank and Trust Company, N.A., Exchange Agent

By Mail, Hand or Overnight Delivery:

           State Street Bank and Trust Company, N.A., Exchange Agent

                            61 Broadway, 15th Floor

                            New York, New York 10006

                           Facsimile: (212) 612-3201

                      Confirm by Telephone: (212) 612-3458

    DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

    The Company will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent, accounting and certain legal fees.

TRANSFER TAXES

    Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Outstanding Notes under the Securities Act. To the extent that Outstanding Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Outstanding Notes not tendered in connection with the Exchange Offer could be adversely affected. The tender of Outstanding Notes pursuant to the Exchange Offer may have an adverse effect upon, and increase the volatility of, the market price of the Outstanding Notes due to a reduction in liquidity.

                                 CAPITALIZATION

    The following table sets forth as of March 31, 1998 (i) the pro forma combined cash and cash equivalents and capitalization of the Company giving effect to the acquisition of Signal and (ii) the cash and cash equivalents and capitalization of the Company as adjusted to give effect to the acquisition of Signal, the borrowing under the term loan portion of the Senior Credit Facilities, the issuance of the Outstanding Notes and the application of the net proceeds therefrom as if they occurred on March 31, 1998. See "Use of Proceeds."

                                                                                               MARCH 31, 1998
                                                                                           -----------------------
                                                                                           PRO FORMA   AS ADJUSTED
                                                                                           ----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Cash and cash equivalents................................................................  $   11,292   $  40,792
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Current maturities of long-term debt.....................................................  $    9,008   $   9,008
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Long-term debt, net of current maturities:
  Senior Credit Facilities...............................................................  $  106,981   $  42,481
  Equipment and other notes..............................................................       1,862       1,862
  9 5/8% Senior Subordinated Notes due 2008..............................................      --         100,000
                                                                                           ----------  -----------
    Total long-term debt.................................................................     108,843     144,343
                                                                                           ----------  -----------

Minority interest........................................................................       1,871       1,871
                                                                                           ----------  -----------
Stockholders' equity:
  Preferred stock, $.001 par value, 3,500,000 shares authorized:
    Convertible Series B preferred stock, 25,000 shares outstanding at
      March 31, 1998.....................................................................      23,923      23,923
    Convertible Series C preferred stock, 27,953 shares outstanding at
      March 31, 1998.....................................................................      13,173      13,173
  Common stock, $.001 par value, 25,000,000 shares authorized: 2,805,660 shares
    outstanding at March 31, 1998........................................................           3           3
  Additional paid-in capital.............................................................      23,366      23,366
  Accumulated deficit....................................................................     (24,621)    (24,621)
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................      35,844      35,844
                                                                                           ----------  -----------
      Total capitalization...............................................................  $  146,558   $ 182,058
                                                                                           ----------  -----------
                                                                                           ----------  -----------

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    REFERENCES TO THE "OFFERING" IN THESE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS INCLUDE THE SALE OF THE OUTSTANDING NOTES, THE BORROWING UNDER THE TERM LOAN PORTION OF THE SENIOR CREDIT FACILITIES AND THE APPLICATION OF THE NET PROCEEDS THEREFROM.

    The accompanying unaudited pro forma combined condensed financial statements reflect (i) the acquisition by the Company of all the issued and outstanding common stock of Signal, all the assets of MIC and other smaller acquisitions made by the Company since July 1, 1996 (excluding Mountain Diagnostics, see below) (the "Acquisitions"), (ii) the Recapitalization consummated on October 14, 1997 and (iii) the Offering. The Acquisitions have been or will be accounted for by the Company using the purchase method of accounting.

    The accompanying unaudited pro forma combined condensed balance sheet is based upon the Company's historical unaudited condensed consolidated balance sheet as of March 31, 1998, Signal's historical unaudited balance sheet as of March 31, 1998 and the pro forma effect of the Offering and is presented as if the acquisition of Signal and the Offering had been consummated on March 31, 1998.

    The accompanying unaudited pro forma combined condensed statements of operations for the year ended June 30, 1997 and the nine months ended March 31, 1998 give the effect to the Acquisitions, the Recapitalization and the Offering as if they had occurred on July 1, 1996, the beginning of the Company's most recently completed fiscal year. The unaudited pro forma combined condensed statement of operations for the year ending June 30, 1997 combines the audited historical consolidated results of the Company for such year with the (i) unaudited results of Signal for the twelve month period ended June 30, 1997,
(ii) unaudited results of MIC for an eleven month period ended May 31, 1997 (the date of acquisition by the Company), (iii) the unaudited results of the other smaller acquisitions for the twelve month periods ended June 30, 1997, (iv) the unaudited pro forma effects of the Recapitalization, and (v) the unaudited pro forma effects of the Offering. The unaudited pro forma combined condensed statement of operations for the nine months ended March 31, 1998 combines the unaudited historical consolidated results for the Company for such period with
(i) the unaudited results of Signal for the nine month period ended March 31, 1998, (ii) the unaudited results of the other smaller acquisitions for the nine month period ended March 31, 1998 to the extent not already included in the Company's historical financial results, (iii) the unaudited pro forma effects of the Recapitalization and (iv) the unaudited pro forma effects of the Offering.

    The pro forma financial statements referred to above exclude any adjustments for the Company's acquisition of Mountain Diagnostics in Las Vegas, Nevada because the Company purchased Mountain Diagnostics from the trustee in bankruptcy and limited financial data was available for the periods preceding such acquisition.

    The pro forma adjustments are based upon available information and upon certain assumptions that the management of the Company believes are reasonable. However, the unaudited pro forma combined condensed financial statements do not purport to be indicative of the results that would have been achieved if the transactions had been completed on the respective dates above or the results that may be achieved in the future.

                         INSIGHT HEALTH SERVICES CORP.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                                      PRO
                                                                                SIGNAL        PRO                    FORMA
                                                    HISTORICAL   HISTORICAL   ACQUISITION    FORMA     OFFERING      AFTER
                                                     INSIGHT       SIGNAL     ADJUSTMENTS   COMBINED  ADJUSTMENTS   OFFERING
                                                    ----------   ----------   -----------   --------  -----------   --------
ASSETS
  Cash and cash equivalents.......................   $   9,650    $ 1,642       $--         $ 11,292    $29,500(3)  $ 40,792
  Trade accounts receivable, net..................      21,674      3,397        --           25,071     --           25,071
  Other receivable, net...........................         330        239        --              569     --              569
  Other current assets............................       2,149        121        --            2,270     --            2,270
                                                    ----------   ----------   -----------   --------  -----------   --------
  Total current assets............................      33,803      5,399        --           39,202     29,500       68,702
  Property and equipment, net.....................      46,745     12,286         4,309(2)    63,340     --           63,340
  Investment in partnerships......................         495      --           --              495     --              495
  Other assets, net...............................       2,471        660        --            3,131      6,000(3)     9,131
  Intangible assets, net..........................      43,273      --           26,189(1)    69,462     --           69,462
                                                    ----------   ----------   -----------   --------  -----------   --------
  Total assets....................................   $ 126,787    $18,345       $30,498     $175,630    $35,500     $211,130
                                                    ----------   ----------   -----------   --------  -----------   --------
                                                    ----------   ----------   -----------   --------  -----------   --------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current portion of equipment and other notes....   $   5,706    $ 3,302       $--         $  9,008    $--         $  9,008
  Accounts payable and accrued expenses...........      14,905      2,121        --           17,026     --           17,026
                                                    ----------   ----------   -----------   --------  -----------   --------
  Total current liabilities.......................      20,611      5,423        --           26,034     --           26,034
  Long-term portion of equipment and other notes..      67,781      4,598        32,155(1)
                                                                                  4,309(2)   108,843    (64,500)(3)   44,343
  9 5/8% Senior Subordinated Notes................      --          --           --            --       100,000(3)   100,000
  Other...........................................         680      2,358        --            3,038     --            3,038
                                                    ----------   ----------   -----------   --------  -----------   --------
  Total liabilities...............................      89,072     12,379        36,464      137,915     35,500      173,415
                                                    ----------   ----------   -----------   --------  -----------   --------
  Minority interest...............................       1,871      --           --            1,871     --            1,871
                                                    ----------   ----------   -----------   --------  -----------   --------
  Redeemable convertible cumulative preferred
    stock.........................................      --          2,000        (2,000)(1)    --        --            --
                                                    ----------   ----------   -----------   --------  -----------   --------
  Stockholders' equity
    Convertible Series B preferred stock..........      23,923      --           --           23,923     --           23,923
    Convertible Series C preferred stock..........      13,173      --           --           13,173     --           13,173
    Common stock..................................           3      --           --                3     --                3
    Additional paid-in capital....................      23,366        156          (156)(1)   23,366     --           23,366
    (Accumulated deficit) retained earnings.......     (24,621)     4,310        (4,310)(1)  (24,621)    --          (24,621)
    Treasury stock................................      --           (500)          500(1)     --        --            --
                                                    ----------   ----------   -----------   --------  -----------   --------
    Total stockholders' equity....................      35,844      3,966        (3,966)      35,844     --           35,844
                                                    ----------   ----------   -----------   --------  -----------   --------
    Total liabilities and stockholders' equity....   $ 126,787    $18,345       $30,498     $175,630    $35,500     $211,130
                                                    ----------   ----------   -----------   --------  -----------   --------
                                                    ----------   ----------   -----------   --------  -----------   --------

The pro forma combined condensed balance sheet as of March 31, 1998 reflects the following pro forma adjustments:

(1) To record the acquisition of the common stock of Signal for $32,155 in borrowed funds and the resulting goodwill of $26,189.

(2) To record the acquisition of equipment for debt on equipment that is currently under operating leases.

The above reflects the acquisition of Signal by the Company using the purchase method of accounting. Under purchase accounting, the assets and liabilities of Signal are stated at fair market value (FMV). For purposes of these pro forma financial statements, the book value of Signal's assets and liabilities are assumed to approximate FMV. The excess purchase price is allocated to goodwill.

Goodwill calculation for Signal acquisition
---------------------------------------------------------------
Cash purchase price............................................  $   32,155
Estimated FMV of net assets acquired...........................       5,966
                                                                 ----------
Purchase price in excess of FMV................................  $   26,189
                                                                 ----------
                                                                 ----------

(3) To record the proceeds of the issuance of the Outstanding Notes of $100,000, the proceeds from the term loan portion of the Senior Credit Facilities of $50,000, transaction costs of $6,000, repayment of existing indebtedness of $114,500 and net cash proceeds of $29,500.

                         INSIGHT HEALTH SERVICES CORP.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

                                        HISTORICAL
                                        11 MONTHS                                    ADJUSTMENTS FOR
                           HISTORICAL    OF MIC     ADJUSTMENTS   HISTORICAL OTHER        OTHER         ADJUSTMENTS FOR
                            INSIGHT        (B)      FOR MIC (B)   ACQUISITIONS (A)   ACQUISITIONS (A)   RECAPITALIZATION
                           ----------   ---------   -----------   ----------------   ----------------   ----------------
Revenues.................   $93,063      $6,675       $--              $8,597            $--                -$-
                           ----------   ---------   -----------        ------            -------             ------
Costs of operations:
  Costs of services......    52,070       3,581        --               4,572            --                    (278)(4)
  Equipment leases.......    18,396       --           --                 116            --                 --
  Depreciation and
    amortization.........     9,871       1,112           247(1)          989                864(1)         --
                           ----------   ---------   -----------        ------            -------             ------
Total costs of
  operations.............    80,337       4,693           247           5,677                864               (278)
                           ----------   ---------   -----------        ------            -------             ------
Gross profit (loss)......    12,726       1,982          (247)          2,920               (864)               278
Corporate operating
  expenses...............     7,431       --           --                 632            --                 --
                           ----------   ---------   -----------        ------            -------             ------
Income (loss) from
  company operations.....     5,295       1,982          (247)          2,288               (864)               278
Equity in earnings.......       468       --           --             --                 --                 --
                           ----------   ---------   -----------        ------            -------             ------
Operating income
  (loss).................     5,763       1,982          (247)          2,288               (864)               278
Interest (income)
  expense................     4,055         129           615(3)          118              1,730(3)          (1,481)(5)
                           ----------   ---------   -----------        ------            -------             ------
Income (loss) before
  provision for taxes....     1,708       1,853          (862)          2,170             (2,594)             1,759
Provision (benefit) for
  income taxes...........       427          35           213(8)           15               (121)(8)            440(8)
                           ----------   ---------   -----------        ------            -------             ------
Net income (loss)........   $ 1,281      $1,818       $(1,075)         $2,155            $(2,473)            $1,319
                           ----------   ---------   -----------        ------            -------             ------
                           ----------   ---------   -----------        ------            -------             ------
Net income (loss) per
  common and preferred
  share
    Basic................   $  0.25
    Diluted..............   $  0.24
Weighted average common
  and preferred shares
  outstanding:
    Basic................     5,215
    Diluted..............     5,440


                                          SIGNAL                                   PRO FORMA
                           HISTORICAL   ACQUISITION     PRO FORMA     OFFERING       AFTER
                             SIGNAL     ADJUSTMENTS      COMBINED    ADJUSTMENTS   OFFERING
                           ----------   -----------     ----------   -----------   ---------
Revenues.................   $19,331      $ --           $127,666       $--         $127,666
                           ----------   -----------     ----------   -----------   ---------
Costs of operations:
  Costs of services......     9,390        --             69,335        --           69,335
  Equipment leases.......     3,651        (1,518)(6)     20,645                     20,645
  Depreciation and
    amortization.........     3,354         1,309(1)      18,608                     18,608
                                              862(2)
                           ----------   -----------     ----------   -----------   ---------
Total costs of
  operations.............    16,395           653        108,588        --          108,588
                           ----------   -----------     ----------   -----------   ---------
Gross profit (loss)......     2,936          (653)        19,078        --           19,078
Corporate operating
  expenses...............     --           --              8,063                      8,063
                           ----------   -----------     ----------   -----------   ---------
Income (loss) from
  company operations.....     2,936          (653)        11,015        --           11,015
Equity in earnings.......     --           --                468        --              468
                           ----------   -----------     ----------   -----------   ---------
Operating income
  (loss).................     2,936          (653)        11,483        --           11,483
Interest (income)
  expense................       720         2,894(3)       8,780         2,766(7)    11,546
                           ----------   -----------     ----------   -----------   ---------
Income (loss) before
  provision for taxes....     2,216        (3,547)         2,703        (2,766)         (63)
Provision (benefit) for
  income taxes...........       887        (1,220)(8)        676          (676)(8)    --
                           ----------   -----------     ----------   -----------   ---------
Net income (loss)........   $ 1,329      $ (2,327)      $  2,027       $(2,090)    $    (63)
                           ----------   -----------     ----------   -----------   ---------
                           ----------   -----------     ----------   -----------   ---------
Net income (loss) per
  common and preferred
  share
    Basic................                               $   0.22                   $  (0.01)
    Diluted..............                               $   0.22                   $  (0.01)
Weighted average common
  and preferred shares
  outstanding:
    Basic................                                  9,035                      9,035
    Diluted..............                                  9,261                      9,035

The pro forma combined condensed statement of operations for the year ended June 30, 1997 reflects the following Recapitalization and acquisition adjustments:

(1) To record the amortization of goodwill over 20 years.

(2) To record depreciation expense on operating leases purchased.

(3) To record interest expense for acquisition financing.

(4) To record the reversal of maintenance expense related to the GE supplemental service fee through June 30, 1997.

(5) To record net interest savings from the October 14, 1997 Recapitalization.

(6) To record the reversal of lease expense on operating leases purchased.

(7) To record additional interest expense of $4,389 as a result of the Offering offset by interest income of $1,623 on the net cash to be received.

(8) To record the tax effect on the above entries at estimated effective rates.

(A) These amounts include the Company's other smaller acquisitions that have been completed since the fiscal year ended June 30, 1997. The acquisitions included in these amounts are Chattanooga, Columbus and Murfreesboro. Excluded from these amounts is Mountain Diagnostics, which was acquired by the Company out of bankruptcy and for which there is limited financial data available.

    The other smaller acquisitions were made for an aggregate cash purchase price of $16,800 and resulted in goodwill of $17,289. Acquisition financing was $16,700 at a weighted average interest rate of 10.4 percent.

(B) The acquisition of MIC was made in May 1997 for a cash purchase price of $6,800, all borrowed at a rate of 9 percent, and resulted in goodwill of $4,940.

                         INSIGHT HEALTH SERVICES CORP.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                ADJUSTMENTS FOR                   SIGNAL
                            HISTORICAL    ADJUSTMENTS FOR   HISTORICAL OTHER         OTHER        HISTORICAL    ACQUISITION
                            INSIGHT (A)  RECAPITALIZATION   ACQUISITIONS (A)   ACQUISITIONS (A)     SIGNAL      ADJUSTMENTS
                            -----------  -----------------  -----------------  -----------------  -----------  -------------
Revenues..................   $  85,673       $  --              $     629          $  --           $  16,095     $  --
                            -----------         ------             ------              -----      -----------  -------------
Costs of operations:
  Costs of services.......      46,038            (413)(1)            272             --               5,993        --
  Equipment leases........      12,983          --                     40             --               2,412        (1,138)(5)
  Depreciation and
    amortization..........      10,670          --                      4                 92(3)        2,989           982(3)
                                                                                                                       646(6)
                            -----------         ------             ------              -----      -----------  -------------
Total costs of
  operations..............      69,691            (413)               316                 92          11,394           490
                            -----------         ------             ------              -----      -----------  -------------
Gross profit..............      15,982             413                313                (92)          4,701          (490)
Provision for supplemental
  service fee
  termination.............       6,309          (6,309)(8)         --                 --              --            --
Corporate operating
  expenses................       6,510          --                    220             --               2,165        --
                            -----------         ------             ------              -----      -----------  -------------
Income (loss) from company
  operations..............       3,163           6,722                 93                (92)          2,536          (490)
Equity in earnings........         480          --                 --                 --              --            --
                            -----------         ------             ------              -----      -----------  -------------
Operating income (loss)...       3,643           6,722                 93                (92)          2,536          (490)
Interest (income)
  expense.................       4,665            (679)(2)             (1)                60(4)          492         2,170(4)
                            -----------         ------             ------              -----      -----------  -------------
Income (loss) before
  provision for taxes.....      (1,022)          7,401                 94               (152)          2,044        (2,660)
Provision (benefit) for
  income taxes............         431           1,311(9)              (2)               (15)(9)         829          (997)(9)
                            -----------         ------             ------              -----      -----------  -------------
Net income (loss).........   $  (1,453)      $   6,090          $      96          $    (137)      $   1,215     $  (1,663)
                            -----------         ------             ------              -----      -----------  -------------
                            -----------         ------             ------              -----      -----------  -------------
Net income (loss) per
  common and preferred
  share
    Basic.................   $   (0.19)
    Diluted...............   $   (0.19)
Weighted average common
  and preferred shares
  outstanding:
    Basic.................       7,590
    Diluted...............       7,590

                                                         PRO FORMA
                             PRO FORMA     OFFERING        AFTER
                             COMBINED     ADJUSTMENTS    OFFERING
                            -----------  -------------  -----------
Revenues..................   $ 102,397     $  --         $ 102,397
                            -----------  -------------  -----------
Costs of operations:
  Costs of services.......      51,890        --            51,890
  Equipment leases........      14,297                      14,297
  Depreciation and
    amortization..........      15,383                      15,383

                            -----------  -------------  -----------
Total costs of
  operations..............      81,570        --            81,570
                            -----------  -------------  -----------
Gross profit..............      20,827        --            20,827
Provision for supplemental
  service fee
  termination.............      --            --            --
Corporate operating
  expenses................       8,895        --             8,895
                            -----------  -------------  -----------
Income (loss) from company
  operations..............      11,932        --            11,932
Equity in earnings........         480                         480
                            -----------  -------------  -----------
Operating income (loss)...      12,412        --            12,412
Interest (income)
  expense.................       6,707         2,075(7)      8,782
                            -----------  -------------  -----------
Income (loss) before
  provision for taxes.....       5,705        (2,075)        3,630
Provision (benefit) for
  income taxes............       1,557          (566)(9)        991
                            -----------  -------------  -----------
Net income (loss).........   $   4,148     $  (1,509)    $   2,639
                            -----------  -------------  -----------
                            -----------  -------------  -----------
Net income (loss) per
  common and preferred
  share
    Basic.................   $    0.46                   $    0.29
    Diluted...............   $    0.44                   $    0.28
Weighted average common
  and preferred shares
  outstanding:
    Basic.................       9,054                       9,054
    Diluted...............       9,331                       9,331

The pro forma combined condensed statement of operations for the nine months ended March 31, 1998 reflect the following Recapitalization and acquisition adjustments:

(1) To record the reversal of maintenance expense related to the GE supplemental service fee agreement through December 31, 1997.

(2) To record net interest savings from the October 14, 1997 Recapitalization.

(3) To record the amortization of goodwill over 20 years.

(4) To record interest expense for acquisition financing.

(5) To record the reversal of lease expense on operating leases purchased.

(6) To record depreciation expense on operating leases purchased.

(7) To record additional interest expense of $3,292 as a result of the Offering offset by interest income on of $1,217 the net cash to be received.

(8) To record the reversal of the one-time charge of approximately $6.3 million for the elimination of the GE supplemental service fee. Such charge was recorded on October 14, 1997 and was a direct result of the Recapitalization.

(9) To record the tax effect on the above entries at estimated effective rates.

(A) These amounts include the Company's insignificant acquisition of Murfreesboro. Excluded from these amounts is Mountain Diagnostics, which was acquired by the Company out of bankruptcy and for which limited financial data is available. Murfreesboro was acquired in November 1997 for a cash purchase price of $2,300, which was borrowed at a rate of 7.9 percent.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

    The Merger was accounted for using the purchase method of accounting and treating MHC as the acquiror. Accordingly, the following table presents summary consolidated historical financial data of the Company for the fiscal year ended June 30, 1997 and each of the nine months ended March 31, 1998 and March 31, 1997, the summary pro forma combined financial data of MHC and AHS for the twelve months ended June 30, 1996, adjusted to give effect to the Merger as if it had occurred on July 1, 1995, and the summary consolidated historical financial data of MHC for the six months ended June 30, 1996 and 1995 and each of the fiscal years in the four year period ended December 31, 1995. The selected historical data presented below under the caption "Statement of Operations" for each of the fiscal periods ended June 30, 1997 and 1996 and December 31, 1995, 1994, 1993 and 1992 are derived from the consolidated financial statements of the Company or MHC, as appropriate, which financial statements have been audited by Arthur Andersen LLP, independent certified public accountants (for the Company) or Deloitte & Touche LLP, independent auditors (for MHC) as of December 31, 1995 and prior, and are included elsewhere in this Prospectus. The historical information presented for each of the nine month periods ended March 31, 1998 and 1997 and the six month period ended June 30, 1995 has been derived from unaudited interim consolidated financial statements of the Company or MHC, as appropriate, and, in the opinion of management of the Company, reflects a fair presentation of the Company's and MHC's financial information. The summary pro forma combined financial data of MHC and AHS for the twelve months ended June 30, 1996 has been provided for comparison purposes only and has been derived from (i) available information and certain assumptions that management believes are reasonable and (ii) the separate unaudited financial information of each AHS and MHC for the year ended June 30, 1996. Such financial data is provided for informational purposes only and does not purport to represent what the Company's results of operations would actually have been had the Merger in fact occurred as of July 1, 1995. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto of the Company included elsewhere in this Prospectus.

                                             NINE MONTHS ENDED                   PRO FORMA      SIX MONTHS ENDED
                                          -----------------------   YEAR ENDED   YEAR ENDED   ---------------------
                                          MARCH 31,     MARCH 31,    JUNE 30,     JUNE 30,    JUNE 30,    JUNE 30,
         (DOLLARS IN THOUSANDS)            1998(4)       1997(4)       1997       1996(4)      1996(1)   1995(1)(4)
----------------------------------------  ---------     ---------   ----------   ----------   ---------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues................................   $85,673       $68,129    $  93,063       87,720    $  26,460  $  24,434
Costs of operations (2).................    69,691        59,527       80,337       80,590       27,420     22,986
                                          ---------     ---------   ----------   ----------   ---------  ----------
Gross profit (loss).....................    15,982         8,602       12,726        7,130         (960)     1,448
Corporate operating expenses............    12,819(5)      5,343        7,431        8,453        2,127      1,915
                                          ---------     ---------   ----------   ----------   ---------  ----------
Income (loss) from company operations...     3,163         3,259        5,295       (1,323)      (3,087)      (467)
Equity in earnings of unconsolidated
  partnerships..........................       480           364          468          350          138        136
                                          ---------     ---------   ----------   ----------   ---------  ----------
Operating income (loss).................     3,643         3,623        5,763         (973)      (2,949)      (331)
Interest expense, net...................    (4,665)       (2,741)      (4,055)      (3,813)      (1,144)      (648)
Provision for securities litigation
  settlement............................     --            --          --           (1,500)      --         --
Gain on sale of partnership interests...     --            --          --           --           --         --
Provision for income taxes..............      (431)         (134)        (427)        (281)         (65)    --
                                          ---------     ---------   ----------   ----------   ---------  ----------
Income (loss) before extraordinary
  item..................................    (1,453)          748        1,281       (6,567)      (4,158)      (979)
Extraordinary item......................     --            --          --            3,179        3,179     --
                                          ---------     ---------   ----------   ----------   ---------  ----------
Net income (loss).......................   $(1,453)      $   748    $   1,281       (3,388)   $    (979) $    (979)
                                          ---------     ---------   ----------   ----------   ---------  ----------
                                          ---------     ---------   ----------   ----------   ---------  ----------
INCOME (LOSS) PER COMMON SHARE:
Income (loss) before extraordinary item
  per common and preferred share (3)
  Basic.................................   $ (0.19)      $  0.14    $    0.25    $   (2.43)   $   (2.99) $   (0.73)
                                          ---------     ---------   ----------   ----------   ---------  ----------
                                          ---------     ---------   ----------   ----------   ---------  ----------
  Diluted...............................   $ (0.19)      $  0.14    $    0.24    $   (2.43)   $   (2.99) $   (0.73)
                                          ---------     ---------   ----------   ----------   ---------  ----------
                                          ---------     ---------   ----------   ----------   ---------  ----------
Income (loss) per common and preferred
  share:
  Basic.................................   $ (0.19)      $  0.14    $    0.25    $   (1.25)   $   (0.70) $   (0.73)
                                          ---------     ---------   ----------   ----------   ---------  ----------
                                          ---------     ---------   ----------   ----------   ---------  ----------
  Diluted...............................   $ (0.19)      $  0.14    $    0.24    $   (1.25)   $   (0.70) $   (0.73)
                                          ---------     ---------   ----------   ----------   ---------  ----------
                                          ---------     ---------   ----------   ----------   ---------  ----------
Weighted average number of common and
  preferred shares outstanding
  Basic.................................     7,590         5,214        5,215        2,706        1,389      1,333
                                          ---------     ---------   ----------   ----------   ---------  ----------
                                          ---------     ---------   ----------   ----------   ---------  ----------
  Diluted...............................     7,590         5,444        5,440        2,706        1,389      1,333
                                          ---------     ---------   ----------   ----------   ---------  ----------
                                          ---------     ---------   ----------   ----------   ---------  ----------
Ratio of earnings to fixed charges......     --                          1.2x         1.0x       --
Fixed charge coverage deficiency........    (1,022)                    --           --        $   4,093


                                                   YEARS ENDED DECEMBER 31,
                                          ------------------------------------------
         (DOLLARS IN THOUSANDS)            1995(1)    1994(1)    1993(1)    1992(1)
----------------------------------------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues................................  $  50,609  $  45,868  $  45,075  $  45,135
Costs of operations (2).................     48,778     45,439     47,456     45,329
                                          ---------  ---------  ---------  ---------
Gross profit (loss).....................      1,831        429     (2,381)      (194)
Corporate operating expenses............      3,372      4,040      4,344      6,747
                                          ---------  ---------  ---------  ---------
Income (loss) from company operations...     (1,541)    (3,611)    (6,725)    (6,941)
Equity in earnings of unconsolidated
  partnerships..........................        348        834        685      1,020
                                          ---------  ---------  ---------  ---------
Operating income (loss).................     (1,193)    (2,777)    (6,040)    (5,921)
Interest expense, net...................     (1,626)    (1,206)    (1,773)    (2,391)
Provision for securities litigation
  settlement............................     (1,500)    --         --         --
Gain on sale of partnership interests...     --          4,957     --         --
Provision for income taxes..............     --           (160)    --         --
                                          ---------  ---------  ---------  ---------
Income (loss) before extraordinary
  item..................................     (4,319)       814     (7,813)    (8,312)
Extraordinary item......................     --          3,342      1,036     --
                                          ---------  ---------  ---------  ---------
Net income (loss).......................  $  (4,319) $   4,156  $  (6,777) $  (8,312)
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------
INCOME (LOSS) PER COMMON SHARE:
Income (loss) before extraordinary item
  per common and preferred share (3)
  Basic.................................  $   (3.21) $    0.60  $   (4.49) $   (4.89)
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------
  Diluted...............................  $   (3.21) $    0.58  $   (4.49) $   (4.89)
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------
Income (loss) per common and preferred
  share:
  Basic.................................  $   (3.21) $    3.04  $   (3.89) $   (4.89)
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------
  Diluted...............................  $   (3.21) $    2.96  $   (3.89) $   (4.89)
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------
Weighted average number of common and
  preferred shares outstanding
  Basic.................................      1,345      1,367      1,742      1,699
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------
  Diluted...............................      1,345      1,402      1,742      1,699
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges......     --           1.2x     --         --
Fixed charge coverage deficiency........  $   4,319     --      $   7,813  $   8,312

                                          AT MARCH 31,       AT JUNE 30,                    AT DECEMBER 31,
                                          ------------   --------------------  ------------------------------------------
                                            1998(4)        1997       1996      1995(1)    1994(1)    1993(1)    1992(1)
                                          ------------   ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital (deficit)...............     13,192      $  (5,740) $  (1,167) $  (2,228) $   1,587  $  (8,594) $ (14,607)
Property and equipment, net.............     46,745         34,488     29,852     12,386      5,272      9,791     18,772
Intangible assets.......................     43,273         33,272     16,965      4,047      1,194      1,263      2,513
Total assets............................    126,787         98,322     70,386     28,306     22,592     23,566     38,043
Total long-term liabilities.............     68,461         59,205     39,839     19,723      9,575      7,967      8,368
Stockholders' equity (deficit)..........     35,844          6,685      5,404     (4,005)       300     (3,857)     2,502

----------------------------------
(1) The selected consolidated financial data represents historical data of MHC only.
(2) Includes a (net credit) provision for prior restructuring costs of $(0.5) million and $7.5 million in 1993 and 1992, respectively.
(3) Amounts are computed on a pro forma basis as if the reset of par value of MHC common stock and related conversion into InSight common stock had occurred on January 1, 1992.
(4) Unaudited.
(5) Amount includes a charge of $6,309 for provision for GE supplemental service fee termination.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    UNLESS THE CONTEXT OTHERWISE REQUIRES, HISTORICAL REFERENCES IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS TO THE "COMPANY" OR "INSIGHT" REFER TO INSIGHT HEALTH SERVICES CORP., ITS CONSOLIDATED SUBSIDIARIES, PARTNERSHIPS AND LIMITED LIABILITY COMPANIES, EXCLUDING SIGNAL.

OVERVIEW

    The Company is a leading nationwide provider of diagnostic imaging and related information services. While the Company generated approximately 77% of its revenues from MRI services during the twelve months ended March 31, 1998, it provides a comprehensive offering of diagnostic imaging and treatment services, including CT, mammography, diagnostic ultrasound, lithotripsy and x-ray, to leading health care organizations, including hospitals, managed care organizations and insurance companies. The Company has developed, and continues to develop, strong regional networks of diagnostic imaging services, enabling the Company to increase its overall utilization and to benefit from enhanced economies of scale. The Company has a substantial presence in California, Texas, New England, the Carolinas and the Midwest (Illinois, Indiana and Ohio), and provides its services through 50 Fixed Facilities, including 16 Multi-Modality Centers, and 51 Mobile Facilities.

    The Company's revenues are primarily generated from contract services and patient services. Contract services revenues are generally earned from services billed to a hospital or other health care provider which include: (i) fee-for-service arrangements in which revenues are based upon a contractual rate per procedure, (ii) equipment rental in which revenues are generally based upon a fixed monthly rental and (iii) management fees. Contract services revenues are primarily earned through Mobile Facilities and certain Fixed Facilities. Patient services revenues are earned from services billed directly to patients or third party payors (generally managed care organizations, Medicare, Medicaid, private insurers and workers compensation funds), and are primarily earned through Fixed Facilities. Contract and patient services revenues represented approximately 46% and 51%, respectively, of the Company's total revenues for the nine months ended March 31, 1998.

    During the nine months ended March 31, 1998 compared to the same period during the prior year, the Company increased scan volumes at its existing facilities by 35%. During the same period, the average fee-per-scan performed at Mobile Facilities increased by 1% and at Fixed Facilities decreased by 4%. Management believes the decrease in the average fee-per-scan at Fixed Facilities is the result of continuing competitive pressure in the MRI service industry, cost containment efforts by third party payors and an increase in the Company's managed care contracts with lower discounted fee-per-scan rates. Overall, the Company's average fee-per-scan is lower at its Fixed Facilities than at its Mobile Facilities due to the range of procedures, many of which have a lower fee-per-scan than MRI, provided at the Company's Multi-Modality Centers.

    The Company maintains a high fixed cost structure, with fixed costs and variable costs representing 85% and 15% of total operating expenses, respectively, for the nine months ended March 31, 1998. Four categories of fixed expenses account for approximately 72% of the Company's total operating expenses: (i) salaries and benefits expenses; (ii) equipment lease expenses;
(iii) contractual maintenance expenses; and (iv) depreciation and amortization, comprising 30%, 19%, 8% and 15%, respectively, of the Company's total operating expenses for the nine months ended March 31, 1998. Due to this high degree of operating leverage with respect to the Company's equipment, any increase in existing facility scan volumes disproportionately increases the Company's operating cash flow. Service supplies, consisting mainly of film and contrast media used in the Company's diagnostic imaging services, comprised 5% of the Company's total operating expenses for the nine months ended March 31, 1998 and were the Company's largest variable operating expense during such period.

    The Company believes that the expansion of its business through acquisitions is a key factor in achieving and maintaining profitability. Generally, acquisition opportunities are aimed at increasing revenues and profits and maximizing utilization of existing capacity. Incremental operating profit resulting from future acquisitions will vary depending on geographic location, whether facilities are Mobile or Fixed, the range of services provided and the Company's ability to integrate the acquired businesses into its existing infrastructure. The following chart sets forth the Company's eight completed acquisitions since the Merger:

                                                                               PURCHASE PRICE
                                                                                 (INCLUDING
                                             NAME OF            TYPE OF         ASSUMED DEBT)
       DATE              LOCATION           FACILITY            FACILITY        (IN MILLIONS)
------------------  ------------------  -----------------  ------------------  ---------------
September 1996      Hayward,            Open MRI of        Fixed Facility         $     2.8
                    California          Hayward

May 1997            Maine and New       MIC                Mobile Facilities            8.7
                    Hampshire

June 1997           Chattanooga,        Chattanooga        Fixed Facility(1)           10.9
                    Tennessee           Outpatient
                                        Center

July 1997           Columbus, Ohio      Broad Street       Fixed Facility(1)            5.5
                                        Imaging Center

November 1997       Murfreesboro,       Imaging Center     Fixed Facility(1)            2.3
                    Tennessee           at Murfreesboro

November 1997       Redwood City,       Redwood City       Fixed Facility               0.3
                    California          MRI

November 1997       Las Vegas,          Mountain           Fixed Facility(1)           10.3
                    Nevada              Diagnostics

May 1998            Farmington,         Signal             Mobile and                  45.7
                    Connecticut                            Fixed Facilities
                    (HQ)                                   and other
                                                           services(2)

------------------------

(1) Multi-Modality Center.

(2) Acquisition consisted of the purchase by merger of all of the outstanding common stock of Signal, a provider of mobile and fixed MRI, mobile lithotripsy and other diagnostic services in eleven states, primarily in New England and the Southeast. See "Offering Memorandum Summary--Recent Developments."

RESULTS OF OPERATIONS

    InSight, which has a fiscal year ending on June 30, commenced operations on June 26, 1996, following the merger of two public companies, AHS and MHC, each of which had fiscal years ending on December 31. Because MHC was treated as the acquiror for accounting purposes, the Company's operating results relating to the periods prior to July 1, 1996 represent the historical results of MHC only, while the Company's operating results relating to the periods on and after July 1, 1996 represent the operating results of InSight on a consolidated basis, including the results of AHS and MHC as operating subsidiaries. Due to such accounting treatment and different fiscal years, the operating results of the Company required to be presented herein include (i) the nine months ended March 31, 1998 compared to the nine months ended March 31, 1997 (in each case representing InSight's results); (ii) the year ended June 30, 1997 (representing InSight's results) compared to the six months ended June 30, 1996 (representing MHC's results only); (iii) the six months ended June 30, 1996 compared to the six months ended

June 30, 1995 (in each case representing MHC's results only); and (iv) the year ended December 31, 1995 compared to the year ended December 31, 1994 (in each case representing MHC's results only).

    In order to provide an additional basis for comparison with respect to the Company's operating results for the twelve months ended June 30, 1997, the Company has included elsewhere in this Offering Memorandum, and discussed below, unaudited pro forma financial information for the twelve months ended June 30, 1996, adjusted to give effect to the Merger as if it had occurred as of July 1, 1995. Such pro forma adjustments are based upon (i) available information and certain assumptions that management believes are reasonable and (ii) the separate financial information of each of AHS and MHC for the year ended June 30, 1996. Such presentation is provided for informational purposes only and does not purport to represent what the Company's results of operations would actually have been had the Merger in fact occurred as of July 1, 1995.

    The following table sets forth items of income and expense as a percentage of total revenues for the periods indicated:

                                                            INSIGHT HEALTH SERVICES CORP.
                                                    ---------------------------------------------
                                                                                           PRO
                                                      NINE          NINE                  FORMA
                                                     MONTHS        MONTHS       YEAR       YEAR
                                                      ENDED         ENDED      ENDED      ENDED
                                                    MARCH 31,     MARCH 31,   JUNE 30,   JUNE 30,
                                                      1998          1997        1997       1996
                                                    ---------     ---------   --------   --------
Revenues..........................................      100.0%        100.0%      100.0%     100.0%
                                                    ---------     ---------   --------   --------
Costs of operations
  Costs of services...............................       52.0          54.9        54.3       55.6
  Provision for doubtful accounts.................        1.8           1.6         1.6        3.7
  Equipment leases................................       15.2          20.3        19.8       21.1
  Depreciation and amortization...................       12.5          10.6        10.6       11.6
                                                    ---------     ---------   --------   --------
    Total operating expenses......................       81.5          87.4        86.3       92.0
                                                    ---------     ---------   --------   --------
  Gross profit....................................       18.5          12.6        13.7        8.0
  Corporate operating expenses....................       15.0           7.8         8.0        9.6
                                                    ---------     ---------   --------   --------
Income (loss) from operations.....................        3.5           4.8         5.7       (1.6)
Equity in earnings of unconsolidated
 partnerships.....................................        0.6           0.5         0.5        0.4
                                                    ---------     ---------   --------   --------
Operating income (loss)...........................        4.1           5.3         6.2       (1.2)
Other income (expense)
  Interest expense, net...........................       (5.4)         (4.0)       (4.4)      (4.3)
  Provision for securities litigation
    settlement....................................        0.0           0.0         0.0       (1.7)
  Gain on sale of partnership interests...........        0.0           0.0         0.0        0.0
                                                    ---------     ---------   --------   --------
    Total other income (expense)..................       (5.4)         (4.0)       (4.4)      (6.0)
                                                    ---------     ---------   --------   --------
Income (loss) before income taxes.................       (1.3)          1.3         1.8       (7.2)
Provision for income taxes........................        0.5           0.2         0.5        0.3
                                                    ---------     ---------   --------   --------
Income (loss) before extraordinary item...........       (1.8)          1.1         1.3       (7.5)
Extraordinary item, net gain on debt
 extinguishment...................................        0.0           0.0         0.0        3.6
                                                    ---------     ---------   --------   --------
Net income (loss).................................       (1.8%)         1.1%        1.3%      (3.9%)
                                                    ---------     ---------   --------   --------
                                                    ---------     ---------   --------   --------


                                                                      MAXUM HEALTH CORP.
                                                    -------------------------------------------------------
                                                      SIX          SIX
                                                     MONTHS       MONTHS
                                                     ENDED        ENDED        YEAR ENDED       YEAR ENDED
                                                    JUNE 30,     JUNE 30,     DECEMBER 31,     DECEMBER 31,
                                                      1996         1995           1995             1994
                                                    --------     --------     ------------     ------------
Revenues..........................................      100.0%       100.0%         100.0%           100.0%
                                                    --------     --------     ------------     ------------
Costs of operations
  Costs of services...............................       60.1         57.8           56.9             56.8
  Provision for doubtful accounts.................        2.3          2.0            3.3              2.5
  Equipment leases................................       26.3         28.6           28.6             31.8
  Depreciation and amortization...................       14.9          6.5            7.7              8.0
                                                    --------     --------     ------------     ------------
    Total operating expenses......................      103.6         94.9           96.5             99.1
                                                    --------     --------     ------------     ------------
  Gross profit....................................       (3.6)         5.1            3.5              0.9
  Corporate operating expenses....................        8.0          7.0            6.7              8.8
                                                    --------     --------     ------------     ------------
Income (loss) from operations.....................      (11.6)        (1.9)          (3.2)            (7.9)
Equity in earnings of unconsolidated
 partnerships.....................................        0.5          0.6            0.7              1.8
                                                    --------     --------     ------------     ------------
Operating income (loss)...........................      (11.1)        (1.3)          (2.5)            (6.1)
Other income (expense)
  Interest expense, net...........................       (4.3)        (2.7)          (3.2)            (2.6)
  Provision for securities litigation
    settlement....................................        0.0          0.0           (3.0)             0.0
  Gain on sale of partnership interests...........        0.0          0.0            0.0             10.8
                                                    --------     --------     ------------     ------------
    Total other income (expense)..................       (4.3)        (2.7)          (6.2)             8.2
                                                    --------     --------     ------------     ------------
Income (loss) before income taxes.................      (15.4)        (4.0)          (8.7)             2.1
Provision for income taxes........................        0.2          0.0            0.0              0.3
                                                    --------     --------     ------------     ------------
Income (loss) before extraordinary item...........      (15.6)        (4.0)          (8.7)             1.8
Extraordinary item, net gain on debt
 extinguishment...................................       12.0          0.0            0.0              7.3
                                                    --------     --------     ------------     ------------
Net income (loss).................................       (3.6%)       (4.0%)         (8.7%)            9.1%
                                                    --------     --------     ------------     ------------
                                                    --------     --------     ------------     ------------

NINE MONTHS ENDED MARCH 31, 1998 (UNAUDITED) COMPARED TO NINE MONTHS ENDED MARCH
  31, 1997 (UNAUDITED)

    REVENUES. Revenues increased approximately 25.8% from approximately $68.1 million for the nine months ended March 31, 1997, to approximately $85.7 million for the nine months ended March 31, 1998. This increase was due primarily to the acquisitions discussed above (approximately $13 million) and an increase in contract services, patient services and other revenues (approximately $4.6 million) at existing facilities.

    Contract services revenues increased approximately 11.4% from approximately $35.2 million for the nine months ended March 31, 1997, to approximately $39.2 million for the nine months ended March 31, 1998. This increase was due primarily to the acquisitions discussed above (approximately $1.4 million) and an increase at existing facilities (approximately $2.6 million). The increase at existing facilities was due to higher utilization (approximately 6%) and by nominal increases in reimbursement from customers, primarily hospitals.

    Patient services revenues increased approximately 40.8% from approximately $31.2 million for the nine months ended March 31, 1997, to approximately $43.9 million for the nine months ended March 31, 1998. This increase was due primarily to the acquisitions discussed above (approximately $11.5 million) and an increase in revenues at existing facilities (approximately $1.8 million). The increase at existing facilities was due to higher utilization (approximately 12%), partially offset by nominal declines in reimbursement from third party payors and reduced revenues from the termination of a Fixed Facility and a Gamma Knife center in fiscal 1998 (approximately $0.6 million).

    COSTS OF OPERATIONS. Costs of operations increased approximately 17.1% from approximately $59.5 million for the nine months ended March 31, 1997, to approximately $69.7 million for the nine months ended March 31, 1998. This increase was due primarily to an increase in costs due to the acquisitions discussed above (approximately $8.9 million) and an increase in costs at existing facilities (approximately $2.7 million), offset by the elimination of costs at the two terminated facilities discussed above (approximately $1.4 million). The increase at existing facilities was due primarily to increases in costs of services and depreciation and amortization.

    Costs of services, including the provision for doubtful accounts, increased approximately 19.6% from approximately $38.5 million for the nine months ended March 31, 1997, to approximately $46 million for the nine months ended March 31, 1998. This increase was due primarily to the acquisitions discussed above (approximately $6.7 million) and an increase in costs at existing facilities (approximately $1.8 million), offset by the elimination of costs at the two terminated facilities discussed above (approximately $1 million). The increase in costs at existing facilities was due primarily to (i) salaries and benefits,
(ii) occupancy and (iii) marketing costs, offset by reduced costs in service supplies and equipment maintenance.

    Equipment leases and depreciation and amortization increased approximately 12.5% from approximately $21 million for the nine months ended March 31, 1997, to approximately $23.7 million for the nine months ended March 31, 1998. This increase was due primarily to the acquisitions discussed above (approximately $2.2 million) and an increase in costs at existing facilities (approximately $0.8 million), offset by the elimination of costs at the two terminated facilities discussed above (approximately $0.3 million). The increase at existing facilities was due primarily to the Company upgrading its existing diagnostic imaging equipment.

    GROSS PROFIT. Gross profit increased approximately 85.8% from approximately $8.6 million for the nine months ended March 31, 1997, to approximately $16 million for the nine months ended March 31, 1998. This increase was due to the acquisitions discussed above (approximately $4.1 million), an increase at existing facilities (approximately $2.5 million) and the elimination of losses at the two terminated facilities discussed above (approximately $0.8 million).

    CORPORATE OPERATING EXPENSES. Corporate operating expenses increased approximately 21.8%, from approximately $5.3 million for the nine months ended March 31, 1997, to approximately $6.5 million for the nine months ended March 31, 1998. This increase was due primarily to additional consulting, legal and travel costs associated with the Company's acquisition activities.

    PROVISION FOR SUPPLEMENTAL SERVICE FEE TERMINATION. As part of the Recapitalization and the Senior Credit Facilities, the Company issued to GE 7,000 shares of Series C Preferred Stock to terminate GE's right to receive supplemental service fee payments equal to 14% of the Company's pretax income. The Series C Preferred Stock was valued at $7 million and the Company recorded a one-time non-cash provision of approximately $6.3 million, net of amounts previously accrued, to account for the preferred stock issuance.

    INTEREST EXPENSE, NET. Interest expense, net increased approximately 70.2% from approximately $2.7 million for the nine months ended March 31, 1997, to approximately $4.7 million for the nine months ended March 31, 1998. This increase was due primarily to additional debt related to the acquisitions discussed above (approximately $2.4 million) and additional debt related to the Company upgrading its existing diagnostic imaging equipment, offset by reduced interest as a result of (i) the reduction in interest rate and the extinguishment of approximately $23 million in long-term debt relating to the Recapitalization and the Senior Credit Facilities (approximately $1.2 million) and (ii) amortization of long-term debt.

    PROVISION FOR INCOME TAXES. For the nine months ended March 31, 1998, the Company recorded a provision for income taxes of approximately $0.4 million. The provision was due primarily to increased income from the Company's operations and reflects the anticipated tax rate for the full fiscal year.

    INCOME (LOSS) PER COMMON SHARE. On a diluted basis, net loss per common share was ($0.19) for the nine months ended March 31, 1998, compared to net income per common share of $0.14 for the same period in 1997. Excluding the one-time provision for supplemental service fee termination, net income per common share on a diluted basis would have been $0.62. The improvement in net income per common share before provision for supplemental service fee termination is the result of (i) increased gross profit and (ii) an increase in earnings from unconsolidated partnerships, offset by (i) increased corporate operating expenses, (ii) increased interest expense and (iii) the provision for income taxes.

YEAR ENDED JUNE 30, 1997 COMPARED TO PRO FORMA YEAR ENDED JUNE 30, 1996
  (UNAUDITED)

    REVENUES. Revenues increased approximately 6.1%, from approximately $87.7 million for the year ended June 30, 1996, to approximately $93.1 million for the year ended June 30, 1997. The increase in revenues was due primarily to MHC's acquisitions in October 1995, the acquisitions in fiscal 1997 and an increase in contract services, patient services and other revenues.

    Contract services revenues increased approximately 4.7% from approximately $45.7 million for the year ended June 30, 1996, to approximately $47.8 million for the year ended June 30, 1997. This increase was due to higher utilization from customers, primarily hospitals.

    Patient services revenues increased approximately 4% from approximately $41 million for the year ended June 30, 1996, to approximately $42.7 million for the year ended June 30, 1997. This increase was due primarily to the acquisitions discussed above and to higher utilization at existing facilities, offset by declines in reimbursement from third party payors.

    COSTS OF OPERATIONS. Costs of operations decreased approximately 0.3% from approximately $80.6 million for the year ended June 30, 1996, to approximately $80.3 million for the year ended June 30, 1997. This decrease was due primarily to the write down of approximately $1.5 million of goodwill and other intangibles related to two of MHC's Multi-Modality Centers during the year ended June 30, 1996, offset by increased costs associated with the acquisitions discussed above.

    GROSS PROFIT. Gross profit increased approximately 78.5% from approximately $7.1 million for the year ended June 30, 1996, to approximately $12.7 million for the year ended June 30, 1997. The increase was due to the acquisitions discussed above increased utilization at existing facilities and the decrease in costs of operations.

    CORPORATE OPERATING EXPENSES. Corporate operating expenses decreased approximately 12.1%, from approximately $8.5 million for the year ended June 30, 1996, to approximately $7.4 million for the year ended June 30, 1997. This decrease was due primarily to the duplicative administrative infrastructure of MHC and AHS in 1996. In fiscal 1997, the Company achieved annualized cost savings compared to the historical combined costs of MHC and AHS.

    INTEREST EXPENSE, NET. Interest expense, net increased approximately 6.4% from approximately $3.8 million for the year ended June 30, 1996, to approximately $4.1 million for the year ended June 30, 1997. The increase was due to additional debt related to the acquisitions discussed above, offset by amortization of the deferred gain on the debt restructure with GE and amortization of long-term debt.

    PROVISION FOR SECURITIES LITIGATION SETTLEMENT. In anticipation of the MHC settlement of two class-action lawsuits originally filed in 1993, the Company recorded a charge of $1.5 million in the year ended June 30, 1996. In February 1996, MHC and the other parties to such lawsuits reached a settlement. On July 29, 1996, following final court approval, MHC and the other parties collectively paid to the plaintiffs in the class action the balance of the agreed upon settlement amount.

    EXTRAORDINARY GAIN ON DEBT EXTINGUISHMENT. In connection with the Merger, MHC recorded an extinguishment of $9 million of long-term obligations owed to GE in June 1996. The extraordinary gain represents the excess of the carrying value of the debt obligations settled over the sum of fair value of MHC's preferred stock issued in exchange for such debt extinguishment and the sum of future interest payable on all remaining obligations owed to GE.

    In accordance with the provisions of troubled debt accounting, a portion of the extraordinary gain, equal to the sum of the current and long-term portions of future interest payable on all remaining GE debt was deferred and will be reduced by future interest payments over the terms of the respective debt instruments.

YEAR ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    REVENUES. Revenues increased approximately $66.6 million for the year ended June 30, 1997, compared to the six months ended June 30, 1996. The increase in revenues was due primarily to additional revenues as a result of the Merger (approximately $38.7 million), increases in revenues due to acquisitions (approximately $2 million) and an increase in contract services, patient services and other revenues at MHC (approximately $25.9 million). The increase of approximately $25.9 million in MHC revenues was due primarily to a year of results for 1997 compared to the six month period in 1996. MHC revenues decreased by approximately 0.1% from approximately $52.9 million (on an annualized basis) for the six months ended June 30, 1996 to approximately $52.4 million for the year ended June 30, 1997.

    Contract services revenues increased approximately $27.8 million for the year ended June 30, 1997, compared to the six months ended June 30, 1996. This increase was due primarily to additional revenues as a result of the Merger (approximately $7.8 million), an increase in revenues due to acquisitions (approximately $0.2 million) and an increase in MHC revenues of approximately $19.8 million. The increase of approximately $19.8 million was due primarily to a year of results for 1997 compared to a six month period in 1996. MHC revenues decreased by approximately 0.5% from approximately $40.1 million (on an annualized basis) for the six months ended June 30, 1996 to approximately $39.9 million for the year ended June 30, 1997. This decrease was due to reductions in reimbursement (approximately 6%) from customers, primarily hospitals, offset by increased utilization (approximately 30%).

    Patient services revenues increased approximately $36.9 million for the year ended June 30, 1997, compared to the six months ended June 30, 1996. The increase in revenues was due primarily to additional revenues as a result of the Merger (approximately $30.5 million), increased revenues due to acquisitions (approximately $1.8 million), and an increase in MHC revenues of approximately $4.6 million. The increase in MHC revenues of approximately $4.6 million was due primarily to a year of results for 1997 compared to a six month period in 1996. MHC revenues decreased by approximately 11% from approximately $11.7 million (on an annualized basis) for the six months ended June 30, 1996 to approximately $10.4 million for the year ended June 30, 1997. This decrease was due to continued declines in reimbursement (approximately 5%) from third party payors and the closure of a Fixed Facility in June 1996, offset by increased utilization (approximately 20%).

    COSTS OF OPERATIONS. Costs of operations increased approximately $52.9 million for the year ended June 30, 1997, compared to the six months ended June 30, 1996. This increase was due primarily to additional costs as a result of the Merger (approximately $29.8 million), an increase in costs due to acquisitions (approximately $1.5 million), and an increase in costs at MHC of approximately $21.6 million. The increase of approximately $21.6 million at MHC was due primarily to a year of results for 1997 compared to a six month period in 1996. MHC costs decreased by approximately 10.6% from approximately $54.8 million (on an annualized basis) for the six months ended June 30, 1996 to approximately $49 million for the year ended June 30, 1997. This decrease was due to a reduction in costs of services, provision for doubtful accounts, and equipment leases and depreciation and amortization.

    Costs of services, including the provision for doubtful accounts, increased approximately $35.6 million for the year ended June 30, 1997, compared to the six months ended June 30, 1996. The increase in costs was due primarily to additional costs as a result of the Merger (approximately $20.8 million), an increase in costs due to acquisitions (approximately $1.2 million) and an increase in costs at MHC (approximately $13.6 million). The increase in costs at MHC was due primarily to a year of results for 1997 compared to a six month period in 1996. MHC costs decreased by approximately 8.7% from approximately $33 million (on an annualized basis) for the six months ended June 30, 1996 to approximately $30.2 million for the year ended June 30, 1997. This decrease was due to (i) reduced costs in service supplies and equipment maintenance and (ii) one time charges in fiscal 1996 related to the closure of two Multi-Modality Centers and the early return of four Mobile Facilities.

    Equipment leases and depreciation and amortization increased approximately $17.4 million for the year ended June 30, 1997, compared to the six months ended June 30, 1996. The increase was due primarily to additional costs as a result of the Merger (approximately $9.2 million), increased costs due to acquisitions (approximately $0.3 million) and an increase in costs at MHC (approximately $7.9 million). The increase at MHC of $7.9 million was primarily due to a year of results for 1997 compared to a six month period in 1996. MHC costs decreased by approximately 13.3% from approximately $21.8 million (on an annualized basis) for the six months ended June 30, 1996 to approximately $18.9 million for the year ended June 30, 1997. This decrease was due to a write down of approximately $1.5 million of intangibles in fiscal 1996 which did not occur in fiscal 1997.

    Under the terms of the amended equipment maintenance service agreement with GE, GE was entitled to receive a supplemental service fee equal to 14% of pretax income, subject to certain adjustments. During the year ended June 30, 1997, the Company recorded a provision of approximately $0.3 million in connection with this agreement. The Company's future obligations under this agreement were terminated as part of the Recapitalization. The Company recorded a non-recurring expense of $6.3 million in the second quarter of fiscal 1998 in connection with the termination of this agreement.

    GROSS PROFIT. Gross profit increased approximately $13.7 million during the year ended June 30, 1997, compared to the six months ended June 30, 1996. The increase was due primarily to additional gross profit as a result of the Merger (approximately $8.9 million), an increase due to acquisitions (approximately $0.5 million), and an increase at MHC (approximately $4.3 million).

    CORPORATE OPERATING EXPENSES. Corporate operating expenses increased approximately $5.3 million for the year ended June 30, 1997, compared to the six months ended June 30, 1996. The increase was partially related to maintaining duplicate staffing during the transition phase of the Merger and to additional consulting and legal costs associated with the Company's acquisition activities. The Company has achieved annualized cost savings (approximately $1 million) compared to the historical combined costs of MHC and AHS, primarily as a result of elimination of duplicate facilities including corporate headquarters, and synergies in staff and functional areas.

    INTEREST EXPENSE, NET. Interest expense, net increased approximately $2.9 million for the year ended June 30, 1997, compared to the six months ended June 30, 1996. The increase was due primarily to (i) additional debt assumed as a result of the Merger (approximately $3.3 million) and (ii) additional debt related to acquisitions (approximately $0.3 million), offset by reduced interest as a result of (i) amortization of the deferred gain on the debt restructure with GE (approximately $1 million) and (ii) amortization of long-term debt.

    EXTRAORDINARY GAIN ON DEBT EXTINGUISHMENT. In connection with the Merger, MHC recorded an extraordinary gain on debt extinguishment of approximately $3.2 million in 1996. There was no similar gain in 1997.

    INCOME (LOSS) PER COMMON SHARE. Net income per common share was $0.24 for the year ended June 30, 1997, compared to a net loss per common share before extraordinary item of $(2.99) for the six months ended June 30, 1996. The improvement in income per common share is the result of (i) increased gross profit and (ii) an increase in earnings from unconsolidated partnerships, offset by (x) increased corporate operating expenses and (y) increased interest expense.

MAXUM HEALTH CORP.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995
  (UNAUDITED)

    REVENUES. Revenues increased by approximately 8.3% from approximately $24.4 million for the six months ended June 30, 1995 to approximately $26.5 million for the six months ended June 30, 1996. The increase in revenues was due primarily to the (i) acquisition of certain customer contracts in April 1995,
(ii) acquisition of certain Fixed Facility locations in October 1995 and (iii) increases in volumes on certain contracts serviced by Mobile Facilities and Fixed Facilities. These increases were offset by decreases in reimbursement rates from third party payors.

    COSTS OF OPERATIONS. Costs of operations increased by approximately 19.3% from approximately $23 million for the six months ended June 30, 1995 to approximately $27.4 million for the six months ended June 30, 1996. This increase was primarily due to (i) the write down of approximately $1.5 million of goodwill and other intangibles related to two of MHC's Multi-Modality Centers, (ii) an increase in cost of services of $2.3 million and (iii) an increase in depreciation of $0.7 million, offset by a decrease in the provision for doubtful accounts of $0.4 million. Costs of services increased $2.3 million during the six months ended June 30, 1996, compared with the same period in 1995. The increase was due primarily to (i) certain one-time charges relating to operating strategies associated with the Merger which include provisions for the closure of two Multi-Modality Centers, the write down of a Mobile Facility and the estimated costs and termination fees for the early return of four Mobile Facilities, (ii) increased costs associated with acquisitions and (iii) higher costs associated with the increase in patient services revenues which include personnel costs, facility costs, service supplies and professional fees.

    The provision for doubtful accounts decreased by approximately $0.4 million for the six months ended June 30, 1995 compared to the six months ended June 30, 1996. This decrease is primarily attributable to a $0.3 million charge recorded in June 1995. A similar charge was not recorded in 1996.

    Depreciation and amortization increased by approximately $0.7 million for the six months ended June 30, 1995 compared to the six months ended June 30, 1996. This increase was due primarily to capital leases entered into, acquisitions completed, and leasehold improvements incurred at several of MHC's Fixed Facilities subsequent to June 30, 1995.

    GROSS PROFIT. Gross profit decreased by approximately 166.3% from approximately $1.4 million for the six months ended June 30, 1995 to a loss of approximately $1 million for the six months ended June 30, 1996. This decrease was primarily attributable to the increase in costs of services discussed above.

    CORPORATE OPERATING EXPENSES. Corporate operating expenses increased by approximately 11.1% from approximately $1.9 million for the six months ended June 30, 1995 to approximately $2.1 million for the six months ended June 30, 1996. This increase was due primarily to a provision in June 1996 of $0.6 million for termination benefits and facility costs in connection with the reduction in the duplicative administrative infrastructure as a result of the Merger.

    INTEREST EXPENSE, NET. Interest expense, net increased by approximately 76.5% from approximately $0.6 million for the six months ended June 30, 1995 to approximately $1.1 million for the six months ended June 30, 1996. This increase was due primarily to debt financed in 1995 in connection with acquisitions and the financing of certain operating expenses.

    EXTRAORDINARY GAIN ON DEBT EXTINGUISHMENT. In connection with the Merger, MHC recorded an extinguishment of $9 million of long-term obligations owed to GE in June 1996. The extraordinary gain represents the excess of the carrying value of the debt obligations settled over the sum of the fair value of the MHC preferred stock issued in exchange for such debt extinguishment and the sum of future interest payable on all remaining obligations owed to GE.

    In accordance with the provisions of troubled debt accounting, a portion of the extraordinary gain, equal to the sum of the current and long-term portions of future interest payable on all remaining GE debt was deferred and will be reduced by future interest payments over the terms of the respective debt instruments.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    REVENUES. Revenues increased by approximately 10.3% from approximately $45.9 million for the year ended December 31, 1994 to approximately $50.6 million for the year ended December 31, 1995. The increase in revenues was related primarily to acquisitions. This increase was partially offset by the continued decline in reimbursement rates and a decrease in other revenues in 1995 compared to 1994.

    An increase in fee-for-service revenues of $5 million in 1995 compared to 1994 was attributable to (i) the award of an exclusive capitated managed care contract in December 1994, under which MHC's fees were paid directly by the managed care organization and were earned on a per-member-per-month basis and
(ii) the acquisition of certain customer contracts in the first half of 1995. Other fee-for-service revenues, including equipment rental revenues (derived primarily from Mobile Facilities), decreased $1.8 million, compared to 1994, due to expiration of hospital service contracts and third party equipment leases. Management fees decreased $0.6 million in 1995, compared to 1994, due primarily to the sale or termination of certain partnerships in late 1994.

    Approximately 58% of the $2.4 million increase in patient services revenues was due to increased patient services revenues associated with acquisitions during 1995. Approximately 25% of the increase is attributable to a contract awarded in the third quarter of 1994 to provide radiology and management services at an outpatient Fixed Facility for a hospital customer. The remainder of the increase was due primarily to increases in procedure volumes at MHC's other Multi-Modality Centers, offset by continued declines in reimbursement rates. Other revenues decreased during 1995 compared to 1994, due primarily to the sale of MHC's technical services division in June 1994.

    COSTS OF OPERATIONS. Costs of operations increased by approximately 7.4% from approximately $45.4 million for the year ended December 31, 1994 to approximately $48.8 million for the year ended December 31, 1995. Costs of services in 1995 was reduced by $0.8 million related to sales/use tax refunds. These refunds represent taxes paid in prior years attributable to certain mobile diagnostic imaging equipment, and were received due to a determination by the taxing authority that the mobile equipment was subject to motor vehicle tax rather than sales/use tax.

    Occupancy expense (which includes operating costs of facilities leased or subcontracted by MHC) increased by approximately $0.8 million, or approximately 88%, for the year ended December 31, 1995 compared to the year ended December 31, 1994. This increase was due primarily to subcontracting costs incurred related to the capitated managed care contract that was awarded in December 1994.

    Professional fees increased by approximately $0.7 million, or approximately 41% for the year ended December 31, 1995 compared to the year ended December 31, 1994. The increase was due primarily to the increase in patient services revenues and to costs incurred related to the capitated managed care contract.

    In addition to the net impact of the sales/use tax refund, occupancy expense and professional fees discussed above, all other components of costs of operations experienced a net increase of $2.2 million in 1995 compared to 1994, due primarily to the variable costs associated with the increase in revenues resulting primarily from acquisitions in 1995.

    The provision for doubtful accounts increased by approximately $0.5 million, or approximately 48% for the year ended December 31, 1995 compared to the year ended December 31, 1994, due primarily to the increase in patient services revenues and a shift in the payor mix at MHC's Multi-Modality Centers related to the penetration of managed care. This change in payor mix had an unfavorable impact on reimbursement rates realized by the Multi-Modality Centers and resulted in an increase in bad debt expense in 1995 associated with unreimbursed amounts which were not subsequently collectible from patients.

    Depreciation decreased by approximately $0.2 million, or 6% for the year ended December 31, 1995 compared to the year ended December 31, 1994. This decrease was due primarily to a purchase and sale-leaseback transaction (in connection with MHC's settlement with a significant creditor in June 1994) which resulted in reductions in net book values of certain Mobile Facilities.

    GROSS PROFIT. Gross profit increased by approximately $1.4 million, or approximately 326% for the year ended December 31, 1995 compared to the year ended December 31, 1994. The increase was primarily attributable to higher profit margins from the absorption of excess capacity associated with acquisitions completed in 1995 and the capitated managed care contract awarded in December 1994.

    CORPORATE OPERATING EXPENSES. Corporate operating expenses decreased by approximately 16.5% from approximately $4 million for the year ended December 31, 1994 to approximately $3.4 million for the year ended December 31, 1995. This decrease was due primarily to reductions in legal costs and insurance premiums.

    EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS. Equity in earnings of unconsolidated partnerships decreased by approximately 58.3% from approximately $0.8 million for the year ended December 31, 1994 to approximately $0.3 million for the year ended December 31, 1995. This decrease was due to the sale of certain partnerships in late 1994 discussed below.

    INTEREST EXPENSE, NET. Interest expense, net increased by approximately 34.8% from approximately $1.2 million for the year ended December 31, 1994 to approximately $1.6 million for the year ended December 31, 1995. This increase was due primarily to (i) the addition of several capital leases of diagnostic imaging equipment, (ii) debt obligations incurred as a result of the acquisitions during 1995 and (iii) interest on operating expenses financed during late 1994 and in 1995.

    PROVISION FOR SECURITIES LITIGATION SETTLEMENT. In anticipation of the MHC settlement of two class-action lawsuits originally filed in 1993, MHC recorded a charge of $1.5 million in the fourth quarter of 1995.

    GAIN ON SALE OF PARTNERSHIP INTERESTS. In December 1994, MHC sold its interests in three lithotripsy partnerships for approximately $5 million in cash, which resulted in a pretax gain of approximately $5.0 million.

    EXTRAORDINARY GAIN ON DEBT EXTINGUISHMENTS. During 1994, MHC settled its outstanding debt and lease obligations owed to a significant creditor and two smaller creditors, which resulted in a net extraordinary gain of approximately $3.3 million.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities was approximately $10 million for the nine months ended March 31, 1998 and $7.3 million for the year ended June 30, 1997. Cash provided by operating activities resulted primarily from net income before depreciation and amortization (approximately $9.3 million) and the provision for supplemental service fee termination ($6.3 million), offset by an increase in accounts receivable (approximately $4.7 million). The increase in accounts receivable is due primarily to the Company's acquisition activities.

    Net cash used in investing activities was approximately $29.1 million for the nine months ended March 31, 1998 and $30.3 million for the year ended June 30, 1997. Cash used in investing activities resulted primarily from the Company purchasing new diagnostic imaging equipment or upgrading its existing diagnostic imaging equipment (approximately $15.2 million) and from the Company's acquisition activities (approximately $12.9 million).

    The Company generated approximately $21.6 million from financing activities, primarily from the Carlyle investment pursuant to the Recapitalization, which was used to refinance a portion of the Company's outstanding indebtedness. The decrease in cash from the refinancing of debt was offset primarily by increased debt incurred in connection with the Company's acquisition activities.

    The Company has committed to purchase or lease, at an aggregate cost of approximately $11.3 million, six MRI systems for delivery during the six months ending September 30, 1998. The Senior Credit Facilities are expected to be used to finance the purchase of such equipment. In addition, the Company has committed to purchase or lease from GE, at an aggregate cost of approximately $24 million, including siting costs, 20 Open MRI systems for delivery and installation over the next two years. As of March 31, 1998, the Company had installed three of such Open MRI systems: one at an existing Multi-Modality Center, one at an existing Fixed Facility and one in a newly opened Fixed Facility, and siting improvements were under construction for installation of three other Open MRI systems. The Company may purchase, lease or upgrade other MRI systems as opportunities arise to place new equipment into service when new contract services agreements are signed, existing agreements are renewed, acquisitions are completed, or new imaging centers are developed in accordance with the Company's business strategy.

    On October 14, 1997, the Company consummated the Recapitalization, pursuant to which the Company issued 25,000 shares of Series B Preferred Stock and warrants to purchase 250,000 shares of the Company's common stock to Carlyle for cash proceeds of $25 million and 27,953 shares of Series C Preferred Stock to GE as part of the Recapitalization. Concurrently, the Company entered into the Senior Credit Facilities with NationsBank, N.A., as agent, which included a $50 million term loan facility, a $25 million revolving working capital facility and, as amended, a $75 million acquisition facility. The net proceeds from the Carlyle investment were used to refinance a portion of the outstanding GE indebtedness (approximately $20 million). At the initial funding of the Senior Credit Facilities, all of the term loan facility was drawn down to refinance all of the remaining GE indebtedness (approximately $50 million) and approximately $8 million of the revolving facility was drawn down for working capital purposes. See

"Description of Preferred Stock" and "Description of Senior Credit Facilities." The Company used the net proceeds from the issuance of the Outstanding Notes, together with the borrowing under the term loan portion of the Senior Credit Facilities, to repay all amounts outstanding under the revolving credit facility and the acquisition facility portions of the Senior Credit Facilities, leaving the $75 million acquisition facility and the $25 million working capital facility available in full for future borrowings. See "Use of Proceeds." The terms of the Series B Preferred Stock, the Series C Preferred Stock and the Senior Credit Facilities contain certain restrictions on the Company's ability to act without first obtaining a waiver or consent from Carlyle, GE and the required lenders under the Senior Credit Facilities. In addition, the covenants contained in the Senior Credit Facilities and the Notes will restrict, among other things, the ability of the Company and the Subsidiary Guarantors to incur additional indebtedness and issue preferred stock, enter into sale and leaseback transactions, pay dividends or make certain other restricted payments, incur liens, sell stock of subsidiares, apply net proceeds from certain asset sales, merge or consolidate with any other person, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company and enter into certain transactions with affiliates. See "Description of Notes" and "Description of Senior Credit Facilities."

    The Company believes that, based on proceeds from the issuance of the Outstanding Notes, current levels of operations and anticipated growth, its cash from operations, together with other available sources of liquidity, including borrowings available under the Senior Credit Facilities, will be sufficient over the next several years to fund anticipated capital expenditures and make required payments of principal and interest on its debt, including payments due on the Notes and obligations under the Senior Credit Facilities. In addition, the Company continually evaluates potential acquisitions and expects to fund such acquisitions from its available sources of liquidity, including borrowings under the Senior Credit Facilities. The Company's acquisition strategy, however, may require sources of capital in addition to that currently available to the Company, and no assurance can be given that the Company will be able to raise any such necessary additional funds on terms acceptable to the Company or at all. See "Risk Factors--Business Strategy; Acquisitions."

YEAR 2000 ISSUE

    IMPACT OF YEAR 2000. The Year 2000 Issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date occurs, computer programs, computers and embedded microprocessors controlling equipment with date-sensitive systems may recognize Year 2000 as 1900 or not at all. This inability to recognize or properly treat Year 2000 may result in computer system failures or miscalculations of critical financial and operational information as well as failures of equipment controlling date-sensitive microprocessors. In addition, there are two other related issues, which could also lead to miscalculations or failures: (i) some older systems' programming assigns special meaning to certain dates, such as 9/9/99 and (ii) the Year 2000 is a leap year.

    STATE OF READINESS. The Company's predecessors started to formulate a plan to address the Year 2000 Issue in late 1994. To date, the Company's primary focus has been on its own internal information technology systems, including all types of systems in use by the Company in its operations, marketing, finance and human resources departments, and to deal with the most critical systems first. The Company is in the process of developing a Year 2000 Plan to address all of its Year 2000 Issues. The Company has given its Vice President-Management Information Systems specific responsibility for managing its Year 2000 Plan and a Year 2000 Committee has been established to assist in developing and implementing the Year 2000 Plan. The Year 2000 Plan being developed will involve generally the following phases: awareness, assessment, renovation, testing and implementation.

    Although the Company's assessment of the Year 2000 Issue is incomplete, the Company has completed an assessment of approximately 75% of its internal information technology systems. The Company estimates that it will complete the assessment of its remaining internal information technology systems by December 31, 1998 and will establish a timetable for the renovation phase of the remaining technology systems. The Company has already completed the renovation of approximately 50% of its information technology systems, including modifying and upgrading software and developing and purchasing new software, and continues to renovate the portions of such systems for which assessment is complete. The Company has not begun or established a timetable for the testing and implementation phases. The Company's goal is to complete such phases by June 30, 1999, although complications arising from unanticipated acquisitions might cause some delay.

    The Company has recently begun to assess the potential for Year 2000 problems with the information systems of its customers and vendors. The Company is preparing questionnaires that it expects to send to its customers, vendors and other third parties with which the Company has a material relationship by December 31, 1998. The Company expects to complete the assessment with respect to such parties by March 31, 1998, subject to their ability to provide requested information by February 28, 1999. The Company does not have sufficient information to provide an estimated timetable for completion of renovation and testing that such parties with which the Company has a material relationship may undertake. The Company is unable to estimate the costs that it may incur to remedy the Year 2000 issues relating to such parties.

    The Company has received some preliminary information concerning the Year 2000 readiness of some of its customers, vendors and other third parties with which the Company has a material relationship and expects to engage in discussions with most of such parties during the balance of 1998 and through March 31, 1999 in an attempt to determine the extent to which the Company is vulnerable to those parties' possible failure to become Year 2000 compliant.

    All of the Company's diagnostic imaging equipment used to provide imaging services have computer systems and applications, and in some cases embedded microprocessors, that could be affected by Year 2000 issues. The Company has begun to assess the impact on its diagnostic imaging equipment by contacting the vendors of such equipment. The vendor with respect to the majority of the MRI and CT equipment used by the Company has informed the Company that (i) certain identified MRI and CT equipment is Year 2000 compliant, (ii) it has developed software for functional workarounds to ensure Year 2000 compliance with respect to the balance of its noncompliant MRI and CT equipment and (iii) remediation will be made during future regular maintenance visits. The Company is in the process of contacting the other vendors of its diagnostic imaging equipment. The Company expects to receive information from such other vendors by December 31, 1998 with respect to their assessment of the impact on the equipment that they provided to the Company and the nature and timetable of the remediation that such vendors may propose. The Company expects to complete its assessment by March 31, 1999 and that renovation will be completed by June 30, 1999. The Company expects that its equipment vendors will propose timely remediation and will bear the cost of modifying or otherwise renovating the Company's diagnostic imaging equipment.

    The Company has recently begun an assessment of the potential for Year 2000 problems with the embedded microprocessors in its other equipment, facilities and corporate and regional offices, including telecommunications systems, utilities, dictation systems, security systems and HVACS and expects to complete the assessment by December 31, 1998.

    COSTS TO ADDRESS YEAR 2000 ISSUES. The Company estimates on a preliminary basis that the cost of assessment, renovation, testing and implementation of its internal systems will range from approximately $500,000 to $1,500,000, of which approximately $30,000 has been incurred. The major components of these costs are: consultants, additional personnel costs, programming, new software and hardware, software upgrades and travel expenses. The Company expects that such costs will be funded through operating cash flows. This estimate, based on currently available information, will be updated as the Company continues its assessment and proceeds with renovation, testing and implementation and may be adjusted upon receipt of more information from the Company's vendors, customers and other third parties and upon the design and implementation of the Company's contingency plan. In addition, the availability and cost of consultants and other personnel trained in this area and unanticipated acquisitions might materially affect the estimated costs.

    RISKS TO THE COMPANY. The Company's Year 2000 Issue involves significant risks. There can be no assurance that the Company will succeed in implementing the Year 2000 Plan it is developing. The following describes the Company's most reasonably likely worst-case scenario, given current uncertainties. If the Company's renovated or replaced internal information technology systems fail the testing phase, or any software application or embedded microprocessors central to the Company's operations are overlooked in the assessment or implementation phases, significant problems including delays may be incurred in billing the Company's major customers (Medicare, HMOs or private insurance carriers) for services performed. If its major customers' systems do not become Year 2000 compliant on a timely basis, the Company will have problems and incur delays in receiving and processing correct reimbursement. If the computer systems of third parties with which the Company's systems exchange data do not become Year 2000 compliant both on a timely basis and in a manner compatible with continued data exchange with the Company's information technology systems, significant problems may be incurred in billing and reimbursement. If the systems on the diagnostic imaging equipment utilized by the Company are not Year 2000 compliant, the Company may not be able to provide imaging services to patients. If the Company's vendors or suppliers of the Company's necessary power, telecommunications, transportation and financial services, fail to provide the Company with equipment and services the Company will be unable to provide services to its customers. If any of these uncertainties were to occur, the Company's business, financial condition and results of operations would be adversely affected. The Company is unable to assess the likelihood of such events occurring or the extent of the effect on the Company.

    CONTINGENCY PLAN. The Company has not yet established a contingency plan to address unavoided or unavoidable Year 2000 risks with internal information technology systems and with customers, vendors and other third parties, but it expects to create such a plan by March 31, 1999.

INFLATION

    Inflation in recent years has not had a significant impact on the Company's business and is not expected to adversely affect the Company in the near future.

NEW PRONOUNCEMENTS

    In fiscal 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation." As permitted under the standard, the Company continued to account for employee stock options in accordance with APB Opinion No. 25 and made necessary pro forma disclosures mandated by SFAS No. 123. The adoption of this standard had no impact on the Company's results of operations.

    In fiscal 1998, the Company will be required to adopt SFAS No. 129, "Disclosure of Information about Capital Structure," which continues the existing requirements to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. The adoption of this standard will have no effect on the Company's results of operations.

    In fiscal 1998, the Company adopted SFAS No. 128, "Earnings per Share ("EPS")". SFAS No. 128 replaces primary EPS and fully diluted EPS with basic EPS. Basic EPS is computed by dividing reported earnings by weighted average shares outstanding. Diluted EPS is computed in the same way as the previously used fully diluted EPS, except that the calculation now uses the average share price for the reporting period to compute dilution from options and warrants under the treasury stock method.

    In June 1997, the FASB issued SFAS Nos. 130 and 131, "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information." SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company believes that adoption of these standards will not have a material effect on the Company.

                        THE DIAGNOSTIC IMAGING INDUSTRY

OVERVIEW

    Diagnostic imaging uses non-surgical techniques to generate representations of internal structures and organs on film or video. The Company believes that diagnostic imaging services accounted for 1997 revenues in the United States in excess of $50 billion, constituting approximately 5% of total health care spending. The Company believes that outpatient diagnostic imaging services, including MRI services, accounted for approximately $6 billion of revenues in the United States in 1996, which is the most recent year for which such information is available. The approximately 4,000 MRI systems in the United States include approximately 2,400 hospital-owned systems, 1,000 independent fixed site systems and 600 mobile systems.

    MRI uses high strength magnetic fields and radio waves to produce cross-sectional images of the anatomy, enabling physicians to differentiate between internal organs, structures and tissues, thereby facilitating the early diagnosis of diseases and disorders. MRI frequently lessens the cost and amount of care needed and often eliminates the need for invasive diagnostic procedures. MRI is the preferred imaging modality for the brain, the spine and soft tissue because it produces a superior image and does not expose patients to ionizing radiation. As a result of MRI's increasing cost efficiency and clinical effectiveness, MRI services have experienced substantial growth as measured by total utilization, which increased at a compounded annual growth rate of 8.6% from 7.7 million in 1993 to 10.7 million in 1997. The Company believes that growth in MRI scan volumes has been attributable to increased physician acceptance, substitution of MRI for other imaging modalities (including x-ray based techniques), expanding applications for MRI technology and health care reform, which has led to a significant increase in outpatient services.

DIAGNOSTIC IMAGING AND TREATMENT TECHNOLOGY

    Diagnostic imaging systems have evolved from conventional x-rays to the advanced technologies of MRI, CT, ultrasound and nuclear medicine. Additional services provided by some diagnostic imaging companies, such as InSight, include radiation oncology, lithotripsy and Gamma Knife procedures. Following is a brief description of such diagnostic imaging and related services:

    - MRI uses magnetic fields and radio waves to produce cross-sectional images of the anatomy, enabling physicians to differentiate between internal organs, structures and tissues, thereby facilitating the early diagnosis of diseases and disorders.

    - CT uses digital x-ray technology to provide cross-sectional images of particular organs or areas of the body.

    - Ultrasound uses sound wave technology to generate images of soft tissues and internal body organs.

    - Nuclear medicine detects gamma radiation generated by inhaled or injected pharmaceuticals to develop information about organ functions.

    - X-ray is the conventional method of producing bone images and contrast-enhanced vasculature and organ images. Digital x-ray systems add computer image processing capability to traditional x-ray images.

    - Radiation oncology uses external beam radiation or electrons from linear accelerators to treat cancer.

    - Lithotripsy uses extracorporeal shockwaves to shatter kidney stones, which then pass out of the body naturally.

    - Gamma Knife procedures use a radiosurgical device to treat intracranial neoplasma and vascular anomalies without surgical intervention.

    Each of these diagnostic imaging and treatment modalities (other than conventional x-ray) represents the marriage of computer technology and various medical imaging modalities. See "Business--Diagnostic Imaging and Treatment Services Offered."

    During approximately the last 20 years, there has been a major effort undertaken by the medical and scientific communities to develop cost-effective diagnostic imaging technologies and to minimize the risks associated with the application of such technologies. Much of the thrust of product development during the last 20 years has been to reduce the hazards associated with conventional x-ray and nuclear medicine techniques, which include potentially harmful ionizing radiation, and to develop new, virtually harmless imaging technologies such as ultrasound and MRI.

    The Company expects technological improvements to expand the services and capabilities of diagnostic imaging systems and to favorably affect the diagnostic imaging industry in the upcoming years. Originally, MRI was used to explore the structure of the brain and for spinal and orthopedic imaging. Currently, however, newer MRI methods are creating a much broader array of uses for MRI. Magnetic resonance angiography, for example, is used to create images of blood flow through vessels, which may reduce the cost of bypass surgery and the length of inpatient hospital stay and replace conventional angiography for some patients. Furthermore, experimental MRI imaging techniques, such as magnetic resonance spectroscopic imaging, are used to show the functions of the brain and to investigate how epilepsy, AIDS, brain tumors, Alzheimer's and other abnormalities affect the brain. Additional improvements in MRI technologies, contrast agents and scan capabilities are leading to new non-invasive methods of diagnosing blockages in the heart's vital coronary arteries, liver metastasises, pelvic diseases and certain vascular abnormalities without exploratory surgery.

MRI INDUSTRY TRENDS

    In 1984, the Food and Drug Administration (the "FDA") approved the sale of MRI systems to community hospitals and private clinics. MRI services today are provided by hospitals with in-house systems, independent fixed site operators and independent mobile operators.

    The history of the MRI industry can be divided into three periods: (i) initial growth from 1984 to 1992; (ii) downturn in 1993 and 1994; and (iii) renewed growth and consolidation from 1995 to the present. The increased use of MRI as a diagnostic tool between 1984 and 1992 resulted from a variety of factors, including declining equipment costs, increased physician acceptance of MRI technology, increased number of clinical applications and Congressional Medicare reform in 1983, which has led to a significant increase in outpatient services. Changes in the health care industry and legislative reform between 1992 and 1994 slowed the growth of the MRI industry. The threat of health care reform and the desire to control medical costs and pricing placed physicians under scrutiny to control costs and further contributed to the decrease in use of MRI by the medical profession. Simultaneously, the shift towards HMOs and the trend towards decreased utilization of outpatient services and declining reimbursement rates led to a period in which the use of MRI as a diagnostic tool was limited.

    Despite the new cost-conscious environment in which hospitals and physicians operated, the advantages of MRI as compared to other forms of diagnostic imaging equipment, development of new practical uses of MRI and increased Medicare reimbursement levels (1% to 2% increase per year between 1994 and 1996) resulted in increased MRI use beginning in 1995 to 1996. As a result, hospitals and other health care providers seeking to provide MRI technology and related services despite budgetary limitations are using third parties, such as the Company, to provide the necessary imaging systems and related services. Mobile MRI is a cost-effective alternative for hospitals unwilling or unable to make the significant capital investment associated with MRI systems or lacking the patient volume necessary to use an MRI system in a cost-effective manner. Mobile MRI operators employ systems housed in specially designed trailers and typically enter into contracts to provide a specified schedule of service on a fee-per-scan basis. Operators then design schedules for each system to rotate among multiple hospitals in a manner that optimizes system utilization.

    The MRI services industry is highly fragmented. Recently, however, the industry has begun to undergo consolidation. The Company believes such consolidation is primarily driven by (i) economies of scale in the provision of services to a larger customer base; (ii) growth of managed care in the delivery of health care services; and (iii) the decision by many smaller, capital constrained operators to sell their MRI businesses rather than make substantial investments in new imaging systems. Despite ongoing industry consolidation, the top ten MRI service providers accounted for less than 15% of the nation's total outpatient diagnostic imaging revenues in 1996, which is the most recent year for which such information is available.

                                    BUSINESS

    The Company is a leading nationwide provider of diagnostic imaging and related information services, including MRI, CT, mammography, ultrasound, x-ray and lithotripsy services. The Company believes it is unique in its ability to offer a broad continuum of diagnostic imaging services, ranging from single modality Mobile Facilities to comprehensive Multi-Modality Centers to the joint ownership and management of the multi-modality radiology department of a hospital or multi-specialty physician group. The breadth of the Company's services allows it to meet the diverse and developing needs of its customers, which include leading health care providers such as managed care organizations, hospitals, radiologists and insurance companies. InSight delivers these services through strong regional networks of diagnostic imaging facilities, which will continue to be the principal method of development for the Company. The Company believes its regional networks increase its economies of scale and enhance its appeal to managed care organizations, thereby increasing its overall scan volume. The Company has a substantial presence in California, Texas, New England, the Carolinas and the Midwest (Illinois, Indiana and Ohio), and provides its services through 50 Fixed Facilities, including 16 Multi-Modality Centers, and 51 Mobile Facilities. For the twelve months ended March 31, 1998, MRI services accounted for approximately 77% of the Company's total revenues.

    The Company was formed in June 1996 as a result of the merger of AHS and MHC, two publicly held providers of diagnostic imaging services. The Merger was consummated in order to achieve cost savings, enhanced marketing capabilities, increased market presence and greater financial resources, and to take advantage of positive consolidating trends in the diagnostic imaging industry. Under the leadership of its experienced management team, the Company has successfully implemented its business strategy and capitalized on the business strengths afforded by the Merger through a geographically disciplined growth strategy focused on providing the highest quality, most cost-effective diagnostic information within its regional diagnostic imaging networks. The Company's operating profits have increased during each of the seven quarters since the Merger (excluding a one-time non-cash charge of $6.3 million incurred in connection with the Recapitalization) due in part to its successful integration of seven acquisitions and increases in scan volumes, at its existing facilities. For the twelve months ended March 31, 1998, after giving effect to the Pro Forma Transactions, the Company had revenues of $135.3 million and adjusted EBITDA of $38.1 million.

COMPETITIVE STRENGTHS

    The Company believes it is well-positioned to take advantage of current trends in the diagnostic imaging industry and attributes its favorable market position to the following strengths:

    STRONG REGIONAL NETWORKS WITH SIGNIFICANT MARKET PRESENCE. InSight has developed a substantial presence in its targeted markets by forming regional networks of diagnostic imaging services that provide superior service and convenience to the Company's customers, including managed care organizations, hospitals, radiologists and insurance companies. The Company believes these networks enable InSight to increase its overall scan volume by effectively addressing its customers' demands for high-quality service, customized diagnostic information, flexible scheduling, single invoices and convenient locations. In addition, such regional networks enable the Company to benefit from enhanced economies of scale, including greater purchasing power, reduced overhead, centralized billing and more efficient use of marketing expenditures.

    CONTINUUM OF SERVICES. The Company believes it is unique in its ability to offer a broad continuum of diagnostic services, from single modality Mobile Facilities to comprehensive Multi-Modality Centers to the joint ownership and management of the multi-modality radiology department of a hospital or multi-specialty physician group. Through this continuum of increasing value-added services, the Company is able to meet the diverse and developing needs of its customers as their individual requirements change.

    STRONG RELATIONSHIPS WITH HOSPITALS AND MANAGED CARE. The Company's contractual relationships with its hospital and managed care customers accounted for approximately 83% of the Company's revenues during the twelve months ended March 31, 1998.

    HOSPITALS. The Company has over 200 exclusive contracts with hospitals for Mobile Facility services and 13 exclusive contracts with hospitals for Fixed Facility services. The Company provides MRI services to hospitals that require such services but that do not want to incur the substantial capital investment associated with MRI systems. InSight's Mobile Facilities employ systems housed in specially designed trailers and typically operate under contracts with average terms of three years to provide a specified schedule of service on a fee-per-scan basis. The Company designs schedules for each system to rotate among multiple hospitals in a manner that optimizes equipment utilization. Since the Merger, the Company has experienced a renewal rate of approximately 85% for its Mobile Facility hospital contracts. InSight's contracts with hospitals to provide Fixed Facility and other diagnostic imaging services generally last from five to ten years.

    MANAGED CARE ORGANIZATIONS. The Company recognizes managed care as the driving force behind its changing customer mix and has focused its marketing efforts on appealing to what it believes are the primary concerns of managed care: quality, cost, convenience and service. As a result, the Company currently has in excess of 400 contracts with managed care organizations for diagnostic imaging services at the Company's Fixed Facilities, primarily on a discounted fee-for-service basis. The Company provides managed care organizations with "one-stop shopping" consisting of centralized scheduling, single invoices, wide geographic coverage, quality assurance and utilization management. The Company experienced a 25% increase in the number of its managed care contracts from March 31, 1997 to March 31, 1998.

    TECHNOLOGICALLY ADVANCED EQUIPMENT. The Company's Fixed Facilities and Mobile Facilities are operated with state-of-the-art equipment. Of the Company's 100 conventional MRI systems, 79% have a magnet strength of at least 1.0 Tesla. In addition, the Company operates 13 Open MRI systems, nine of which are less than one year old. The Company believes its technologically advanced equipment allows the Company to perform the variety and volume of scans and to produce the high quality images that its customers demand. In order to increase throughput and productivity, the Company's MRI systems are periodically upgraded with the latest software, which reduces the time per scan and improves image quality. As a result of these upgrades, the Company's maintenance capital expenditures have been stable and the Company expects such expenditures to remain stable for the foreseeable future. In addition, the Company believes it is well-positioned to benefit from new applications (e.g. mammography and stroke detection) for MRI technology.

    EXPERIENCED MANAGEMENT TEAM. The Company has a highly experienced senior management team with an average of 15 years industry experience. Since the Merger, management has successfully implemented the Company's business strategy, resulting in increasing quarterly operating profitability (excluding a one-time non-cash charge of $6.3 million incurred in connection with the Recapitalization). In addition, the Company's successful integration of seven acquisitions has produced increased revenues and cash flows. Management will continue to develop the Company's business strategy by growing through regional network expansion, pursuing opportunities within existing networks, focusing on managed care and introducing new products.

    STRONG EQUITY SPONSORSHIP. InSight enjoys strong strategic support from its equity sponsors, The Carlyle Group and GE. In October 1997, Carlyle purchased $25 million of a new series of the Company's preferred stock, currently convertible into approximately 30% of the Company's common stock on a fully diluted basis, and GE exchanged its existing preferred stock for a new series of the Company's preferred stock, currently convertible into approximately 33% of the Company's common stock on a fully diluted basis. The Carlyle Group is a global investment firm which originates, structures and acts as lead equity investor in targeted industries. Designees of Carlyle and GE serve on the Board.

BUSINESS STRATEGY

    The Company's business strategy is to further develop and expand regional diagnostic imaging networks that emphasize quality of care, produce cost-effective diagnostic information and provide superior service and convenience to its customers. The Company's strategy primarily consists of the following components:

    GROWTH THROUGH REGIONAL NETWORK EXPANSION. The Company intends to further participate in the consolidation occurring in the diagnostic imaging industry by continuing to build its market presence in its existing regional diagnostic imaging networks through geographically disciplined acquisitions. In addition, the Company may develop or acquire additional regional networks in strategic locations where the Company can offer a broad range of services to its customers and realize increased economies of scale.

    PURSUE OPPORTUNITIES WITHIN EXISTING NETWORKS. The Company will continue to market current diagnostic imaging applications through its existing facilities to optimize and increase overall procedure volume. The Company also expects to increase scan volume as new applications develop for the Company's existing diagnostic imaging equipment. In addition, the Company's management remains focused on maximizing cost savings through increased purchasing power and the reduction of overhead.

    FOCUS ON MANAGED CARE. As the Company continues to strengthen its regional diagnostic imaging networks, management recognizes the importance of managed care customers and has developed specialized "one-stop shopping" for managed care organizations. InSight intends to capitalize on its existing relationships in the managed care industry and believes its regional networks and strategically located Fixed Facilities give it a significant competitive advantage in marketing to managed care organizations.

    NEW PRODUCT INTRODUCTIONS. The Company is currently implementing a variety of new products and services designed to further leverage its core business strengths, including:

    OPEN MRI SYSTEMS. The Company intends to expand beyond its existing 13 Open MRI systems by establishing Open MRI imaging services throughout its regional diagnostic imaging networks. Open MRI services allow for the diagnosis of a patient without requiring the patient to enter into a conventional large-bore MRI. The "open" application of the MRI technology offers treatment previously unavailable to certain patients, including infants, pediatric patients, claustrophobic patients, large or obese patients and patients suffering from post-traumatic stress syndrome. Certain MRI applications, such as kinematic studies, are more easily conducted in an Open MRI than in a conventional MRI.

    RADIOLOGY CO-SOURCE PRODUCT. The Company seeks to develop its co-sourcing product, which will involve the joint ownership and management (outsourcing) of the physical and technical operations of the multi-modality radiology department of a hospital or multi-specialty physician group. The Company believes it has the expertise to manage these operations more efficiently and cost-effectively than many hospitals and multi-specialty groups and views the co-source product as a significant opportunity to expand its products and services from the $6 billion outpatient diagnostic imaging services industry to the $50 billion diagnostic imaging services industry as a whole.

DIAGNOSTIC IMAGING AND TREATMENT SERVICES OFFERED

    The Company provides a broad range of diagnostic imaging services, including MRI, Open MRI, CT, ultrasound, nuclear medicine and x-ray services, as well as a range of treatment services, including radiation oncology, lithotripsy and Gamma Knife services.

    MRI SERVICES. The Company provides MRI services through 51 Mobile Facilities and 49 Fixed Facilities serving its regional networks. For the twelve months ended March 31, 1998, MRI services accounted for approximately 77% of the Company's total revenues. During the nine months ended March 31, 1998 compared to the same period during the prior year, the Company had an increase in scan volumes at its existing facilities of approximately 12%. MRI uses high strength magnetic fields and radio waves to produce cross-sectional images of the anatomy, enabling physicians to differentiate between internal organs, structures and tissues, thereby facilitating the early diagnosis of diseases and disorders. MRI frequently lessens the cost and amount of care needed and often eliminates the need for invasive diagnostic procedures. MRI is the preferred imaging modality for the brain, the spine and soft tissue because it uses low energy radiowaves to manipulate protons (usually hydrogen) in the body. As a result, MRI produces a superior image without exposing patients to ionizing radiation.

    The major components of an MRI system are a large magnet, radio wave equipment and a computer for data storage and image processing. During an MRI study, a patient lies on a table, which is then placed into the magnet. Once in the magnetic field, the protons in a patient's body will tend to align with the magnetic field. Radio frequency ("RF") waves, produced by a radio antenna coil which surrounds the body part to be imaged, are "pulsed" against the magnetic field. The RF energy is then turned off, and the protons are observed for different types of behavior, movement or "relaxation". Different tissues have different relaxation times, depending on the amount of hydrogen or water in the tissue. The data on each proton's behavior are collected digitally by the system's computer and then reconstructed into cross-sectional images in three dimensional planes of orientation. The resulting image reproduces soft tissue anatomy (as found in the brain, spinal cord and interior ligaments of body joints such as the knee) with superior clarity, not available by any other currently existing imaging modality. A typical MRI examination takes from 20 to 45 minutes.

    Because the signals used to produce magnetic resonance images contain both chemical and structural information, the Company believes this technique has greater potential for many important diagnostic applications than any other imaging technology currently in use. While existing MRI systems demonstrate excellent portrayals of anatomical structures within the human body, of even greater significance is the fact that MRI is also sensitive to subtle differences between tissues. Thus, MRI offers not only the opportunity for highly effective classical diagnosis, but also the potential for future monitoring of chemical processes within the body.

    Depending upon type, features and options selected, an MRI system and related housing and installation generally cost between $1.6 million and $2.2 million. The largest manufacturers of MRI systems are General Electric Medical Systems ("GEMS"), Hitachi Medical Systems America, Inc., Phillips Medical Systems North America Company, Picker International, Inc. and Siemens Medical Systems, Inc. These manufacturers also supply maintenance and service under warranties and contracts. Industry participants typically enter into contracts with the manufacturers after expiration of the warranty for comprehensive maintenance programs on equipment to minimize downtime (the period of time equipment is unavailable during scheduled use hours because of malfunctions).

    OPEN MRI SERVICES. The Company has 13 Open MRI systems, nine of which are less than one year old. Recent technological advances in software and gradient coil technology for MRI systems have allowed equipment with lower magnetic field strength and open architecture design to offer significantly improved image quality. Open MRI systems use permanent electromagnetic technology rather than superconductivity magnets, substantially lowering both siting and service costs, but do not provide images as efficiently as conventional large-bore MRI systems. The open design allows for studies not normally possible in conventional MRI systems, including exams of infants, pediatric patients, claustrophobic patients, large or obese patients and patients suffering from post-traumatic stress syndrome. Open MRI is also capable of conducting musculoskeletal exams that require the patient to move or flex, such as kinematic knee studies. A typical Open MRI non-kinematic exam takes from 45 to 90 minutes. Open MRI systems are priced in the range of $0.6 million to $1 million. The Company believes that Open MRI provides additional flexibility to its customers within a regional network who either need or desire Open MRI capabilities.

    CT SERVICES. Thirteen of the Company's Multi-Modality Centers offer CT services in addition to MRI. CT scanning is performed by the rotation of a high output x-ray tube around the patient. The x-ray tube emits a thin fan-shaped beam of x-rays that passes through the patient and is absorbed by an array of x-ray detectors located on the side of the patient opposite from the x-ray tube. The detected x-rays are then converted into digital measurements of x-ray intensity directly proportional to the density of the portion of the patient through which the beam passes. These digital measurements of x-ray intensity are then processed by a specialized image reconstruction computer system into a cross-sectional image. CT systems perform multiple scans to create a "stack" of cross-sectional images. Typical scanning times for a single image are in the one second to six second range. A complete CT examination takes from 15 minutes to 45 minutes, depending on the complexity of the examination and number of individual cross-sectional images required. The current selling prices of CT systems fall in the range of $0.3 million to $1.5 million, depending upon the specific performance characteristics of the systems.

    ULTRASOUND SERVICES. Nine of the Company's Multi-Modality Centers offer ultrasound services in addition to MRI. Ultrasound systems emit, detect and process high frequency sound waves to generate images of soft tissues and internal body organs. The sound waves used in ultrasound do not involve ionizing radiation and are not known to cause any harmful effects to the patient.

    NUCLEAR MEDICINE SERVICES. Five of the Company's Multi-Modality Centers offer nuclear medicine services in addition to MRI. Nuclear medicine gamma cameras, which are based upon the detection of gamma radiation generated by radioactive pharmaceuticals injected or inhaled into the body, are used to provide information about organ function as opposed to anatomical structure.

    X-RAY SERVICES. Thirteen of the Company's Multi-Modality Centers offer x-ray services in addition to MRI. X-ray is the most common energy source used in imaging the body. In addition to its use for CT scans, x-ray is employed in two other imaging modalities: (i) conventional x-ray systems, the oldest method of imaging, produce bone images and images of contrast-enhanced vasculature and organs and constitute the largest number of installed systems; and (ii) digital x-ray systems add computer image processing capability to conventional x-ray systems.

    RADIATION ONCOLOGY SERVICES. The Company offers radiation oncology services at one Multi-Modality Center and at one dedicated radiation oncology center. Radiation oncology generally uses external beam radiation from a linear accelerator to treat cancer with ionizing radiation of the same type, but at higher doses, as for diagnostic x-rays. In addition to x-rays, certain linear accelerators have the capacity to produce electrons. While x-ray radiation can penetrate the body a certain distance before delivering its maximum dose, and therefore can treat internal structures, electrons have less penetrating ability and permit the clinician to treat superficial lesions. Radiation oncology also includes brachytherapy, which implants radioactive sources directly into or near a tumor.

    LITHOTRIPSY SERVICES. The Company acquired four mobile lithotripters in connection with its acquisition of Signal, all of which operate in New England or the Southeast. Lithotripsy is a non-invasive procedure for the treatment of kidney stones, typically performed on an outpatient basis, that eliminates the need for lengthy hospital stays and extensive recovery periods associated with surgery. Lithotripters shatter kidney stones through the use of extracorporeal shockwaves, following which the resulting kidney stone fragments pass out of the body naturally.

    GAMMA KNIFE SERVICES. The Company currently owns one Gamma Knife system. The Gamma Knife delivers a single high dose of ionizing radiation by way of individual beams focused on a common target, producing an intense concentration of radiation at the target site, destroying the lesion while spreading the entry radiation dose uniformly and harmlessly over the patient's skull. The Gamma Knife treatment requires no open surgical intervention, no lengthy hospital stay and no risk of post-surgical bleeding or infection. Typical treatment time is approximately 10 to 15 minutes per area of interest ("isocenter"). Gamma Knife systems generally cost approximately $3 million. During the nine months ended March 31, 1998, the Company transferred the operations of one Gamma Knife unit to the hospital where it was located.

OPERATIONS

    CUSTOMERS AND FEES. The Company's revenues are primarily generated from contract services and patient services. For the nine months ended March 31, 1998, contract services and patient services accounted for 46% and 51%, respectively, of the Company's revenues. Contract services revenues are generally earned from services billed to a hospital or other health care provider. During the nine months ended March 31, 1998, (i) 97% of contract services revenues were derived from fee-for-service arrangements, in which revenues are based upon a contractual rate per procedure; (ii) 1% of contract services revenues were derived from equipment rental, in which revenues are generally based upon a fixed monthly rental; and (iii) 2% of contract services revenues were derived from management fees. Contract services revenues are primarily earned through Mobile Facilities and certain Fixed Facilities and are generally paid pursuant to hospital contracts with a life span of one to five years for Mobile Facilities and five to ten years for Fixed Facilities. The Company has over 200 exclusive contracts with hospitals for Mobile Facility services and 13 exclusive contracts with hospitals for Fixed Facility services. Patient services are billed directly to patients or third party payors (generally managed care organizations, Medicare, Medicaid, private insurers and workers compensation funds) on a fee-for-service basis, and are primarily earned through Fixed Facilities, including Multi-Modality Centers.

    The following chart illustrates the Company's payor mix based on revenues for its patient services and contract services for the twelve months ended March 31, 1998:

                                                                                  PATIENT    CONTRACT
PAYOR                                                                             SERVICES   SERVICES   CONSOLIDATED(1)
--------------------------------------------------------------------------------  --------   --------   ---------------
Hospital........................................................................      2%      100 %            56%
Managed Care....................................................................     60%      --               27%
Medicare/Medicaid...............................................................     23%      --               10%
Workers' Compensation, Liens and Personal Injury................................     10%      --                4%
Indemnity Insurance.............................................................      5%      --                3%

------------------------

(1) Consolidated payor mix refers to the weighted average calculation of each type of payor contribution to the Company's respective patient services and contract services.

    The Company's Fixed Facility operations are principally dependent on the Company's ability (either directly or indirectly through its hospital customers) to attract referrals from physicians and other health care providers representing a variety of specialties. The Company's eligibility to provide service in response to a referral is often dependent on the existence of a contractual arrangement with the referred patient's insurance carrier (primarily if the insurance is provided by a managed care organization). The Company currently has in excess of 400 contracts with managed care organizations for diagnostic imaging services provided at the Company's Fixed Facilities, primarily on a discounted fee-for-service basis. A significant decline in referrals and/or reimbursement rates would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Referrals for Fixed Facilities."

    Each year approximately one-quarter to one-third of the Company's contract services agreements for Mobile Facilities are subject to renewal. It is expected that some high volume customer accounts will elect not to renew their agreements and instead will purchase or lease their own diagnostic imaging equipment and some customers may choose an alternative services provider. In the past, when such agreements have not been replaced, the Company has generally been able to obtain replacement contracts. While some replacement accounts have initially been smaller than the lost accounts, such replacement accounts' revenues have generally increased over the term of the agreement. There can be no assurance, however, that new and renewal contracts will offset revenues lost from customers electing not to renew their contracts with the Company. Although the non-renewal of a single customer agreement would not have a material adverse effect on the Company's contract services revenues, non-renewal of several agreements could have a material adverse effect on contract services revenues.

    In addition, the Company's contract services revenues with regard to its Mobile Facilities in certain markets depend in part on some hospital accounts with high volume. If the future reimbursement levels of such customers were to decline or cease or if such customers were to become financially insolvent and if such agreements were not replaced with new accounts or with the expansion of services on existing accounts, the Company's contract services revenues would be adversely affected. No single source accounts for more than 10% of the Company's revenues. See "Risk Factors--Contract Renewals."

    SALES AND MARKETING. The Company selectively invests in marketing and sales resources and activities for the purpose of obtaining new sources of revenues for the Company, expanding business relationships, growing revenues at its existing facilities and maintaining present business alliances and contractual agreements. Marketing activities include efforts to contact physicians, education programs on new applications and uses of technology, customer service programs and contracting with insurance payors for volume discounts. Sales activities principally focus on hospital customers who purchase Mobile Facility services from the Company or enter into other more extensive relationships for Fixed Facility partnerships or radiology department management services.

    EQUIPMENT. The Company has estimated that it has invested approximately $50 million since the Merger to replace and upgrade its existing diagnostic imaging systems and to purchase new systems. As a result, the Company has technologically advanced, state-of-the-art diagnostic imaging equipment. The Company owns or leases 137 diagnostic imaging and treatment systems, of which 100 are conventional MRI systems, 13 are Open MRI systems, 16 are CT systems, five are lithotripters, two are radiation oncology systems and one is a Gamma Knife. The Company owns 75 of its imaging and treatment systems and has operating leases for the remaining 59 systems. Of the Company's 100 conventional MRI systems, 36% have a magnet strength of 1.5 Tesla and 40% have a magnet strength of 1.0 Tesla. Currently, the industry standard magnet strength for fixed systems is 1.5 Tesla and the industry standard magnet strength for mobile systems is 1.0 Tesla. The Company is in the process of upgrading or replacing its remaining conventional MRI systems from magnet strengths of less than 1.0 Tesla to magnet strengths of at least 1.0 Tesla. Nine of the Company's 13 Open MRI systems are less than one year old.

    The Company's master lease agreement with GEMS includes a variable lease arrangement for 17 of the Company's 59 leased imaging and treatment systems, which significantly reduces the Company's downside cash flow risk. Under the Company's standard operating lease agreement with GEMS, the Company pays approximately $30,000 per month to lease each system. Under the variable rate election, the Company may choose to pay a monthly rental fee averaging $18,000 per system, plus 40% of the operating profits generated by such system, or to store idle systems at a fixed location for a monthly payment from GEMS of $1,500 per system, representing approximately half of the monthly maintenance costs for an idle system. The Company's variable lease arrangement with GEMS covers most of the Company's older systems, which the Company either has upgraded or expects to replace within the next 18 to 24 months. As of May 15, 1998, the Company had elected the variable lease option with respect to four of the 17 systems in the variable rate pool, each of which requires total monthly payments of $13,000 or less. The option to elect the variable lease structure in the future with respect to additional systems provides the Company with downside cash flow protection in the event that any particular MRI system experiences low utilization.

    Several substantial companies are presently engaged in the manufacture of MRI (including Open MRI), CT and other diagnostic imaging equipment, including GEMS, Hitachi Medical Systems, Inc., Philips Medical Systems North America Company, Picker International, Inc. and Siemens Medical Systems, Inc. The Company maintains good working relationships with many of the major manufacturers to better ensure an adequacy of supply as well as access to those types of diagnostic imaging systems which appear most appropriate for the specific diagnostic or treatment center to be established.

COMPETITION

    The health care industry in general, and the market for diagnostic imaging services in particular, is highly competitive. The Company competes principally on the basis of its reputation for productive and cost-effective quality services. The Company's operations must compete with groups of radiologists, established hospitals and certain other independent organizations, including equipment manufacturers and leasing companies, that own and operate imaging equipment. The Company will continue to encounter substantial competition from hospitals and independent organizations, including, with respect to its Mobile Facilities, Alliance Imaging, Inc. and its affiliates. Some of the Company's direct competitors that provide contract diagnostic imaging services may have access to greater financial resources than the Company.

    Certain hospitals, particularly the larger hospitals, may be expected to directly acquire and operate imaging and treatment equipment on-site as part of their overall inpatient servicing capability, subject only to their decision to acquire a diagnostic imaging system, assume the associated financial risk, employ the necessary technologists and satisfy applicable licensure requirements, if any. Historically, smaller hospitals have been reluctant to purchase imaging and treatement equipment. This reluctance, however, has encouraged the entry of start-up ventures and more established business operations into the diagnostic services business. As a result, there is significant excess capacity in the diagnostic imaging business in the United States, which negatively affects utilization and reimbursement. See "Risk Factors--Competition."

LIABILITY INSURANCE

    The hospitals and physicians who use the Company's diagnostic imaging services and imaging systems are involved in the delivery of health care services to the public and, therefore, are exposed to the risk of liability claims. The Company's position is that it does not engage in the practice of medicine. The Company provides only the equipment and technical components of diagnositic imaging, including certain limited nursing services, and has not experienced any material losses due to claims for malpractice. Nevertheless, claims for malpractice have been asserted against the Company in the past and any future claims, if successful, could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage. While the Company maintains professional liability insurance, there can be no assurance that any such claims against the Company will not exceed the amount of insurance maintained. Successful malpractice claims asserted against the Company, to the extent not covered by the Company's liability insurance, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Risks Inherent in the Provision of Diagnostic Imaging Services."

GOVERNMENT REGULATION

    The health care industry is highly regulated and changes in laws and regulations can be significant. Changes in the law or new interpretations of existing laws can have a material effect on permissible activities of the Company, the relative costs associated with doing business and the amount of reimbursement by government and other third party payors. The federal government and all states in which the Company currently operates regulate various aspects of the Company's business. Failure to comply with these laws could adversely affect the Company's ability to receive reimbursement for its services and subject the Company and its officers to penalties. See "Risk Factors--Government Regulation."

    ANTI-KICKBACK STATUTES

    The Company is subject to federal and state laws which govern financial and other arrangements between health care providers. These include the federal anti-kickback statute which prohibits bribes, kickbacks, rebates and any other direct or indirect remuneration in return for or to induce the referral of an individual to a person for the furnishing, directing or arranging of services, items or equipment for which payment may be made in whole or in part under Medicare, Medicaid or other federal health care programs. Violation of the anti-kickback statute may result in criminal penalties and exclusion from the Medicare and other federal health care programs. Many states have enacted similar statutes which are not limited to items and services paid for under Medicare or a federally funded health care program. In recent years, there has been increasing scrutiny by law enforcement authorities, HHS, the courts and Congress of financial arrangements between health care providers and potential sources of patient and similar referrals of business to ensure that such arrangements are not designed as mechanisms to pay for patient referrals. HHS interprets the anti-kickback statute broadly to apply, under certain circumstances, to distributions of partnership and corporate profits to investors who refer federal health care program patients to a corporation or partnership in which they have an ownership interest and to payments for service contracts and equipment leases that are designed to provide direct or indirect remuneration for patient referrals or similar opportunities to furnish reimbursable items or services. In July 1991, HHS issued "safe harbor" regulations that set forth certain provisions which, if met, will assure that health care providers and other parties who refer patients or other business opportunities, or who provide reimbursable items or services, will be deemed not to violate the anti-kickback statute. The Company is also subject to separate laws governing the submission of false claims. The Company believes that its operations materially comply with the anti-kickback statutes. See "Risk Factors--Government Regulation--Health Care Fraud and Abuse Regulations."

    STARK II; STATE PHYSICIAN SELF-REFERRAL LAWS

    A federal law, commonly known as the "Stark Law" or "Stark II," also imposes civil penalties and exclusions for referrals for "designated health services" by physicians to certain entities with which they have a financial relationship (subject to certain exceptions). "Designated health services" include, among other things, radiology services, including MRIs, CTs and ultrasound, and inpatient and outpatient hospital services. The law applies only to services reimbursable by Medicare or Medicaid. The Stark Law is self-effectuating and does not require implementing regulation; however, while implementing regulations have been issued relating to referrals for clinical laboratory services, final regulations have not been issued regarding the other designated health services. In addition, several states in which the Company operates have enacted or are considering legislation that prohibits "physician self-referral" arrangements or requires physicians to disclose to their patients any financial interest they may have with a health care provider whom they recommend. Possible sanctions for violating these provisions include loss of licensure and civil and criminal sanctions. Such state laws vary from state to state and seldom have been interpreted by the courts or regulatory agencies. Nonetheless, strict enforcement of these requirements is likely. Although the Company believes its operations materially comply with these federal and state physician self-referral laws, there can be no assurance that Stark II or other regulations will not be interpreted or changed in a manner that would have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors--Government Regulation--Health Care Fraud and Abuse Regulations."

    INDEPENDENT PHYSIOLOGICAL LABORATORIES; INDEPENDENT DIAGNOSTIC TREATMENT
     FACILITIES

    Under past Medicare policy, imaging centers generally participated in the Medicare program as either medical groups or, subject to the discretion of individual Medicare carriers, Independent Physiological Laboratories ("IPLs"). The IPL is a loosely defined Medicare provider category that is not specifically authorized to provide imaging services. Accordingly, certain carriers permit IPLs to provide imaging services and others do not. In the past, the Company has preferred, to the extent possible, to operate its imaging centers for Medicare purposes as IPLs. The Company believes that the designation of its imaging centers as IPLs gave it greater operational control than it would have had if its imaging centers were operated under the medical group model, where the Company would function as a "manager".

    The Health Care Financing Administration ("HCFA") has established a new category of Medicare provider intended to replace IPLs, referred to as Independent Diagnostic Treatment Facilities ("IDTFs"). HCFA has not yet implemented a mechanism for processing IDTF applications, but the Company expects such mechanism to be put in place during calendar 1998. Under the regulations, it appears that imaging centers will have the option to participate in the Medicare program either as IDTFs or as medical groups. The Company believes that the impact of the IDTF regulations is likely to be positive overall. Accordingly, the Company will convert some or all of its existing centers into IDTFs, except in those states where the medical group model is required. Since the mechanism to be used to convert to IDTFs is still undetermined, it is possible that such conversions will raise unanticipated issues. In addition, since the IDTF designation is new, it is unclear to what extent and in what manner IDTFs will be monitored by HCFA, but it is probable that HCFA will exercise increased oversight of IDTFs compared to IPLs, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Reimbursement of Health Care Costs."

    FDA PREMARKET APPROVALS

    The FDA has issued the requisite premarket approval for all of the MRI, CT, lithotripsy and Gamma Knife systems utilized by the Company. Although the Company does not believe that any further FDA approval is required in connection with equipment currently in operation or proposed to be operated, there can be no assurance that the Company's equipment vendors will be able to obtain any requisite FDA premarket approvals in the future.

    CERTIFICATES OF NEED

    Some states require hospitals and certain other health care facilities to obtain a CON or similar regulatory approval prior to the commencement of certain health care operations or services and/or the acquisition of major medical equipment, including MRI and Gamma Knife systems. CON regulations may limit or preclude the Company from providing diagnostic imaging services or systems in certain states. The Company believes that it will not be required to obtain CONs in most of the states in which it intends to operate and in those states where a CON is required, the Company believes it has complied or will comply with such requirements. Nevertheless, a significant increase in the number of states regulating the Company's business within the CON or state licensure framework could adversely affect the Company's business, financial condition and results of operations. Conversely, repeal of existing CON regulations in jurisdictions where the Company has obtained or operates under a CON could also adversely affect the Company's business, financial condition and results of operations as barriers to entry are reduced or removed. This is an area of continuing legislative activity, and there can be no assurance that the Company will not be subject to CON and licensing statutes in other states in which it operates or may operate in the future. See "Risk Factors--Government Regulation--Other State Health Care Regulations."

    RADIOLOGIST LICENSING

    The radiologists with whom the Company may enter into agreements to provide professional services are subject to licensing and related regulations by the states. As a result, the Company requires its radiologists to have and maintain appropriate licensure. Although the Company does not believe that such laws and regulations will either prohibit or require licensure approval of its business operations, there can be no assurance that such laws and regulations will not be interpreted to extend such prohibitions or requirements to the Company's operations. See "Risk Factors--Government Regulation--Health Care Fraud and Abuse Regulations."

REIMBURSEMENT OF HEALTH CARE COSTS

    MEDICARE

    The Medicare program provides reimbursement for hospitalization, physician, diagnostic and certain other services to eligible persons 65 years of age and over and certain others. Providers of service are paid by the federal government in accordance with regulations promulgated by HHS and generally accept said payment, with nominal co-insurance amounts required to be paid by the service recipient, as payment in full. In general, these regulations provide for a specific prospective payment to reimburse hospitals for inpatient treatment services based upon the diagnosis of the patient. Although outpatient services such as those primarily provided by the Company are presently exempt from prospective payment reimbursement, Congress has instructed the Prospective Payment Assessment Commission to study alternative methods for reimbursing hospitals for outpatient services, including prospective payment methods, and the Medicare program has adopted fee schedules for some diagnostic services. Recent congressional and regulatory action has also imposed additional requirements on the eligibility of certain diagnostic services for reimbursement by the Medicare program, including new requirements regarding necessary documentation from ordering physicians and supervision by radiologists. Such congressional and regulatory action reflects industry-wide cost containment pressures which the Company believes will affect all health care providers for the foreseeable future. Such reductions in reimbursement levels may affect health care providers' ability to pay for the services offered by the Company and could indirectly adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Reimbursement of Health Care Costs."

    MEDICAID

    The Medicaid program is a combined federal and state program providing coverage for low income persons. The specific services offered and reimbursement methods vary from state to state. In many states, Medicaid reimbursement is patterned after the Medicare program. There can be no assurance that changes in Medicaid program reimbursement would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Reimbursement of Health Care Costs."

    MANAGED CARE

    HMOs and PPOs attempt to control the cost of health care services. Managed care contracting has become very competitive and reimbursement schedules are at or below Medicare reimbursement levels. The development and expansion of HMOs, PPOs and other managed care organizations within the Company's regional networks could have a negative impact on utilization of the Company's services in certain markets and/or affect the revenue per procedure which the Company can collect because such organizations will exert greater control over patients' access to diagnostic imaging services, the selection of the provider of such services and the reimbursement thereof. The Company expects that the excess capacity of equipment in the United States may negatively impact operations because of the competition among health care providers for contracts with all types of managed care organizations. As a result of such competition, the length of term of any contracts which the Company may obtain and the payment to the Company for such services may also be negatively affected. See "Risk Factors--Reimbursement of Health Care Costs" and "Business--Operations--Customers and Fees."

    PRIVATE INSURANCE REIMBURSEMENT

    Private health insurance programs generally have authorized the payment for diagnostic imaging and Gamma Knife procedures on satisfactory terms and HCFA has authorized reimbursement under the federal Medicare program for all diagnostic imaging and Gamma Knife services currently being provided by the Company. However, if Medicare reimbursement is reduced, the Company believes that private health insurance programs will also reduce reimbursement, which could have an adverse impact on the Company's business, financial condition and results of operations. See "Risk Factors--Reimbursement of Health Care Costs."

LEGAL PROCEEDINGS

    The Company is engaged from time to time in the defense of lawsuits arising out of the ordinary course and conduct of its business and has insurance policies covering such potential insurable losses where the Company believes such coverage is cost-effective. The Company believes that the outcome of any such lawsuits will not have a material adverse impact on the Company's business.

    On May 8, 1998, Medical Synergies, Inc. ("MSI") and its subsidiary, The Center for Diagnostic Medical Services, Inc. ("CDMSI"), filed a complaint against InSight Health Corp., a wholly owned subsidiary of the Company ("IHC"), and certain of its officers, E. Larry Atkins, Thomas V. Croal, Glenn P. Cato, Robert N. LaDouceur and Michael A. Boylan, in the District Court of Dallas County, Texas. Plaintiffs allege that they had a final and binding agreement with IHC with respect to the acquisition by IHC of certain assets, and assumption by IHC of certain liabilities, of MSI and CDMSI. Plaintiffs' complaint includes claims of anticipatory repudiation of an alleged agreement, fraud, negligent misrepresentation, tortious interference with contract, tortious interference with prospective business relations and attorneys' fees based on breach or repudiation of the alleged agreement. The complaint requests a judgment for actual, compensatory and consequential damages in an unspecified amount, punitive and exemplary damages in an unspecified amount, pre-judgment and post-judgment interest, attorneys' fees, expenses, costs and disbursements. The Company, IHC and the other defendants have answered the complaint and the case has been removed to the U.S. Bankruptcy Court for the Northern District of Texas, Dallas Division, since MSI and CDMSI filed, after the filing of the complaint against the defendants, for protection under Chapter 11 of the federal bankruptcy law. The Company, IHC and the other defendants believe that plaintiffs' claims are without merit and intend to vigorously defend the lawsuit.

PROPERTIES

    The Company leases approximately 12,300 square feet of office space for its executive offices in Newport Beach, California, under a lease expiring in 2001, and approximately 5,300 square feet of office space in Farmington, Connecticut, under a lease expiring in 2002. The Company believes its facilities are adequate for its reasonably foreseeable needs. In addition, the following table sets forth the other principal properties used by the Company as of June 30, 1998:

                                              APPROXIMATE
NAME OF FACILITY                              SQUARE FEET                LOCATION
-------------------------------------------  -------------  -----------------------------------
OWNED PROPERTIES:
Northern Indiana Oncology Center...........        3,500    Valparaiso, Indiana
Berwyn Magnetic Resonance Center (1).......        3,800    Berwyn, Illinois
Garfield Imaging Center (1)................        4,500    Monterey Park, California
LAC/USC Imaging Sciences
  Center (1)...............................        8,500    Los Angeles, California
Maxum Diagnostic Center--Eighth Avenue.....       10,000    Ft. Worth, Texas
Diagnostic Outpatient Center (1)...........       13,800    Hobart, Indiana
Harbor/UCLA Diagnostic Imaging Center
  (1)......................................       15,000    Torrance, California
Mountain Diagnostics.......................       19,100    Las Vegas, Nevada

                                              APPROXIMATE
NAME OF FACILITY                              SQUARE FEET                LOCATION
-------------------------------------------  -------------  -----------------------------------
LEASED PROPERTIES:
Buckhead Imaging...........................        1,500    Atlanta, Georgia
Redwood City MRI...........................        2,900    Redwood City, California
Dublin Imaging.............................        3,900    Dublin, Ohio
Open MRI of Orange County..................        4,000    Santa Ana, California
Washington Magnetic Resonance Center.......        4,100    Whittier, California
Imaging Center at Murfreesboro.............        5,000    Murfreesboro, Tennessee
Marshwood Imaging..........................        5,000    Scarborough, Maine
Maxum Diagnostic Center--Preston Road......        5,800    Dallas/Plano, Texas
Open MRI of Hayward........................        6,400    Hayward, California
Central Maine Imaging Center...............        7,250    Lewiston, Maine
Ocean Medical Imaging Center...............        8,700    Tom's River, New Jersey
Broad Street Imaging Center................       12,700    Columbus, Ohio
Maxum Diagnostic Center--Forest Lane.......       14,100    Dallas, Texas
Chattanooga Outpatient Center..............       14,700    Chattanooga, Tennessee
Fleet Services/Training/Applications.......       20,000    Winston-Salem, North Carolina

------------------------

(1) The Company owns the building and holds the related land under a long-term lease.

    On April 24, 1998, the Company completed the purchase of 77,690 square feet of land in Ft. Worth, Texas, upon which the Company intends to build a Multi-Modality Center to which certain existing operations in Ft. Worth will be relocated.

EMPLOYEES

    At June 30, 1998, the Company had approximately 800 full-time and 50 part-time employees. None of the Company's employees are covered by a collective bargaining agreement. Management believes its employee relations to be satisfactory.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the name, age and position of each of the persons who are directors and executive officers of the Company. Each director will hold office until the date indicated in the appropriate footnote or until his successor has been elected and qualified. Officers are elected by the Board and serve at the discretion of the Board.

NAME                                  AGE                                      POSITIONS
--------------------------------      ---      --------------------------------------------------------------------------
E. Larry Atkins.................          51   President, Chief Executive Officer and Director (1) (2)

Thomas V. Croal.................          38   Senior Executive Vice President, Chief Operating Officer and Chief
                                                 Financial Officer

Michael A. Boylan...............          42   Executive Vice President and Chief Development Officer

Marilyn U. MacNiven-Young.......          47   Executive Vice President, General Counsel and Secretary

Michael D. Cragin...............          50   Senior Vice President--Operations

Brian G. Drazba.................          36   Senior Vice President--Finance and Corporate Controller

Robert N. LaDouceur.............          53   Senior Vice President--Operations

Deborah M. MacFarlane...........          42   Senior Vice President--Marketing

Brian P. Stone..................          38   Senior Vice President--Operations

Frank E. Egger..................          53   Chairman of the Board and Director (1) (3)

Michael E. Aspinwall............          45   Director (4)

Grant R. Chamberlain............          33   Director (1) (5)

David W. Dupree.................          45   Director (6)

Leonard H. Habas................          54   Director (1) (3)

Ronald G. Pantello..............          54   Director (1) (5)

Glenn A. Youngkin...............          31   Director (6)

------------------------

(1) Elected by the holders of the Company's common stock.

(2) Class I Director (term expires at the Company's annual meeting of stockholders in 2000).

(3) Class III Director (term expires at the Company's annual meeting of stockholders in 1999).

(4) Elected by the holders of the Series C Preferred Stock.

(5) Class II Director (term expires at the Company's annual meeting of stockholders in 1998).

(6) Elected by the holders of the Series B Preferred Stock.

    E. LARRY ATKINS has been a director and president and chief executive officer of the Company since February 23, 1996. Mr. Atkins joined AHS in 1986 and has served as AHS's president and chief executive officer since August 1990 and chairman of the board from December 1990 to June 1992. Mr. Atkins served as executive vice president and chief operating officer of AHS from 1986 to August 1990. Mr. Atkins became a director of AHS in 1988. From 1979 to 1986, Mr. Atkins served as president and chief executive officer of AMI Diagnostic Services, a wholly owned subsidiary of American Medical International, Inc.

    THOMAS V. CROAL has been senior executive vice president, chief operating officer and chief financial officer of the Company since July 21, 1998. He was executive vice president, chief financial officer and secretary of the Company from February 23, 1996 to July 21, 1998. Mr. Croal served as a director of AHS from March 1991 until June 26, 1996. He has served as vice president and chief financial officer of AHS since April 1991. He was controller of AHS from 1989 until April 1991. In December 1990, Mr. Croal was appointed corporate secretary. From 1981 to 1989, Mr. Croal was employed by Arthur Andersen & Co., an independent public accounting firm.

    MICHAEL A. BOYLAN has been executive vice president and chief development officer of the Company since April 1, 1998. From February 23, 1996 to April 1, 1998, he was senior vice president-operations of the Company. Mr. Boylan has served as executive vice president of MHC since March 1994. From 1992 to 1994, he served as a regional vice president of MHC's principal operating subsidiary, Maxum Health Services Corp. ("MHSC"). From 1991 to 1992, he served as an executive director of certain of MHC's operations. From 1986 to 1991, Mr. Boylan served in various capacities as an officer and employee, including president and chief operating officer, with American Medical Imaging Corporation.

    MARILYN U. MACNIVEN-YOUNG has been executive vice president, general counsel and secretary of the Company since August 1, 1998. From July 1, 1996 through July 31, 1998, she served as outside general counsel of the Company. From September 1994 through June 1995, Ms. MacNiven-Young served as vice president, general counsel and secretary of Abbey Healthcare Group Inc. From 1991 to 1994, she served as general counsel of AHS.

    MICHAEL D. CRAGIN has been senior vice president-operations of the Company since February 23, 1996. Mr. Cragin has served as regional vice president, western operations of AHS since he joined AHS in May 1994. From 1989 to 1994, he was Director of Professional Business Affairs at Saint John's Hospital, Santa Monica, California.

    BRIAN G. DRAZBA was elected senior vice president-finance of the Company on July 18, 1997. From March 28, 1996, he served as vice president-finance of the Company. Since June 1995, he has served as vice president-finance of AHS. Mr. Drazba served as corporate controller for AHS from 1992 to 1995. From 1985 to 1992, Mr. Drazba was employed by Arthur Andersen & Co.

    ROBERT N. LADOUCEUR has been senior vice president-operations of the Company since February 23, 1996. Mr. LaDouceur has served as executive vice president of MHC since March 1994. From 1992 to 1994, he served as a regional vice president of MHSC. From 1991 to 1992, he served as an executive director of certain of MHC's operations. From 1984 to 1991, Mr. LaDouceur served in various capacities as an officer or employee, including vice president, with Glassrock Home Health Care.

    DEBORAH M. MACFARLANE has been senior vice president-marketing of the Company since March 28, 1996. Since July 1991, she has served as vice president, marketing of AHS. From 1987 until June 1991, Ms. MacFarlane served as director of marketing for the Center Operating Group of Medical Imaging Centers of America, Inc.

    BRIAN P. STONE has been senior vice president-operations of the Company since May 18, 1998. From 1994 until May 18, 1998, Mr. Stone served as president and chief executive officer of Signal. From 1991 until 1994, Mr. Stone served as treasurer and chief financial officer of Signal.

    FRANK E. EGGER has been chairman of the board and a director of the Company since February 23, 1996. Mr. Egger was a director of AHS from August 1991 until June 26, 1996. He was appointed chairman of the board of AHS in May 1995, and served as such until June 26, 1996. From 1995 through December 1996, Mr. Egger served as vice president of Kovens & Associates, Inc. ("Kovens & Associates"), a successor entity to Kovens Enterprises, where Mr. Egger served as chief financial officer from 1980 to 1995. Kovens & Associates is a group of real estate development and investment companies based in Miami, Florida. Since December 1996, Mr. Egger has been a consultant.

    MICHAEL E. ASPINWALL has been a director of the Company since November 20, 1997. Mr. Aspinwall is senior vice president and health care industry leader in Equity Capital Group, Inc., a subsidiary of General Electric Capital Corporation, and specializes in private equity investments in the health care industry. From 1994 to 1996, Mr. Aspinwall was senior vice president and manager, health care receivables in

Commercial Finance Group, Inc., a subsidiary of General Electric Capital Corporation. From 1987 to 1994, Mr. Aspinwall held several vice presidential positions with Chase Manhattan Bank, N.A. in New York.

    GRANT R. CHAMBERLAIN has been a director of the Company since July 19, 1996. Since January 1, 1998, Mr. Chamberlain has been a managing director of Shattuck Hammond Partners, Inc. ("Shattuck Hammond"), an investment banking firm based in New York City. From April 1995 to January 1, 1998, Mr. Chamberlain was a vice president of Shattuck Hammond. From April 1991 to April 1995, he served as manager of strategic investments and restructurings for GE.

    DAVID W. DUPREE has been a director of the Company since October 14, 1997. Mr. Dupree is a managing director of The Carlyle Group, a Washington, D.C. based merchant banking firm where he has been employed since 1992. From 1990 to 1992, Mr. Dupree was a principal in Corporate Finance, Private Placements, with Montgomery Securities. From 1988 to 1990, he was vice president-corporate finance and co-head of Equity Private Placements at Alex, Brown & Sons, Incorporated. Mr. Dupree is also a director of Care Systems Corporation, Pharmaceutical Research Associates, Inc., and Whole Foods Market, Inc.

    LEONARD H. HABAS has been a director of the Company since February 23, 1996. From 1986 to June 26, 1996, Mr. Habas was a director of MHC. Since 1995 he has been a director , chairman of the board and chief executive officer of Advance Publishers, L.C., a book distribution company based in Winter Park, Florida. He established his own financing and consulting firm in 1987, which he continues to own. Mr. Habas is also a director of Dick Davis Digest and CeraMed Corporation.

    RONALD G. PANTELLO has been a director of the Company since February 23, 1996. From 1993 to June 26, 1996, Mr. Pantello was a director of MHC. He is a founding partner of Lally, McFarland & Pantello, an advertising agency specializing in the health care industry, based in New York City, and has been its chief executive officer since 1980.

    GLENN A. YOUNGKIN has been a director of the Company since October 14, 1997. Mr. Youngkin is a vice president at The Carlyle Group, where he has been employed since 1995. Mr. Youngkin was a consultant with McKinsey & Company, a global management consulting firm from 1994 to 1995. From 1990 to 1992, Mr. Youngkin worked in the Natural Resource Group of CS First Boston where he structured and executed merger and acquisition transactions and capital market financings. Mr. Youngkin also serves as a director of Elgar Holdings, Inc.

COMMITTEES

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During fiscal 1998 prior to the Recapitalization, the Company's Compensation Committee consisted of two non-employee directors, Messrs. Habas (co-chairman) and Pantello (co-chairman). Since the Recapitalization, the Compensation Committee has consisted of three non-employee directors, Messrs. Habas, Pantello and Youngkin. The Compensation Committee is responsible for determining the specific forms and levels of compensation of the Company's executive officers, and administering the Company's 1998 Employee Stock Option Plan, 1997 Management Stock Option Plan, 1996 Employee Stock Option Plan and 1996 Directors' Stock Option Plan, AHS's 1987 Stock Option Plan, AHS's 1992 Option and Incentive Plan, and MHC's 1989 Stock Option Plan.

    ACQUISITION COMMITTEE. The Acquisition Committee was created pursuant to the Recapitalization. It currently consists of Messrs. Aspinwall, Atkins, Egger and Youngkin. Its principal functions are to consider certain transactions with respect to which the aggregate compensation payable in connection therewith is less than $15 million.

    AUDIT COMMITTEE. During fiscal 1998 prior to the Recapitalization, the Audit Committee consisted of Messrs. Egger (chairman) and Chamberlain. Its principal functions are to review the results of the Company's annual audit with the Company's independent auditors and review the performance of the

Company's independent auditors. Since the Recapitalization, the Audit Committee has consisted of Messrs. Chamberlain and Pantello. It is intended that the Joint Director, when appointed and approved, will be a member of the Audit Committee.

    EXECUTIVE COMMITTEE. Following the Recapitalization, the Executive Committee was created. The Executive Committee currently consists of Messrs. Aspinwall, Atkins, Dupree and Egger. It is authorized to exercise all the power and authority of the Board in the management of the business of the Company but its authority does not extend to certain fundamental corporate transactions.

    NOMINATING COMMITTEE. The Nominating Committee currently consists of Messrs. Habas and Egger. Its principal function is to make recommendations relating to the composition of the Board, including identifying potential candidates as Board members.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    Because the Company was not a reporting company pursuant to Section 13(a) or 15(d) of the Exchange Act until June 26, 1996, its fiscal year ended shortly thereafter on June 30, 1996 and each of its predecessors, MHC and IHC, were reporting companies and have reported executive compensation information through the year ended December 31, 1995, the following table sets forth information concerning the annual, long-term and all other compensation for services rendered in all capacities to the Company, its subsidiaries and predecessors for the year ended December 31, 1995, the six months ended June 30, 1996 and the years ended June 30, 1998 and 1997 of (i) the Company's chief executive officer and (ii) the four most highly compensated executive officers (other than the chief executive officer) of the Company (the "Other Executive Officers"), whose aggregate cash compensation exceeded $100,000 for the year ended June 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                         LONG-TERM
                                                                   ANNUAL COMPENSATION                 COMPENSATION
                                                    -------------------------------------------------     AWARDS
                NAME AND PRINCIPAL                   FISCAL YEAR                                       STOCK OPTIONS   ALL OTHER
                     POSITION                           ENDED      SALARY(1)   BONUS(2)    OTHER(3)      (SHARES)       COMP(3)
--------------------------------------------------  -------------  ----------  ---------  -----------  -------------  -----------
E. Larry Atkins...................................         1998    $  287,000  $      --   $   9,000       200,000     $  16,242
President and Chief                                        1997       246,400     86,000       9,000       100,000        11,040
Executive Officer                                          1996(4)    123,200         --       4,500            --         4,691
                                                           1995       246,400     61,600       4,680       175,000         7,882

Glenn P. Cato.....................................         1998       207,000         --       9,000       110,000        14,335
Senior Executive Vice                                      1997       180,000     54,000       9,000        25,000        13,296
President and Chief                                        1996(4)     97,500     10,000       3,000            --            --
Operating Officer(5)                                       1995       172,500     20,000       6,000        30,000         3,158

Thomas V. Croal...................................         1998       200,000     33,333       9,000       165,000        12,748
Executive Vice President,                                  1997       175,230     53,000       9,000        25,000         9,804
Chief Financial Officer and                                1996(4)     87,615         --       4,500            --         2,669
Secretary (6)                                              1995       175,230     43,808       4,742       125,000         2,669

Robert N. LaDouceur...............................         1998       181,500         --       7,800        60,000        14,638
Senior Vice President-                                     1997       165,000     36,000       7,800        10,000         8,169
Operations                                                 1996(4)     82,500     10,000       3,900            --            --
                                                           1995       165,000     20,000       6,400        30,000         3,072

Michael A. Boylan.................................         1998       188,250         --       7,800        60,000         7,715
Executive Vice President and Chief                         1997       165,000     36,000       7,800        10,000         5,509
Development Officer                                        1996(4)     81,865     25,000       3,900            --            --
                                                           1995       165,000     20,000       6,400        30,000            --

------------------------

(1) Includes amounts for periods during which the chief executive officer and the Other Executive Officers of the Company whose aggregate cash compensation exceeded $100,000 served as executive officers of IHC or MHC, which are now wholly owned subsidiaries of the Company.

(2) Annual bonuses are earned and accrued during the fiscal years indicated, and paid subsequent to the end of each fiscal year.

(3) Amounts of Other Annual Compensation include perquisites (auto allowances and commissions for contract awards and renewals) and amounts of All Other Compensation include (i) amounts contributed to the Company's, MHC's or IHC's 401(k) profit sharing plans, as the case may be, (ii) specified premiums on executive split-dollar insurance arrangements and (iii) specified premiums on executive health insurance arrangements, for the chief executive officer and the Other Executive Officers of the Company.

(4) Six months ending June 30, 1996.

(5) Mr. Cato's employment by the Company was terminated as of July 21, 1998.

(6) On July 21, 1998 Mr. Croal became Senior Executive Vice President and Chief Operating Officer of the Company. He remained Chief Financial Officer of the Company and was replaced as Secretary of the Company.

COMPENSATION OF DIRECTORS

    The members of the Board who are not employees of the Company receive an annual director fee of $15,000 and options to purchase the Company's common stock for their services as directors, as provided in the Company's 1996 Directors' Stock Option Plan ("Directors' Plan"). On March 28, 1996, the Company entered into a consulting agreement with Mr. Egger pursuant to which Mr. Egger receives $85,000 per year for services rendered to the Company in connection with its acquisition and financing activities. See "Employment Agreements and Severance Agreements" and "Certain Relationships and Related Transactions."

    The Directors' Plan provided for the automatic grant at the effective time of the merger of each of AHS and MHC into wholly owned subsidiaries of the Company ("Merger") to each non-employee director then serving on the Board of an option to purchase 15,000 shares of the Company's common stock at an exercise price equal to the fair market value of such stock on the date of the grant. In addition, each new director of the Company who commences service after the effective time of the Merger will be granted an option to purchase 15,000 shares of the Company's common stock. The initial grants vest monthly on a pro rata basis over a three-year period, so long as the individual remains a director of the Company or is an employee or independent contractor of the Company or any of its subsidiaries. At the end of such three-year period and annually thereafter during the term of the Directors' Plan, so long as the individual remains a director, he or she will be granted an option to purchase 5,000 shares of the Company's common stock. These additional grants vest monthly over one year on the same terms as the initial grants. These options expire ten years from the date of grant. In accordance with this formula, on June 26, 1996, each of Messrs. Egger, Habas and Pantello were granted options to purchase 15,000 shares of the Company's common stock at an exercise price of $5.37 per share. In addition, on July 19, 1996, Mr. Chamberlain was granted an option to purchase 15,000 shares of the Company's common stock at an exercise price of $7.00 per share.

    On July 17, 1997, the Company issued to each of Messrs. Chamberlain, Egger, Habas and Pantello a warrant to purchase 15,000 shares of the Company's common stock at an exercise price of $4.56 per share, which was the fair market value of the Company's common stock on such date. The warrants vest cumulatively at the rate of 416.66 shares per month and are exercisable at any time up to July 17, 2000.

    In lieu of an automatic grant, under the Directors' Plan, to each of the Series B Directors and the Series C Director of an option to purchase 15,000 shares of the Company's common stock, at the request of the Preferred Stock Directors (as defined below), upon the date each of them became a Preferred Stock Director, the Company issued to an affiliate of Carlyle a warrant to purchase 30,000 shares of the Company's common stock at an exercise price of $7.25 per share and GE a warrant to purchase 15,000 shares of the Company's common stock at an exercise price of $10.00 per share. The Carlyle warrant vests cumulatively at the rate of 833.33 shares per month and the GE warrant vests cumulatively at the rate of 416.67 shares per month. The Carlyle warrant is exercisable at any time up to October 14, 2000 and the GE warrant is exercisable at any time up to November 20, 2000. See "Transactions With Holders of Preferred Stock".

OPTION GRANTS

    The following table sets forth information concerning options granted to each of the chief executive officer and the Other Executive Officers of the Company during the year ended June 30, 1998.

                                                       INDIVIDUAL GRANTS
                                    --------------------------------------------------------
                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                                    ANNUAL RATES
                                     NUMBER OF      % OF TOTAL                                     OF STOCK PRICE
                                    SECURITIES        OPTIONS                                     APPRECIATION FOR
                                    UNDERLYING      GRANTED TO       EXERCISE                     OPTION TERM (2)
                                      OPTIONS        EMPLOYEES       PRICE PER   EXPIRATION   ------------------------
               NAME                   GRANTED     IN FISCAL YEAR     SHARE (1)      DATE          5%          10%
----------------------------------  -----------  -----------------  -----------  -----------  ----------  ------------
E. Larry Atkins...................      50,000               5%      $    4.56     07/17/07(3) $  143,388 $    363,373
                                       150,000              16%           8.37     11/07/07(4)    789,577    2,000,944

Glenn P. Cato.....................      30,000               3%           4.56     07/17/07(3)     86,033      218,024
                                        80,000               8%           8.37     11/07/07(4)    421,108    1,067,170

Thomas V. Croal...................      25,000               3%           4.56     07/17/07(3)     71,694      181,687
                                       140,000              14%           8.37     11/07/07(4)    736,939    1,867,547

Robert N. LaDouceur...............      10,000               1%           4.56     07/17/07(3)     28,678       72,675
                                        50,000               5%           8.37     11/07/07(4)    263,192      666,981

Michael A. Boylan.................      10,000               1%           4.56     07/17/07(3)     28,678       72,675
                                        50,000               5%           8.37     11/07/07(4)    263,192      666,981

------------------------

(1) All options were granted at fair market value (the closing price reported on The Nasdaq SmallCap Market for the Company's common stock) on the date of grant.

(2) Potential realizable value is determined by taking the exercise price per share and applying the stated annual appreciation rate compounded annually for the remaining term of the options (ten years), subtracting the exercise price per share at the end of the period and multiplying the remaining number by the number of options granted. Actual gains, if any, on stock option exercises and the Company's common stock holdings are dependent on the future performance of the Company's common stock and overall stock market conditions.

(3) Options are exercisable starting twelve (12) months after the grant date, with 25% of the shares becoming exercisable at that time and with an additional 25% of the shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

(4) 50% of the options are exercisable starting twelve (12) months after the grant date, with 33% of the shares becoming exercisable at that time and with in additional 33% of the shares becoming exercisable on each successive anniversary date. The remaining 50% of the options are exercisable 7 years after the grant date, with 33% of the shares becoming exercisable at that time and with an additional 33% of the shares becoming exercisable on each successive anniversary date, with acceleration in certain circumstances. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

OPTION EXERCISES DURING FISCAL 1998 AND FISCAL YEAR-END VALUES

    During the year ended June 30, 1998, neither of the chief executive officer nor the Other Executive Officers of the Company (except Mr. Cato) exercised any stock options. The following table sets forth information with respect to the stock options exercised by Mr. Cato during fiscal 1998 and the unexercised stock options to purchase the Company's common stock granted, under (i) MHC's and AHS's stock option plans and assumed by the Company pursuant to the Merger, and (ii) the Company's 1996 Employee Stock Option Plan and (iii) the Company's 1997 Management Stock Option Plan to the chief executive officer and the Other Executive Officers of the Company as of June 30, 1998.

                                          NUMBER OF                   NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                           SHARES                            OPTIONS                    IN-THE- MONEY
                                          ACQUIRED                    HELD AT JUNE 30, 1998      OPTIONS AT JUNE 30, 1998(1)
                                             ON        VALUE       ---------------------------   ---------------------------
NAME                                      EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------  ---------   --------     -----------   -------------   -----------   -------------
E. Larry Atkins.........................    --           --          39,000         278,500        $18,375      $1,032,875
Glenn P. Cato...........................   34,385     $487,011(2)    24,190         128,750        195,819         460,475
Thomas V. Croal.........................    --           --          16,250         186,250         13,125         592,950
Robert N. LaDouceur.....................    --           --          41,370          67,500        408,165         214,650
Michael A. Boylan.......................    --           --          41,370          67,500        408,165         214,650

------------------------

(1) Based on the closing price reported on The Nasdaq SmallCap Market for the Company's common stock on that date of $10.75 per share.

(2) The value realized is the fair market value of the shares on the date of exercise less the exercise price.

INDEMNIFICATION AGREEMENTS

    The Company has entered into separate indemnification agreements with each of its directors and executive officers that could require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers and to advance expenses incurred by them as a result of any proceedings against them as to which they could be indemnified.

    The Recapitalization agreements also contain provisions for the indemnification of the Company's directors under certain circumstances. The agreements pursuant to which Carlyle and GE acquired Series B Preferred Stock and Series C Preferred Stock, respectively, provide that the Company will indemnify, defend and hold harmless Carlyle and GE, as the case may be, and their respective affiliates, directors, officers, advisors, employees and agents to the fullest extent lawful from and against all demands, losses, damages, penalties, claims, liabilities, obligations, actions, causes of action and reasonable expenses ("Losses") arising out of the agreements or the related transactions or arising by reason of or resulting from the breach of any representation, warranty, covenant or agreement of the Company contained in such agreements for the period for which such representation or warranty survives; provided, however, that the Company does not have any liability to indemnify Carlyle or GE with respect to Losses arising from the bad faith or gross negligence of the Carlyle or GE indemnified party. The Recapitalization agreements provide that no claim may be made by Carlyle or GE against the Company for indemnification until the aggregate dollar amount of all Losses incurred by Carlyle or GE, as applicable, exceeds $250,000 and the indemnification obligations of the Company shall be effective only until the dollar amount paid in respect of the Losses incurred by Carlyle or GE, as applicable, and indemnified against aggregates to an amount equal to $25 million, except with respect to Losses resulting from the breaches of certain representations or covenants, which are unlimited in amount.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

    The Company has entered into executive employment agreements with its chief executive officer, the Other Executive Officers and Messrs. Cragin, Drazba and Stone and Ms. MacFarlane and Ms. MacNiven-Young, which provide for rolling twelve (12) month periods of employment, and severance compensation equal to 12 months of compensation at his or her annual salary rate then in effect, in the event the executive's employment is terminated (i) because of physical or mental disability, (ii) because of discretionary action of the Board or (iii) voluntarily by the executive due to a "Change of Control" and in the case of Mr. Stone and Ms. MacNiven-Young voluntarily by them for "good reason" as defined in their employment agreements. A "Change of Control" will have occurred if the Company or its stockholders enter into an agreement to dispose of, whether by sale, exchange, merger, consolidation, reorganization, dissolution or liquidation, (a) not less than 80% of the assets of the Company or (b) a portion of the Company's outstanding common stock such that one person or "group" (as defined by the SEC) owns, of record or beneficially, not less than 50% of the Company's outstanding common stock. In the event that the executive's employment is terminated for cause, he or she has no right to receive any severance compensation under his or her employment agreement. In consideration for such severance compensation, each executive has agreed not to solicit, entice, divert or otherwise contact any customer or employee of InSight for any provision of services which constitute "Company Business" during the period that the executive is receiving severance compensation or for a period of 12 months after the executive's termination of employment, whichever is later. "Company Business" means the development and operation, at times together with other healthcare providers, of outpatient facilities which provide diagnostic services in the areas of general radiology, MRI, cardiology and neurosciences utilizing the related equipment and computer programs and software and various distribution methods and investment structures.

    Mr. Egger, a director and chairman of the board, has entered into a consulting agreement with InSight providing for compensation at the rate of $85,000 per year. Mr. Egger's agreement provides for severance compensation equal to 12 months of compensation in the event the agreement is terminated as a result of (i) Mr. Egger becoming physically or mentally disabled, (ii) discretionary action of the Board, or (iii) a corporate reorganization that has the effect of diminishing or impairing Mr. Egger's consulting responsibilities.

    Pursuant to his executive employment agreement, Mr. Cato will receive severance equal to twelve months salary at his level of compensation as of July 21, 1998 in connection with his termination of employment.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table shows the beneficial ownership, reported to the Company as of June 30, 1998, of the Company's common stock, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options and warrants and conversions of Preferred Stock within the meaning of Rule 13d-3(d)(1) under the Exchange Act), of (i) each person known to the Company to own beneficially 5% or more of the Company's common stock, (ii) each director of the Company, (iii) the Company's executive officers, and (iv) all directors and executive officers, as a group.

                                                                 AMOUNT AND NATURE OF
NAME AND ADDRESSES OF                                            BENEFICIAL OWNERSHIP  PERCENTAGE OF COMMON STOCK
BENEFICIAL OWNERS                                                OF COMMON STOCK (1)     BENEFICIALLY OWNED (1)
---------------------------------------------------------------  --------------------  ---------------------------
Carlyle (2) ...................................................         3,243,408                   53.5%
1001 Pennsylvania Avenue, N.W.
Suite 220
Washington, D.C. 20004

General Electric Company (3) ..................................         3,591,331                   56.0%
20825 Swenson Drive
Suite 100
Waukesha, WI 53186

E. Larry Atkins (4) ...........................................            63,600                    2.2%
4400 MacArthur Boulevard
Suite 800
Newport Beach, CA 92660

Grant R. Chamberlain (5) ......................................            16,250                   *
620 Fifth Avenue
Suite 2950
New York, NY 10111

Frank E. Egger (6) ............................................            62,552                    2.2%
10301 S.W. 13th Street
Pembroke Pines, FL 33025

Leonard H. Habas (7) ..........................................            59,091                    2.0%
501 S. New York Avenue
Suite 210
Winter Park, FL 32789

David W. Dupree (8) ...........................................                 0                       0
1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, D.C. 20004

Glenn A. Youngkin (9) .........................................             1,000                   *
1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, D.C. 20004

Roz Kovens (10) ...............................................           149,079                    5.0%
9999 Collins Avenue #1K
Bal Harbour, FL 33154

Ronald G. Pantello (11) .......................................            34,606                    1.2%
60 Madison Avenue
New York, NY 10010

Glenn P. Cato (12) ............................................            66,371                    2.0%
400 MacArthur Boulevard
Suite 800
Newport Beach, CA 92660

Thomas V. Croal (13) ..........................................            24,000                   *
4400 MacArthur Boulevard
Suite 800
Newport Beach, CA 92660

Michael A. Boylan (14) ........................................            43,870                    1.5%
110 Gibraltar Road
Horsham, PA 18901

Robert N. LaDouceur (15) ......................................            43,870                    1.5%
11011 King Street
Suite 240
Overland Park, KS 66210

Michael D. Cragin (16) ........................................             6,250                   *
4400 MacArthur Boulevard
Suite 800
Newport Beach, CA 92660

Brian G. Drazba (17) ..........................................             4,500                   *
4400 MacArthur Boulevard
Suite 800
Newport Beach, CA 92660

Deborah M. MacFarlane (18) ....................................             6,750                   *
4400 MacArthur Boulevard
Suite 800
Newport Beach, CA 92660

Brian P. Stone (19) ...........................................             8,930                   *
74 Batterson Park Road
Farmington, CT 06032

All directors and executive officers as a group (15 persons)              434,140                   13.4%
  (20).........................................................

------------------------

*   Less than 1% of the Company's outstanding common stock.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after June 30, 1998.

(2) The information in the table is based upon the Schedule 13D filed with the Commission by Carlyle on October 24, 1997. Represents shares of the Company's common stock issuable upon conversion of all 25,000 shares of Series B Preferred Stock (convertible into 2,985,075 shares of the Company's common stock) and exercise of certain warrants ("Carlyle Warrants") (exercisable for 250,000 shares of the Company's common stock) held by Carlyle, which is comprised of the entities listed in the following sentence. The cumulative Carlyle ownership figure represents (i) 3,235,075 shares beneficially owned by Carlyle Partners II, L.P., including 8,208 shares of Series B Preferred Stock (convertible into 980,028 shares of the Company's common stock) and Carlyle Warrants to purchase 82,077 shares of the Company's common stock with respect to which it has disposal power, and 3,235,075 shares with respect to which it shares voting power; (ii) 3,235,075 shares beneficially owned by Carlyle Partners III, L.P., including 375 shares of Series B Preferred Stock (convertible into 44,732 shares of the Company's common stock) and Carlyle Warrants to purchase 3,764 shares of the Company's common stock with respect to which it has disposal power, and 3,235,075 shares with respect to which it shares voting power; (iii) 896,526 shares beneficially owned by Carlyle International Partners II,

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    L.P., including 6,928 shares of Series B Preferred Stock (convertible into
    827,244 shares of the Company's common stock) and Carlyle Warrants to purchase 69,282 shares of the Company's common stock with respect to which it has disposal power and shares voting power; (iv) 48,304 shares beneficially owned by Carlyle International Partners III, L.P., including 373 shares of Series B Preferred Stock (convertible into 44,571 shares of the Company's common stock) and Carlyle Warrants to purchases 3,733 shares of the Company's common stock with respect to which it has disposal power and shares voting power; (v) 201,857 shares beneficially owned by C/S International Partners, including 1,559 shares of Series B Preferred Stock (convertible into 186,258 shares of the Company's common stock) and Carlyle Warrants to purchase 15,599 shares of the Company's common stock with respect to which it has disposal power and shares voting power; (vi) 1,115 shares beneficially owned by Carlyle Investment Group, L.P., including 9 shares of Series B Preferred Stock (convertible into 1,029 shares of the Company's common stock) and Carlyle Warrants to purchase 86 shares of the Company's common stock with respect to which it has disposal power and shares voting power; (vii) 118,902 shares beneficially owned by Carlyle-InSight International Partners, L.P., including 919 shares of Series B Preferred Stock (convertible into 109,714 shares of the Company's common stock) and Carlyle Warrants to purchase 9,178 shares of the Company's common stock with respect to which it has disposal power and shares voting power;
    (viii) 3,235,075 shares beneficially owned by Carlyle-InSight Partners, L.P. including 3,181 shares of Series B Preferred Stock (convertible into 379,863 shares of the Company's common stock) and Carlyle Warrants to purchase 31,813 shares of the Company's common stock with respect to which it has disposal power and 3,235,075 shares with respect to which it shares voting power; (ix) 446,404 shares beneficially owned by Carlyle Investment Management, L.L.C. acting as investment advisor and manager with responsibility to invest certain assets of the State Board of Administration of the State of Florida ("State Board"), including 3,448 shares of Series B Preferred Stock (convertible into 411,658 shares of the Company's common stock) and Carlyle Warrants to purchase 34,746 shares of the Company's common stock with respect to which it has disposal power and shares voting power; and (x) warrants to purchase 8,333 shares of the Company's common stock at an exercise price of $7.25 per share owned by TC Group Management, LLC. Does not include warrants to purchase 21,667 shares of the Company's common stock at an exercise price of $7.25 per share, owned by TC Group Management, LLC, which are not currently exercisable. TC Group, L.L.C. may be deemed to share voting and disposal power with respect to, and therefore be the beneficial owner of 3,235,075 shares of the Company's common stock as the general partner of Carlyle Partners II, L.P., Carlyle Partners III, L.P., Carlyle Investment Group, L.P., and Carlyle-InSight Partners, L.P., and as the managing partner of Carlyle International Partners II, L.P., Carlyle International Partners III, L.P., C/S International Partners, and Carlyle-InSight International Partners II, L.P. TCG Holdings, L.L.C., as a member holding a controlling interest in TC Group, L.L.C., may be deemed to share all rights herein described belonging to TC Group, L.L.C. Furthermore, because certain managing members of TCG Holdings, L.L.C., are also managing members of Carlyle Investment Management, L.L.C., Carlyle Investment Management, L.L.C. may be deemed to be part of Carlyle and consequently, TCG Holdings, L.L.C. may be deemed the beneficial owner of the shares of the Company's common stock controlled by Carlyle Investment Management, L.L.C. The principal business address of TC Group, L.L.C. and TCG Holdings, L.L.C. is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004. The principal business address of Carlyle Partners II, L.P., Carlyle Partners III, L.P., Carlyle Investment Group, L.P., Carlyle-InSight Partners, L.P., and Carlyle Investment Management, L.L.C. is Delaware Trust Building, 900 Market Street, Suite 200, Wilmington, Delaware 19801. The principal business address of Carlyle International Partners II, L.P., Carlyle International Partners III, L.P., C/S International Partners, and Carlyle-InSight International Partners, L.P. is Coutts & Co., P.O. Box 707, Cayman Islands, British West Indies. Carlyle owns all of the outstanding shares of the Series B Preferred Stock.

(3) The information in the table is based upon Amendment No. 1 to Schedule 13D filed by GE with the Commission on October 23, 1997. Represents shares of the Company's common stock issuable upon

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    (i) conversion of all 27,953 shares of Series C Preferred Stock (convertible into 3,337,581 shares of the Company's common stock) held by GE, (ii) exercise of certain warrants ("GE Warrants") (exercisable for 250,000 shares of the Company's common stock), and (iii) warrants to purchase 3,750 shares of the Company's common stock at an exercise price of $10.00 per share. Does not include warrants to purchase 11,250 shares of the Company's common stock at an exercise price of $10.00 per share, which are not currently exercisable. GE owns all of the outstanding shares of Series C Preferred Stock.

(4) Includes (i) options to purchase 14,000 shares of the Company's common stock at an exercise price of $2.50 per share, (ii) options to purchase 25,000 shares of the Company's common stock at an exercise price of $6.25 per share and (iii) options to purchase 2,500 shares of the Company's common stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 3,500 shares of the Company's common stock at an exercise price of $2.50 per share, (ii) options to purchase 75,000 shares of the Company's common stock at an exercise price of $6.25 per share, (iii) options to purchase 37,500 shares of the Company's common stock at an exercise price of $4.56 per share, and (iv) options to purchase 150,000 shares of the Company's common stock at an exercise price of $8.37 per share, which are not currently exercisable.

(5) Includes (i) options to purchase 10,417 shares of the Company's common stock at an exercise price of $7.00 per share and (ii) warrants to purchase 5,833 shares of the Company's common stock at an exercise price of $4.56 per share. Does not include options to purchase 4,583 shares of the Company's common stock at an exercise price of $7.00 per share and (ii) warrants to purchase 9,167 shares of the Company's common stock at an exercise price of $4.56 per share, which are not currently exercisable.

(6) Includes (i) options to purchase 10,833 shares of the Company's common stock at an exercise price of $5.37 per share, (ii) options to purchase 2,400 shares of the Company's common stock at an exercise price of $2.50 per share, (iii) options to purchase 2,000 shares of the Company's common stock at an exercise price of $16.20 per share, (iv) warrants to purchase 2,268 shares of the Company's common stock at an exercise price of $5.64 per share, and (v) warrants to purchase 5,833 shares of the Company's common stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 4,167 shares of the Company's common stock at an exercise price of $5.37 per share, (ii) options to purchase 600 shares of the Company's common stock at an exercise price of $2.50 per share and (iii) warrants to purchase 9,167 shares of the Company's common stock at an exercise price of $4.56 per share, which are not currently exercisable.

(7) Includes (i) options to purchase 10,833 shares of the Company's common stock at an exercise price of $5.37 per share, (ii) options to purchase 4,485 shares of the Company's common stock at an exercise price of $15.64 per share, (iii) options to purchase 8,970 shares of the Company's common stock at an exercise price of $1.25 per share, (iv) options to purchase 8,970 shares of the Company's common stock at an exercise price of $0.10 per share and (v) warrants to purchase 5,833 shares of the Company's common stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 4,167 shares of the Company's common stock at an exercise price of $5.37 per share and (ii) warrants to purchase 9,167 shares of the Company's common stock at an exercise price of $4.56 per share, which are not currently exercisable.

(8) Mr. Dupree is a managing member of TCG Holdings, L.L.C. Mr. Dupree's interest in TCG Holdings, L.L.C. is not controlling and thus Mr. Dupree expressly disclaims any beneficial ownership in the Company's common stock beneficially owned by TCG Holdings, L.L.C.

(9) Mr. Youngkin is an employee of The Carlyle Group and holds no economic interest in either TC Group L.L.C. or TCG Holdings, L.L.C., and as such expressly disclaims any beneficial ownership in the Company's common stock beneficially owned by Carlyle.

(10) The information in the table is based upon Schedule 13G filed with the Commission on March 12, 1998. Includes (i) options to purchase 600 shares of the Company's common stock at an exercise price

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    of $2.50 per share and (ii) by virtue of her status as personal representative of the Estate of Cal Kovens, the 1,004 shares of the Company's common stock beneficially owned thereby. Does not include options to purchase 600 shares at an exercise price of $2.50 per share, which are not currently exercisable.

(11) Includes (i) options to purchase 10,417 shares of the Company's common stock at an exercise price of $5.37 per share, (ii) options to purchase 8,970 shares of the Company's common stock at an exercise price of $1.25 per share, (iii) options to purchase 8,970 shares of the Company's common stock at an exercise price of $0.10 per share and (iv) warrants to purchase 5,417 shares of the Company's common stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 4,583 shares of the Company's common stock at an exercise price of $5.37 per share and (ii) warrants to purchase 9,583 shares of the Company's common stock at an exercise price of $4.56 per share, which are not currently exercisable.

(12) Includes (i) options to purchase 17,940 shares of the Company's common stock at an exercise price of $2.50 per share, (ii) options to purchase 6,250 shares of the Company's common stock at an exercise price of $6.25 per share and (iii) options to purchase 7,500 shares of the Company's common stock at an exercise price of $4.56 per share.

(13) Includes (i) options to purchase 10,000 shares of the Company's common stock at an exercise price of $2.50 per share and (ii) options to purchase 6,250 shares of the Company's common stock at an exercise price of $6.25 per share. Does not include (i) options to purchase 18,750 shares of the Company's common stock at an exercise price of $6.25 per share, (ii) options to purchase 25,000 shares of the Company's common stock at an exercise price of $4.56 per share, (iii) options to purchase 2,500 shares of the Company's common stock at $2.50 per share, and (iv) options to purchase 140,000 shares of the Company's common stock at an exercise price of $8.37 per share, which are not currently exercisable.

(14) Includes (i) options to purchase 11,960 shares of the Company's common stock at an exercise price of $0.42 per share, (ii) options to purchase 8,970 shares of the Company's common stock at an exercise price of $0.10 per share, (iii) options to purchase 17,940 shares of the Company's common stock at an exercise price of $0.84 per share and (iv) options to purchase 2,500 shares of the Company's common stock at an exercise price of $6.25 per share. Does not include (i) options to purchase 7,500 shares of the Company's common stock at an exercise price of $6.25 per share, (ii) options to purchase 10,000 shares of the Company's common stock at an exercise price of $4.56 per share, and (iii) options to purchase 50,000 shares of the Company's common stock at an exercise price of $8.37 per share, which are not currently exercisable.

(15) Includes (i) options to purchase 11, 960 shares of the Company's common stock at an exercise price of $0.42 per share, (ii) options to purchase 8,970 shares of the Company's common stock at an exercise price of $0.10 per share, (iii) options to purchase 17,940 shares of the Company's common stock at an exercise price of $0. 84 per share, (iv) options to purchase 2,500 shares of the Company's common stock at an exercise price of $6.25 per share and (v) options to purchase 2,500 shares of the Company's common stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 7,500 shares of the Company's common stock at an exercise price of $6.25 per share, (ii) options to purchase 7,500 shares of the Company's common stock at an exercise price of $4.56 per share, and (iii) options to purchase 50,000 shares of the Company's common stock at an exercise price of $8.37 per share, which are not currently exercisable.

(16) Includes (i) options to purchase 3,750 shares of the Company's common stock at an exercise price of $6.25 per share and (ii) options to purchase 2,500 shares of the Company's common stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 11,250 shares of the Company's common stock at an exercise price of $6.25 per share, (ii) options to purchase 7,500 shares of the Company's common stock at an exercise price of $4.56 per share, and (iii) options to purchase

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    30,000 shares of the Company's common stock at an exercise price of $8.37 per share, which are not currently exercisable.

(17) Includes (i) options to purchase 2,000 shares of the Company's common stock at an exercise price of $6.25 per share and (ii) options to purchase 2,500 shares of the Company's common stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 6,000 shares of the Company's common stock at an exercise price of $6.25 per share and (ii) options to purchase 7,500 shares of the Company's common stock at an exercise price of $4.56 per share, which are not currently exercisable.

(18) Includes (i) options to purchase 3,750 shares of the Company's common stock at an exercise price of $6.25 per share and (ii) options to purchase 2,500 shares of the Company's common stock at an exercise price of $4.56 per share. Does not include (i) options to purchase 11,250 shares of the Company's common stock at an exercise price of $6.25 per share and (ii) options to purchase 7,500 shares of the Company's common stock at an exercise price of $4.56 per share, which are not currently exercisable.

(19) Includes options to purchase 8,930 shares of the Company's common stock at an exercise price of $12.57 per share. Does not include options to purchase 98,230 shares of the Company's common stock at an exercise price of $12.57 per share, which are not currently exercisable.

(20) Assumes the exercise in full of options or warrants described in footnotes
    (4) through (7) and (11) through (19) that are currently exercisable or that will become exercisable within 60 days of June 30, 1998.

    Except as otherwise noted, the Company believes that each of the stockholders listed in the table above has sole voting and dispositive power over all shares owned.

POSSIBLE FUTURE BOARD CHANGES

    The Company's common stock holders currently are entitled to elect a majority of the Board. Under certain circumstances, the holders of the Series D Preferred Stock (which is issuable only on conversion of the Series B Preferred Stock and the Series C Preferred Stock) would be entitled to elect a majority of the Board. If, at any time on or after October 22, 1998 ("Trigger Date"), a majority of the holders of each of the Series B Preferred Stock and the Series C Preferred Stock elect to convert such Stock into Series D Preferred Stock, then all shares of Series B Preferred Stock and Series C Preferred Stock will automatically be converted into shares of Series D Preferred Stock on the date of such election ("Conversion Date"). Immediately following such conversion, the number of members of the Board will be increased by an additional number of directors ("Conversion Directors") such that the percentage of the total Board represented by the Conversion Directors and the Preferred Stock Directors ("Series D Directors") would correspond to the percentage of Common Stock owned by the Series D Preferred Stock holders on an as-if-converted basis, provided that the Series D Directors shall constitute less than two-thirds of the Board. In such event, the Preferred Stock Directors would remain on the Board and the vacancies created for the Conversion Directors would be filled by the Series D Preferred Stock holders. Assuming conversion of all of the outstanding Series B Preferred Stock and Series C Preferred Stock, the percentage of the Company's outstanding common stock currently owned by the Series B Preferred Stock holders is approximately 33% and the percentage of the Company's common stock currently owned by the Series C Preferred Stock holders is approximately 37%. If such Preferred Stock were converted into Series D Preferred Stock on or after the Trigger Date, the aggregate percentage of the Company's common stock owned by the Series D Preferred Stock holders would be approximately 70%. Thus, as a result of such conversion, designees of the Series D Preferred Stock holders would constitute a majority (but less than two-thirds) of the Board.

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    The holders of Series D Preferred Stock will have the right to vote with the holders of the Company's common stock with respect to all matters submitted to a stockholder vote except, until the second annual meeting of stockholders after the Conversion Date, for the election of directors. At and after the second annual stockholders meeting, the positions of all directors whose terms have expired will be subject to election by holders of the Company's common stock and Series D Preferred Stock voting together as a class, with each share of Series D Preferred Stock having the number of votes equal to the number of shares of the Company's common stock into which such share is then convertible.
Notwithstanding the foregoing, if the Conversion Date is prior to October 14, 1999, then from the Conversion Date until the second subsequent annual stockholders meeting, except as provided in the next sentence, none of the following transactions may be effected by the Company, and neither Carlyle, GE nor any other holder of Series D Preferred Stock shall participate in such transactions, if any transferee of Carlyle or GE or any other person referred to in the following clauses beneficially owns five percent (5%) or more of the Company's voting shares: (i) any merger or consolidation of the Company or any of its subsidiaries with or into such person; (ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Company or any of its subsidiaries to such other person; (iii) the issuance or delivery of any voting securities of the Company or any of its subsidiaries to such other person in exchange for cash, other assets or securities, or a combination thereof; or (iv) any dissolution or liquidation of the Company. The foregoing prohibition shall not apply with respect to a transaction approved by (i) at least 80% of the Company's outstanding voting shares (which includes the Company's common stock and the Series D Preferred Stock) or (ii) at least two-thirds of the Company's directors (which must include, to the extent still a director, either (A) the Joint Director (as defined herein), if such Joint Director served in such position as of the Conversion Date or has been approved by a majority of the directors who were Common Stock Directors (as defined herein) as of the Conversion Date or (B) at least one director who was a Common Stock Director prior to the Conversion Date). See "Description of Preferred Stock."

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

KOVENS TRANSACTIONS

    In November 1994, AHS issued Cal Kovens, who was a director of AHS until his death on February 6, 1995, a warrant to purchase 200,000 shares of AHS common stock at $0.25 per share in consideration of certain Gamma Knife financing activities which Mr. Kovens assisted in facilitating. Pursuant to the terms of the Merger, the warrant became a warrant to purchase 20,000 shares of the Company's common stock at the exercise price of $2.50 per share. The warrant was exercised by the estate of Mr. Kovens, of which Roz Kovens, spouse of Mr. Kovens, is the personal representative, in November 1997. In addition, a loan to a wholly owned subsidiary of AHS was secured by a letter of credit of $400,000 which was guaranteed by the estate of Mr. Kovens until September 30, 1997, when the guarantee expired. See "--Transactions with Holders of AHS Series B Preferred Stock."

TRANSACTIONS WITH FRANK E. EGGER

    Since July 1, 1996, Mr. Egger, chairman of the Board, has been and continues to be paid $85,000 per year for acquisition and financing activities pursuant to a consulting agreement. In the event the agreement is terminated as a result of
(i) Mr. Egger becoming physically or mentally disabled, (ii) discretionary action of the Board or (iii) a corporate reorganization that has the effect of diminishing or impairing Mr. Egger's consulting responsibilities, he is entitled to severance compensation equal to twelve months of compensation. See "--Transactions with Holders of AHS Series B Preferred Stock."

TRANSACTIONS WITH GE

    GE, as the primary creditor of AHS and MHC, had from time to time granted AHS and MHC certain financial accommodations with respect to certain loans and leases. In exchange for such accommodations, AHS and MHC issued certain considerations to GE. As a prerequisite to the consummation of the Merger, certain financial accommodations were provided by GE, the primary creditor of each of AHS and MHC, and its affiliates. As a result, certain debt and operating lease obligations of AHS and MHC were reduced in exchange for, among other things, the issuance to GE immediately prior to the consummation of the Merger of AHS Series C Preferred Stock and MHC Series B Preferred Stock. At the effective time of the Merger, the AHS Series C Preferred Stock and MHC Series B Preferred Stock issued to GE was converted into the right to receive such number of shares of InSight Series A Preferred Stock which were convertible into the Company's common stock representing approximately 48% of the Company's common stock outstanding at the effective time of the Merger (after giving effect to such conversion).

    In addition, as part of the granting of certain financial accommodations contemplated to be provided by GE, at the effective time of the Merger, warrants previously issued to GE by AHS to acquire 1,589,072 shares of AHS common stock, and warrants previously issued to GE by MHC to acquire 700,000 shares of MHC common stock, were canceled without payment therefor. Furthermore, GE had the right to receive for ten years annual payments ("Supplemental Service Fee") under its maintenance agreements with the Company, AHS and MHC equal to 14% of InSight pretax income, subject to certain adjustments, and further subject to proportional reductions for certain post-Merger acquisitions. The Company terminated the Supplemental Service Fee on October 14, 1997 as part of the Recapitalization in exchange for the issuance to GE of 7,000 shares of Series C Preferred Stock. In connection with the Recapitalization, the net proceeds from the Carlyle investment were used to refinance a portion of the Company's outstanding indebtedness to GE (approximately $20 million). At the initial funding of the Senior Credit Facilities, all of the term loan facility was drawn down to refinance all of the remaining GE indebtedness (approximately $50 million). In addition, the Company has purchased a majority of its MRI systems from GE, through GEMS, and the Company currently leases a majority of its diagnostic imaging and treatment systems from GEMS under a master lease agreement, including 18 systems within a variable lease pool. See

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"Business--Operations--Equipment." GEMS also provides maintenance services with respect to the Company's GE equipment.

TRANSACTIONS WITH HOLDERS OF AHS SERIES B PREFERRED STOCK

    Pursuant to certain agreements among the Company, AHS and the holders of AHS Series B Preferred Stock, including Mr. Egger, Roz Kovens and the estate of Cal Kovens, the holders of the AHS Series B Preferred Stock agreed to waive any rights to dividends, liquidation preferences, voting and redemption they might have had in connection with the Merger and certain other rights. In consideration therefor, upon the consummation of the Merger, the Company issued to such holders, warrants to purchase an aggregate of 50,000 shares of the Company's common stock (including 7,660 shares to Roz Kovens and 33,645 shares to the estate of Mr. Kovens, which have since been exercised, and 2,268 shares to Mr. Egger) at the exercise price of $5.64 per share, exercisable at any time up to August 9, 2001. In addition, subject to certain conditions, the holders have certain "piggy-back" registration rights to register the shares subject to the warrants under the Securities Act.

TRANSACTIONS WITH SHATTUCK HAMMOND

    On August 14, 1996, the Company entered into an agreement with Shattuck Hammond, an investment banking firm located in New York in which a director of the Company, Mr. Chamberlain, is a vice president, pursuant to which Shattuck Hammond provides general strategic advisory and investment banking services. The term of the agreement commenced July 1, 1996 and extended through December 31, 1997. The Company has agreed to extend the term of the agreement through December 31, 1998. The Company is obligated to pay Shattuck Hammond $30,000 per quarter. Shattuck Hammond also is entitled to separately negotiated fees for certain mergers or acquisitions. The Company also issued Shattuck Hammond a warrant to purchase 35,000 shares of the Company's common stock at an exercise price of $5.50 per share, which vested cumulatively on a monthly basis over the 18 month term of the initial agreement. The warrant is now fully exercisable and is exercisable at any time up to August 14, 2000. In addition, Shattuck Hammond has certain "piggy-back" registration rights to register the shares subject to the warrant under the Securities Act. In connection with the Recapitalization, the Company paid Shattuck Hammond a fee of $500,000 for providing certain advisory services.

TRANSACTIONS WITH HOLDERS OF PREFERRED STOCK

    In lieu of an automatic grant, under the 1996 Directors' Stock Option Plan, to each of the Series B Directors (appointed by Carlyle) and the Series C Director (appointed by GE) of an option to purchase 15,000 shares of the Company's common stock, at the request of such Preferred Stock Directors, upon the date each of them became a Preferred Stock Director, the Company issued to an affiliate of Carlyle a warrant to purchase 30,000 shares of the Company's common stock at an exercise price of $7.25 per share and GE a warrant to purchase 15,000 shares of the Company's common stock at an exercise price of $10.00 per share. The Carlyle warrant vests cumulatively at the rate of 833.33 shares per month and the GE warrant vests cumulatively at the rate of 416.67 shares per month. The Carlyle warrant is exercisable at any time up to October 14, 2000 and the GE warrant is exercisable at any time up to November 20, 2000.

    In connection with the Recapitalization, the Company paid to each of Carlyle and GE a placement fee of $125,000, reimbursed Carlyle and GE an aggregate of $500,000 for reasonable out-of-pocket expenses incurred and agreed to pay each of Carlyle and GE an annual financial advisory fee equal to $50,000, payable quarterly, for a two-year period.

TRANSACTIONS WITH BRIAN P. STONE

    In connection with the acquisition by merger of Signal (the "Signal Merger"), the Company paid to Mr. Stone approximately $2.9 million in cash in consideration for tendering his shares of Signal's common

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stock in the Signal Merger. On May 18, 1998, at the consummation of the Signal
Merger, the Company and Mr. Stone entered into an employment agreement pursuant to which Mr. Stone was appointed senior vice president-operations for an initial term of one year. Thereafter, such employment agreement renews automatically for additional one year terms unless terminated by either party pursuant to the terms thereof. Under the terms of his employment agreement, Mr. Stone receives a base salary of $165,000 per year, a stay bonus of $408,300 payable over four years and a discretionary bonus the amount of which is based upon the financial performance of the Company. Pursuant to his employment agreement, Mr. Stone also received options to purchase 107,160 shares of the Company's common stock at $12.57 per share. See "Security Ownership of Certain Beneficial Owners and Management."

                    DESCRIPTION OF SENIOR CREDIT FACILITIES

    The Company entered into a Credit Agreement, dated as of October 14, 1997, as amended on November 17, 1997, December 19, 1997, March 23, 1998 and June 12, 1998 (as so amended, the "Senior Credit Facilities"), among the Company, as the Borrower, certain of the Company's subsidiaries named therein, as the Guarantors, the financial institutions named therein, as the Lenders, and NationsBank, N.A., as the Agent, pursuant to which the Company obtained a $150 million credit facility, composed of (a) a five-year $25 million revolving credit facility, (b) a two-year $65 million acquisition facility with increasing amortization over a five-year period and (c) a $60 million term loan facility consisting of (i) a $20 million tranche with increasing amortization over a five-year period and (ii) a $40 million tranche with increasing amortization over a seven-year period. At March 31, 1998, approximately $8.3 million was outstanding under the revolving credit facility, $2.9 million under the acquisition facility and an aggregate of $59 million under the two term loan facilities, for a total of $70.2 million outstanding under the Senior Credit Facilities.

    Concurrently with the issuance of the Outstanding Notes (the "Amendment Date"), the Company amended the Senior Credit Facilities to, among other things,
(i) increase the acquisition facility from $65 million to $75 million, with a two-year availability period and amortization over a five-year period from the first anniversary of the Amendment Date, (ii) refinance and consolidate the existing $20 million tranche term loan and $40 million tranche term loan into a single $50 million term loan, with amortization over a six-year period from the Amendment Date, and (iii) extend the termination date of the five-year $25 million revolving credit facility to the fifth anniversary of the Amendment Date. The amendment also provided that, without consent of the Agent, advances under the acquisition facility may not exceed $15 million with respect to any single acquisition or $50 million for all acquisitions in any fiscal year of the Company.

    The Senior Credit Facilities contain customary representations and warranties, affirmative and negative covenants and events of default. Specifically, the Company is (i) obligated to maintain a number of covenants keyed to the Company's financial conditions and performance, (ii) obligated to limit liens on its assets to those incurred in the ordinary course of business and for taxes and other similar obligations and (iii) subject to customary covenants, including (A) disposition of assets only in the ordinary course of business and generally at fair value and (B) restrictions on acquisitions, mergers, consolidations, loans, leases, joint ventures, contingent obligations and certain transactions with affiliates. The obligations of the Company under the Senior Credit Facilities are secured by substantially all of the assets of the Company, including a pledge of the capital stock of all of its subsidiaries, in favor of the Agent. The Company's obligations are also guaranteed by certain subsidiaries of the Company named in the Senior Credit Facilities and secured by substantially all of the assets of such subsidiaries in favor of the Agent.

    Specifically, the financial covenants of the Company were amended to require the Company's total leverage ratio not to exceed 4.5:1, the senior leverage ratio not to exceed 3.0:1, the interest coverage ratio not to be less than 2.0:1 and the fixed charge coverage ratio not to be less than 1.1:1, in each case during the first two years after the Amendment Date, with certain adjustments thereafter. Interest rates on the Senior Credit Facilities equal LIBOR plus 175 basis points, subject to a performance pricing.

    The net proceeds of the issuance of the Outstanding Notes and the borrowing under the term loan portion of the Senior Credit Facilities were or will be used in part to repay all of the Company's outstanding indebtedness under the acquisition facility and the revolving credit facility under the Senior Credit Facilities. Upon consummation of the issuance of the Outstanding Notes, the borrowing under the term loan portion of the Senior Credit Facilities and application of the net proceeds therefrom, the acquisition facility and the revolving credit facility became available to the Company in full for future borrowings.

                              DESCRIPTION OF NOTES

    UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS DESCRIPTION OF NOTES TO (I) THE "AMENDED CREDIT AGREEMENT" REFER TO THE AMENDED CREDIT AGREEMENT AND (II) THE "PREFERRED STOCK" REFER TO PREFERRED STOCK, EACH AS DEFINED IN "DESCRIPTION OF NOTES--CERTAIN DEFINITIONS."

GENERAL

    The Outstanding Notes were issued, and the Exchange Notes will be issued, under an indenture dated as of June 1, 1998 (the "Indenture") among the Company, as issuer, each of the Company's Restricted Subsidiaries (the "Subsidiary Guarantors"), as Subsidiary Guarantors and State Street Bank and Trust Company, N.A., as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement. The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes except that the Exchange Notes have been registered under the Securities Act and are issued free from any covenant regarding registration and except that, if the Exchange Offer has not been consummated on or prior to December 9, 1998 or a shelf registration statement is not declared effective when required, then the Company will pay liquidated damages to each Holder of Outstanding Notes for the first 90 days following such date in an amount equal to $.05 per week per $1,000 principal amount of Outstanding Notes held by such Holder. The amount of liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Outstanding Notes at the beginning of each subsequent 90-day period until the Exchange Offer is consummated or the shelf registration is declared effective, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of Outstanding Notes. The Exchange Notes and the Outstanding Notes are treated as one series of Notes under the Indenture and holders thereof are entitled to the benefit of the Indenture. Accordingly, unless specifically stated to the contrary, the following description applies equally to all Notes. Upon issuance of the Exchange Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions" below.

PRINCIPAL, MATURITY AND INTEREST

    The Notes will mature on June 15, 2008, are limited in aggregate principal amount to $100 million and are senior subordinated unsecured obligations of the Company. The Indenture provides for the issuance of up to $75 million aggregate principal amount of additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered hereby. For purposes of this "Description of the Notes," reference to the Notes does not include Additional Notes. No offering of any such Additional Notes is being or shall in any manner be deemed to be made by this Prospectus. In addition, there can be no assurance as to when or whether the Company will issue any such Additional Notes or as to the aggregate principal amount of such Additional Notes. Interest on the Notes accrues at the rate of 9 5/8% per annum and is payable semiannually on each June 15 and December 15, commencing December 15, 1998, to the Holders of record on the immediately preceding June 1 and December 1. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from June 12, 1998 (the "Issue Date"). Interest is computed on the basis of a 360-day year comprising twelve 30-day months.

    The principal of and premium, if any, and interest on the Notes is payable and the Notes are exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the office of the Trustee located at 61 Broadway, 15th Floor, New York, New York 10006) or, at the option of the Company, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

    Notes that remain outstanding after the consummation of the Exchange Offer and Exchange Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

    The Notes will not be entitled to the benefit of any sinking fund.

SUBORDINATION

    The Notes are unsecured senior subordinated obligations of the Company. The payment of principal of, premium, if any, and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of Senior Indebtedness.

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes will be entitled to receive any payment in respect of any Obligations with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness and Holders of Notes may recover payments made from the trust described under the caption "Legal Defeasance and Covenant Defeasance").

    The Company also may not make any payment upon or in respect of the Notes (except in such subordinated securities or from the trust described under the caption "Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or
(ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness which permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Agent Bank or the holders or the representative of the holders of any Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until (i) 360 days have elapsed since the first day of the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 days.

    The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of any Event of Default.

    As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. See "Risk Factors--Subordination of Notes and Subsidiary Guarantees; Asset Encumbrances." As of March 31, 1998, after giving pro forma effect to the acquisition of Signal, the borrowing under the term loan portion of the Senior Credit Facilities, the issuance of the Outstanding Notes and the application of the net proceeds therefrom, the Company would have had $53.4 million of Senior Indebtedness outstanding and $100 million available to be borrowed under the Amended Credit Agreement, all of which would be Senior Indebtedness. The terms of the Indenture permit the Company and its Restricted Subsidiaries to incur additional Senior Indebtedness, subject to certain limitations, including Indebtedness that may be secured by Liens on property of the Company and its Restricted Subsidiaries. See the discussion below under the captions "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Certain Covenants--Liens." See "Risk Factors--Subordination of Notes and Subsidiary Guarantees; Asset Encumbrances."

SUBSIDIARY GUARANTEES

    Payment of the principal of (and premium, if any) and interest on the Notes, when and as the same become due and payable, is guaranteed, jointly and severally, on a senior subordinated and unsecured basis (the "Subsidiary Guarantees") by the Subsidiary Guarantors. At the Closing Date, each of the Company's Restricted Subsidiaries (other than Permitted Joint Ventures) became a Subsidiary Guarantor. In addition, if the Company or any of its Restricted Subsidiaries shall acquire or create another Subsidiary (other than any Foreign Subsidiary and any Permitted Joint Venture), then such Subsidiary shall be required to execute a Subsidiary Guarantee, in accordance with the terms of the Indenture. See "Certain Covenants-- Guarantees of Indebtedness by Restricted Subsidiaries." The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees are limited so as not to constitute a fraudulent conveyance under applicable statutes. See "Risk Factors--Fraudulent Conveyance Statutes."

    Each Subsidiary Guarantee is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of Senior Indebtedness of the relevant Subsidiary Guarantor.

    Upon any distribution to creditors of a Subsidiary Guarantor in a liquidation or dissolution of such Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Subsidiary Guarantor or its property, an assignment for the benefit of creditors or any marshaling of such Subsidiary Guarantor's assets and liabilities, the holders of Senior Indebtedness of such Subsidiary Guarantor will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness of such Subsidiary Guarantor) before the Holders of Notes will be entitled to receive any payment in respect of any Obligations with respect to the relevant Subsidiary Guarantee, and until all Obligations with respect to Senior Indebtedness of such Subsidiary Guarantor are paid in full in cash or cash equivalents, any payment that would have been made under such Subsidiary Guarantee shall be made to the holders of Senior Indebtedness of such Subsidiary Guarantor (except that Holders of Notes may receive (i) Capital Stock of such Subsidiary Guarantor (other than Disqualified Stock) and (ii) securities that are subordinated at least to the same extent as such Subsidiary Guarantee to Senior Indebtedness of such Subsidiary Guarantor and to any securities issued in exchange for Senior Indebtedness of such Subsidiary Guarantor).

    Such Subsidiary Guarantor also may not make any payment upon or in respect of its Subsidiary Guarantee (except in such subordinated securities of such Subsidiary Guarantor) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness of the relevant Subsidiary Guarantor occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness of such Subsidiary Guarantor which permits holders of the Designated Senior Indebtedness of such Subsidiary Guarantor as to which such default relates to accelerate its maturity and the Trustee receives a Payment Blockage Notice from the holders or the representative of the holders of any Designated Senior Indebtedness of such Subsidiary Guarantor. Any payments under any Subsidiary Guarantee may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have become due and payable have been paid in full. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 days.

    As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of a Subsidiary Guarantor creditors of the relevant Subsidiary Guarantor who are holders of Senior Indebtedness of such Subsidiary Guarantor may recover more, ratably, than the holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness of such Subsidiary Guarantor has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. As of March 31, 1998, after giving pro forma effect to the acquisition of Signal, the borrowing under the term loan portion of the Amended Credit Agreement, the issuance of the Outstanding Notes and the application of net proceeds therefrom, the Subsidiary Guarantors would have had $53.4 million of Senior Indebtedness outstanding, all of which would have represented guarantees of Indebtedness under the Amended Credit Agreement. The terms of the Indenture permit Restricted Subsidiaries of the Company to incur additional Senior Indebtedness, subject to certain limitations, including Indebtedness that may be secured by Liens on property of the Restricted Subsidiaries. See the discussion below under the captions "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Certain Covenants--Liens."

    The Indenture provides that upon a sale or other disposition to a Person not an Affiliate of the Company of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition to a Person not an Affiliate of the Company of all of the Capital Stock of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, which transaction is carried out in accordance with the covenants described below under the captions "Repurchase at the Option of Holders--Asset Sales" or "Certain Covenants--Merger, Consolidation or Sale of Assets," so long as (a) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such release, (b) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" on the date on which such release occurs, such Subsidiary Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Subsidiary Guarantee without any further action on the part of the Trustee or any holder of the Notes; PROVIDED that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Company shall also terminate upon such sale, disposition or release.

OPTIONAL REDEMPTION

    The Notes are not redeemable at the Company's option prior to June 15, 2003. Thereafter, the Notes will be redeemable, at the option of the Company, as a whole or from time to time in part, on not less than 30 nor more than 60 days' prior notice to the Holders at the following Redemption Prices (expressed as percentages of principal amount) together with accrued interest, if any, to the redemption date (subject to the right of holders of record in the relevant record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on June 15 of the years indicated below.

                                                                   REDEMPTION
YEAR                                                                 PRICE
----------------------------------------------------------------  ------------
2003............................................................      104.8125%
2004............................................................      103.2083%
2005............................................................      101.6042%
2006 and thereafter.............................................      100.0000%

    Notwithstanding the foregoing, at any time or from time to time prior to June 15, 2001, the Company may redeem, on one or more occasions, up to 35% of the sum of (i) the initial aggregate principal amount of the Notes and (ii) the initial aggregate principal amount of any Additional Notes with the net proceeds of one or more Equity Offerings at a redemption price equal to 109.625% of the principal amount thereof, plus accrued interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date); PROVIDED that, immediately after giving effect to such redemption, at least 65% of the sum of (x) the initial aggregate principal amount of the Notes and (y) the initial aggregate principal amount of any Additional Notes remains outstanding; PROVIDED FURTHER that such redemptions shall occur within 60 days of the date of closing of each Equity Offering.

    If less than all the Notes or Additional Notes, if any, are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee deems fair and appropriate, PROVIDED that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part.

MANDATORY REDEMPTION

    Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    If a Change of Control occurs at any time, then each Holder will have the right to require that the Company purchase such Holder's Notes and Additional Notes, if any, in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

    Within 30 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each Holder of Notes and Additional Notes by first-class mail, postage prepaid, at its address appearing in the security register, stating, among other things: (i) the purchase price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with requirements under the Exchange Act;
(ii) that any Note or Additional Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes or

Additional Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and
(iv) certain other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes and Additional Notes that might be tendered by Holders of Notes and Additional Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders of Notes and Additional Notes the rights described under "Events of Default and Remedies."

    The Amended Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control occurs at a time when the Company is prohibited from purchasing Notes and Additional Notes, if any, the Company could seek the consent of its lenders to the purchase of Notes and Additional Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes and Additional Notes, if any. In such case, the Company's failure to purchase tendered Notes and Additional Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Amended Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes and Additional Notes.

    One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, if Holders of Notes and Additional Notes elect to require the Company to purchase the Notes and Additional Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all the Notes validly tendered and not withdrawn under such Change of Control Offer.

    The existence of a Holder's right to require the Company to purchase such Holder's Notes or Additional Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

    The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders of Notes or Additional Notes the right to require the Company to repurchase such Notes or Additional Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. See "Certain Definitions" below for the definition of "Change of Control." A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified in such definition.

    The Company will comply with the applicable tender offer rules including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of

Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

    The Company will not, and will not permit any Restricted Subsidiary to, create any restriction (other than restrictions existing under Indebtedness as in effect on the Closing Date or in refinancings of such Indebtedness) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or Additional Notes tendered for purchase.

    Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes and Additional Notes, if any, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. In certain circumstances, such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Company or any of its Restricted Subsidiaries. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes and Additional Notes, if any, protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    ASSET SALES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold evidenced by a resolution of the board of directors of such entity set forth in an officers' certificate delivered to the Trustee and
(ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or cash equivalents (for purposes of this clause (ii), cash and cash equivalents includes (a) the principal amount of any Indebtedness for money borrowed (as reflected in the Company's consolidated balance sheet) of the Company or any Restricted Subsidiary that is assumed by any transferee of any such assets or other property in such Asset Sale, but only to the extent that such assumption is effected on a basis under which there is no further recourse to the Company or any of its Restricted Subsidiaries with respect to such Indebtedness) and (b) any securities, notes or other similar obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days of the related Asset Sale by the Company or such Restricted Subsidiary into cash or cash equivalents (to the extent of the net cash proceeds or the cash equivalents (net of related costs) received upon such conversion)).

    If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 12 months after such Asset Sale, (i) apply all or a portion of the Net Cash Proceeds to the permanent reduction of amounts outstanding under the Amended Credit Agreement (and to correspondingly reduce the commitments, if any, with respect thereto) or to the repayment of other Senior Indebtedness of the Company or a Restricted Subsidiary, PROVIDED that the repayment of any Indebtedness incurred under the Amended Credit Agreement in connection with the acquisition of any Facility with the proceeds of any subsequent Sale and Leaseback Transaction relating to such Facility shall not result in the permanent reduction of the amounts outstanding under the Amended Credit Agreement or correspondingly permanently reduce the commitments thereunder, or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Closing Date

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or in businesses the same, similar or reasonably related thereto. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause
(ii)) above. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in a manner that is not prohibited by the Indenture. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph constitutes "Excess Proceeds."

    When the aggregate amount of Excess Proceeds exceeds $5 million, the Company will, within 30 days thereafter, make an offer to purchase (an "Excess Proceeds Offer") from all Holders of Notes and Additional Notes, if any, on a pro rata basis, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of $1,000) of Notes and Additional Notes, if any, that may be purchased with the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes and Additional Notes, if any, tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes and Additional Notes, if any, validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Notes and Additional Notes, if any, to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

        (a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary, other than (i) dividends or distributions payable solely in Qualified Equity Interests or (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or another Wholly Owned Restricted Subsidiary;

        (b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock, or any options, warrants or other rights to acquire such shares of Capital Stock, of the Company, any Restricted Subsidiary or any Affiliate of the Company (other than, in either case, any such Capital Stock owned by the Company or any of its Wholly Owned Restricted Subsidiaries);

        (c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Pari Passu Indebtedness or Subordinated Indebtedness; and

        (d) make any Investment (other than a Permitted Investment) in any Person (such payments or other actions described in (but not excluded from) clauses (a) through (d) being referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment:

            (i) no Default or Event of Default has occurred and is continuing,

            (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock," and

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           (iii) the aggregate amount of all Restricted Payments made after the
       Closing Date does not exceed the sum of:

               (A) 50% of the aggregate Consolidated Net Income of the Company during the period (taken as one accounting period) from the first day of the Company's first fiscal quarter commencing after the Closing Date to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such amount); plus

               (B) 100% of the aggregate net cash proceeds received by the Company after the Closing Date from the issuance or sale (other than to a Subsidiary) of either (1) Qualified Equity Interests of the Company or (2) debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange.

    Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions, so long as no Default or Event of Default has occurred and is continuing or would occur:

        (a) the payment of any dividend in cash or Qualified Equity Interests of the Company within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provisions;

        (b) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company;

        (c) the purchase, redemption, defeasance or other acquisition or retirement for value of any Pari Passu Indebtedness or Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Equity Interests of the Company;

        (d) the purchase, redemption, defeasance or other acquisition or retirement for value of Pari Passu Indebtedness or Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Subsidiary) of, Pari Passu Indebtedness or Subordinated Indebtedness, respectively, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Pari Passu Indebtedness or Subordinated Indebtedness with such new Pari Passu Indebtedness or Subordinated Indebtedness pursuant to clause (iv) of the definition of Permitted Indebtedness;

        (e) the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the "Change of Control" covenant; PROVIDED that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

        (f) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) or by any employee benefit plan, upon death, disability, retirement or termination of employment or pursuant to the terms of any employee benefit plan or any other agreement under which such shares of stock or related rights were issued; PROVIDED that the aggregate

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    cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock after the Closing Date does not exceed $500,000 in any fiscal year; and

        (g) Investments constituting Restricted Payments not to exceed $5 million at any one time outstanding.

    The actions described in clauses (b), (c), (e), (f) and (g) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant and the actions described in clauses (a) and (d) of the preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant.

    For the purpose of making any calculations under the Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in an amount equal to the greater of the fair market value or net book value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board, and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officer's certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required under "Certain Covenants--Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

    If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.

    If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise, other than the redesignation of an Unrestricted Subsidiary or other Person as a Restricted Subsidiary), to the extent such net reduction is not included in the Company's Consolidated Net Income; PROVIDED that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

    In computing the Consolidated Net Income of the Company for purposes of the foregoing clause (iii)(A) of the first paragraph of this covenant, (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company will be permitted to rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been

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
made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Net Income of the Company for any period.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

    The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including Acquired Indebtedness and the issuance of Disqualified Stock), except that the Company and any Subsidiary Guarantors may incur Indebtedness if, at the time of such event, the Fixed Charge Coverage Ratio for the immediately preceding four full fiscal quarters for which internal financial statements are available, taken as one accounting period, would have been equal to at least (i) 2.00 to 1.0 from the Closing Date through and including June 30, 2000 and (ii) 2.25 to 1.0 thereafter.

    In making the foregoing calculation for any four-quarter period that includes the Closing Date, pro forma effect will be given to the Offering, as if such transactions had occurred at the beginning of such four-quarter period. In addition (but without duplication), in making the foregoing calculation, pro forma effect will be given to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period. In making a computation under the foregoing clause (i) or (ii), (A) the amount of Indebtedness under a revolving credit facility will be computed based on the average daily balance of such Indebtedness during such four-quarter period, (B) if such Indebtedness bears, at the option of the Company, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of the Company, either the fixed or floating rate, and (C) the amount of any Indebtedness that bears interest at a floating rate will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term at the date of determination in excess of 12 months).

    Notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries to, incur the following Indebtedness ("Permitted Indebtedness"):

        (i) Indebtedness of the Company or any Subsidiary Guarantor under the Amended Credit Agreement (and the incurrence by any Subsidiary Guarantor of guarantees thereof) in an aggregate principal amount at any one time outstanding not to exceed $150 million, less any amounts applied to the permanent reduction of such credit facilities pursuant to the provisions of the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales;"

        (ii) Indebtedness represented by the Notes (other than the Additional Notes) and the Subsidiary Guarantees;

       (iii) Existing Indebtedness;

        (iv) the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, any Indebtedness that is permitted to be incurred under clause
    (ii) or (iii) above;

        (v) Indebtedness owed by the Company to any Wholly Owned Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary (PROVIDED that

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    such Indebtedness is held by the Company or such Restricted Subsidiary);
    PROVIDED, HOWEVER, that any Indebtedness of the Company owing to any such Restricted Subsidiary is unsecured and subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration, or otherwise) to the payment and performance of the Company's obligations under the Notes;

        (vi) Indebtedness of the Company or any Restricted Subsidiary under Hedging Obligations incurred in the ordinary course of business;

       (vii) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

      (viii) either (A) Capitalized Lease Obligations of the Company or any Restricted Subsidiary or (B) Indebtedness under purchase money mortgages or secured by purchase money security interests so long as (x) such Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Indebtedness is created within 60 days of the acquisition of the related property; PROVIDED that the aggregate amount of Indebtedness under clauses (A) and (B) does not exceed 5% of Consolidated Tangible Assets at any one time outstanding;

        (ix) Guarantees by any Restricted Subsidiary made in accordance with the provisions of the covenant described under the caption "--Guarantees of Indebtedness by Restricted Subsidiaries;"

        (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within two business days of incurrence;

        (xi) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

       (xii) the incurrence of Non-Recourse Indebtedness by Permitted Joint Ventures; and

      (xiii) Indebtedness of the Company, any Subsidiary Guarantor or any Permitted Joint Venture not permitted by any other clause of this definition, in an aggregate principal amount not to exceed $15 million at any one time outstanding.

    LIENS

    (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness of the Company on or with respect to any of its property or assets, including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (i) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and
(ii) in the case of any Lien securing Pari Passu Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to or PARI PASSU with such Lien.

    (b) The Company will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness of such Subsidiary Guarantor on or with respect to such Subsidiary Guarantor's properties or assets, including any

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
shares of stock or Indebtedness of any other Restricted Subsidiary, whether owned at the date of the Indentures or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (i) in the case of any Lien securing Pari Passu Indebtedness of such Subsidiary Guarantor, each Subsidiary Guarantee of such Subsidiary Guarantor is secured by a Lien on such property, assets or proceeds that is senior in priority to or PARI PASSU with such Lien and (ii) in the case of any Lien securing Subordinated Indebtedness of such Subsidiary Guarantor, each Subsidiary Guarantee of such Subsidiary Guarantor is secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

    DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

        (i) any agreement in effect on the Closing Date;

        (ii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

       (iii) the refinancing or successive refinancing of Indebtedness incurred under the agreements in effect on the Closing Date, so long as such encumbrances or restrictions are no more restrictive than those contained in such original agreement;

        (iv) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

        (v) purchase money obligations for acquired property permitted under the covenant entitled "--Incurrence of Indebtedness and Issuance of Disqualified Stock" that impose restrictions of the nature described in clause (d) above on the property so acquired;

        (vi) any agreement for the sale of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending its sale;

       (vii) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

      (viii) restrictions on cash or other deposits or net worth imposed by leases entered into in the ordinary course of business; and

        (ix) Non-Recourse Indebtedness of any Permitted Joint Venture permitted to be incurred under the Indenture.

    LIMITATION ON LAYERING DEBT

    The Company and each Subsidiary Guarantor will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness or guarantee, as applicable, that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes or such Subsidiary Guarantor's Subsidiary Guarantee, respectively.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Company may not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or directly and/or indirectly through its Subsidiaries, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) in one or more related transactions to, another corporation, Person or entity unless:

        (a) either (i) the Company is the surviving corporation or (ii) in the case of a transaction involving the Company, the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

        (b) immediately after giving effect to such transaction and treating any obligation of the Company in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

        (c) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could, at the time of such transaction and after giving PRO FORMA effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of "--Incurrence of Indebtedness and Issuance of Disqualified Stock;"

        (d) each Subsidiary Guarantor, unless it is the other party to the transaction described above, has by supplemental indenture confirmed that its Subsidiary Guarantee applies to the Surviving Entity's obligations under the Indenture and the Notes;

        (e) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the covenant described above under the caption "--Liens" are complied with; and

        (f) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

    The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into any other Person or convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other Person (other than the Company or another Subsidiary Guarantor) unless: (a) subject to the provisions of the following paragraph, the Person formed by or surviving such consolidation or merger (if other than such Subsidiary Guarantor) or to which such properties and assets are transferred assumes all of the obligations of such Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee, pursuant to a supplemental indenture in form and substance satisfactory to the Trustee, (b) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing and (c) the Subsidiary Guarantor delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

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    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will, except in the case of a lease, be discharged from all its obligations and covenants under the Indenture and Notes.

    TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any Restricted to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company ("Interested Persons"), unless (a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with third parties who are not Interested Persons and (b) the Company delivers to the Trustee (i) with respect to any transaction or series of related transactions entered into after the Closing Date involving aggregate payments in excess of $1 million, a resolution of the Board set forth in an officers' certificate certifying that such transaction or transactions complies with clause (a) above and that such transaction or transactions have been approved by the Board (including a majority of the Disinterested Directors) of the Company and (ii) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than $10 million, a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction or series of transactions from a financial point of view issued by an accounting, appraisal or investment banking firm, in each case of national standing.

    The foregoing covenant does not restrict:

        (A) transactions among the Company and/or its Restricted Subsidiaries;

        (B) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;

        (C) transactions permitted by the provisions of the covenant described under the caption "Certain Covenants--Restricted Payments;"

        (D) advances to employees for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business and consistent with past practice; and

        (E) purchases of equipment, supplies and related services made on an arm's length basis in the ordinary course of business by the Company, any Restricted Subsidiary or any Permitted Joint Venture from any Affiliate.

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    The Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (b) will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); PROVIDED, HOWEVER, that this covenant will not prohibit
(i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries in compliance with the other provisions of the Indenture, (ii) the sale or other

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disposition of a portion of the issued and outstanding Capital Stock of an existing Wholly Owned Restricted Subsidiary if (A) as a result of such sale or disposition, such Wholly Owned Restricted Subsidiary becomes a Permitted Joint Venture and (B) at the time of such sale or disposition, the Company could make an Investment in the remaining Capital Stock held by it or one of its Restricted Subsidiaries in an amount equal to the amount of its remaining Investment in such existing Restricted Subsidiary pursuant to the covenant entitled "Restricted Payments," or (iii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

    The Company will not permit any Restricted Subsidiary to issue any Preferred Stock.

    PAYMENTS FOR CONSENT

    The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary, unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary on a senior subordinated basis and (b) with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary's guarantee with respect to the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes, PROVIDED that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

    Any guarantee by a Restricted Subsidiary of the Notes pursuant to the preceding paragraph may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Company's and the Restricted Subsidiaries' Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee that resulted in the creation of such guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee.

    ISSUANCES OF GUARANTEES BY NEW RESTRICTED SUBSIDIARIES

    The Company will provide to the Trustee, on the date that any Person (other than a Foreign Subsidiary or Permitted Joint Ventures) becomes a Restricted Subsidiary, a supplemental indenture to the Indenture, executed by such new Restricted Subsidiary, providing for a full and unconditional guarantee on a senior subordinated basis by such new Restricted Subsidiary of the Company's obligations under the Notes and the Indenture to the same extent as that set forth in the Indenture.

    UNRESTRICTED SUBSIDIARIES

    (a) The Board may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted

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Subsidiary is directly or indirectly liable for any Indebtedness of such
Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant described under the caption "--Restricted Payments," (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company, (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results, and (vi) such Unrestricted Subsidiary has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer of the Company or any of its Restricted Subsidiaries. Notwithstanding the foregoing, the Company may not designate any of its Subsidiaries existing as of the Closing Date or any successor to any of them as an Unrestricted Subsidiary and may not sell, transfer or otherwise dispose of any properties or assets of any such Subsidiary to an Unrestricted Subsidiary, other than in the ordinary course of business.

    (b) The Board may designate any Unrestricted Subsidiary as a Restricted Subsidiary; PROVIDED that (i) no Default or Event of Default has occurred and is continuing following such designation and (ii) the Company would, at the time of making such designation and giving such pro forma effect as if such designation had been made at the beginning of the applicable four quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock" (treating any Indebtedness of such Unrestricted Subsidiary as the incurrence of Indebtedness by a Restricted Subsidiary).

    REPORTS

    Whether or not the Company is required to file reports with the Commission, the Company will file all such annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to
Section 13(a) or 15(d) under the Exchange Act. The Company will also be required
(a) to supply to the Trustee and each Holder, or supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective Holder promptly upon written request.

EVENTS OF DEFAULT AND REMEDIES

    The following are "Events of Default" under the Indenture:

        (a) default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days (whether or not prohibited by the subordination provisions of the Indenture);

        (b) default in the payment of the principal of (or premium, if any, on) any Note when due (whether or not prohibited by the subordination provisions of the Indenture);

        (c) failure to perform or comply with the Indenture provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of

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    Holders--Asset Sales," "--Certain Covenants--Restricted Payments,"
    "Incurrence of Indebtedness and Issuance of Disqualified Stock" or "--Merger, Consolidation or Sale of Assets;"

        (d) default in the performance, or breach, of any covenant or agreement of the Company or any Subsidiary Guarantor contained in the Indenture or in any Subsidiary Guarantee (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere herein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes (and Additional Notes, if any) then outstanding;

        (e) (i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Indebtedness of the Company or any Restricted Subsidiary, which issue individually or in the aggregate has an aggregate outstanding principal amount of not less than $5 million, and such default has resulted in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Indebtedness;

        (f) failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $5 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

        (g) any Subsidiary Guarantee ceases to be in full force and effect or is declared null and void or any such Subsidiary Guarantor denies that it has any further liability under any Subsidiary Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture); or

        (h) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

    If an Event of Default (other than as specified in clause (h) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes (and Additional Notes, if any) then outstanding may, and the Trustee at the request of such Holders will, declare the principal of, and accrued interest on, all of the outstanding Notes immediately due and payable and, upon any such declaration, such principal and such interest will become due and payable immediately.

    If an Event of Default specified in clause (h) above occurs and is continuing, then the principal of and accrued interest on all of the outstanding Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes (and Additional Notes, if any), by written notice to the Company and the Trustee, may rescind such declaration and its consequences if:
(i) the Company has paid or deposited with the Trustee a sum sufficient to pay
(A) all overdue interest on all Notes, (B) all unpaid principal of (and premium, if any, on) any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes,
(C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes and (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

    No Holder has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes

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
(and Additional Notes, if any) have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding, the Trustee has failed to institute any such proceeding within 60 days after receipt of such notice, request and offer of indemnity and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes (and Additional Notes, if any). Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

    The Holders of not less than a majority in aggregate principal amount of the outstanding Notes and Additional Notes, if any, may, on behalf of the Holders of all of the Notes and Additional Notes, if any, waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium, if any) or interest on any Note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

    If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the Holders if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the Holders.

    The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Subsidiary Guarantors of their obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture or the Subsidiary Guarantees, as applicable, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, terminate the obligations of the Company and the Subsidiary Guarantors with respect to the outstanding Notes ("legal defeasance"). Such legal defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants set forth in the Indenture and described under "Certain Covenants" above, and any omission to comply with such obligations would not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

    In order to exercise either legal defeasance or covenant defeasance: (a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Notes at maturity (or upon redemption, if applicable) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit;
(c) such legal defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture, the Amended Credit Agreement or any other material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; (d) in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date hereof, there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; (e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer document and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Modifications and amendments of the Indenture and any Subsidiary Guarantee may be made by the Company, any affected Subsidiary Guarantor and the Trustee with the consent of the Holders of a majority in aggregate outstanding principal amount of the Notes (and Additional Notes, if any); PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:

        (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

        (b) amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the covenant described under the covenant entitled "Repurchase at the Option of the Holders--Asset Sales" or the obligation of the Company to make and consummate a Change of Control offer in the event of a Change of Control in accordance with the covenant entitled "Repurchase at the Option of the Holders--Change of Control," including, in each case, amending, changing or modifying any definition relating thereto;

        (c) reduce the percentage in principal amount of outstanding Notes, the consent of whose Holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture;

        (d) waive a default in the payment of principal of, or premium, if any, or interest on the Notes or reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

        (e) modify the ranking or priority of the Notes or the Subsidiary Guarantee of any Subsidiary Guarantor; or

        (f) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture other than in accordance with the terms of the Indenture.

    The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

    Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes: (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes; or (2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company; or (3) to add additional Events of Defaults; or (4) to provide for uncertificated Notes in addition to or in place of the certificated Notes; or (5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or (6) to secure the Notes; or (7) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, PROVIDED that such actions pursuant to this clause do not adversely affect the interests of the Holders in any material respect; or (8) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act.

    Notwithstanding the foregoing, neither the Company nor the Trustee may amend any provisions of the Indenture or the Notes concerning (i) the subordination of the Notes and the Subsidiary Guarantees or (ii) legal defeasance or covenant defeasance without, in either case, the prior written consent of the Agent Bank, acting on behalf of the Banks under the Amended Credit Agreement.

CONCERNING THE TRUSTEE

    State Street Bank and Trust Company, N.A., the Trustee under the Indenture, is the initial paying agent and registrar for the Notes.

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. Under the Indenture, the Holders of a majority in outstanding principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain

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payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that, if it acquires any conflicting interest (as defined), it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the Exchange Notes will be issued in the form of a global note (the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or its nominee. Investors may hold their beneficial interests in the Global Note directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Notes evidenced by the Global Note will be limited to such extent.

    Investors may hold their interests in the Global Note directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may also hold such interests through organizations other than Cedel or Euroclear that are Participants in the DTC system. Cedel and Euroclear will hold such interests in the Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which in turn will hold such interests in the Global Note in customers' securities accounts in the depositaries' names on the books of DTC.

    So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

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    Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

    Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

    CERTIFICATED NOTES

    If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture then, upon surrender by the Global Note Holder of the Global Notes, Certificated Notes will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

    SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issues is generally settled in clearinghouse or next-day funds. In contrast, Notes represented by the Global Note are eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes is, therefore, required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in the Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear or Cedel) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Cedel as a result of sales of interests in a

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Global Note by or through a Euroclear or Cedel participant to a Participant in
DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or becomes a Subsidiary or
(b) assumed in connection with the acquisition of assets from such Person.

    "Affiliate" means, with respect to any specified person, (a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (b) any other person that owns, directly or indirectly, 5% or more of such specified person's Capital Stock or any executive officer or director of any such specified person or other person or, with respect to any natural person, any person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Agent Bank" means NationsBank, N.A. and its successors under the Amended Credit Agreement, in its capacity as agent.

    "Amended Credit Agreement" means the Credit Agreement, dated as of October 14, 1997, as amended as of November 17, 1997, December 19, 1997, March 23, 1998 and June 12, 1998, among the Company, the lenders named therein and NationsBank, N.A., as agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such facility may be amended, restated, supplemented, refinanced, extended or otherwise modified from time to time.

    "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of merger, consolidation or similar arrangement) (collectively, a "transfer") by the Company or any Restricted Subsidiary other than in the ordinary course of business and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Shares of Capital Stock of any of the Company's Restricted Subsidiaries (which shall be deemed to include the sale, grant or conveyance of any interest in the income, profits or proceeds therefrom), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (x) that have a fair market value in excess of $1 million or (y) for Net Cash Proceeds in excess of $1 million. For the purposes of this definition, the term "Asset Sale" does not include (a) any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "--Certain Covenants--Consolidation, Merger or Sale of Assets" and "-- Restricted Payments," (ii) between or among the Company and its Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture or (iii) representing obsolete or permanently retired equipment and facilities or (b) the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used in the business of the Company or its Restricted Subsidiaries as in existence on the Closing Date or any business determined by the Board in its good faith judgment to be reasonably related thereto.

    "Banks" means the banks and other financial institutions that from time to time are lenders under the Amended Credit Agreement.

    "Board" means the Company's Board of Directors.

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

    "Capital Stock" of any Person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person's equity interest (however designated), whether now outstanding or issued after the Closing Date.

    "Capitalized Lease Obligation" means, with respect to any Person, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, in accordance with GAAP, has been recorded as a capitalized lease.

    "Change of Control" means the occurrence of any of the following events:

        (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than Permitted Holders) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of all classes of Voting Stock of the Company; PROVIDED, HOWEVER, that upon any purchase and/or subsequent conversion by any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than Permitted Holders), which at the time of such purchase and/or subsequent conversion neither owns nor is acquiring any shares of common stock of the Company, of any of the issued and outstanding shares of Series B Preferred Stock or Series C Preferred Stock, the number of shares of common stock which shall be deemed to be outstanding for the purpose of computing the percentage of the voting power of all classes of Voting Stock of the Company acquired by such "person" or "group" shall be determined on a basis that gives effect to the conversion of both (A) the shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, that were purchased by such "person" or "group" and (B) the shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, that continue to be owned by Permitted Holders after such purchase and/or conversion by such "person" or "group" (without requiring actual conversion of any of such shares of Series B Preferred Stock or Series C Preferred Stock by the holders thereof);

        (b) the Company, either individually or in conjunction with one or more Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties of the Company and the Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Subsidiaries, to any person (other than the Company or a Restricted Subsidiary);

        (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors (i) whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) elected or appointed by any of the Permitted Holders) cease for any reason to constitute a majority of the Board then in office; or

        (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than in a transaction that complies with the provisions described under "Certain Covenants-- Consolidation, Merger or Sale of Assets."

    "Closing Date" means the date on which the Notes are originally issued under the Indenture.

    "Consolidated EBITDA" means, for any period, the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (d) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period (a) Fixed Charges for such period, plus (b) the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period, plus (c) the aggregate depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period, plus (d) any other non-cash charges for such period, and minus non-cash credits for such period, other than non-cash charges or credits resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business; PROVIDED that fixed charges, income tax expense, depreciation and amortization expense and non-cash charges and credits of a Restricted

                                      112
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Subsidiary will be included in Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

    "Consolidated Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and
(e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Net Income will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Net Income otherwise attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding common stock of such Restricted Subsidiary on the last day of such period.

    "Consolidated Tangible Assets" means, as of the date of determination, the total assets, less goodwill and other intangibles, shown on the balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Indebtedness" means (i) so long as the Senior Bank Debt is outstanding, the Senior Bank Debt and (ii) thereafter, any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25 million or more and that has been specifically designated by the Company, in the instrument creating or evidencing such Senior Indebtedness or in an officers' certificate delivered to the Trustee, as "Designated Senior Indebtedness."

    "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board is required to deliver a resolution of the Board, to make a finding or otherwise take action under the Indenture, a member of the Board who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

    "Disqualified Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (i) is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes, (ii) is redeemable at the option of the Holder thereof, at any time prior to such final Stated Maturity or (iii) at the option of the Holder thereof is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; PROVIDED that any Capital Stock that would not constitute Disqualified Stock but for provisions therein giving Holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to

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the Holders of such Capital Stock than the provisions contained in the covenants described under the captions "Repurchase at the Option of Holders--Change of Control" and "--Asset Sales" described herein and such Capital Stock specifically provides that the issuer will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the provisions contained in the covenants described under the captions "Repurchase at the Option of Holders--Change of Control" and "--Asset Sales."

    "Equity Offering" means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Existing Indebtedness" means the Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Amended Credit Agreement) outstanding on the date of the Indenture and listed on a schedule to the Indenture, until such amounts are repaid.

    "Facility" means any premises, together with the diagnostic imaging and treatment equipment installed therein, used by the Company in the conduct of the business of providing diagnostic imaging and information, treatment and related management services.

    "Fixed Charges" means, for any period, without duplication, the sum of (a) the amount that, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs, and (v) the interest component of Capitalized Lease Obligations, plus (b) cash dividends paid on Preferred Stock and Disqualified Stock by the Company and any Restricted Subsidiary (to any Person other than the Company and its Restricted Subsidiaries), computed on a tax effected basis, plus (c) all interest on any Indebtedness of any Person guaranteed by the Company or any of its Restricted Subsidiaries or secured by a lien on the assets of the Company or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that Fixed Charges will not include (i) any gain or loss from extinguishment of debt, including the write-off of debt issuance costs, and (ii) the fixed charges of a Restricted Subsidiary to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating Consolidated Net Income pursuant to clause (e) of the definition thereof for such period.

    "Fixed Charge Coverage Ratio" means, for any period, the ratio of Consolidated EBITDA for such period to Fixed Charges for such period.

    "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a state thereof or the District of Columbia and that has no material operations or assets in the United States.

    "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the Closing Date.

    "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

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    "Hedging Obligations" means, with respect to any Person, the obligations of such Person entered into in the ordinary course of business under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates, and (ii) forward exchange agreements, currency swap, currency option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in foreign currency exchange rates.

    "Holder" means the Person in whose name a Note is, at the time of determination, registered on the Registrar's books.

    "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (e) the attributable value of every Capitalized Lease Obligation of such Person, (f) all Disqualified Stock of such Person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends, (g) all obligations of such Person under or in respect of Hedging Obligations, and (h) every obligation of the type referred to in clauses (a) through (g) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person will not be considered Indebtedness for purposes of this definition.

    "Investment" in any Person means, (i) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to such Person, the purchase or other acquisition of any stock, bonds, notes, debentures or other securities issued by such Person, the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of such Person, or the making of any investment in such Person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. Investments exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon, or with respect to, any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property that such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Indebtedness where such Indebtedness is secured by the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "Non-Recourse Indebtedness" means Indebtedness of a Permitted Joint Venture
(i) as to which neither the Company nor any of its Restricted Subsidiaries (other than such Permitted Joint Venture), (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), and (ii) the obligees of which will have recourse for repayment of the principal of and interest on such Indebtedness and any fees, indemnities, expense reimbursements or other amount of whatsoever nature accrued or payable in connection with such Indebtedness solely against the assets of such Permitted Joint Venture and not against any of the assets of the Company or its Restricted Subsidiaries (other than such Permitted Joint Venture).

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Pari Passu Indebtedness" means (a) with respect to the Notes, Indebtedness that ranks PARI PASSU in right of payment to the Notes and (b) with respect to any Subsidiary Guarantee, Indebtedness that ranks PARI PASSU in right of payment to such Subsidiary Guarantee.

    "Permitted Business" means the Business conducted by the Company, its Restricted Subsidiaries and Permitted Joint Ventures as of the date of the Indenture and any and all diagnostic imaging and information businesses that in the good faith judgment of the Board are reasonably related thereto.

    "Permitted Holders" means (i) Carlyle Partners II, L.P., a Delaware limited partnership, Carlyle Partners III, L.P., a Delaware limited partnership, Carlyle International Partners II, L.P., a Cayman Islands exempted limited partnership, Carlyle International Partners III, L.P., a Cayman Islands exempted limited partnership, C/S International Partners, a Cayman Islands general partnership, State Board of Administration of Florida, a separate account maintained pursuant to an Investment Management Agreement dated as of September 6, 1996 among the State Board of Administration of Florida, Carlyle Investment Group, L.P. and Carlyle Investment Management, L.L.C., Carlyle Investment Group, L.P., a Delaware limited partnership, Carlyle-InSight International Partners, L.P., a Cayman Islands exempted limited partnership, and Carlyle-InSight Partners, L.P., a Delaware limited partnership, and their Affiliates (collectively, "Carlyle Affiliates") and (ii) General Electric Company, a New York corporation, and its Affiliates (collectively, "GE Affiliates").

    "Permitted Investments" means any of the following:

        (a) Investments in (i) securities with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States is pledged in support thereof); (ii) certificates of deposit, Euro-dollar time deposits or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500,000,000; (iii) any shares of money market mutual or similar funds having assets in excess of $500,000,000; (iv) repurchase obligations with a term not exceeding seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above; and
    (v) commercial paper with a maturity of

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
    one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having a rating (A) from Moody's Investors Service, Inc. of at least P-1 or (B) from Standard & Poor's Ratings Group of at least A-1;

        (b) Investments by the Company or any Wholly Owned Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary that is a Subsidiary Guarantor or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary that is a Subsidiary Guarantor;

        (c) Investments by the Company or a Restricted Subsidiary in the Company or a Subsidiary Guarantor;

        (d) Investments in existence on the Closing Date;

        (e) promissory notes or other evidence of Indebtedness received as a result of Asset Sales permitted under the covenant entitled "Repurchase at the Option of Holders--Asset Sales;"

        (f) loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made in the ordinary course of business after the date of the Indenture in an amount not to exceed $1 million in the aggregate at any one time outstanding;

        (g) any Investment by the Company or any Restricted Subsidiary of the Company in Permitted Joint Ventures made after the Closing Date having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not exceeding in the aggregate 5% of the Consolidated Tangible Assets of the Company as of the last day of the most recent full fiscal quarter ending immediately prior to the date of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

        (h) other Investments that do not exceed $20 million in the aggregate at any one time outstanding.

    "Permitted Joint Venture" means any joint venture, partnership or other Person designated by the Board, (i) at least 50% of whose Capital Stock with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities) is at the time owned (beneficially or directly) by the Company and/or by one or more Restricted Subsidiaries of the Company and if the Company owns more than 50% of the Capital Stock of the Permitted Joint Venture, such Permitted Joint Venture is a Restricted Subsidiary of the Company, (ii) all of whose Indebtedness is Non-Recourse Indebtedness, (iii) which is engaged in a Permitted Business, and (iv) in which any Investment made as a result of designating such Person a Permitted Joint Venture will not violate the provisions of the covenant described under the caption "--Restricted Payments"; provided that each of Berwyn Magnetic Resonance Center, LLC, Garfield Imaging Center, Ltd., MRI Associates, L.P., Tom's River Imaging Associates, L.P., St. John's Regional Imaging Center, LLC, Dublin Diagnostic Imaging, LLC, Buckhead Imaging, LLC, MedFinancial, LLC, Connecticut Lithotripsy LLC, Northern Indiana Oncology Center of Porter Memorial Hospital, LLC and Northwest Magnetic Imaging shall be deemed to be a Permitted Joint Venture. Any such designation (other than with respect to the Persons identified in the preceding sentence) shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing provisions.

    "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries;

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PROVIDED that: (i) the principal amount of such Permitted Refinancing
Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded plus the lesser of the amount of any premium required to be paid in connection with such refinancings pursuant to the terms of such indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust unincorporated organization or government or any agency or political subdivision thereof.

    "Preferred Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participation, rights in or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

    "Qualified Equity Interest" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

    "Qualified Stock" of any Person means any and all Capital Stock of such Person, other than Disqualified Stock.

    "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

    "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

    "Senior Bank Debt" means the Obligations outstanding under the Amended Credit Agreement.

    "Senior Indebtedness" means (i) the Senior Bank Debt and any Hedging Obligations in respect thereof and (ii) any other Indebtedness permitted to be incurred by the Company or any Subsidiary Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Indebtedness for money borrowed. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company or the Notes, (iii) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (iv) Indebtedness of the Company to the extent incurred in violation of the Indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by the Company, (vi) trade account payables owed or owing by the Company, (vii) amounts owed by the Company for compensation to employees or for services rendered to the Company,
(viii) Indebtedness of the Company to any Restricted Subsidiary or any other Affiliate of the Company, (ix) Disqualified Stock of the Company and (x) Indebtedness which when incurred and without respect to any election under
Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Restricted Subsidiary.

    "Significant Subsidiary" means any Restricted Subsidiary of the Company that, together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated net sales of the Company and its Subsidiaries, (b) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired after the beginning of such fiscal year and would have been a Significant Subsidiary if it had been owned during such entire fiscal year.

    "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.

    "Subordinated Indebtedness" means Indebtedness of the Company or a Subsidiary Guarantor that is subordinated in right of payment to the Notes or the Subsidiary Guarantees issued by such Subsidiary Guarantor, as the case may be.

    "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

    "Subsidiary Guarantors" means, collectively, all Restricted Subsidiaries that are incorporated in the United States or a State thereof or the District of Columbia (other than Permitted Joint Ventures); PROVIDED that any Person that becomes an Unrestricted Subsidiary in compliance with the "Restricted Payments" covenant shall not be included in "Subsidiary Guarantors" after becoming an Unrestricted Subsidiary.

    "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

    "Voting Stock" means any class or classes of Capital Stock pursuant to which the Holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

    "Weighted Average Life" means, as of the date of determination with respect to any Indebtedness or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Indebtedness or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

    "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which are owned, directly or indirectly, by the Company.

                         DESCRIPTION OF PREFERRED STOCK

    Pursuant to the Recapitalization, the Company issued (i) to Carlyle, 25,000 shares of the Company's Convertible Preferred Stock, Series B (the "Series B Preferred Stock") and warrants to purchase 250,000 shares of the Company's common stock at the current exercise price of $10.00 per share and (ii) to GE, 7,000 shares of Series C Preferred Stock and an additional 20,953 shares of the Company's Convertible Preferred Stock, Series C (the "Series C Preferred Stock") in exchange for all of GE's shares of the Company's Convertible Preferred Stock, Series A.

    The Series B Preferred Stock and the Series C Preferred Stock (collectively, "Preferred Stock") rank equally and their terms are substantially the same. The Preferred Stock has a liquidation preference of $1,000 per share and ranks senior to all other classes of outstanding capital stock with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company. It will participate in any dividends paid with respect to the Company's common stock. There is no mandatory or optional redemption provision for the Preferred Stock. The 25,000 shares of Series B Preferred Stock is initially convertible, at the option of the holders thereof, into an aggregate of 2,985,075 shares of the Company's common stock, and the 27,953 shares of Series C Preferred Stock are initially convertible, at the option of the holders thereof, into an aggregate of 3,337,581 shares of the Company's common stock, in each case at an initial conversion price of $8.375 per share. The Preferred Stock may be converted in whole at any time, and may be converted in part substantially contemporaneously with the Board-approved sale of a holder's Preferred Stock to a third party, the consummation of a public offering of the Company's common stock and the consummation of a private sale of the Company's common stock after April 14, 1999. The Series B Preferred Stock and the Series C Preferred Stock may together be converted into the Company's Convertible Preferred Stock, Series D (the "Series D Preferred Stock") on or after October 22, 1998.

    As long as Carlyle and its affiliates own at least 33% of the Series B Preferred Stock or GE and its affiliates own at least 33% of the Series C Preferred Stock, respectively, the approval of at least 67% of the holders of each series of Preferred Stock is required before the Company may take certain actions including, but not limited to, amending its certificate of incorporation or bylaws, changing the number of directors or the manner in which directors are selected, incurring indebtedness in excess of $15 million in any fiscal year, issuing certain equity securities below the then current market price or the then applicable conversion price, acquiring equity interests or assets of entities for consideration equal to or greater than $15 million, and engaging in mergers for consideration equal to or greater than $15 million. The Preferred Stock votes with the Company's common stock on an as-if-converted basis on all matters except the election of directors, provided that the aggregate number of votes cast by GE and Carlyle does not exceed 37% of all votes entitled to be cast on such matters.

    Pursuant to the terms of the Recapitalization, the number of directors comprising the Board is currently fixed at nine. Six directors ("Common Stock Directors") are elected by the Company's common stockholders, one of whom (the "Joint Director") is to be proposed by Carlyle and GE and approved by a majority of the Board in its sole discretion. Of the three remaining directors ("Preferred Stock Directors"), two are to be elected by the holders of the Series B Preferred Stock and one is to be elected by the holders of the Series C Preferred Stock, in each case acting by written consent and without a meeting of the Company's common stockholders. As long as Carlyle and certain affiliates thereof own an aggregate of at least 50% of the Series B Preferred Stock, the holders of the Series B Preferred Stock will have the right to elect two Preferred Stock Directors and as long as Carlyle and certain affiliates thereof own an aggregate of at least 25% of such stock, such holders will have the right to elect one Preferred Stock Director. As long as GE and its affiliates own an aggregate of at least 25% of the Series C Preferred Stock it will have the right to elect one Preferred Stock Director. If any such ownership percentage falls below the applicable threshold, the Preferred Stock Director(s) formerly entitled to be elected by Carlyle or GE, as the case may be, will thereafter be elected by the Company's common stockholders. As of June 1, 1998, the Board

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
consisted of eight directors, five of whom are Common Stock Directors and three of whom are Preferred Stock Directors. The Joint Director vacancy has not yet been filled.

    All of the Series B Preferred Stock and the Series C Preferred Stock may be converted at any time into Series D Preferred Stock. The Series D Preferred Stock allows the number of directors to be automatically increased to a number which would permit each of Carlyle and GE, by filling the newly created vacancies, to achieve representation on the Board proportionate to their respective common stock ownership percentages on an as-if-converted basis, but would limit such representation to less than two thirds of the Board for a certain period of time, as further described below. The Series D Preferred Stock has a liquidation preference of $0.001 per share but no mandatory or optional redemption provision. It will participate in any dividends paid with respect to the Company's common stock and will be convertible into 6,322,660 shares of the Company's common stock.

    Holders of the Preferred Stock have a right of first offer with respect to future sales in certain transactions or proposed transactions not involving a public offering by the Company of its common stock or securities convertible into its common stock. Holders of the Preferred Stock are also entitled to certain demand and "piggyback" registration rights.

    Each of Carlyle and GE has agreed (i) not to transfer, sell, assign or pledge to any person other than an affiliate, or dispose of, any interest in any shares of Series B Preferred Stock or Series C Preferred Stock without the prior approval of the Board, in its sole discretion, and (ii) not to transfer, sell or assign to an affiliate any interest in any shares of Series B Preferred Stock or Series C Preferred Stock if such affiliate is engaged in the provision of diagnostic services to the health care industry. In addition, until the earlier to occur of April 14, 1999 or the conversion of the Preferred Stock into Series D Preferred Stock, each of Carlyle and GE has agreed not to transfer, sell or assign to any person any of the Company's common stock issuable upon conversion of the Preferred Stock (the "Conversion Shares") without the prior approval of a majority of the Board in its sole discretion, other than a transfer (i) to an affiliate, (ii) permitted under Rule 144 of the Securities Act, (iii) pursuant to a registered offering pursuant to the registration rights agreements with Carlyle and GE or (iv) pursuant to a transaction available to all stockholders of the Company on the same terms as to Carlyle or GE, as applicable, which has been approved by a majority of the Board. If the Preferred Stock is converted into Series D Preferred Stock prior to April 14, 1999, then until the second annual stockholders meeting after such conversion date, additional restrictions apply to the ability of GE or Carlyle to transfer Series D Preferred Stock or the common stock issuable upon the conversion thereof or to cause the Company to engage in certain transactions.

    The foregoing description of the rights, preferences and privileges of the Series B Preferred Stock as set forth in the Certificate of Designation, Preferences and Rights of Convertible Preferred Stock, Series B (the "Series B Certificate of Designation"), the Series C Preferred Stock as set forth in the Certificate of Designation, Preferences and Rights of Convertible Preferred Stock, Series C (the "Series C Certificate of Designation") and the Series D Preferred Stock as set forth in the Certificate of Designation, Preferences and Rights of Convertible Preferred Stock, Series D (the "Series D Certificate of Designation") does not purport to be complete and is subject to and qualified in its entirety by reference to the Series B Certificate of Designation, the Series C Certificate of Designation and the Series D Certificate of Designation, copies of which are filed with the Commission as Exhibits 3.2, 3.3 and 3.4, respectively, to the Company's Annual Report on Form 10-K for the year ended June 30, 1997.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain United States federal income tax considerations to persons who acquired the Outstanding Notes on original issuance for cash and who hold the Exchange Notes subsequent to the Exchange Offer. It does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, financial institutions, insurance companies and tax-exempt organizations, may be subject to special rules. In addition, this summary is limited to persons that will hold the Notes as a "capital asset" within the meaning of Section 1221 of the Code. Further, this summary does not address the effect of any applicable United States federal estate tax or any state, local or other tax laws. ACCORDINGLY, INVESTORS CONSIDERING THE PURCHASE OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

    The exchange of an Outstanding Note by a holder for an Exchange Note should not constitute a taxable exchange and thus should not result in income, gain or loss to holders of Notes who participate in the Exchange Offer or to the Company. Such holders should have the same adjusted basis and holding period in the Exchange Notes immediately after the exchange as the holders had in the Outstanding Notes immediately prior to the exchange. As used herein, the term "United States Holder" means a beneficial owner of the Outstanding Notes or Exchange Notes that is, for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which its subject to federal income taxation regardless of its source, or (iv) a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. fiduciaries. A "Foreign Holder" is any holder of Outstanding Notes or Exchange Notes that is not a United States Holder.

UNITED STATES HOLDERS

    STATED INTEREST. A United States Holder of a Note will be required to include interest on a Note in gross income for Federal income tax purposes in accordance with the holder's method of tax accounting.

    SALE, EXCHANGE OR REDEMPTION OF A NOTE. Upon a taxable sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than any amount received attributable to accrued interest on a Note that was not previously included in gross income, which amount will be treated as interest income) and the holder's tax basis in the Note. Such capital gain or loss will be long-term capital gain or loss if the Holder's holding period in the Note is more than one year at the time of such disposition. In general, in the case of a non-corporate United States Holder, capital gains recognized on Notes held (i) one year or less will be taxed at ordinary income tax rates, (ii) more than one year but 18 months or less will be taxed at a maximum rate of 28% and (iii) more than 18 months will be taxed at a maximum rate of 20%. In addition, holders should consult their own tax advisers regarding the availability and effect of a certain tax election to mark-to-market Notes held on January 1, 2001.

FOREIGN HOLDERS

    Payments of principal and interest on the Notes to a Foreign Holder generally will not be subject to United States Federal withholding tax provided that (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the holder is not a controlled foreign corporation that is related to the Company through stock ownership and (c) either (1) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States person or (2) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the Company or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to the Company or its agent a copy thereof.

    A Foreign Holder that does not qualify for the exception from withholding tax described above would generally be subject to the United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate) on payments of interest, unless the Foreign Holder's income from the Notes is effectively connected with a U.S. trade or business of the holder. A Foreign Holder generally will be taxed in the same manner as a United States corporation or resident with respect to such income if it is effectively connected with the conduct of a trade or business in the United States. Such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

    A Foreign Holder generally will not be subject to United States Federal income or withholding tax on gain realized on the sale, exchange or redemption of the Notes unless (i) the holder is an individual who was present in the United States for 183 days or more during the taxable year and certain other requirements are met, or (ii) the gain is effectively connected with the conduct of a trade or business of the holder in the United States.

    The IRS recently issued Treasury Regulations, generally effective for payments made after December 31, 1998, concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. Among other things, these Treasury Regulations may require Foreign Holders to furnish new certification of their foreign status after December 31, 1998. Prospective purchasers of Notes should consult their tax advisors concerning the applicability and effect of such Treasury Regulations on an investment in the Notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note and payments of the proceeds of the sale of a Note to certain noncorporate United States Holders, and a 31% backup withholding tax may apply to such payment if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number ("TIN") to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments.

    The payment of interest on the Notes to Foreign Holders (or purported Foreign Holders) generally will not be subject to information reporting and backup withholding if the Company (or its paying agent) has received the certification described in (c) above under the caption "Foreign Holders" and neither the Company nor its paying agent has actual knowledge that the holder is a United States person. The proceeds paid to a Foreign Holder upon the sale of a Note by or through a United States office of a broker will be subject to information reporting and backup withholding unless the holder provides the certification described in (c) above or otherwise establishes an exception. The proceeds paid to a Foreign Holder upon the sale of a Note by or through a foreign office of a broker generally will not be subject to a backup withholding tax. However, such proceeds will be subject to information reporting if the broker is (i) a United States person, (ii) a "controlled foreign corporation" for United States federal income tax purposes, or (iii) a foreign person 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business in the United States, unless the broker has documentary evidence in its files that the holder is not a United States person and the broker has no knowledge to the contrary.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States Federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Outstanding Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver this Prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer who holds Outstanding Notes acquired for its own account as a result of market-making activities or other trading activities (an "Exchanging Dealer") in connection with resales of Exchange Notes received in exchange for Outstanding Notes. For a period (the "Exchange Offer Registration Period") the longer of (A) the period until consummation of the Exchange Offer and (B) two years after the effectiveness of the Registration Statement (unless, in the case of (B), all resales of Exchange Notes covered by the Registration Statement have been made), the Company will make this Prospectus, as amended or supplemented, available to any Exchanging Dealer for use in connection with any such resale; provided, however, that the Company shall not be required to maintain the effectiveness of the Registration Statement for more than 60 days following the consummation of the Exchange Offer unless the Company has been notified in writing on or prior to the 60th day following the consummation of the Exchange Offer by one or more broker-dealers that such holder has received Exchange Notes as to which it will be required to deliver this Prospectus upon resale. In addition, until December 28, 1998, (90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from the exchange of Outstanding Notes for Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, or at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such Exchange Notes may be deemed an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such broker-dealers may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions or concessions of any broker-dealers and will indemnify the holders of the Outstanding Notes (including Exchanging Dealers) participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

    By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of (i) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (ii) the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iii) the happening of any event that requires the making of any changes in the Registration Statement or this Prospectus so that, as of such date, the Registration Statement or this Prospectus does not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (in the case of this Prospectus, in light of the circumstances under which they were made) not misleading (which notice the Company agrees to advise to any broker-dealer that has provided in writing to the Company a telephone or facsimile number and address for notices), such broker-dealer will suspend the use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer or until it is advised is writing by the Company that the use of this Prospectus may be resumed and has received copies of any amendments or supplements thereto. If the Company gives any such notice to suspend the use of the Prospectus, it will extend the Exchange Offer Registration Period by the number of days during the period from and including the date of the giving of such notice to and including the date when broker-dealers shall have received
(x) copies of the supplemented or amended Prospectus necessary to permit resales of Exchange Notes or (y) such advice in writing.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon on behalf of the Company by Arent Fox Kintner Plotkin & Kahn, PLLC, Washington, D.C.

                                    EXPERTS

    The financial statements of InSight Health Services Corp. and subsidiaries as of June 30, 1997 and 1996, and for the year ended June 30, 1997 and for the six months ended June 30, 1996, included in this Registration Statement, have been audited by Arthur Andersen LLP, independent certified public accountants, as stated in their report appearing herein and have been so included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

    The consolidated statements of operations, stockholders' equity (deficit) and cash flows of Maxum Health Corp. and subsidiaries for each of the two years in the period ended December 31, 1995, included in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

    The financial statements of Signal Medical Services, Inc. as of December 31, 1997 and 1996 and for each of the years in the two-year period ended December 31, 1997, included in this Registration Statement, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report appearing herein and have been so included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

    The financial statements of Mobile Imaging Consortium as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, included in this Registration Statement, have been audited by Baker Newman & Noyes LLC, independent certified public accountants, as stated in their report appearing herein and have been so included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS                                                                                     PAGE
                                                                                                      -----------

Report of Independent Public Accountants............................................................      F-2

Report of Independent Public Accountants............................................................      F-3

Consolidated Balance Sheets as of June 30, 1997 and 1996............................................      F-4

Consolidated Statements of Operations for the Year Ended June 30, 1997, the Six Months Ended June
  30, 1996 and the Years Ended December 31, 1995 and 1994...........................................      F-6

Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1994 and 1995, the
  Six Months Ended June 30, 1996 and the Year Ended June 30, 1997...................................      F-7

Consolidated Statements of Cash Flows for the Year Ended June 30, 1997, the Six Months Ended June
  30, 1996 and the Years Ended December 31, 1995 and 1994...........................................      F-8

Notes to Consolidated Financial Statements..........................................................      F-9

Condensed Consolidated Balance Sheets as of March 31, 1998 (unaudited) and June 30, 1997............     F-31

Condensed Consolidated Statements of Operations (unaudited) for the Nine Months Ended March 31, 1998
  and 1997..........................................................................................     F-33

Condensed Consolidated Statements of Operations (unaudited) for the Three Months Ended March 31,
  1998 and 1997.....................................................................................     F-34

Condensed Consolidated Statements of Cash Flows (unaudited) for the Nine Months Ended March 31, 1998
  and 1997..........................................................................................     F-35

Notes to Condensed Consolidated Financial Statements (unaudited)....................................     F-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To InSight Health Services Corp.:

    We have audited the accompanying consolidated balance sheets of INSIGHT HEALTH SERVICES CORP. (a Delaware corporation) and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1997 and for the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InSight Health Services Corp. and subsidiaries as of June 30, 1997 and 1996, and results of their operations and their cash flows for the year ended June 30, 1997 and for the six months ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California

October 14, 1997 (except
with respect to the
matter discussed in Note
15, as to which the date
is July 29, 1998).

                          INDEPENDENT AUDITOR'S REPORT

To Maxum Health Corp.:

    We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and cash flows of Maxum Health Corp. and Subsidiaries (MHC) for each of the two years in the period ended December 31, 1995. Our audits also include the related financial statement schedule of valuation and qualifying accounts. These financial statements and schedule are the responsibility of MHC's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the results of MHC's operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

    The accompanying 1995 and 1994 financial statements have been prepared assuming that MHC will continue as a going concern. As discussed in Note 3 to the financial statements, MHC is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          DELOITTE & TOUCHE LLP

Dallas, Texas
March 1, 1996

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                                                              JUNE 30,   JUNE 30,
                                                                                                1997       1996
                                                                                              ---------  ---------

CURRENT ASSETS:
  Cash and cash equivalents.................................................................  $   7,135  $   6,864
  Trade accounts receivable, net............................................................     15,645     12,916
  Other receivables, net....................................................................        358        973
  Other current assets......................................................................      1,554      1,708
                                                                                              ---------  ---------
    Total current assets....................................................................     24,692     22,461
                                                                                              ---------  ---------

PROPERTY AND EQUIPMENT:
  Vehicles..................................................................................        968        978
  Land, building and leasehold improvements.................................................      9,589      8,602
  Computer and office equipment.............................................................      3,855      3,638
  Diagnostic and related equipment..........................................................     28,193     18,113
  Equipment and vehicles under capital leases...............................................      8,086     10,479
                                                                                              ---------  ---------
                                                                                                 50,691     41,810
    Less: Accumulated depreciation and amortization.........................................     16,203     11,958
                                                                                              ---------  ---------
    Property and equipment, net.............................................................     34,488     29,852
                                                                                              ---------  ---------
INVESTMENT IN PARTNERSHIPS..................................................................        402        359
                                                                                              ---------  ---------
OTHER ASSETS................................................................................      5,468        749
                                                                                              ---------  ---------
INTANGIBLE ASSETS, net......................................................................     33,272     16,965
                                                                                              ---------  ---------
                                                                                              $  98,322  $  70,386
                                                                                              ---------  ---------
                                                                                              ---------  ---------

   The accompanying notes are an integral part of these consolidated balance sheets.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                             JUNE 30,    JUNE 30,
                                                                                               1997        1996
                                                                                            ----------  ----------

CURRENT LIABILITIES:
  Current portion of equipment and other notes............................................  $   11,901  $    6,585
  Current portion of capital lease obligations............................................       3,561       2,638
  Accrued equipment related costs.........................................................       2,882       3,249
  Accounts payable and other accrued expenses.............................................       8,822       8,328
  Accrued payroll and related costs.......................................................       2,521       1,775
  Current portion of deferred gain on debt restructure....................................         745       1,053
                                                                                            ----------  ----------
    Total current liabilities.............................................................      30,432      23,628
                                                                                            ----------  ----------
LONG-TERM LIABILITIES:
  Equipment and other notes, less current portion.........................................      54,421      31,653
  Capital lease obligations, less current portion.........................................       3,312       3,988
  Accrued securities litigation settlement................................................      --           1,900
  Deferred gain on debt restructure, less current portion.................................         728       1,467
  Other long-term liabilities.............................................................         744         831
                                                                                            ----------  ----------
    Total long-term liabilities...........................................................      59,205      39,839
                                                                                            ----------  ----------

COMMITMENTS (Note 8)

MINORITY INTEREST.........................................................................       2,000       1,515
                                                                                            ----------  ----------

STOCKHOLDERS' EQUITY:
  Convertible Series A preferred stock, $.001 par value, 3,500,000 shares authorized;
    2,501,760 outstanding at June 30, 1997 and 1996, respectively, with a liquidation
    preference of $24,000 ................................................................       6,750       6,750
  Common stock, $.001 par value, 25,000,000 shares authorized, 2,714,725 and 2,710,240
    shares outstanding at June 30, 1997 and 1996, respectively............................           3           3
  Additional paid-in capital..............................................................      23,100      23,100
  Accumulated deficit.....................................................................     (23,168)    (24,449)
                                                                                            ----------  ----------
    Total stockholders' equity............................................................       6,685       5,404
                                                                                            ----------  ----------
                                                                                            $   98,322  $   70,386
                                                                                            ----------  ----------
                                                                                            ----------  ----------

   The accompanying notes are an integral part of these consolidated balance sheets.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                          SIX MONTHS
                                                             YEAR ENDED      ENDED      YEAR ENDED    YEAR ENDED
                                                              JUNE 30,     JUNE 30,    DECEMBER 31,  DECEMBER 31,
                                                                1997         1996          1995          1994
                                                             -----------  -----------  ------------  ------------
REVENUES:
  Contract services........................................   $  47,827    $  20,045    $   38,976    $   36,393
  Patient services.........................................      42,706        5,853        10,605         8,228
  Other....................................................       2,530          562         1,028         1,247
                                                             -----------  -----------  ------------  ------------
    Total revenues.........................................      93,063       26,460        50,609        45,868
                                                             -----------  -----------  ------------  ------------
COSTS OF OPERATIONS:
  Costs of services........................................      50,564       15,899        28,772        26,067
  Provision for doubtful accounts..........................       1,506          617         1,669         1,124
  Equipment leases.........................................      18,396        6,957        14,464        14,581
  Depreciation and amortization............................       9,871        3,947         3,873         3,667
                                                             -----------  -----------  ------------  ------------
    Total costs of operations..............................      80,337       27,420        48,778        45,439
                                                             -----------  -----------  ------------  ------------
GROSS PROFIT (LOSS)........................................      12,726         (960)        1,831           429
CORPORATE OPERATING EXPENSES...............................       7,431        2,127         3,372         4,040
                                                             -----------  -----------  ------------  ------------
INCOME (LOSS) FROM COMPANY OPERATIONS......................       5,295       (3,087)       (1,541)       (3,611)
EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS..........         468          138           348           834
                                                             -----------  -----------  ------------  ------------
OPERATING INCOME (LOSS)....................................       5,763       (2,949)       (1,193)       (2,777)
OTHER INCOME (EXPENSE):
  Interest expense, net....................................      (4,055)      (1,144)       (1,626)       (1,206)
  Provision for securities litigation settlement...........      --           --            (1,500)       --
  Gain on sale of partnership interests....................      --           --            --             4,957
                                                             -----------  -----------  ------------  ------------
                                                                 (4,055)      (1,144)       (3,126)        3,751
                                                             -----------  -----------  ------------  ------------
INCOME (LOSS) BEFORE INCOME TAXES..........................       1,708       (4,093)       (4,319)          974
PROVISION FOR INCOME TAXES.................................         427           65        --               160
                                                             -----------  -----------  ------------  ------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM....................       1,281       (4,158)       (4,319)          814
EXTRAORDINARY ITEM--Net gain on debt extinguishment........      --            3,179        --             3,342
                                                             -----------  -----------  ------------  ------------
NET INCOME (LOSS)..........................................   $   1,281    $    (979)   $   (4,319)   $    4,156
                                                             -----------  -----------  ------------  ------------
                                                             -----------  -----------  ------------  ------------
INCOME (LOSS) PER COMMON SHARE:
  Income (loss) before extraordinary item..................   $    0.24    $   (2.99)   $    (3.21)   $     0.58
                                                             -----------  -----------  ------------  ------------
  Net income (loss)........................................   $    0.24    $   (0.70)   $    (3.21)   $     2.96
                                                             -----------  -----------  ------------  ------------
                                                             -----------  -----------  ------------  ------------
  Weighted average number of common shares outstanding.....   5,440,315    1,389,271     1,344,832     1,402,435
                                                             -----------  -----------  ------------  ------------
                                                             -----------  -----------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                           PREFERRED STOCK             COMMON STOCK            ADDITIONAL
                                          -----------------  --------------------------------   PAID-IN
                                           SHARES    AMOUNT    SHARES     AMOUNT     WARRANT    CAPITAL
                                          ---------  ------  ----------  ---------  ---------  ----------
BALANCE AT DECEMBER 31, 1993............     --      $--      2,949,488  $      29  $       7   $19,679
Stock issued under employee purchase
  plan..................................     --       --          3,927     --         --             1
Surrender of 132,750 shares of treasury
  stock in settlement of stockholder
  note receivable.......................     --       --         --         --         --         --
Net income..............................     --       --         --         --         --         --
                                          ---------  ------  ----------  ---------  ---------  ----------
BALANCE AT DECEMBER 31, 1994............     --       --      2,953,415         29          7    19,680
Stock issued under employee purchase
  plan..................................     --       --         51,640          1     --            13
Net loss................................     --       --         --         --         --         --
                                          ---------  ------  ----------  ---------  ---------  ----------
BALANCE AT DECEMBER 31, 1995............     --       --      3,005,055         30          7    19,693
Issuance of Series A Preferred Stock and
  cancellation of common stock
  warrant...............................  1,250,880  3,375       --         --             (7)    --
Acquisition of IHC......................  1,250,880  3,375    1,349,908          1     --         3,644
Retirement of MHC's treasury stock......     --       --         --         --         --          (265)
Reset the par value of InSight common
  stock issued in exchange for MHC'S
  common stock..........................     --       --     (1,644,723)       (28)    --            28
Net loss................................     --       --         --         --         --         --
                                          ---------  ------  ----------  ---------  ---------  ----------
BALANCE AT JUNE 30, 1996................  2,501,760  6,750    2,710,240          3     --        23,100
Stock options exercised.................     --       --          4,485     --         --         --
Net income..............................     --       --         --         --         --         --
                                          ---------  ------  ----------  ---------  ---------  ----------
BALANCE AT JUNE 30, 1997................  2,501,760  $6,750   2,714,725  $       3  $  --       $23,100
                                          ---------  ------  ----------  ---------  ---------  ----------
                                          ---------  ------  ----------  ---------  ---------  ----------

                                                        STOCKHOLDER
                                          ACCUMULATED      NOTE       TREASURY
                                            DEFICIT     RECEIVABLE     STOCK      TOTAL
                                          -----------   -----------   --------   -------
BALANCE AT DECEMBER 31, 1993............   $(23,307)     $    (110)   $  (155)   $(3,857)
Stock issued under employee purchase
  plan..................................     --             --          --             1
Surrender of 132,750 shares of treasury
  stock in settlement of stockholder
  note receivable.......................     --                110       (110)     --
Net income..............................      4,156         --          --         4,156
                                          -----------   -----------   --------   -------
BALANCE AT DECEMBER 31, 1994............    (19,151)        --           (265)       300
Stock issued under employee purchase
  plan..................................     --             --          --            14
Net loss................................     (4,319)        --          --        (4,319)
                                          -----------   -----------   --------   -------
BALANCE AT DECEMBER 31, 1995............    (23,470)        --           (265)    (4,005)
Issuance of Series A Preferred Stock and
  cancellation of common stock
  warrant...............................     --             --          --         3,368
Acquisition of IHC......................     --             --          --         7,020
Retirement of MHC's treasury stock......     --             --            265      --
Reset the par value of InSight common
  stock issued in exchange for MHC'S
  common stock..........................     --             --          --         --
Net loss................................       (979)        --          --          (979)
                                          -----------   -----------   --------   -------
BALANCE AT JUNE 30, 1996................    (24,449)        --          --         5,404
Stock options exercised.................     --             --          --         --
Net income..............................      1,281         --          --         1,281
                                          -----------   -----------   --------   -------
BALANCE AT JUNE 30, 1997................   $(23,168)     $  --        $ --       $ 6,685
                                          -----------   -----------   --------   -------
                                          -----------   -----------   --------   -------

  The accompanying notes are an integral part of these consolidated financial statements.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                                      SIX MONTHS
                                                                         YEAR ENDED      ENDED      YEAR ENDED    YEAR ENDED
                                                                          JUNE 30,     JUNE 30,    DECEMBER 31,  DECEMBER 31,
                                                                            1997         1996          1995          1994
                                                                         -----------  -----------  ------------  ------------
OPERATING ACTIVITIES:
  Net income (loss)....................................................   $   1,281    $    (979)   $   (4,319)   $    4,156
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization......................................       9,871        4,022         4,060         3,913
    Amortization of deferred gain on debt restructure..................      (1,047)      --            --            --
    Gain on disposal of assets.........................................        (113)        (133)          (35)         (112)
    Provision for securities litigation settlement.....................      --           --             1,500        --
    Gain on sale of partnership interests..............................      --           --            --            (4,957)
    Operating expenses financed by issuance of debt....................      --            1,015         2,330         2,672
    Extraordinary gain on debt extinguishments.........................      --           (3,179)       --            (3,342)
  Cash provided by (used in) changes in operating assets and liabilities:
    Payments for restructure costs.....................................      --           --            --              (700)
    Receivables........................................................      (1,664)        (174)         (524)          (38)
    Other current assets...............................................         157         (851)         (110)          782
    Accounts payable and other current liabilities.....................      (1,143)         975        (1,089)        1,088
                                                                         -----------  -----------  ------------  ------------
    Net cash provided by operating activities..........................       7,342          696         1,813         3,462
                                                                         -----------  -----------  ------------  ------------
INVESTING ACTIVITIES:
  Cash acquired in acquisition of IHC..................................      --            5,489        --            --
  Acquisition of Centers and Mobile Facilities.........................     (18,566)      --            (1,855)         (510)
  Acquisition of customer contracts and intangibles....................      --           --            (2,108)       --
  Proceeds from sales of assets........................................         347          369           745         1,358
  Proceeds from sale of partnership interests..........................      --           --            --             5,007
  Additions to property and equipment..................................      (7,102)        (960)         (548)         (349)
    (Increase) decrease in other assets................................      (4,937)         195           190           582
                                                                         -----------  -----------  ------------  ------------
    Net cash provided by (used in) investing activities................     (30,258)       5,093        (3,576)        6,088
                                                                         -----------  -----------  ------------  ------------
FINANCING ACTIVITIES:
  Principal payments of debt and capital lease obligations.............     (11,026)      (2,302)       (6,020)       (4,752)
  Proceeds from issuance of debt.......................................      33,728        1,507         2,689           268
  Net repayments on revolving note payable.............................      --           --            --              (250)
  Other................................................................         485       --                14             1
                                                                         -----------  -----------  ------------  ------------
    Net cash provided by (used in) financing activities................      23,187         (795)       (3,317)       (4,733)
                                                                         -----------  -----------  ------------  ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:......................         271        4,994        (5,080)        4,817
  Cash, beginning of period............................................       6,864        1,870         6,950         2,133
                                                                         -----------  -----------  ------------  ------------
  Cash, end of period..................................................   $   7,135    $   6,864    $    1,870    $    6,950
                                                                         -----------  -----------  ------------  ------------
                                                                         -----------  -----------  ------------  ------------
SUPPLEMENTAL INFORMATION (Note 13)

  The accompanying notes are an integral part of these consolidated financial statements.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. MERGER

    InSight Health Services Corp. (InSight or the Company) is a Delaware corporation formed on February 23, 1996 in connection with the Agreement and Plan of Merger, dated as of February 26, 1996 (Merger Agreement), among American Health Services Corp., a Delaware corporation (AHS), Maxum Health Corp., a Delaware corporation (MHC or Maxum), InSight and two wholly owned subsidiaries of InSight, AHSC Acquisition Company, a Delaware corporation (AHSC Acquisition), and MXHC Acquisition Company, a Delaware corporation (MXHC Acquisition). Pursuant to the terms of the Merger Agreement, (i) AHSC Acquisition merged with and into AHS and MXHC Acquisition merged with and into Maxum (collectively, the Merger), (ii) each outstanding share of common stock, par value $.03 per share, of AHS (AHS Common Stock) was converted into the right to receive one-tenth of a share of common stock, par value $.001 per share, of InSight (InSight Common Stock), (iii) each outstanding share of Series B Senior Convertible Preferred Stock, par value $.03 per share, of AHS (AHS Series B Preferred Stock) which was convertible into 100 shares of AHS Common Stock was converted into the right to receive 10 shares of InSight Common Stock, (iv) each outstanding share of Series C Preferred Stock, par value $.03 per share, of AHS (AHS Series C Preferred Stock), which was issued immediately prior to the consummation of the Merger, was converted into the right to receive 1.25088 shares of Series A Preferred Stock, par value $.001 per share, of InSight (InSight Series A Preferred Stock),
(v) each outstanding share of common stock, par value $.01 per share, of Maxum (Maxum Common Stock) was converted into the right to receive .598 of a share of InSight Common Stock, (vi) each outstanding share of Series B Preferred Stock, par value $.01 per share, of Maxum (Maxum Series B Preferred Stock), which was issued immediately prior to the consummation of the Merger, was converted into the right to receive 83.392 shares of InSight Series A Preferred Stock, and
(vii) each outstanding option, warrant or other right to purchase AHS Common Stock and Maxum Common Stock was converted into the right to acquire, on the same terms and conditions, shares of InSight Common Stock, with the number of shares and exercise price applicable to such option, warrant or other right adjusted based on the applicable exchange ratio for the underlying AHS Common Stock or Maxum Common Stock.

    Concurrent with the consummation of the Merger, AHS and MHC completed a debt restructuring with General Electric Company (GE), the primary creditor of MHC and AHS. This restructuring resulted in the reduction of certain debt and operating lease obligations and cancellation of certain stock warrants of MHC and AHS in exchange for, among other things, the issuance to GE, immediately prior to the consummation of the Merger, of Maxum Series B Preferred Stock and AHS Series C Preferred Stock. In connection with this restructuring, MHC recorded the extinguishment of $9.0 million of long-term debt obligations and an extraordinary gain representing the difference in the carrying value ($9.0 million) of the debt obligations settled over the fair value ($3.4 million) of the Maxum Series B Preferred Stock issued to GE. In accordance with the provisions of troubled debt accounting, a portion of the extraordinary gain, equal to the sum of the current and long-term portions of future interest payable on all remaining GE debt and capital lease obligations of $1.0 million and $1.5 million, respectively, was deferred and will be reduced by future interest payments over the terms of the respective debt instruments.

    At the effective time of the Merger, MHC Series B Preferred Stock and AHS Series C Preferred Stock issued to GE was converted into the right to receive such number of shares of InSight Series A Preferred Stock that is convertible into such number of shares of InSight Common Stock representing approximately 48% of InSight Common Stock outstanding at the effective time of the Merger (after giving effect to such conversion). Under an amended equipment maintenance service agreement, GE will also be entitled to receive certain supplemental service fee payments based on future pretax income of InSight.

    On September 13, 1996, AHS changed its name to InSight Health Corp. (IHC).

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

1. MERGER (CONTINUED)
    The Merger was accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. MHC is treated as the acquiror for accounting purposes, based upon the relative revenues, book values and other factors. The Consolidated Financial Statements presented herein for the six months ended June 30, 1996 and for the years ended December 31, 1995 and 1994, respectively, represent the operating results of MHC only.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A. NATURE OF BUSINESS

    The Company provides diagnostic imaging, treatment and related services to hospitals, physicians and their patients through its imaging network in 26 states throughout the United States, with a substantial presence in California, primarily Los Angeles County, and northern Texas, primarily the Dallas/Ft. Worth metroplex. The Company's services are provided through a network of 35 mobile magnetic resonance imaging (MRI) facilities (Mobile Facilities), 28 fixed-site MRI facilities (Fixed Facilities), 10 multi-modality imaging centers (Centers), two Leksell Stereotactic Gamma Unit treatment centers (Gamma Knife), and one radiation oncology center. An additional radiation oncology center is operated by the Company as a part of one of its Centers.

    B. CONSOLIDATED FINANCIAL STATEMENTS

    The consolidated financial statements include the accounts of InSight and its wholly owned subsidiaries, MHC and IHC (Note 1). The Company's investment interests in partnerships (the Partnerships) are accounted for under the equity method of accounting for ownership of 50 percent or less when the Company does not exercise significant control over the operations of the Partnership and does not have primary responsibility for the Partnership's long-term debt. The Company's consolidated financial statements include two Partnerships which have been accounted for under the equity method (Note 12).

    At June 30, 1997 and 1996, respectively, the Company has consolidated two 50 percent owned Partnerships and one less than 50 percent owned limited liability company. Since the Company controls the operations of these 50 percent or less owned entities and is primarily responsible for the associated long-term debt, management believes that consolidation of these entities is the most meaningful financial statement presentation (Note 12).

    Significant intercompany balances have been eliminated.

    C. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    D. REVENUE RECOGNITION

    Revenues from contract services (primarily Mobile Facilities) and from patient services (primarily Centers) are recognized when services are provided. Patient services revenues are presented net of related contractual adjustments. Equipment rental revenues, management fees and other revenues are recognized over the applicable contract period. Revenues collected in advance are recorded as unearned revenue.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    E. CASH EQUIVALENTS

    Cash equivalents are generally composed of highly liquid investments with original maturities of three months or less, such as certificates of deposit and commercial paper.

    F. PROPERTY AND EQUIPMENT

    Property and equipment are depreciated and amortized on the straight-line method using the following estimated useful lives:

Vehicles.....................................................  3 to 8 years
                                                                    7 to 19
Buildings....................................................         years
                                                                    Term of
Leasehold improvements.......................................         lease
Computer and office equipment................................  3 to 5 years
Diagnostic and related equipment.............................  5 to 8 years
                                                                    Term of
Equipment and vehicles under capital leases..................         lease

    The Company capitalizes expenditures for improvements and major renewals. Maintenance, repairs and minor replacements are charged to operations as incurred. When assets are sold or otherwise disposed of, the cost and related reserves are removed from the accounts and any resulting gain or loss is included in the results of operations.

    G. INTANGIBLE ASSETS

    The Company assesses the recoverability of its intangible assets (including goodwill) by determining whether the intangible asset balance can be recovered over the remaining amortization period through projected nondiscounted future cash flows. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at the Company's incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

    The Company has classified as goodwill the cost in excess of fair value of the net assets acquired in purchase transactions. Intangible assets are amortized on the straight-line basis over the following periods (See Note 6):

                                                                     6 to 20
Goodwill......................................................         years
Non-compete agreements........................................  5 to 7 years
Certificates of need..........................................       6 years

    H. INCOME TAXES

    The Company accounts for income taxes using the liability method in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the asset and liability method of accounting for income taxes.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    I. INCOME (LOSS) PER COMMON SHARE

    The number of shares used in computing income (loss) per common share is equal to the weighted average number of common and common equivalent shares outstanding during the respective period, adjusted retroactively for the conversion of Maxum Common Stock into InSight Common Stock as a result of the Merger. Common stock equivalents relating to options, warrants and convertible preferred stock are excluded for all periods prior to June 30, 1997 because they are antidilutive.

    J. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value of financial instruments are estimated using available market information and other valuation methodologies. The fair value of the Company's financial instruments is estimated to approximate the related book value, unless otherwise indicated.

    K. NEW PRONOUNCEMENTS

    In fiscal 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock Based Compensation". As permitted under the standard, the Company continued to account for employee stock options in accordance with APB Opinion No. 25 and made necessary pro forma disclosures mandated by SFAS No. 123. The adoption of this standard had no impact on the Company's results of operations.

    In fiscal 1998, the Company will be required to adopt SFAS No. 129, "Disclosure of Information about Capital Structure", which continues the existing requirements to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. The adoption of this standard will have no effect on the Company's results of operations.

    The Financial Accounting Standards Board (FASB) has issued SFAS No. 128, "Earnings per Share (EPS)". This standard is effective for both interim and annual reporting periods ending after December 15, 1997. SFAS No. 128 replaces primary EPS with basic EPS and fully diluted EPS with diluted EPS. Basic EPS is computed by dividing reported earnings by weighted average shares outstanding. Diluted EPS is computed in the same way as fully diluted EPS, except that the calculation now uses the average share price for the reporting period to compute dilution from options under the treasury stock method. Management believes that adoption of this standard will not have a significant impact on earnings per share.

    In June 1997, the FASB issued SFAS Nos. 130 and 131, "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information." FASB Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company believes that adoption of these standards will not have a material impact on the Company.

    L. RECLASSIFICATIONS

    Reclassifications have been made to certain 1996, 1995 and 1994 amounts to conform to the 1997 presentation.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

3. PRIOR RESTRUCTURE OF MHC'S OPERATIONS AND FINANCIAL OBLIGATIONS

    As of December 31, 1995, MHC did not have the resources to support its existing debt service and lease requirements and an obligation to settle pending securities litigation. The accompanying 1995 and 1994 financial statements were prepared on a going concern basis, and accordingly did not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities had MHC been unable to continue as a going concern. In June 1996, the financial accommodation transactions with GE were closed and the Merger was consummated (Note 1).

4. ACQUISITIONS

    In June 1996, InSight, MHC and IHC completed the Merger (Note 1). The Merger was accounted for under the purchase method with MHC being treated as the acquiror for accounting purposes.

    In September 1996, InSight purchased certain assets of a Fixed Facility in California for approximately $2.8 million in cash.

    In May 1997, InSight purchased certain assets, primarily Mobile Facilities in Maine and New Hampshire. InSight paid approximately $6.8 million in cash and assumed certain equipment related liabilities of approximately $1.9 million.

    In June 1997, InSight purchased certain assets of a Center in Tennessee. InSight paid approximately $9.0 million in cash and assumed certain equipment related liabilities of approximately $1.9 million.

    In May 1997, the Company entered into a definitive agreement to purchase certain assets of a Center in Ohio. As part of the definitive agreement, the Company deposited approximately $5.5 million into an escrow account. At June 30, 1997 this deposit is included in other assets.

    These acquisitions were accounted for under the purchase method. Accordingly, the results of related operations have been included in the consolidated financial statements since the applicable acquisition dates. The pro forma effects of these acquisitions, as if they had occurred as of January 1, 1996, are summarized as follows (amounts in thousands):

                                                                                                      SIX MONTHS
                                                                                       YEAR ENDED        ENDED
                                                                                      JUNE 30, 1997  JUNE 30, 1996
                                                                                      -------------  -------------
                                                                                              (UNAUDITED)
Revenues............................................................................   $   104,370    $    50,092
Expenses............................................................................       102,285         54,286
                                                                                      -------------  -------------
Income (loss) before extraordinary item.............................................         2,085         (4,194)
Extraordinary item..................................................................       --               3,179
                                                                                      -------------  -------------
Net income (loss)...................................................................   $     2,085    $    (1,015)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Income (loss) per share before extraordinary item...................................   $      0.38    $     (1.55)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Net income (loss) per share.........................................................   $      0.38    $     (0.37)
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    The pro forma results for 1997 and 1996 include $0.8 million and $0.7 million of amortization of intangibles, respectively, and $1.7 million and $0.8 million of interest expense, respectively, related to these acquisitions. The pro forma results in 1996 do not include the interest and lease savings resulting from the Merger.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

5. TRADE RECEIVABLES

    Trade receivables are comprised of the following (amounts in thousands):

                                                                                                    JUNE 30,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------
Trade receivables...........................................................................  $  26,271  $  23,004
Less: Allowances for doubtful accounts and contractual adjustments..........................      7,491      7,808
     Allowances for professional fees.......................................................      3,135      2,280
                                                                                              ---------  ---------
  Net trade receivables.....................................................................  $  15,645  $  12,916
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Net trade receivables arise from revenue generated by:
Patient services............................................................................  $   9,199  $   7,362
Contract services...........................................................................      5,431      4,693
Other.......................................................................................      1,015        861
                                                                                              ---------  ---------
  Net trade receivables.....................................................................  $  15,645  $  12,916
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    Receivables related to patient services revenues are due primarily from managed care organizations, patients' private insurance companies and government payors. Receivables arising from contract service revenues are due primarily from hospitals.

    The allowance for doubtful accounts and contractual adjustments include management's estimate of the amounts expected to be written off on specific accounts and for write offs on other as yet unidentified accounts included in accounts receivable. In estimating the write offs and adjustments on specific accounts, management relies on a combination of in-house analysis and a review of contractual payment rates from private health insurance programs or under the federal Medicare program. In estimating the allowance for unidentified write offs and adjustments, management relies on historical experience. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts and contractual adjustments in the financial statements at June 30, 1997.

    The Company reserves a contractually agreed upon percentage at several of its Centers, averaging 20 percent of the accounts receivable balance from patients, for payments to radiologists for interpreting the results of the diagnostic imaging procedures. Payments to radiologists are only due when amounts are received. At that time, the balance is transferred from the allowance account to a professional fees payable account.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

6. INTANGIBLE ASSETS

    Intangible assets consist of the following (amounts in thousands):

                                                                                JUNE 30,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
Intangible assets.......................................................  $  35,290  $  17,861
Less: Accumulated amortization..........................................      2,018        896
                                                                          ---------  ---------
                                                                          $  33,272  $  16,965
                                                                          ---------  ---------
                                                                          ---------  ---------
Goodwill................................................................  $  32,804  $  16,382
Non-compete agreements..................................................        175        245
Customer service contracts..............................................     --            113
Certificates of need....................................................        125        158
Other...................................................................        168         67
                                                                          ---------  ---------
                                                                          $  33,272  $  16,965
                                                                          ---------  ---------
                                                                          ---------  ---------

    In connection with the Company's acquisitions in 1997 and the Merger in 1996 (Note 1), the Company recorded $17.6 million and $13.6 million of intangible assets, respectively. Projected future cash flows for two of MHC's Centers at June 30, 1996 indicated that the unamortized goodwill of $1.4 million and the unamortized deferred organizational costs of $0.1 million related to these two Centers were not recoverable. Therefore, in accordance with the Company's policy, the intangible assets related to these Centers were written down during the six months ended June 30, 1996. Amortization of intangible assets was $1.4 million, $1.9 million (including the $1.5 million discussed above), $0.6 million and $0.2 million for the year ended June 30, 1997, for the six months ended June 30, 1996 and for the years ended December 31, 1995, and 1994, respectively.

7. EQUIPMENT AND OTHER NOTES PAYABLE

    Equipment and other notes payable consists of the following (amounts in thousands):

                                                                                               JUNE 30,
                                                                                         --------------------
                                                                                           1997       1996
                                                                                         ---------  ---------
Notes payable to GE, bearing interest at rates which range from 9.16 percent to 12.5 percent, maturing at various dates through August 2004. The notes are secured by substantially all of the Company's assets.............................................  $  62,329  $  36,072
Notes payable to banks and third parties bearing interest rates which range from 8.13 percent to 11 percent, maturing at various dates through September 2000. The notes are
 primarily secured by certain buildings and diagnostic equipment.......................      3,993      2,166
                                                                                         ---------  ---------
Total equipment and other notes payable................................................     66,322     38,238
Less: Current portion..................................................................     11,901      6,585
                                                                                         ---------  ---------
Long-term equipment and other notes payable............................................  $  54,421  $  31,653
                                                                                         ---------  ---------
                                                                                         ---------  ---------

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

7. EQUIPMENT AND OTHER NOTES PAYABLE (CONTINUED)
    Scheduled maturities of equipment and other notes payable at June 30, 1997, are as follows (amounts in thousands):

1998...............................................................  $  11,901
1999...............................................................     13,574
2000...............................................................     12,472
2001...............................................................      8,095
2002...............................................................      6,840
Thereafter.........................................................     13,440
                                                                     ---------
                                                                     $  66,322
                                                                     ---------
                                                                     ---------

    The terms of the notes payable to GE include certain restrictive covenants which, among others, limit capital expenditures and restrict payment of dividends. As of June 30, 1997, the Company was in compliance with these covenants.

    Interest paid, including amounts deferred as part of the debt restructuring, on debt related to GE for the year ended June 30, 1997, for the six months ended June 30, 1996 and the years ended December 31, 1995 and 1994, was $4.0 million, $0.8 million, $1.0 million and $0.6 million, respectively.

8. LEASE OBLIGATIONS AND COMMITMENTS

    The Company is leasing diagnostic equipment, certain other equipment and its office facilities under various capital and operating leases. Future minimum scheduled rental payments required under these noncancelable leases at June 30, 1997, are as follows (amounts in thousands):

                                                                            CAPITAL    OPERATING
                                                                           ---------  -----------
        1998.............................................................  $   4,107   $  16,148
        1999.............................................................      2,258      11,282
        2000.............................................................      1,256       5,831
        2001.............................................................         98       3,346
        2002.............................................................     --           1,230
        Thereafter.......................................................     --           2,062
                                                                           ---------  -----------
Total minimum lease payments.............................................      7,719   $  39,899
                                                                                      -----------
                                                                                      -----------
Less: Amounts representing interest......................................        846
                                                                           ---------
Present value of capital lease obligations...............................      6,873
Less: Current portion....................................................      3,561
                                                                           ---------
Long term capital lease obligations......................................  $   3,312
                                                                           ---------
                                                                           ---------

    As of June 30, 1997, a substantial amount of equipment leased by the Company is subject to contingent rental adjustments dependent on certain operational factors through 1999. The Company's future operating and capital lease obligations to GE were approximately $24.8 million and $2.6 million, respectively.

    Rental expense for diagnostic equipment and other equipment for the year ended June 30, 1997, for the six months ended June 30, 1996 and for the years ended December 31, 1995 and 1994, was

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

8. LEASE OBLIGATIONS AND COMMITMENTS (CONTINUED)
$18.3 million, $7.0 million, $14.5 million and $14.6 million, respectively. These amounts include contingent rental expense of $0.3 million, $0.2 million, $0.5 million and $0.8 million for the year ended June 30, 1997, for the six months ended June 30, 1996 and for the years ended December 31, 1995 and 1994, respectively.

    The Company occupies office facilities under lease agreements expiring through June 2007. Rental expense for these facilities for the year ended June 30, 1997, for the six months ended June 30, 1996 and for the years ended December 31, 1995 and 1994, was $1.9 million, $0.3 million, $0.6 million and $0.6 million, respectively.

    Under the terms of the amended equipment service agreement with GE (Note 1), GE is entitled to receive a supplemental service fee equal to 14% of pretax income, subject to certain adjustments. During the year ended June 30, 1997 the Company recorded a provision of approximately $0.3 million in connection with this agreement.

    InSight is engaged, from time to time, in the defense of lawsuits arising out of the ordinary course and conduct of its business and has insurance policies covering such potential insurable losses where such coverage is cost-effective. InSight believes that the outcome of any such lawsuits will not have a material adverse impact on InSight's business.

9. CAPITAL STOCK

    WARRANTS--During 1997, InSight issued warrants to purchase 50,000 shares of its common stock at an exercise price of $5.64 per share to the previous preferred stockholders of IHC. InSight also issued a warrant to purchase 35,000 shares of its common stock at an exercise price of $5.50 per share to an investment banking firm. InSight also issued a warrant to purchase 15,000 shares of its common stock at an exercise price of $5.50 per share to a consultant. In connection with the Merger, InSight assumed a warrant to purchase 20,000 shares of its common stock at an exercise price of $2.50 per share issued to the estate of Cal Kovens, a former director of IHC.

    STOCK OPTIONS--The Company has two stock option plans which provide for the granting of incentive and nonstatutory stock options to key employees, independent contractors and non-employee directors. Incentive stock options must have an exercise price of at least the fair market value of its common stock on the grant date. Options become vested cumulatively over various periods up to four years from the grant date, are exercisable in whole or in installments, and expire five or ten years from the grant date. In addition, MHC has a stock option plan and IHC has two stock option plans which provided for the granting of incentive or nonstatutory stock options to key employees, non-employee directors and independent contractors. Pursuant to the Merger, the Company assumed all of MHC's and IHC's outstanding options at June 26, 1996. No shares are available for future grants under the MHC and IHC plans.

    The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. SFAS No. 123 was issued in 1995 and, if fully adopted, changes the methods for recognition of cost on plans similar to those of the Company. Adoption of SFAS No. 123 is optional, however pro forma disclosures as if the Company had adopted the cost recognition method are required. Had compensation cost for stock options awarded under this plan been determined consistent with SFAS

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

9. CAPITAL STOCK (CONTINUED)
No. 123, the Company's net income and earnings per share would have reflected the following pro forma amounts:

                                                                             JUNE 30,
                                                                    ---------------------------
                                                                        1997          1996
                                                                    ------------  -------------
Net Income (Loss):      As Reported...............................  $  1,281,000  $    (979,000)
                        Pro Forma.................................       966,000     (1,055,000)
Primary EPS:            As Reported...............................          0.24          (0.70)
                        Pro Forma.................................          0.18          (0.76)

    The Company may grant options for up to 446,433 shares under one plan and 158,000 shares under the second plan. A summary of the status of the Company's two stock option plans at June 30, 1997 and 1996 and changes during the periods then ended is presented below:

                                                                  YEAR ENDED                 SIX MONTHS ENDED
                                                                JUNE 30, 1997                 JUNE 30, 1996
                                                         ----------------------------  ----------------------------
                                                                    WEIGHTED AVERAGE              WEIGHTED AVERAGE
                                                          SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                                                         ---------  -----------------  ---------  -----------------
Outstanding at beginning of period.....................    369,918      $    2.37        204,068      $    3.04
Granted................................................    233,000           6.19        195,850           3.23
Exercised..............................................      4,485           2.50         30,000           0.25
Forfeited..............................................     --             --             --             --
Expired................................................     25,000          13.85         --             --
                                                         ---------         ------      ---------         ------
Outstanding at end of period...........................    573,433      $    3.98        369,918      $    3.15
                                                         ---------         ------      ---------         ------
                                                         ---------         ------      ---------         ------
Exercisable at end of period...........................    296,416      $    2.12        263,378      $    4.25
                                                         ---------         ------      ---------         ------
                                                         ---------         ------      ---------         ------
Weighted average fair value of options granted.........                 $    5.04                     $    2.61

    272,230 of the options outstanding at June 30, 1997 have exercise prices of $0.10 to $2.50, a weighted average exercise price of $0.86 and a weighted average remaining contractual life of 6.35 years. 255,430 of these options are exercisable. 58,000 of the options outstanding at June 30, 1997 have exercise prices of $3.75 to $5.50, a weighted average exercise price of $5.25 and a weighted average remaining contractual life of 8.98 years. 16,200 of these options are exercisable. 223,000 of the options outstanding at June 30, 1997 have exercise prices of $6.25 to $7.00, a weighted average exercise price of $6.30 and a weighted average remaining contractual life of 9.25 years. 4,583 of these options are exercisable. 20,203 of the options outstanding at June 30, 1997 have exercise prices of $15.64 to $16.20, a weighted average exercise price of $15.80 and a weighted average remaining contractual life of 4.19 years. 20,203 of these options are exercisable.

    The fair value of each option grant is estimated on the date of grant using the Black Scholles pricing model with the following assumptions used for the grants in fiscal periods 1997 and 1996; weighted average risk-free interest rate of 7.02 percent and 6.75 percent; expected dividend yields of 0.00 percent; and a weighted average contractual life of 8.08 and 9.29 years, respectively.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

10. INCOME TAXES

    The provision for income taxes for the year ended June 30, 1997 was computed using effective tax rates calculated as follows:

Federal statutory tax rate...........................................       34.0%
State income taxes, net of federal benefit...........................        1.2
Permanent items, including goodwill, non-deductible merger costs.....       41.8
Utilization of deferred tax assets...................................      (52.0)
                                                                       ---------
Net effective tax rate...............................................       25.0%
                                                                       ---------
                                                                       ---------

    The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statements and tax bases of assets and liabilities. The provision for income taxes for the year ended June 30, 1997 consisted of the following (amounts in thousands):

Current provision
  Federal...........................................................  $   1,268
  State.............................................................         47
                                                                      ---------
                                                                          1,315
                                                                      ---------
Deferred taxes arising from temporary differences:
  State income taxes................................................        (31)
  Accrued expenses..................................................       (629)
  Deferred gain on debt restructure.................................       (368)
  Reserves..........................................................         31
  Other.............................................................        109
                                                                      ---------
                                                                           (888)
                                                                      ---------
  Total provision...................................................  $     427
                                                                      ---------
                                                                      ---------

    The components of the Company's deferred tax asset as of June 30, 1997 and 1996, respectively, which arise due to timing differences between financial and tax reporting and net operating loss (NOL) carryforwards are as follows:

                                                                               JUNE 30,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Reserves..............................................................  $    1,714  $    1,683
Accrued expenses (not currently deductible)...........................         604       1,233
Deferred gain on debt restructure.....................................         519         887
Depreciation and amortization.........................................        (139)         77
Other.................................................................         550         157
NOL carryforwards.....................................................      15,748      15,601
Valuation allowances..................................................     (18,996)    (19,638)
                                                                        ----------  ----------
                                                                        $   --      $   --
                                                                        ----------  ----------
                                                                        ----------  ----------

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

10. INCOME TAXES (CONTINUED)
    As of June 30, 1997, the Company had NOL carryforwards of approximately $38.5 million, expiring in 2004 through 2010. As a result of the Merger, there will be a substantial limitation on the use of these NOL carryforwards.

    A valuation allowance is provided against the deferred tax asset when it is more likely than not that the deferred tax asset will not be realized. The Company has established a valuation allowance for the deferred tax allowance for the deferred tax asset as, in management's best estimate, it is not likely to be realized in the near term.

11. RETIREMENT SAVINGS PLANS

    The Company has a 401(k) profit sharing plan (Company Plan), which is available to all eligible employees, pursuant to which the Company matches a percentage of employee contributions to the Company Plan. Company contributions of $335,000 were made for the year ended June 30, 1997.

    The Company, through MHC, had a 401(k) profit sharing plan (MHC Plan) for all MHC employees, pursuant to which MHC matched a percentage of employee contributions to the Plan and made additional contributions on behalf of the employees at the discretion of its Board of Directors. Contributions of $50,000, $100,000 and $62,000 were made during the six months ended June 30, 1996 and the years ended December 31, 1995 and 1994, respectively. MHC contributions of $12,000 in 1994 were funded with forfeitures.

    The Company, through IHC, had a 401(k) profit sharing plan (IHC Plan) for all IHC employees, pursuant to which IHC matched a percentage of employee contributions to the IHC Plan. In 1997, the Company combined the MHC Plan and the IHC Plan into the Company Plan.

12. INVESTMENTS IN AND TRANSACTIONS WITH PARTNERSHIPS

    The Company, through MHC, has direct ownership in two Partnerships at June 30, 1997, both of which operate Centers. In June 1996, the MHC closed one of the Centers and is currently in the process of dissolving the Partnership. MHC owns 43.75% and 50% of these Partnerships, serves as the managing general partner and provides certain management services under agreements expiring in 2007. These Partnerships are accounted for under the equity method since the Company does not exercise significant control over the operations of these Partnerships or does not have primary responsibility for the

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

12. INVESTMENTS IN AND TRANSACTIONS WITH PARTNERSHIPS (CONTINUED)
Partnership's long-term debt. Set forth below is certain financial data of these Partnerships (amounts in thousands):

                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Combined Financial Position:
Current assets:
  Cash.....................................................................  $     444  $     549
  Trade receivables, less allowances.......................................        729        721
  Other....................................................................         21         31
Property and equipment, net................................................        143        442
                                                                             ---------  ---------
Total assets...............................................................      1,337      1,743
Current liabilities........................................................       (141)      (358)
Due to MHC.................................................................        (49)      (269)
Long-term liabilities......................................................        (40)      (226)
                                                                             ---------  ---------
Net assets.................................................................  $   1,107  $     890
                                                                             ---------  ---------
                                                                             ---------  ---------

    Set forth below are the combined operating results of the Partnerships and the Company's equity in earnings of the Partnerships (amounts in thousands):

                                                                                  SIX MONTHS       YEARS ENDED
                                                                     YEAR ENDED      ENDED         DECEMBER 31,
                                                                      JUNE 30,     JUNE 30,    --------------------
                                                                        1997         1996        1995       1994
                                                                     -----------  -----------  ---------  ---------
Operating Results:
Net revenues.......................................................   $   4,353    $   2,346   $   4,455  $  13,456
Expenses...........................................................       3,284        2,002       3,636      9,217
                                                                     -----------  -----------  ---------  ---------
Net income.........................................................   $   1,069    $     344   $     819  $   4,239
                                                                     -----------  -----------  ---------  ---------
                                                                     -----------  -----------  ---------  ---------
Equity in Earnings:
Share of net income of Partnerships................................   $     468    $     138   $     348  $     876
Minority interest..................................................      --           --          --            (42)
                                                                     -----------  -----------  ---------  ---------
Equity in earnings of Partnerships.................................   $     468    $     138   $     348  $     834
                                                                     -----------  -----------  ---------  ---------
                                                                     -----------  -----------  ---------  ---------

    Revenues of the Partnerships are recognized when services are provided to patients at established billing rates or at the amount realizable under agreements with third party payors, with the provision for contractual adjustments deducted to report net patient services revenues. The Partnerships' patient receivables are generally reimbursed by managed care organizations, and/or patient's private insurance companies, with the remainder of the patient receivables reimbursed by health care plans and government payors.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

12. INVESTMENTS IN AND TRANSACTIONS WITH PARTNERSHIPS (CONTINUED)
    Lease Commitments of the Partnerships exist under various operating leases for equipment and office space. Future minimum lease payments for the Partnerships' noncancelable leases as of June 30, 1997, are as follows (amounts in thousands):

                                                                                      OPERATING
                                                                                     -----------
1998...............................................................................   $     570
1999...............................................................................         142
                                                                                          -----
                                                                                      $     712
                                                                                          -----
                                                                                          -----

    The Company, through IHC, has direct ownership in two Partnerships and one limited liability company, all of which operate Centers. IHC owns 50% of each of the Partnerships and 35% of the limited liability company. Since the Company controls the operations and is primarily responsible for the associated long-term debt, the Centers have been included in the Company's consolidated balance sheet at June 30, 1997 and 1996. Set forth below is the summarized combined financial data of the Company's 50% or less owned and controlled entities which are consolidated (amounts in thousands):

                                                                                   YEAR ENDED
                                                                                    JUNE 30,
                                                                                      1997
                                                                                   -----------
Condensed Combined Statement of Operations Data:
  Net revenues...................................................................   $   7,106
  Expenses.......................................................................       5,151
  Provision for center profit distribution.......................................       1,019
                                                                                   -----------
  Net income.....................................................................   $     936
                                                                                   -----------
                                                                                   -----------

                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Condensed Combined Balance Sheet Data:
  Current assets...........................................................  $   2,596  $   2,327
  Total assets.............................................................      4,288      3,955
  Current liabilities......................................................        727      1,019
  Long-term debt...........................................................        424        416
  Minority interest equity.................................................      1,702      1,391

    In December 1994, MHC sold the common stock of three wholly owned subsidiaries, whose primary operations were equity interests of approximately 20% in each of three Partnerships that provided lithotripsy services, for approximately $5.0 million in cash. MHC's investment in and share of earnings of these Partnerships had been reported in MHC's financial statements using the equity method of accounting. This transaction resulted in a pretax gain of approximately $5.0 million in 1994. In addition, two other Partnerships which provided services through mobile MRI and CT facilities were terminated in 1994.

    MHC leased equipment to certain Partnerships under direct financing leases and operating leases, and arranged for equipment maintenance services. In connection with providing these and other services, MHC received management fees related to certain Partnerships. Revenues related to these Partnership

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

12. INVESTMENTS IN AND TRANSACTIONS WITH PARTNERSHIPS (CONTINUED) activities included in MHC's financial statements for the year ended December 31, 1994 were $1.3 million. Substantially all of these revenues relate to Partnerships that were sold or terminated in 1994.

    At June 30, 1996, the Company had a receivable of $0.3 million related to certain lease and operating expenses of the two existing Partnerships that are accounted for under the equity method of accounting.

13. SUPPLEMENTAL CASH FLOW INFORMATION

    The following is provided as supplemental information to the consolidated statements of cash flows (amounts in thousands):

                                                                                    SIX MONTHS       YEARS ENDED
                                                                       YEAR ENDED      ENDED         DECEMBER 31,
                                                                        JUNE 30,     JUNE 30,    --------------------
                                                                          1997         1996        1995       1994
                                                                       -----------  -----------  ---------  ---------
Interest paid........................................................   $   5,114    $   1,011   $   1,411  $     879
Equipment additions under capital leases.............................       1,779          238       8,117      2,779
Prepaid insurance premiums financed..................................                      208         555        430
Debt and accrued interest extinguished with issuance of preferred
  stock..............................................................      --           (9,066)     --         --
Deferred and accrued interest gain on debt restructure...............      --            2,519      --         --
Preferred stock issued...............................................      --            3,375      --         --
Cancellation of common stock warrant.................................      --               (7)     --         --

14. SUBSEQUENT EVENT

    On October 14, 1997, InSight consummated a recapitalization (Recapitalization) pursuant to which (a) certain investors affiliated with TC Group, LLC and its affiliates (collectively, Carlyle), a private merchant bank headquartered in Washington, D.C., made a cash investment of $25 million in the Company and received therefor (i) 25,000 shares of newly issued Convertible Preferred Stock, Series B, par value $0.001 per share (Series B Preferred Stock), initially convertible, at the option of the holders thereof, in the aggregate into 2,985,075 shares of common stock, and (ii) warrants (Carlyle Warrants) to purchase up to 250,000 shares of common stock at the current exercise price of $10.00 per share; (b) General Electric Company (GE) (i) surrendered its rights under the amended equipment service agreement to receive supplemental service fee payments equal to 14% of pretax income (see Note 8, above) in exchange for (i) the issuance of 7,000 shares of newly issued Convertible Preferred Stock, Series C, par value $0.001 per share (Series C Preferred Stock) initially convertible, at the option of the holders thereof, in the aggregate into 835,821 shares of common stock, and (ii) warrants (the GE Warrants) to purchase up to 250,000 shares of common stock at the current exercise price of $10.00 per share, (for which the Company will record a non-recurring expense of approximately $6.7 million in the second quarter of fiscal 1998), and (ii) agreed to exchange all of its InSight Series A Preferred Stock, on the business day (Second Closing) after all waiting periods with respect to GE's filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have expired or been terminated, for an additional 20,953 shares of Series C Preferred Stock, initially convertible, at the option of the holders thereof, in the aggregate into 2,501,760 shares of common stock; and (c) the Company executed a Credit Agreement with NationsBank, N.A. pursuant to which NationsBank, as agent, committed to provide, subject to the satisfaction of customary conditions, a total of $125 million in senior secured credit,

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

14. SUBSEQUENT EVENT (CONTINUED)
including (i) a $50 million term loan facility consisting of a $20 million tranche with increasing amortization over a five year period and a $30 million tranche principally repayable in years 6 and 7, (ii) a $25 million revolving working capital facility with a five-year maturity, and (iii) a $50 million acquisition facility, which may be increased by up to an additional $25 million upon the satisfaction of certain conditions, including commitments from participating lenders (Bank Financing).

    The terms of the Series B Preferred Stock and the Series C Preferred Stock (collectively, Preferred Stock) are substantially the same. The Preferred Stock has a liquidation preference of $1,000 per share. It will participate in any dividends paid with respect to the common stock. There is no mandatory or optional redemption provision for the Preferred Stock. The Series B Preferred Stock is initially convertible, at the option of the holders thereof, into 2,985,075 shares of common stock, and the Series C Preferred Stock will, as of the Second Closing, be initially convertible, at the option of the holders thereof, into 3,337,581 shares of common stock, in each case at an initial conversion price of $8.375 per share.

    For so long as Carlyle and its affiliates own at least 33% of the Series B Preferred Stock or GE and its affiliates own at least 33% of the Series C Preferred Stock, respectively, the approval of at least 67% of the holders of such series of Preferred Stock is required before the Company may take certain actions including, but not limited to, amending its certificate of incorporation or bylaws, changing the number of directors or the manner in which directors are selected, incurring indebtedness in excess of $15 million in any fiscal year, issuing certain equity securities below the then current market price or the then applicable conversion price, acquiring equity interests or assets of entities for consideration equal to or greater than $15 million, and engaging in mergers for consideration equal to or greater than $15 million. The Preferred Stock will vote with the common stock on an as-if-converted basis on all matters except the election of directors, subject to an aggregate maximum Preferred Stock percentage of 37% of all votes entitled to be cast on such matters. Assuming the conversion of all of the Series B Preferred Stock into common stock and the exercise of all of the Carlyle Warrants, Carlyle would own approximately 31% of the common stock of the Company, on a fully diluted basis. Assuming the conversion of all of the Series C Preferred Stock after the Second Closing and the exercise of the GE Warrants, GE would own approximately 34% of the common stock of the Company, on a fully diluted basis.

    Pursuant to the terms of the Recapitalization, the number of directors comprising the Company's Board of Directors (the Board) is currently fixed at nine. Six directors (Common Stock Directors) are to be elected by the common stockholders, one of whom (Joint Director) is to be proposed by Carlyle and GE and approved by a majority of the Board in its sole discretion. Of the three remaining directors (Preferred Stock Directors), two are to be elected by the holders of the Series B Preferred Stock and one is to be elected by the holders of the Series C Preferred Stock, in each case acting by written consent and without a meeting of the common stockholders. As long as Carlyle and certain affiliates thereof own an aggregate of at least 50% of the Series B Preferred Stock, the holders of the Series B Preferred Stock will have the right to elect two Preferred Stock Directors and as long as Carlyle and certain affiliates thereof own an aggregate of at least 25% of such stock, such holders will have the right to elect one Preferred Stock Director. As long as GE and its affiliates own an aggregate of at least 25% of the Series C Preferred Stock it will have the right to elect one Preferred Stock Director. If any such ownership percentage falls below the applicable threshold, the Preferred Stock Director(s) formerly entitled to be elected by Carlyle or GE, as the case may be, will thereafter be elected by the common stockholders.

    At any time after the first anniversary of the initial funding of the Bank Financing, all of the Series B Preferred Stock and the Series C Preferred Stock may be converted into a newly created Convertible

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

14. SUBSEQUENT EVENT (CONTINUED)
Preferred Stock, Series D, par value $0.001 per share (Series D Preferred Stock). The Series D Preferred Stock allows the number of directors to be automatically increased to a number which would permit each of Carlyle and GE, by filling the newly created vacancies, to achieve representation on the Board proportionate to their respective common stock ownership percentages on an as-if-converted basis but would limit such representation to less than two thirds of the Board of Directors for a certain period of time. The Series D Preferred Stock has a liquidation preference of $0.001 per share but no mandatory or optional redemption provision. It will participate in any dividends paid with respect to the common stock and will be convertible into 6,322,660 shares of common stock. Presently, the Board consists of seven directors, five of whom are Common Stock Directors and two of whom are Preferred Stock Directors. GE intends to wait until the Second Closing to elect its Preferred Stock Director. The vacancy created for the Joint Director has not yet been filled.

    Holders of the Preferred Stock also have a right of first offer with respect to future sales in certain transactions or proposed transactions not involving a public offering by the Company of its common stock or securities convertible into common stock. Holders of the Preferred Stock are also entitled to certain demand and "piggyback" registration rights.

    Set forth below is an unaudited pro forma condensed consolidated balance sheet as of June 30, 1997, as if the transaction described above had occurred on June 30, 1997 (amounts in thousands):

                                                                            PRO FORMA
                                                                     -----------------------
                                                        AS REPORTED  ADJUSTMENTS    TOTAL
                                                        -----------  -----------  ----------
                                                                           (UNAUDITED)
Current assets........................................   $  24,692    $   1,477   $   26,169
Property and equipment, net...........................      34,488       --           34,488
Investment in partnerships............................         402       --              402
Other assets..........................................       5,468        3,100        8,568
Intangible assets.....................................      33,272       --           33,272
                                                        -----------  -----------  ----------
                                                         $  98,322    $   4,577   $  102,899
                                                        -----------  -----------  ----------
                                                        -----------  -----------  ----------
Current liabilities...................................   $  30,432    $ (10,054)  $   20,378
Long-term liabilities.................................      59,205       (9,276)      49,929
Minority interest.....................................       2,000       --            2,000
Stockholders' equity..................................       6,685       23,907       30,592
                                                        -----------  -----------  ----------
                                                         $  98,322    $   4,577   $  102,899
                                                        -----------  -----------  ----------
                                                        -----------  -----------  ----------

    The unaudited pro forma condensed consolidated balance sheet as of June 30, 1997 gives effect to the issuance of $25 million of Series B Preferred Stock and the draw down of the $50 million term loan Bank Financing, which was used to repay approximately $70 million in outstanding notes payable and to pay approximately $5 million in transaction costs.

15. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

    The Company's payment obligations under the Notes are guaranteed by certain of the Company's wholly-owned subsidiaries (the "Guarantor Subsidiaries"). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Guarantor Subsidiaries are not presented because the Company's management has determined that they would not be material to investors. The following

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

15. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED) supplemental financial information sets forth, on an unconsolidated basis, balance sheets, statement of operations, and statement of cash flows information for the Company ("Parent Company Only"), for the Guarantor Subsidiaries and for the Company's other subsidiaries (the "Non-Guarantor Subsidiaries"). The supplemental financial information reflects the investments of the Company and the Guarantor Subsidiaries in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting. The supplemental financial information is presented for the periods as of June 30, 1996 and 1997, and for the year ended June 30, 1997 only, as the Non-Guarantor Subsidiaries are not included in the consolidated financial statements prior to that date.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 1997

                                      PARENT
                                      COMPANY       GUARANTOR        NON-GUARANTOR
(AMOUNTS IN THOUSANDS)                 ONLY       SUBSIDIARIES       SUBSIDIARIES       ELIMINATIONS      CONSOLIDATED
----------------------------------  -----------  ---------------  -------------------  ---------------  ----------------
ASSETS
Current assets:
  Cash and cash equivalents.......   $  --          $   5,845          $   1,290         $   --            $    7,135
  Trade accounts receivable,
    net...........................      --             12,888              2,757             --                15,645
  Other receivables, net..........      --                148                210             --                   358
  Intercompany accounts
    receivable....................      29,852          1,166                507             (31,525)          --
  Other current assets............      --              1,485                 69             --                 1,554
                                    -----------       -------             ------       ---------------        -------
      Total current assets........      29,852         21,532              4,833             (31,525)          24,692
Property and equipment, net.......      --             32,435              2,053             --                34,488
Investment in partnerships........      --                402             --                 --                   402
Investment in consolidated
  subsidiaries....................     (23,167)         2,675             --                  20,492           --
Other assets......................      --              5,468             --                 --                 5,468
Intangible assets, net............      --             32,527                745             --                33,272
                                    -----------       -------             ------       ---------------        -------
                                     $   6,685      $  95,039          $   7,631         $   (11,033)      $   98,322
                                    -----------       -------             ------       ---------------        -------
                                    -----------       -------             ------       ---------------        -------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
Current portion of equipment and
  other notes.....................   $  --          $  15,149          $     313         $   --            $   15,462
Accounts payable and other accrued
  expenses........................      --             14,321                649             --                14,970
Intercompany accounts payable.....      --             30,359              1,166             (31,525)          --
                                    -----------       -------             ------       ---------------        -------
      Total current liabilities...      --             59,829              2,128             (31,525)          30,432
Equipment and other notes, less
  current portion.................      --             56,904                829             --                57,733
Other long-term liabilities.......      --              1,472             --                 --                 1,472
Minority interest.................      --             --                  2,000             --                 2,000
Stockholders' equity (deficit)....       6,685        (23,166)             2,674              20,492            6,685
                                    -----------       -------             ------       ---------------        -------
                                     $   6,685      $  95,039          $   7,631         $   (11,033)      $   98,322
                                    -----------       -------             ------       ---------------        -------
                                    -----------       -------             ------       ---------------        -------

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 1996

                                          PARENT
                                          COMPANY       GUARANTOR        NON-GUARANTOR
(AMOUNTS IN THOUSANDS)                     ONLY       SUBSIDIARIES       SUBSIDIARIES       ELIMINATIONS      CONSOLIDATED
--------------------------------------  -----------  ---------------  -------------------  ---------------  ----------------
ASSETS
Current assets:
  Cash and cash equivalents...........   $  --          $   5,554          $   1,310          $  --            $    6,864
  Trade accounts receivable, net......      --             10,491              2,425             --                12,916
  Other receivables, net..............      --                693                280             --                   973
  Intercompany accounts receivable....      29,852          1,699                 51            (31,602)           --
  Other current assets................      --              1,623                 85             --                 1,708
                                        -----------       -------             ------            -------           -------
      Total current assets............      29,852         20,060              4,151            (31,602)           22,461
Property and equipment, net...........      --             27,918              1,934             --                29,852
Investment in partnerships............      --                359             --                 --                   359
Investment in consolidated
  subsidiaries........................     (24,448)         1,767             --                 22,681            --
Other assets..........................      --                749             --                 --                   749
Intangible assets, net................      --             16,140                825             --                16,965
                                        -----------       -------             ------            -------           -------
                                         $   5,404      $  66,993          $   6,910          $  (8,921)       $   70,386
                                        -----------       -------             ------            -------           -------
                                        -----------       -------             ------            -------           -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of equipment and other
  notes...............................   $  --          $   8,920          $     303          $  --            $    9,223
Accounts payable and other accrued
  expenses............................      --             13,731                674             --                14,405
Intercompany accounts payable.........      --             29,903              1,699            (31,602)           --
                                        -----------       -------             ------            -------           -------
      Total current liabilities.......      --             52,554              2,676            (31,602)           23,628
Equipment and other notes, less
  current portion.....................      --             34,689                952             --                35,641
Other long-term liabilities...........      --              4,198             --                 --                 4,198
Minority interest.....................      --             --                  1,515             --                 1,515
Stockholders' equity (deficit)........       5,404        (24,448)             1,767             22,681             5,404
                                        -----------       -------             ------            -------           -------
                                         $   5,404      $  66,993          $   6,910          $  (8,921)       $   70,386
                                        -----------       -------             ------            -------           -------
                                        -----------       -------             ------            -------           -------

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1997

                                          PARENT
                                          COMPANY       GUARANTOR       NON-GUARANTOR
(AMOUNTS IN THOUSANDS)                     ONLY       SUBSIDIARIES       SUBSIDIARIES      ELIMINATIONS      CONSOLIDATED
--------------------------------------  -----------  ---------------  ------------------  ---------------  ----------------
Revenues..............................   $  --          $  78,294         $   14,769         $  --            $   93,063
Costs of operations...................      --             67,505             12,832            --                80,337
                                        -----------       -------            -------           -------           -------
  Gross profit........................      --             10,789              1,937            --                12,726
Corporate operating expenses..........      --              7,431             --                --                 7,431
                                        -----------       -------            -------           -------           -------
  Income (loss) from company
    operations........................      --              3,358              1,937            --                 5,295
Equity in earnings of unconsolidated
  partnerships........................      --                468             --                --                   468
                                        -----------       -------            -------           -------           -------
  Operating income (loss).............      --              3,826              1,937            --                 5,763
Interest expense, net.................      --              3,946                109            --                 4,055
                                        -----------       -------            -------           -------           -------
  Income (loss) before income taxes...      --               (120)             1,828            --                 1,708
Provision for income taxes............      --                427             --                --                   427
                                        -----------       -------            -------           -------           -------
  Income (loss) before equity in
    income (loss) of consolidated
    subsidiaries......................      --               (547)             1,828            --                 1,281
Equity in income (loss) of
  consolidated subsidiaries...........       1,281          1,828                               (3,109)           --
                                        -----------       -------            -------           -------           -------
  Net income (loss)...................   $   1,281      $   1,281         $    1,828         $  (3,109)       $    1,281
                                        -----------       -------            -------           -------           -------
                                        -----------       -------            -------           -------           -------

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1997

                                         PARENT
                                         COMPANY       GUARANTOR        NON-GUARANTOR
                                          ONLY       SUBSIDIARIES       SUBSIDIARIES       ELIMINATIONS      CONSOLIDATED
                                       -----------  ---------------  -------------------  ---------------  -----------------
(AMOUNTS IN THOUSANDS)
--------------------------------------------------
OPERATING ACTIVITIES:
  Net income (loss)..................   $   1,281      $   1,281          $   1,828          $  (3,109)        $   1,281
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Total depreciation and
      amortization...................      --              9,501                370             --                 9,871
    Amortization of deferred gain on
      debt restructure...............      --             (1,047)            --                 --                (1,047)
    Gain on disposal of assets.......      --               (113)            --                 --                  (113)
    Equity in income (loss) of
      consolidated subsidiaries......      (1,281)        (1,828)            --                  3,109            --
  Cash provided by (used in) changes
    in operating working capital:
    Receivables, net.................      --             (1,402)              (262)            --                (1,664)
    Intercompany receivables, net....      --                989               (989)            --                --
    Other current assets.............      --                141                 16             --                   157
    Accounts payable and other
      current liabilities............      --             (1,118)               (25)            --                (1,143)
                                       -----------       -------             ------            -------           -------
      Net cash provided by operating
        activities...................      --              6,404                938             --                 7,342
                                       -----------       -------             ------            -------           -------
INVESTING ACTIVITIES:
  Additions to property and
    equipment........................      --             (6,693)              (409)            --                (7,102)
  Acquisitions of imaging centers....      --            (18,566)            --                 --               (18,566)
  Proceeds from sales of assets......      --                347             --                 --                   347
  Other..............................      --             (4,937)            --                 --                (4,937)
                                       -----------       -------             ------            -------           -------
      Net cash used in investing
        activities...................      --            (29,849)              (409)            --               (30,258)
                                       -----------       -------             ------            -------           -------
FINANCING ACTIVITIES:
  Payments on debt and capital lease
    obligations......................      --            (10,913)              (113)            --               (11,026)
  Proceeds from issuance of debt.....      --             33,728             --                 --                33,728
  Other..............................      --                921               (436)            --                   485
                                       -----------       -------             ------            -------           -------
      Net cash provided by (used in)
        financing activities.........      --             23,736               (549)            --                23,187
                                       -----------       -------             ------            -------           -------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................      --                291                (20)            --                   271
  CASH AND CASH EQUIVALENTS:
  Beginning of period................      --              5,554              1,310             --                 6,864
                                       -----------       -------             ------            -------           -------
  End of period......................   $  --          $   5,845          $   1,290          $  --             $   7,135
                                       -----------       -------             ------            -------           -------
                                       -----------       -------             ------            -------           -------

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)

xxxxxxxxxxxxxxxxxxxxxx

                                                                                             MARCH 31,   JUNE 30,
                                                                                               1998        1997
                                                                                            -----------  ---------
                                                                                            (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
    Cash and cash equivalents.............................................................   $   9,650   $   7,135
    Trade accounts receivable, net........................................................      21,674      15,645
    Other receivables, net................................................................         330         358
    Other current assets..................................................................       2,149       1,554
                                                                                            -----------  ---------
        Total current assets..............................................................      33,803      24,692

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $26,989 and
  $16,203, respectively...................................................................      46,745      34,488

INVESTMENT IN PARTNERSHIPS................................................................         495         402
OTHER ASSETS..............................................................................       2,471       5,468
INTANGIBLE ASSETS, net....................................................................      43,273      33,272
                                                                                            -----------  ---------
                                                                                             $ 126,787   $  98,322
                                                                                            -----------  ---------
                                                                                            -----------  ---------

  The accompanying notes are an integral part of these condensed consolidated balance sheets.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                            MARCH 31,    JUNE 30,
                                                                                              1998         1997
                                                                                           -----------  ----------
                                                                                           (UNAUDITED)
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of equipment and other notes...........................................   $   5,706   $   15,462
  Accounts payable and other accrued expenses............................................      14,905       14,970
                                                                                           -----------  ----------
      Total current liabilities..........................................................      20,611       30,432
                                                                                           -----------  ----------
LONG-TERM LIABILITIES:
  Equipment and other notes, less current portion........................................      67,781       57,733
  Other long-term liabilities............................................................         680        1,472
                                                                                           -----------  ----------
      Total long-term liabilities........................................................      68,461       59,205
                                                                                           -----------  ----------
MINORITY INTEREST........................................................................       1,871        2,000
                                                                                           -----------  ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value, 3,500,000 shares authorized:
    Convertible Series A preferred stock, 2,501,760 shares outstanding at
      June 30, 1997......................................................................      --            6,750
    Convertible Series B preferred stock, 25,000 shares outstanding at
      March 31, 1998.....................................................................      23,923       --
    Convertible Series C preferred stock, 27,953 shares outstanding at
      March 31, 1998.....................................................................      13,173       --
  Common stock, $.001 par value, 25,000,000 shares authorized: 2,805,660* and 2,714,725
    shares outstanding at March 31, 1998 and June 30, 1997, respectively.................           3            3
  Additional paid-in capital.............................................................      23,366       23,100
  Accumulated deficit....................................................................     (24,621)     (23,168)
                                                                                           -----------  ----------
      Total stockholders' equity.........................................................      35,844        6,685
                                                                                           -----------  ----------
                                                                                            $ 126,787   $   98,322
                                                                                           -----------  ----------
                                                                                           -----------  ----------

* Adjusted from 2,799,463 shares as set forth in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998, to reflect a reconciliation of the records of the Company and its transfer agent as of such date with respect to the exchange of common stock of IHC and MHC in the Merger and the issuance of the Company's common stock upon the exercise of certain options.

  The accompanying notes are an integral part of these condensed consolidated balance sheets.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                            NINE MONTHS ENDED
                                                                                                MARCH 31,
                                                                                          ----------------------
                                                                                             1998        1997
                                                                                          ----------  ----------
REVENUES:
  Contract services.....................................................................  $   39,186  $   35,186
  Patient services......................................................................      43,855      31,153
  Other.................................................................................       2,632       1,790
                                                                                          ----------  ----------
    Total revenues......................................................................      85,673      68,129
                                                                                          ----------  ----------
COSTS OF OPERATIONS:
  Costs of services.....................................................................      44,513      37,386
  Provision of doubtful accounts........................................................       1,525       1,116
  Equipment leases......................................................................      12,983      13,822
  Depreciation and amortization.........................................................      10,670       7,203
                                                                                          ----------  ----------
    Total costs of operations...........................................................      69,691      59,527
                                                                                          ----------  ----------
GROSS PROFIT............................................................................      15,982       8,602
CORPORATE OPERATING EXPENSES............................................................       6,510       5,343
PROVISION FOR SUPPLEMENTAL SERVICE FEE TERMINATION......................................       6,309      --
                                                                                          ----------  ----------
INCOME FROM COMPANY OPERATIONS..........................................................       3,163       3,259
EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS.......................................         480         364
                                                                                          ----------  ----------
OPERATING INCOME........................................................................       3,643       3,623
INTEREST EXPENSE, net...................................................................       4,665       2,741
                                                                                          ----------  ----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES.........................................      (1,022)        882
PROVISION FOR INCOME TAXES..............................................................         431         134
                                                                                          ----------  ----------
NET INCOME (LOSS).......................................................................  $   (1,453) $      748
                                                                                          ----------  ----------
                                                                                          ----------  ----------
INCOME (LOSS) PER COMMON AND PREFERRED SHARE:
  Basic.................................................................................  $    (0.19) $     0.14
                                                                                          ----------  ----------
                                                                                          ----------  ----------
  Diluted...............................................................................  $    (0.19) $     0.14
                                                                                          ----------  ----------
                                                                                          ----------  ----------
WEIGHTED AVERAGE NUMBER OF COMMON AND PREFERRED SHARES OUTSTANDING:
  Basic.................................................................................   7,589,549   5,213,882
                                                                                          ----------  ----------
                                                                                          ----------  ----------
  Diluted...............................................................................   7,589,549   5,444,308
                                                                                          ----------  ----------
                                                                                          ----------  ----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                            THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                                                          ----------------------
                                                                                             1998        1997
                                                                                          ----------  ----------
REVENUES:
  Contract services.....................................................................  $   12,846  $   11,596
  Patient services......................................................................      15,056      10,695
  Other.................................................................................         657         742
                                                                                          ----------  ----------
    Total revenues......................................................................      28,559      23,033
                                                                                          ----------  ----------
COSTS OF OPERATIONS:
  Costs of services.....................................................................      14,745      12,647
  Provision for doubtful accounts.......................................................         480         258
  Equipment leases......................................................................       3,981       4,732
  Depreciation and amortization.........................................................       3,905       2,471
                                                                                          ----------  ----------
    Total costs of operations...........................................................      23,111      20,108
                                                                                          ----------  ----------
GROSS PROFIT............................................................................       5,448       2,925
CORPORATE OPERATING EXPENSES............................................................       2,254       1,688
                                                                                          ----------  ----------
INCOME FROM COMPANY OPERATIONS..........................................................       3,194       1,237
EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS.......................................         156         120
                                                                                          ----------  ----------
OPERATING INCOME........................................................................       3,350       1,357
INTEREST EXPENSE, net...................................................................       1,420         947
                                                                                          ----------  ----------
INCOME BEFORE PROVISION FOR INCOME TAXES................................................       1,930         410
PROVISION FOR INCOME TAXES..............................................................      --              30
                                                                                          ----------  ----------
NET INCOME..............................................................................  $    1,930  $      380
                                                                                          ----------  ----------
                                                                                          ----------  ----------
INCOME (LOSS) PER COMMON AND PREFERRED SHARE:
  Basic.................................................................................  $     0.21  $     0.07
                                                                                          ----------  ----------
                                                                                          ----------  ----------
  Diluted...............................................................................  $     0.20  $     0.07
                                                                                          ----------  ----------
                                                                                          ----------  ----------
WEIGHTED AVERAGE NUMBER OF COMMON AND PREFERRED SHARES OUTSTANDING:
  Basic.................................................................................   9,075,693   5,216,485
                                                                                          ----------  ----------
                                                                                          ----------  ----------
  Diluted...............................................................................   9,493,304   5,438,545
                                                                                          ----------  ----------
                                                                                          ----------  ----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                                              NINE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
OPERATING ACTIVITIES:
  Net income (loss).......................................................................  $   (1,453) $      748
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Total depreciation and amortization...................................................      10,786       7,360
    Amortization of deferred gain on debt restructure.....................................      (1,355)       (797)
    Provision for supplemental service fee termination....................................       6,309      --
  Cash provided by (used in) changes in operating working capital:
    Receivables, net......................................................................      (4,720)       (466)
    Other current assets..................................................................        (695)       (490)
    Accounts payable and other current liabilities........................................       1,189         281
                                                                                            ----------  ----------
      Net cash provided by operating activities...........................................      10,061       6,636
                                                                                            ----------  ----------
INVESTING ACTIVITIES:
  Additions to property and equipment.....................................................     (15,233)     (2,407)
  Acquisitions of imaging centers.........................................................     (12,890)     (2,766)
  Other...................................................................................        (988)        351
                                                                                            ----------  ----------
      Net cash used in investing activities...............................................     (29,111)     (4,822)
                                                                                            ----------  ----------
FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock...............................................      23,346      --
  Stock options and warrants exercised....................................................         266      --
  Payment of loan fees....................................................................      (2,210)     --
  Payments on debt and capital lease obligations..........................................     (82,985)     (7,727)
  Proceeds from issuance of debt..........................................................      83,277       5,139
  Other...................................................................................        (129)        414
                                                                                            ----------  ----------
      Net cash provided by (used in) financing activities.................................      21,565      (2,174)
                                                                                            ----------  ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........................................       2,515        (360)

CASH AND CASH EQUIVALENTS:
  Beginning of period.....................................................................       7,135       6,864
                                                                                            ----------  ----------
  End of period...........................................................................  $    9,650  $    6,504
                                                                                            ----------  ----------
                                                                                            ----------  ----------
SUPPLEMENTAL INFORMATION:
  Interest paid...........................................................................  $    4,476  $    1,969
                                                                                            ----------  ----------
                                                                                            ----------  ----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. MERGER AND RECAPITALIZATION

    InSight Health Services Corp. (InSight or Company) is a Delaware corporation formed on February 23, 1996 in connection with the Agreement and Plan of Merger, dated as of February 26, 1996 (Merger Agreement), among American Health Services Corp., a Delaware corporation (AHS), Maxum Health Corp., a Delaware corporation (MHC or Maxum), InSight and two wholly owned subsidiaries of InSight, AHSC Acquisition Company, a Delaware corporation (AHSC Acquisition), and MXHC Acquisition Company, a Delaware corporation (MXHC Acquisition). Pursuant to the terms of the Merger Agreement, (i) AHSC Acquisition merged with and into AHS and MXHC Acquisition merged with and into Maxum (collectively, Merger), (ii) each outstanding share of common stock, par value $.03 per share, of AHS (AHS Common Stock) was converted into the right to receive one-tenth of a share of common stock, par value $.001 per share, of InSight (Common Stock), (iii) each outstanding share of Series B Senior Convertible Preferred Stock, par value $
 .03 per share, of AHS (AHS Series B Preferred Stock) which was convertible into 100 shares of AHS Common Stock was converted into the right to receive ten (10) shares of Common Stock, (iv) each outstanding share of Series C Preferred Stock, par value $.03 per share, of AHS (the AHS Series C Preferred Stock), which was issued immediately prior to the consummation of the Merger, was converted into the right to receive 1.25088 shares of Series A Preferred Stock, par value $.001 per share, of InSight (the InSight Series A Preferred Stock), (v) each outstanding share of common stock, par value $.01 per share, of Maxum (Maxum Common Stock) was converted into the right to receive .598 of a share of Common Stock, (vi) each outstanding share of Series B Preferred Stock, par value $.01 per share, of Maxum (the Maxum Series B Preferred Stock), which was issued immediately prior to the consummation of the Merger, was converted into the right to receive 83.392 shares of InSight Series A Preferred Stock, and (vii) each outstanding option, warrant or other right to purchase AHS Common Stock and Maxum Common Stock was converted into the right to acquire, on the same terms and conditions, shares of Common Stock, with the number of shares and exercise price applicable to such option, warrant or other right adjusted based on the applicable exchange ratio for the underlying AHS Common Stock or Maxum Common Stock.

    Concurrent with the consummation of the Merger, AHS and MHC completed a debt restructuring with General Electric Company (GE), the primary creditor of MHC and AHS. This restructuring resulted in the reduction of certain debt and operating lease obligations and cancellation of certain stock warrants of MHC and AHS in exchange for, among other things, the issuance to GE, immediately prior to the consummation of the Merger, of Maxum Series B Preferred Stock and AHS Series C Preferred Stock. At the effective time of the Merger, Maxum Series B Preferred Stock and AHS Series C Preferred Stock issued to GE was converted into the right to receive such number of shares of InSight Series A Preferred Stock that was convertible into such number of shares of Common Stock representing approximately 48% of Common Stock outstanding at the effective time of the Merger (after giving effect to such conversion).

    Under an amended equipment service agreement, GE was also entitled to receive for ten years an annual supplemental service fee equal to 14% of the Company's pretax income, subject to certain adjustments. In connection with the Company's recapitalization described below, GE surrendered its rights under the amended equipment service agreement to receive the supplemental service fee.

    The Merger was accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. MHC was treated as the acquiror for accounting purposes.

    On September 13, 1996, AHS changed its name to InSight Health Corp. (IHC).

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

1. MERGER AND RECAPITALIZATION (CONTINUED)
    On October 14, 1997, InSight consummated a recapitalization (Recapitalization) pursuant to which (a) certain investors affiliated with TC Group, LLC and its affiliates (collectively, Carlyle), a private merchant bank headquartered in Washington, D.C., made a cash investment of $25 million in the Company and received therefor (i) 25,000 shares of newly issued Convertible Preferred Stock, Series B of the Company, par value $0.001 per share (Series B Preferred Stock), initially convertible, at the option of the holders thereof, in the aggregate into 2,985,075 shares of Common Stock, and (ii) warrants (Carlyle Warrants) to purchase up to 250,000 shares of Common Stock at an exercise price of $10.00 per share; (b) GE (i) surrendered its rights under the amended equipment service agreement to receive supplemental service fee payments equal to 14% of pretax income in exchange for (i) the issuance of 7,000 shares of newly issued Convertible Preferred Stock, Series C of the Company, par value $0.001 per share (Series C Preferred Stock), initially convertible, at the option of GE, in the aggregate into 835,821 shares of Common Stock, (ii) warrants (GE Warrants) to purchase up to 250,000 shares of Common Stock at an exercise price of $10.00 per share, and (iii) exchanged all of its InSight Series A Preferred Stock for an additional 20,953 shares of Series C Preferred Stock, initially convertible, at the option of GE, in the aggregate into 2,501,760 shares of Common Stock; and (c) the Company executed a Credit Agreement with NationsBank, N.A. pursuant to which NationsBank, as agent and lender, provided a total of $125 million in senior secured credit financing (Bank Financing), including (i) a $50 million term loan facility consisting of a $20 million tranche with increasing amortization over a five-year period and a $30 million tranche with increasing amortization over a seven-year period, principally repayable in years 6 and 7, (ii) a $25 million revolving working capital facility with a five-year maturity, and (iii) a $50 million acquisition facility. On December 19, 1997, the Bank Financing was increased to a total of $150 million by converting $10 million of outstanding debt under the acquisition facility to the seven-year tranche (which was thereby increased to $40 million) and increasing the acquisition facility to $65 million.

    The terms of the Series B Preferred Stock and the Series C Preferred Stock (collectively, Preferred Stock) are substantially the same. The Preferred Stock has a liquidation preference of $1,000 per share. It will participate in any dividends paid with respect to the Common Stock. There is no mandatory or optional redemption provision for the Preferred Stock. The Preferred Stock is convertible at an initial conversion price of $8.375 per share.

    For so long as Carlyle and its affiliates own at least 33% of the Series B Preferred Stock or GE and its affiliates own at least 33% of the Series C Preferred Stock, respectively, the approval of at least 67% of the holders of such series of Preferred Stock is required before the Company may take certain actions including, but not limited to, amending its certificate of incorporation or bylaws, changing the number of directors or the manner in which directors are selected, incurring indebtedness in excess of $15 million in any fiscal year, issuing certain equity securities below the then current market price or the then applicable conversion price, acquiring equity interests or assets of entities for consideration equal to or greater than $15 million, and engaging in mergers for consideration equal to or greater than $15 million. The Preferred Stock will vote with the Common Stock on an as-if-converted basis on all matters, except the election of directors, subject to an aggregate maximum Preferred Stock percentage of 37% of all votes entitled to be cast on such matters. Assuming the conversion of all of the Series B Preferred Stock into Common Stock and the exercise of all of the Carlyle Warrants, Carlyle would own approximately 31% of the Common Stock of the Company, on a fully diluted basis. Assuming the conversion of all of the Series C Preferred Stock and the exercise of the GE Warrants, GE would own approximately 34% of the Common Stock of the Company, on a fully diluted basis.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

1. MERGER AND RECAPITALIZATION (CONTINUED)
    Pursuant to the terms of the Recapitalization, the number of directors comprising the Company's Board of Directors (the Board) is currently fixed at nine. Six directors (Common Stock Directors) are to be elected by the common stockholders, one of whom (Joint Director) is to be proposed by Carlyle and GE and approved by a majority of the Board in its sole discretion. Of the three remaining directors (Preferred Stock Directors), two are to be elected by the holders of the Series B Preferred Stock and one is to be elected by the holders of the Series C Preferred Stock, in each case acting by written consent and without a meeting of the common stockholders. As long as Carlyle and certain affiliates thereof own an aggregate of at least 50% of the Series B Preferred Stock, originally purchased thereby, the holders of the Series B Preferred Stock will have the right to elect two Preferred Stock Directors and as long as Carlyle and certain affiliates thereof own an aggregate of at least 25% of such stock, such holders will have the right to elect one Preferred Stock Director. As long as GE and its affiliates own an aggregate of at least 25% of the Series C Preferred Stock, originally purchased thereby, GE will have the right to elect one Preferred Stock Director. If any such ownership percentage falls below the applicable threshold, the Preferred Stock Director(s) formerly entitled to be elected by Carlyle or GE, as the case may be, will be initially appointed by the Board, and will thereafter be elected by the common stockholders. The Board currently consists of eight directors, five of whom are Common Stock Directors and three of whom are Preferred Stock Directors. The vacancy created for the Joint Director has not yet been filled.

    At any time after October 22, 1998, all of the Series B Preferred Stock and the Series C Preferred Stock may be converted into a newly created Convertible Preferred Stock, Series D of the Company, par value $0.001 per share (Series D Preferred Stock). The Series D Preferred Stock allows the number of directors to be automatically increased to a number which would permit each of Carlyle and GE, by filling the newly created vacancies, to achieve representation on the Board proportionate to their respective common stock ownership percentages on an as-if-converted basis but would limit such representation to less than two thirds of the Board of Directors for a certain period of time. The Series D Preferred Stock has a liquidation preference of $0.001 per share but no mandatory or optional redemption provision. It will participate in any dividends paid with respect to the Common Stock and is convertible into 6,322,660 shares of Common Stock.

    Holders of the Preferred Stock also have a right of first offer with respect to future sales in certain transactions or proposed transactions not involving a public offering by the Company of its Common Stock or securities convertible into Common Stock. Holders of the Preferred Stock are also entitled to certain demand and "piggyback" registration rights.

2. INTERIM FINANCIAL STATEMENTS

    The unaudited condensed consolidated financial statements of the Company included herein have been prepared in accordance with generally accepted accounting principles for interim financial statements and do not include all of the information and disclosures required by generally accepted accounting principles for annual financial statements. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes included as part of the Company's Annual Report on Form 10-K for the period ended June 30, 1997 filed with the Securities and Exchange Commission
(SEC) on October 14, 1997. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for fair presentation of results for the period have been included. The results of operations for the nine months ended March 31, 1998, are not necessarily indicative of the results to be achieved for the full fiscal year.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

2. INTERIM FINANCIAL STATEMENTS (CONTINUED)
    Certain reclassifications have been made to conform prior year amounts to the current year presentation.

3. INVESTMENTS IN PARTNERSHIPS

    Set forth below is the summarized income statement data of the Company's unconsolidated partnerships (amounts in thousands):

                                                          NINE MONTHS ENDED     THREE MONTHS ENDED
                                                              MARCH 31,             MARCH 31,
                                                         --------------------  --------------------
                                                           1998       1997       1998       1997
                                                         ---------  ---------  ---------  ---------
                                                             (UNAUDITED)           (UNAUDITED)
Net revenues...........................................  $   3,685  $   3,211  $   1,205  $   1,059
Expenses...............................................      2,567      2,376        847        784
                                                         ---------  ---------  ---------  ---------
Net income.............................................  $   1,118  $     835  $     358  $     275
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------
Equity in earnings of partnerships.....................  $     480  $     364  $     156  $     120
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------

    Set forth below is the summarized combined financial data of the Company's three 50% or less, owned and controlled entities, which are consolidated (amounts in thousands):

                                                                          MARCH 31,    JUNE 30,
                                                                            1998         1997
                                                                         -----------  -----------
                                                                         (UNAUDITED)
Condensed Combined Balance Sheet Data:
  Current assets.......................................................   $   3,197    $   2,596
  Total assets.........................................................       4,494        4,288
  Current liabilities..................................................       1,149          727
  Long-term debt.......................................................         240          424
  Minority interest equity.............................................       1,699        1,702

                                                                              NINE MONTHS ENDED     THREE MONTHS ENDED
                                                                                  MARCH 31,             MARCH 31,
                                                                             --------------------  --------------------
                                                                               1998       1997       1998       1997
                                                                             ---------  ---------  ---------  ---------
                                                                                 (UNAUDITED)           (UNAUDITED)
Condensed Combined Statement of Operations Data:
  Total revenues...........................................................  $   4,988  $   5,310  $   1,340  $   1,823
  Costs of operations......................................................      3,614      3,825      1,040      1,269
  Provision for center profit distribution.................................        700        771        158        290
                                                                             ---------  ---------  ---------  ---------
  Gross profit.............................................................  $     674  $     714  $     142  $     264
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------

    The provision for center profit distribution shown above represents the minority interest in the income of these combined entities.

4. INCOME (LOSS) PER SHARE

    In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No. 128), Earnings Per Share (EPS). SFAS No. 128 replaces primary EPS and fully diluted EPS with basic EPS

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

4. INCOME (LOSS) PER SHARE (CONTINUED)
and diluted EPS. Basic EPS is computed by dividing reported earnings by weighted average shares outstanding. Diluted EPS is computed in the same way as the previously used fully diluted EPS, except that the calculation now uses the average share price for the reporting period to compute dilution from options and warrants under the treasury stock method.

    The number of shares used in computing EPS is equal to the weighted average number of common and preferred shares outstanding during the respective period. Since the Preferred Stock has no stated dividend rate and participates in any dividends paid with respect to the Common Stock, the convertible amounts are included in the computation of basic EPS. Dilution relating to options and warrants are not included for the nine months ended March 31, 1998 due to their antidilutive effect. There were no adjustments to net income (loss) (the numerator) for purposes of computing EPS.

    A reconciliation of basic and diluted share computations is as follows:

                                                               NINE MONTHS ENDED           THREE MONTHS ENDED
                                                                   MARCH 31,                   MARCH 31,
                                                           --------------------------  --------------------------
                                                               1998          1997          1998          1997
                                                           ------------  ------------  ------------  ------------
                                                                  (UNAUDITED)                 (UNAUDITED)
Average common stock outstanding.........................     2,731,105     2,712,122     2,753,037     2,714,725
Effect of preferred stock................................     4,858,444     2,501,760     6,322,656     2,501,760
                                                           ------------  ------------  ------------  ------------
Denominator for basic EPS................................     7,589,549     5,213,882     9,075,693     5,216,485
Dilutive effect of stock options and warrants............       --            230,426       417,611       222,060
                                                           ------------  ------------  ------------  ------------
                                                              7,589,549     5,444,308     9,493,304     5,438,545
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

5. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

    The Company's payment obligations under the Notes are guaranteed by certain of the Company's wholly-owned subsidiaries (the "Guarantor Subsidiaries"). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Guarantor Subsidiaries are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on an unconsolidated basis, balance sheet, statement of operations, and statement of cash flows information for the Company ("Parent Company Only"), for the Guarantor Subsidiaries and for the Company's other subsidiaries (the "Non-Guarantor Subsidiaries"). The supplemental financial information reflects the investments of the Company and the Guarantor Subsidiaries in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting.

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                 MARCH 31, 1998

                                       PARENT
                                       COMPANY       GUARANTOR       NON-GUARANTOR
                                        ONLY       SUBSIDIARIES       SUBSIDIARIES      ELIMINATIONS      CONSOLIDATED
                                     -----------  ---------------  ------------------  ---------------  ----------------
             (AMOUNTS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents........   $  --         $     6,910        $    2,740        $   --            $    9,650
  Trade accounts receivable, net...      --              19,043             2,631            --                21,674
  Other receivables, net...........      --                 190               140            --                   330
  Intercompany accounts
    receivable.....................     130,664           4,851            --               (135,515)          --
  Other current assets.............      --               2,009               140            --                 2,149
                                     -----------  ---------------         -------      ---------------       --------
    Total current assets...........     130,664          33,003             5,651           (135,515)          33,803
Property and equipment, net........      --              43,166             3,579            --                46,745
Investments in partnerships........      --                 495            --                --                   495
Investments in consolidated
  subsidiaries.....................     (24,620)          2,359            --                 22,261           --
Other assets.......................      --               2,471            --                --                 2,471
Intangible assets, net.............      --              42,464               809            --                43,273
                                     -----------  ---------------         -------      ---------------       --------
                                      $ 106,044     $   123,958        $   10,039        $  (113,254)      $  126,787
                                     -----------  ---------------         -------      ---------------       --------
                                     -----------  ---------------         -------      ---------------       --------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
Current portion of equipment and
  other notes......................   $   4,218     $     1,346        $      142        $   --            $    5,706
Accounts payable and other accrued
  expenses.........................      --              14,277               628            --                14,905
Intercompany accounts payable......      --             130,664             4,851           (135,515)          --
                                     -----------  ---------------         -------      ---------------       --------
    Total current liabilities......       4,218         146,287             5,621           (135,515)          20,611
Equipment and other notes, less
  current portion..................      65,982           1,611               188            --                67,781
Other long term liabilities........      --                 680            --                --                   680
Minority interest..................      --             --                  1,871            --                 1,871
Stockholders' equity (deficit).....      35,844         (24,620)            2,359             22,261           35,844
                                     -----------  ---------------         -------      ---------------       --------
                                      $ 106,044     $   123,958        $   10,039        $  (113,254)      $  126,787
                                     -----------  ---------------         -------      ---------------       --------
                                     -----------  ---------------         -------      ---------------       --------
                                         --             --                 --                --                --

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                    FOR THE NINE MONTHS ENDED MARCH 31, 1998

                                      PARENT
                                      COMPANY       GUARANTOR       NON-GUARANTOR
(AMOUNTS IN THOUSANDS)                 ONLY       SUBSIDIARIES       SUBSIDIARIES       ELIMINATIONS       CONSOLIDATED
                                    -----------  ---------------  ------------------  -----------------  ----------------
Revenues..........................   $  --          $  74,511         $   11,162          $  --             $   85,673
Costs of operations...............      --             59,706              9,985             --                 69,691
                                    -----------       -------            -------              -----            -------
  Gross profit....................      --             14,805              1,177             --                 15,982
Corporate operating expenses......      --              6,510             --                 --                  6,510
Provision for supplemental service
  fee termination.................      --              6,309             --                 --                  6,309
                                    -----------       -------            -------              -----            -------
Income (loss) from company
  operations......................      --              1,986              1,177             --                  3,163
Equity in earnings of
  unconsolidated partnerships.....      --                480             --                 --                    480
                                    -----------       -------            -------              -----            -------
Operating income (loss)...........      --              2,466              1,177             --                  3,643
Interest expense, net.............      --              4,449                216             --                  4,665
                                    -----------       -------            -------              -----            -------
Income (loss) before income
  taxes...........................      --             (1,983)               961             --                 (1,022)
Provision for income taxes........      --                431             --                 --                    431
Income (loss) before equity in
  income (loss) of consolidated
  subsidiaries....................      --             (2,414)               961             --                 (1,453)
Equity in income (loss) of
  consolidated subsidiaries.......      (1,453)           961                                   492             --
                                    -----------       -------            -------              -----            -------
Net income (loss).................   $  (1,453)     $  (1,453)        $      961          $     492         $   (1,453)
                                    -----------       -------            -------              -----            -------
                                    -----------       -------            -------              -----            -------

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                    FOR THE NINE MONTHS ENDED MARCH 31, 1997

                                      PARENT
                                      COMPANY       GUARANTOR       NON-GUARANTOR
                                       ONLY       SUBSIDIARIES       SUBSIDIARIES      ELIMINATIONS      CONSOLIDATED
                                    -----------  ---------------  ------------------  ---------------  ----------------
(AMOUNTS IN THOUSANDS)
Revenues..........................   $  --          $  57,297         $   10,832         $  --            $   68,129
Costs of operations...............      --             50,059              9,468            --                59,527
                                    -----------       -------            -------           -------           -------
  Gross profit....................      --              7,238              1,364            --                 8,602
Corporate operating expenses......      --              5,343             --                --                 5,343
                                    -----------       -------            -------           -------           -------
  Income (loss) from company
    operations....................      --              1,895              1,364            --                 3,259
Equity in earnings of
  unconsolidated partnerships.....      --                364             --                --                   364
                                    -----------       -------            -------           -------           -------
  Operating income (loss).........      --              2,259              1,364            --                 3,623
Interest expense, net.............      --              2,657                 84            --                 2,741
                                    -----------       -------            -------           -------           -------
  Income (loss) before income
    taxes.........................      --               (398)             1,280            --                   882
Provision for income taxes........      --                134             --                --                   134
                                    -----------       -------            -------           -------           -------
  Income (loss) before equity in
    income (loss) of consolidated
    subsidiary....................      --               (532)             1,280            --                   748
Equity in income (loss) of
  consolidated subsidiaries.......         748          1,280                               (2,028)           --
                                    -----------       -------            -------           -------           -------
  Net income (loss)...............   $     748      $     748         $    1,280         $  (2,028)       $      748
                                    -----------       -------            -------           -------           -------
                                    -----------       -------            -------           -------           -------

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                    FOR THE NINE MONTHS ENDED MARCH 31, 1998

                                         PARENT
                                         COMPANY       GUARANTOR        NON-GUARANTOR
                                          ONLY       SUBSIDIARIES       SUBSIDIARIES        ELIMINATIONS       CONSOLIDATED
                                       -----------  ---------------  -------------------  -----------------  -----------------
(AMOUNTS IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)..................   $  (1,453)     $  (1,453)         $     961           $     492          $  (1,453)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Total depreciation and
      amortization...................      --             10,437                349              --                 10,786
    Amortization of deferred gain on
      debt restructure...............      --             (1,355)            --                  --                 (1,355)
    Provision for supplemental
      service fee termination........      --              6,309             --                  --                  6,309
    Equity in income (loss) of
      consolidated subsidiaries......       1,453           (961)            --                    (492)            --
  Cash provided by (used in) changes
    in operating working capital:
    Receivables, net.................      --             (4,916)               196              --                 (4,720)
    Intercompany receivables, net....     (93,812)        89,620              4,192              --                 --
    Other current assets.............      --               (624)               (71)             --                   (695)
    Accounts payable and other
      current liabilities............      --              1,210                (21)             --                  1,189
                                       -----------  ---------------         -------             -------           --------
      Net cash provided by operating
        activities...................     (93,812)        98,267              5,606              --                 10,061
                                       -----------  ---------------         -------             -------           --------
INVESTING ACTIVITIES:
  Additions to property and
    equipment........................      --            (13,421)            (1,812)             --                (15,233)
  Acquisitions of imaging centers....      --            (12,890)            --                  --                (12,890)
  Other..............................      --               (861)              (127)             --                   (988)
                                       -----------  ---------------         -------             -------           --------
      Net cash used in investing
        activities...................      --            (27,172)            (1,939)             --                (29,111)
                                       -----------  ---------------         -------             -------           --------
FINANCING ACTIVITIES:
  Proceeds from issuance of preferred
    stock............................      23,346         --                 --                  --                 23,346
  Stock options and warrants
    exercised........................         266         --                 --                  --                    266
  Payment of loan fees...............      --             (2,210)            --                  --                 (2,210)
  Payments on debt and capital lease
    obligations......................      (2,700)       (79,337)              (948)             --                (82,985)
  Proceeds from issuance of debt.....      72,900         10,241                136              --                 83,277
  Other..............................      --              1,276             (1,405)             --                   (129)
                                       -----------  ---------------         -------             -------           --------
      Net cash provided by (used in)
        financing activities.........      93,812        (70,030)            (2,217)             --                 21,565
                                       -----------  ---------------         -------             -------           --------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................      --              1,065              1,450              --                  2,515
  CASH AND CASH EQUIVALENTS:
  Beginning of period................      --              5,845              1,290              --                  7,135
                                       -----------  ---------------         -------             -------           --------
  End of period......................   $  --          $   6,910          $   2,740           $  --              $   9,650
                                       -----------  ---------------         -------             -------           --------
                                       -----------  ---------------         -------             -------           --------

                 INSIGHT HEALTH SERVICES CORP. AND SUBSIDIARIES

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                    FOR THE NINE MONTHS ENDED MARCH 31, 1998

                                           PARENT
                                           COMPANY          GUARANTOR          NON-GUARANTOR
                                            ONLY          SUBSIDIARIES         SUBSIDIARIES         ELIMINATIONS
                                       ---------------  -----------------  ---------------------  -----------------
                (AMOUNTS IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)..................     $     748         $     748            $   1,280            $  (2,028)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Total depreciation and
      amortization...................        --                 7,087                  273               --
    Amortization of deferred gain on
      debt restructure...............        --                  (797)              --                   --
    Equity in income (loss) of
      consolidated subsidiaries......          (748)           (1,280)              --                    2,028
  Cash provided by (used in) changes
    in operating working capital:
    Receivables, net.................        --                  (221)                (245)              --
    Intercompany receivables, net....        --                   326                 (326)              --
    Other current assets.............        --                  (520)                  30               --
    Accounts payable and other
      current liabilities............        --                   492                 (211)              --
                                              -----            ------               ------              -------
      Net cash provided by operating
        activities...................        --                 5,835                  801               --
                                              -----            ------               ------              -------
INVESTING ACTIVITIES:
  Additions to property and
    equipment........................        --                (2,307)                (100)              --
  Acquisitions of imaging centers....        --                (2,766)              --                   --
  Other..............................        --                   351               --                   --
                                              -----            ------               ------              -------
      Net cash used in investing
        activities...................        --                (4,722)                (100)              --
                                              -----            ------               ------              -------
FINANCING ACTIVITIES:
  Payments on debt and capital lease
    obligations......................        --                (7,488)                (239)              --
  Proceeds from issuance of debt.....        --                 5,139               --                   --
  Other..............................        --                   766                 (352)              --
                                              -----            ------               ------              -------
      Net cash provided by (used in)
        financing activities.........        --                (1,583)                (591)              --
                                              -----            ------               ------              -------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................        --                  (470)                 110               --
  CASH AND CASH EQUIVALENTS:
  Beginning of period................        --                 5,554                1,310               --
                                              -----            ------               ------              -------
  End of period......................     $  --             $   5,084            $   1,420            $  --
                                              -----            ------               ------              -------
                                              -----            ------               ------              -------


                                          CONSOLIDATED
                                       -------------------
                (AMOUNTS IN THOUSANDS
OPERATING ACTIVITIES:
  Net income (loss)..................       $     748
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Total depreciation and
      amortization...................           7,360
    Amortization of deferred gain on
      debt restructure...............            (797)
    Equity in income (loss) of
      consolidated subsidiaries......          --
  Cash provided by (used in) changes
    in operating working capital:
    Receivables, net.................            (466)
    Intercompany receivables, net....          --
    Other current assets.............            (490)
    Accounts payable and other
      current liabilities............             281
                                               ------
      Net cash provided by operating
        activities...................           6,636
                                               ------
INVESTING ACTIVITIES:
  Additions to property and
    equipment........................          (2,407)
  Acquisitions of imaging centers....          (2,766)
  Other..............................             351
                                               ------
      Net cash used in investing
        activities...................          (4,822)
                                               ------
FINANCING ACTIVITIES:
  Payments on debt and capital lease
    obligations......................          (7,727)
  Proceeds from issuance of debt.....           5,139
  Other..............................             414
                                               ------
      Net cash provided by (used in)
        financing activities.........          (2,174)
                                               ------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................            (360)
  CASH AND CASH EQUIVALENTS:
  Beginning of period................           6,864
                                               ------
  End of period......................       $   6,504
                                               ------
                                               ------

                         SIGNAL MEDICAL SERVICES, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                         PAGE
                                                                                                      -----------

Independent Auditors' Report........................................................................     F-47

Balance Sheets as of December 31, 1997 and 1996.....................................................     F-48

Statements of Income for the Years Ended December 31, 1997 and 1996.................................     F-49

Statements of Stockholders' Equity for the Years Ended December 31, 1997 and 1996...................     F-50

Statements of Cash Flows for the Years Ended December 31, 1997 and 1996.............................     F-51

Notes to Financial Statements.......................................................................     F-52

Balance Sheets (unaudited) as of March 31, 1998 and 1997............................................     F-60

Statements of Income and Retained Earnings (unaudited) for the Three Months Ended March 31, 1998 and
  1997..............................................................................................     F-61

Statements of Cash Flows (unaudited) for the Three Months Ended March 31, 1998 and 1997.............     F-62

Notes to Financial Statements.......................................................................     F-63

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Signal Medical Services, Inc.:

    We have audited the accompanying balance sheets of Signal Medical Services, Inc. as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signal Medical Services, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Hartford, Connecticut
January 9, 1998

                         SIGNAL MEDICAL SERVICES, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                                           1997           1996
                                                                                       -------------  ------------
Current assets:
  Cash and cash equivalents..........................................................  $   1,847,000       667,000
  Accounts receivables, net of allowance of $101,000 and $44,000.....................      3,219,000     2,388,000
  Other receivables..................................................................         52,000        11,000
  Prepaid expenses and other assets..................................................         93,000        90,000
                                                                                       -------------  ------------
    Total current assets.............................................................      5,211,000     3,156,000
                                                                                       -------------  ------------
Property and equipment:
  Medical equipment..................................................................     23,607,000    18,430,000
  Furniture, fixtures and other equipment............................................        390,000       291,000
                                                                                       -------------  ------------
                                                                                          23,997,000    18,721,000
  Less accumulated depreciation and amortization.....................................     10,762,000     7,112,000
                                                                                       -------------  ------------
    Property and equipment, net......................................................     13,235,000    11,609,000
                                                                                       -------------  ------------
Other assets, net....................................................................        580,000       488,000
                                                                                       -------------  ------------
                                                                                       $  19,026,000    15,253,000
                                                                                       -------------  ------------
                                                                                       -------------  ------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................................  $     627,000       425,000
  Accrued compensation...............................................................        792,000       583,000
  Accrued maintenance................................................................        259,000        64,000
  Other accrued expenses and other liabilities.......................................        869,000       838,000
  Short-term borrowings..............................................................       --             294,000
  Current portion of long-term debt..................................................      3,227,000     3,314,000
  Current portion of capital lease obligation........................................        309,000       --
                                                                                       -------------  ------------
    Total current liabilities........................................................      6,083,000     5,518,000
Long-term debt.......................................................................      3,712,000     4,447,000
Accrued taxes........................................................................      1,008,000       771,000
Deferred income taxes................................................................        801,000       389,000
Other liabilities....................................................................        380,000       140,000
Long-term portion of capital lease obligation........................................      1,545,000       --
                                                                                       -------------  ------------
    Total liabilities................................................................     13,529,000    11,265,000
                                                                                       -------------  ------------
Redeemable convertible cumulative preferred stock, $.01 par value, 60,000 shares
  authorized, issued and outstanding, redeemable at $33.34 per share.................      2,000,000     2,000,000

Stockholders' equity:
  Common stock, $.01 par value, 110,000 shares authorized, 33,500 shares issued......       --             --
  Additional paid-in capital.........................................................        156,000       156,000
  Retained earnings..................................................................      3,841,000     2,332,000
Less cost of 17,580 treasury shares..................................................       (500,000)     (500,000)
                                                                                       -------------  ------------
    Total stockholders' equity.......................................................      3,497,000     1,988,000
                                                                                       -------------  ------------
Commitments and contingencies
                                                                                       $  19,026,000    15,253,000
                                                                                       -------------  ------------
                                                                                       -------------  ------------

                See accompanying notes to financial statements.

                         SIGNAL MEDICAL SERVICES, INC.

                              STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                         1997           1996
                                                                                     -------------  -------------
Revenues...........................................................................  $  20,704,000     17,852,000
                                                                                     -------------  -------------
Operating costs and expenses:
  Operating costs..................................................................      7,455,000      6,592,000
  Selling, general and administrative..............................................      2,701,000      2,257,000
  Lease expense....................................................................      3,697,000      3,140,000
  Depreciation and amortization....................................................      3,676,000      3,200,000
  Interest expense, net of interest income of $27,000 and $26,000..................        654,000        827,000
                                                                                     -------------  -------------

    Total operating costs and expenses.............................................     18,183,000     16,016,000
                                                                                     -------------  -------------
    Income before income taxes.....................................................      2,521,000      1,836,000

Income Taxes                                                                             1,012,000        735,000
                                                                                     -------------  -------------
    Net Income.....................................................................  $   1,509,000      1,101,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See accompanying notes to financial statements.

                         SIGNAL MEDICAL SERVICES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                   ADDITIONAL                              TOTAL
                                                        COMMON       PAID-IN     RETAINED    TREASURY   STOCKHOLDERS'
                                                         STOCK       CAPITAL     EARNINGS     STOCK        EQUITY
                                                      -----------  -----------  ----------  ----------  ------------
Balance, December 31, 1995..........................   $  --          156,000    1,231,000    (500,000)     887,000
Net Income..........................................      --           --        1,101,000      --        1,101,000
                                                      -----------  -----------  ----------  ----------  ------------
Balance, December 31, 1996..........................      --          156,000    2,332,000    (500,000)   1,988,000
Net Income..........................................      --           --        1,509,000      --        1,509,000
                                                      -----------  -----------  ----------  ----------  ------------
Balance, December 31, 1997..........................   $  --          156,000    3,841,000    (500,000)   3,497,000
                                                      -----------  -----------  ----------  ----------  ------------
                                                      -----------  -----------  ----------  ----------  ------------

                See accompanying notes to financial statements.

                         SIGNAL MEDICAL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                          1997           1996
                                                                                      -------------  -------------
Cash flows from operating activities:
  Net income........................................................................  $   1,509,000      1,101,000
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...................................................      3,676,000      3,200,000
    Change in assets and liabilities:
      Increase in accounts receivable...............................................       (831,000)      (288,000)
      Decrease (increase) in other receivables......................................        (41,000)        56,000
      Increase in prepaid expenses and other current assets.........................         (3,000)       (39,000)
      Decrease (increase) in other assets...........................................         66,000        (84,000)
      Increase in accounts payable, accrued expenses and other liabilities..........      1,526,000      1,029,000
                                                                                      -------------  -------------
        Net cash provided by operating activities...................................      5,902,000      4,975,000
                                                                                      -------------  -------------
Cash flows used in investing activities:
  Additions to medical equipment, furniture and fixtures............................     (3,421,000)    (2,918,000)
  Investment in joint ventures......................................................       (185,000)      --
                                                                                      -------------  -------------
        Net cash used in investing activities.......................................     (3,606,000)    (2,918,000)
                                                                                      -------------  -------------
Cash flows used in financing activities:
  Net decrease in short-term borrowings.............................................       (294,000)      (156,000)
  Proceeds from long-term debt......................................................      2,720,000        475,000
  Repayment of long-term debt.......................................................     (3,542,000)    (3,151,000)
                                                                                      -------------  -------------
        Net cash used in financing activities.......................................     (1,116,000)    (2,832,000)
                                                                                      -------------  -------------
Net increase (decrease) in cash and cash equivalents................................      1,180,000       (775,000)

Cash and cash equivalents, beginning of period......................................        667,000      1,442,000
                                                                                      -------------  -------------
Cash and cash equivalents, end of period............................................  $   1,847,000        667,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Cash paid for income taxes..........................................................  $     807,000        381,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

Cash paid for interest..............................................................        599,000        850,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

Capital lease obligation incurred...................................................  $   1,854,000       --
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See accompanying notes to financial statements.

                         SIGNAL MEDICAL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) NATURE OF BUSINESS

       Signal Medical Services, Inc. (the Company) provides fixed site and mobile magnetic resonance imaging (MRI), computer tomography (CT), general radiology and lithotripsy equipment and operations under contracts with hospitals and other health care providers throughout the United States. The Company's customer contracts at December 31, 1997 are primarily with health care providers in the northeastern and southeastern United States.

       During 1997, the Company developed and began operating several new ventures, which are jointly owned by the Company and its respective joint venture partners. These joint ventures include a medical billing and collection company, a mobile lithotripsy joint venture and a mobile x-ray and ultrasound company. The Company's investment in these joint ventures totaled $185,000 and is included in other assets. The Company also began managing two newly developed multi-modality imaging centers in which the Company expects to acquire a 50% ownership interest during the first quarter of 1998. The Company's ownership interest in these joint ventures varies from 35% to 60%, and the operating results of these joint ventures was not material to the Company's 1997 financial statements.

    (b) REVENUE RECOGNITION

       Revenues are recognized at the time equipment and related services are provided, generally on a fee-per-procedure or daily fee basis.

    (c) MEDICAL EQUIPMENT AND FURNITURE AND FIXTURES

       Medical equipment and furniture and fixtures are stated at cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

                                                              2 to 7
Medical equipment......................................        years
                                                              2 to 5
Furniture, fixtures and other equipment................        years

       Repairs and maintenance expenditures are charged to expense as incurred. Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease or estimated useful life of the equipment, whichever is shorter.

       Property acquired under capital leases consists of the following:

                                                              1997          1996
                                                          ------------  ------------
Medical Equipment.......................................  $  1,854,000       --
Accumulated Amortization................................       --            --
                                                          ------------  ------------
                                                          $  1,854,000       --
                                                          ------------  ------------
                                                          ------------  ------------

    (d) OTHER ASSETS

       Other assets include deferred financing costs and certain deferred costs incurred in connection with the Company's contracts with health care providers. These assets are being amortized using the straight-line method over the terms of the related debt and contracts which range from 5 to 7 years. Accumulated amortization amounted to $258,000 in 1997 and $178,000 in 1996.

                         SIGNAL MEDICAL SERVICES, INC.

                           DECEMBER 31, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (e) CASH AND CASH EQUIVALENTS

       For purposes of the statement of cash flows, the Company considers all highly liquid short-term investments with an original maturity of three months or less to be cash equivalents. At December 31, 1997, cash and cash equivalents consisted primarily of cash invested in a money market account and overnight investment account.

    (f) INCOME TAXES

       Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (g) USE OF ESTIMATES

       Management of the Company has made several estimates and assumptions relating to the reporting of certain assets, including the allowance for doubtful receivables, and liabilities and the disclosure of continent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

       The components of the allowance for doubtful receivables for the years ended December 31, 1997 and 1996 were as follows:

Balance at January 1, 1996................................  $  55,000
    Charged to operating costs............................     --
    Write-offs............................................    (11,000)
                                                            ---------
Balance at December 31, 1996..............................     44,000
    Charged to operating costs............................     40,000
    Write-offs............................................     --
    Other.................................................     17,000
                                                            ---------
Balance at December 31, 1997..............................  $ 101,000
                                                            ---------
                                                            ---------

    (h) RECLASSIFICATIONS

       Certain amounts in the 1996 financial statements have been reclassified to conform to the 1997 presentation.

    (i) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

       The Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the

                         SIGNAL MEDICAL SERVICES, INC.

                           DECEMBER 31, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amount by which the carrying amount of the assets exceed the fair value of the assets. Adoption of this Statement did not have any impact on the Company's financial position, results of operations, or liquidity.

(2) LEASES

       The Company leases certain medical equipment, office space and fixed site MRI operating space. Future minimum lease commitments under noncancelable leases with a term of 12 months or more are as follows at December 31, 1997:

                                                                    CAPITALIZED    OPERATING
                                                                       LEASES        LEASES
                                                                    ------------  ------------
1998..............................................................  $    446,000  $  1,166,000
1999..............................................................       432,000     1,062,000
2000..............................................................       405,000       565,000
2001..............................................................       378,000       341,000
2002..............................................................       351,000        94,000
Thereafter........................................................       322,000       --
                                                                    ------------  ------------
  Total minimum lease payments....................................     2,334,000  $  3,228,000
                                                                                  ------------
                                                                                  ------------
Amounts representing interest.....................................      (480,000)
                                                                    ------------
  Present value of net minimum payments...........................     1,854,000
Current portion...................................................      (309,000)
                                                                    ------------
    Long-term portion of capital lease obligation.................  $  1,545,000
                                                                    ------------
                                                                    ------------

    Total operating lease expense for medical equipment amounted to $3,697,000 in 1997 and $3,140,000 in 1996. Other rent expense, which is included in selling, general and administrative expenses, totaled $125,000 for 1997 and $122,000 for 1996, respectively.

(3) INCOME TAXES

    Income tax expense consisted of the following:

YEAR ENDED DECEMBER 31, 1997                                 CURRENT    DEFERRED     TOTAL
----------------------------------------------------------  ----------  ---------  ----------
U.S. Federal..............................................  $  451,000    355,000     806,000
State and Local...........................................     149,000     57,000     206,000
                                                            ----------  ---------  ----------
                                                               600,000    412,000   1,012,000
                                                            ----------  ---------  ----------
                                                            ----------  ---------  ----------
YEAR ENDED DECEMBER 31, 1996
----------------------------------------------------------
U.S. Federal..............................................     341,000    296,000     637,000
State and Local...........................................      70,000     28,000      98,000
                                                            ----------  ---------  ----------
                                                            $  411,000    324,000     735,000
                                                            ----------  ---------  ----------
                                                            ----------  ---------  ----------

                         SIGNAL MEDICAL SERVICES, INC.

                           DECEMBER 31, 1997 AND 1996

(3) INCOME TAXES (CONTINUED)
    Income tax expense differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income in 1997 and 1996. As a result of the following:

                                                                           1997                          1996
                                                               -----------------------------  ---------------------------
                                                                               % OF PRETAX                  % OF PRETAX
                                                                  AMOUNT        EARNINGS        AMOUNT       EARNINGS
                                                               ------------  ---------------  ----------  ---------------
"Expected" tax expense.......................................  $    857,000            34%    $  624,000            34%
State corporation taxes, net of federal tax benefit..........       136,000             5%        65,000             4%
Other........................................................        19,000             1%        46,000             2%
                                                                                       --                           --
                                                               ------------                   ----------
                                                               $  1,012,000            40%    $  735,000            40%
                                                                                       --                           --
                                                                                       --                           --
                                                               ------------                   ----------
                                                               ------------                   ----------

    The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                                            1997          1996
                                                                                        ------------  ------------
Deferred tax assets:
  Allowance for doubtful receivables..................................................  $     33,000        17,000
  Option compensation expense.........................................................        43,000        43,000
  Unamortized start-up and organization costs incurred prior to inception of business
    operations........................................................................       --              5,000
  Compensated absences, principally due to accrual for financial reporting purposes...        41,000        34,000
  Alternative minimum tax credit carryforward.........................................       --            373,000
  Net operating loss carryforwards....................................................       --             27,000
  Other liabilities...................................................................       346,000       190,000
  State tax credit....................................................................       --             34,000
  Other...............................................................................         3,000         9,000
                                                                                        ------------  ------------
    Total gross deferred tax assets...................................................       466,000       732,000
                                                                                        ------------  ------------
Deferred tax liabilities
    Medical equipment, furniture and fixtures, and other assets principally due to
      differences in depreciation and amortization....................................     1,267,000     1,121,000
                                                                                        ------------  ------------
    Total gross deferred tax liabilities..............................................     1,267,000     1,121,000
                                                                                        ------------  ------------
  Net deferred tax liability..........................................................  $    801,000       389,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Management has concluded that it is more likely than not that the Company will have sufficient taxable income of an appropriate character within the carryback and carryforward period permitted by current tax law to allow for the utilization of the deductible amounts generating the deferred tax asset and, therefore, no valuation allowance is required.

(4) REDEEMABLE CONVERTIBLE CUMULATIVE PREFERRED STOCK

    On April 3, 1992, 60,000 shares of $.01 par value series A redeemable convertible cumulative preferred stock were issued to SMSI Holding, Inc., a wholly owned subsidiary of Anthem Blue Cross and Blue Shield of Connecticut, Inc. at $33.34 per share. Each share of series A preferred stock is convertible

                         SIGNAL MEDICAL SERVICES, INC.

                           DECEMBER 31, 1997 AND 1996

(4) REDEEMABLE CONVERTIBLE CUMULATIVE PREFERRED STOCK (CONTINUED) into one share of common stock at any time after the date of issuance. In the event of a public offering of common stock by the Company, the preferred stock will automatically be converted into shares of common stock, provided that the offering price per share and gross proceeds from the offering are not less than $66.68 and $5,000,000 respectively.

    On or after April 1, 1997, the series A preferred stock is redeemable at $33.34 per share plus any unpaid dividends at the option of SMSI Holding, Inc. Upon liquidation, dissolution or winding up of the Company, the holders of the series A preferred stock shall be entitled to receive, before any distribution is made to the holders of common stock of the Company, a distribution of $33.34 per share plus any unpaid dividends. The series A preferred stock accumulates a dividend at an annual rate of $2.33 per share through March 31, 1994 and $3.00 per share from April 1, 1994 to March 31, 1997 payable upon a liquidation, dissolution or winding up, conversion or redemption, consolidation or merger of the Company. The amount of accumulated and unpaid series A preferred stock dividends was $820,000 at December 31, 1997. The holders of the series A preferred stock are entitled to one vote per share of common stock into which the preferred stock is convertible.

(5) STOCKHOLDERS' EQUITY

    On April 3, 1992, 33,500 shares of $.01 par value common stock were issued to the founders of the Company.

    The Company has a fixed option plan. Under the 1994 Employee Stock Option Plan, the Company may grant options to its employees for up to 18,000 shares of common stock. The exercise price of each option equals the fair value of the Company's stock on the date of grant, and an option's maximum term is ten years. Options generally vest over a period of one to three years. At December 31, 1997, all options were fully vested.

    The Company has elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Accordingly, no compensation cost has been recognized for stock options issued. The impact on net income in 1997 and 1996 had the Company adopted FAS 123 would have been immaterial. Options granted, exercised and outstanding under this plan were as follows:

                                                                                      EXERCISE                EXERCISE
                                                                            1997        PRICE       1996        PRICE
                                                                          ---------  -----------  ---------  -----------
Outstanding at beginning of year........................................     14,790      --          13,790   $   18.00
Granted.................................................................     --          --           1,000       83.00
Exercised...............................................................     --          --          --          --
                                                                          ---------               ---------  -----------
Outstanding at end of year..............................................     14,790                  14,790
                                                                          ---------               ---------
                                                                          ---------               ---------
Fair value of options granted during the year...........................  $  --                   $   36.65
                                                                          ---------               ---------
                                                                          ---------               ---------

    The fair value of stock options granted during 1996 were estimated on the date of grant using the minimum value method with the following assumptions: risk-free interest rate of 6.0 percent, expected life of 10 years, and no dividends.

                         SIGNAL MEDICAL SERVICES, INC.

                           DECEMBER 31, 1997 AND 1996

(6) RELATED PARTY TRANSACTION

    On April 3, 1992, the Company loaned $35,000, at an interest rate of 9%, to an officer and common stockholder of the Company. Interest is due April 1st of each year and 34% of the officer's annual bonus, if any, must be paid toward the outstanding principal balance. The remaining balance of the note December 31, 1997 and 1996 was $0 and $9,000, respectively, and is included in other receivables.

    The Company made advances to its employees and joint ventures which totaled approximately $32,000 and $21,000 as of December 31, 1997 and 1996, respectively. These advances are included in other receivables.

(7) SHORT-TERM BORROWINGS

    The Company has a $1,500,000 line of credit from Anthem Blue Cross and Blue Shield of Connecticut, Inc. Borrowings under this line bear interest at the three-month LIBOR rate plus 2% (7.81% at December 31, 1997). The amounts outstanding at December 31, 1997 and 1996 were $0 and $294,000, respectively. The weighted average interest rate on the line of credit during 1997 and 1996 was 8.57%, respectively.

                         SIGNAL MEDICAL SERVICES, INC.

                           DECEMBER 31, 1997 AND 1996

(8) LONG-TERM DEBT

    The following schedule summarizes long-term debt at December 31, 1997 and 1996:

                                                                                            1997          1996
                                                                                        ------------  ------------
Term notes with banks:

$450,000, interest fixed at 7.90%; due in 48 equal monthly principal payments through
  May 1, 1997.........................................................................  $    --             38,000

$2,500,000, interest fixed at 7.90% through November 1998, variable thereafter; due in
  84 equal monthly principal payments through December 1, 2000........................     1,071,000     1,429,000

$3,000,000, interest fixed at 9.50%; due in 60 equal monthly principal payments
  through June 1, 1999................................................................       900,000     1,500,000

$824,444, interest fixed at 9.65% through December 1, 1996, variable thereafter; due
  in 47 equal monthly principal payments through October 1, 1998......................       176,000       386,000

$1,950,000, interest fixed at 9.95% through January 1, 1998, variable thereafter; due
  in 48 equal monthly principal payments through December 1, 1998.....................       487,000       975,000

$750,000, interest fixed at 9.40%; due in 36 equal monthly principal payments through
  January 10, 1998....................................................................       --            250,000

$900,000, interest fixed at 9.40%; due in 35 equal monthly principal payments through
  January 10, 1998....................................................................       --            308,000

$1,200,000, interest fixed at 8.75%; due in 48 equal monthly principal payments
  through September 11, 1999..........................................................       525,000       825,000

$2,100,000, interest fixed at 8.40%; due in 48 equal monthly principal payments
  through December 14, 1999...........................................................     1,050,000     1,575,000

$475,000, interest fixed at 8.46%; due in 24 equal monthly principal payments through
  December 31, 1998...................................................................       237,000       475,000

$795,000, interest fixed at 8.95%; due in 60 equal monthly principal payments through
  February 28, 2002...................................................................       663,000       --

$950,000, interest fixed at 8.90%; due in 60 equal monthly principal payments through
  August 1, 2002......................................................................       887,000       --

$975,000, interest fixed at 8.49%; due in 60 equal monthly principal payments through
  October 31, 2002....................................................................       943,000       --
                                                                                        ------------  ------------

                                                                                           6,939,000     7,761,000

Less current maturities...............................................................     3,227,000     3,314,000
                                                                                        ------------  ------------

                                                                                        $  3,712,000     4,447,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                         SIGNAL MEDICAL SERVICES, INC.

                           DECEMBER 31, 1997 AND 1996

(8) LONG-TERM DEBT (CONTINUED)
    Maturities of long-term debt are as follows:

Year ending December 31:
1998...........................................................  $3,227,000
1999...........................................................  1,951,000
2000...........................................................    901,000
2001...........................................................    544,000
2002...........................................................    316,000
Thereafter.....................................................     --
                                                                 ---------
                                                                 $6,939,000
                                                                 ---------
                                                                 ---------

    The term notes contain covenants which, among other things, require maintenance of certain ratios of liabilities to tangible net worth, debt service coverage and minimum levels of liquid investments and profitability.

    The term notes are secured by the medical equipment purchased with the note proceeds, the related service contacts with hospital customers and other assets of the Company.

    The Company has a $5,000,000 capital expenditure line of credit with a financial institution under which it finances equipment acquisitions on a long-term basis. Interest is at market rates determined at the time of each drawdown under the line. The unused portion of this line at December 31, 1997 was $5,000,000.

(9) CONTINGENCIES

    The Company entered into an agreement in 1993 in which it became the guarantor of a loan between Citrus Memorial Health Foundation, Inc., a customer, and a bank. This loan had an outstanding principal balance of approximately $577,000 at December 31, 1997. In September 1994, the Company entered into a similar loan guarantee with Manchester Memorial Hospital and the same bank. This loan had an outstanding principal balance of approximately $1,027,000 at December 31, 1997.

    On December 29, 1997, the Company entered in an agreement under which it became a guarantor of a credit facility between Whitney Imaging Center, LLC
(WIC) and Shoreline Imaging Center, LLC (SIC) as the borrowers and a bank. Proceeds from the credit facility are being used to finance the development of the two multi-modality imaging centers owned by WIC and SIC and managed by the Company. The credit facility is also guaranteed by the owners of WIC and SIC and is secured by the assets of WIC, SIC and their owners. The Company's guaranty is unsecured. The total amount committed by the bank under the credit facility is $2,450,000. Outstanding borrowings under the facility at December 31, 1997 totaled $1,319,000.

    In the event that the debtors default under these loans, the Company could become liable for all unpaid interest and principal. As of December 31, 1997, the debtors were current as to interest and principal payments under the loans.

                         SIGNAL MEDICAL SERVICES, INC.

                                 BALANCE SHEETS

                            MARCH 31, 1998 AND 1997

                                  (UNAUDITED)

                                     ASSETS

                                                                                         1998           1997
                                                                                     -------------  -------------
Current assets:
  Cash and cash equivalents........................................................  $   1,642,000      1,013,000
  Accounts receivables, net........................................................      3,397,000      2,571,000
  Other receivables................................................................        239,000          6,000
  Prepaid expenses and other assets................................................        121,000        139,000
                                                                                     -------------  -------------
    Total current assets...........................................................      5,399,000      3,729,000
                                                                                     -------------  -------------
Property and equipment:
  Medical equipment, net...........................................................     12,174,000     10,705,000
  Furniture, fixtures and other equipment, net.....................................        112,000         91,000
                                                                                     -------------  -------------
    Property and equipment, net....................................................     12,286,000     10,796,000
                                                                                     -------------  -------------
Other assets, net..................................................................        660,000        546,000
                                                                                     -------------  -------------
                                                                                     $  18,345,000     15,071,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.................................................................  $     235,000        326,000
  Accrued compensation.............................................................        516,000        371,000
  Accrued maintenance..............................................................        258,000        126,000
  Other accrued expenses and other liabilities.....................................      1,112,000        778,000
  Current portion of long-term debt................................................      2,993,000      3,304,000
  Current portion of capital lease obligation......................................        309,000       --
                                                                                     -------------  -------------
    Total current liabilities......................................................      5,423,000      4,905,000

Long-term debt.....................................................................      3,130,000      4,391,000
Accrued taxes......................................................................      1,307,000        838,000
Deferred income taxes..............................................................        912,000        419,000
Other liabilities..................................................................        139,000        176,000
Long-term portion of capital lease obligation......................................      1,468,000       --
                                                                                     -------------  -------------
    Total liabilities..............................................................     12,379,000     10,729,000
                                                                                     -------------  -------------
Redeemable convertible cumulative preferred stock, $.01 par value, 60,000 shares
  authorized, issued and outstanding, redeemable at $33.34 per share...............      2,000,000      2,000,000

Stockholders' equity:
  Common stock.....................................................................       --             --
  Additional paid-in capital.......................................................        156,000        156,000
  Retained earnings................................................................      4,310,000      2,686,000
Less cost of treasury shares.......................................................       (500,000)      (500,000)
                                                                                     -------------  -------------
    Total stockholders' equity.....................................................      3,966,000      2,342,000
                                                                                     -------------  -------------
                                                                                     $  18,345,000     15,071,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See accompanying notes to financial statements.

                         SIGNAL MEDICAL SERVICES, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                  (UNAUDITED)

                                                                                            1998          1997
                                                                                        ------------  ------------
Revenues..............................................................................  $  5,622,000  $  5,085,000
                                                                                        ------------  ------------
Operating costs and expenses:
  Operating costs.....................................................................     2,067,000     1,735,000
  Selling, general and administrative.................................................       845,000       706,000
  Lease expense.......................................................................       686,000       989,000
  Depreciation and amortization.......................................................     1,058,000       888,000
  Interest expense, net of interest income of $15,000 and $1,000......................       171,000       178,000
                                                                                        ------------  ------------

    Total operating costs and expenses................................................     4,827,000     4,496,000
                                                                                        ------------  ------------
    Income before income taxes........................................................       795,000       589,000

Income Taxes..........................................................................       326,000       235,000
                                                                                        ------------  ------------
    Net Income........................................................................  $    469,000  $    354,000
                                                                                        ------------  ------------
Retained earnings, beginning of period................................................     3,841,000     2,332,000
                                                                                        ------------  ------------
Retained earnings, end of period......................................................     4,310,000     2,686,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See accompanying notes to financial statements.

                         SIGNAL MEDICAL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                  (UNAUDITED)

                                                                                            1998          1997
                                                                                        ------------  ------------
Cash flows from operating activities:
  Net income..........................................................................  $    469,000       354,000
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.....................................................     1,058,000       888,000
    Change in assets and liabilities:
      Increase in accounts receivable.................................................      (178,000)     (183,000)
      Decrease (increase) in other receivables........................................      (187,000)        5,000
      Increase in prepaid expenses and other current assets...........................       (28,000)      (49,000)
      Decrease (increase) in other assets.............................................       (82,000)      (65,000)
      Decrease in accounts payable, accrued expenses and other liabilities............      (257,000)     (176,000)
                                                                                        ------------  ------------
        Net cash provided by operating activities.....................................       795,000       774,000
                                                                                        ------------  ------------
Cash flows used in investing activities:
  Additions to medical equipment, furniture and fixtures..............................      (107,000)      (68,000)
                                                                                        ------------  ------------
        Net cash used in investing activities.........................................      (107,000)      (68,000)
                                                                                        ------------  ------------
Cash flows used in financing activities:
  Net decrease in short-term borrowings...............................................       --           (294,000)
  Proceeds from long-term debt........................................................       --            795,000
  Repayment of long-term debt.........................................................      (893,000)     (861,000)
                                                                                        ------------  ------------
        Net cash used in financing activities.........................................      (893,000)     (360,000)
                                                                                        ------------  ------------
Net increase (decrease) in cash and cash equivalents..................................      (205,000)      346,000

Cash and cash equivalents, beginning of period........................................     1,847,000       667,000
                                                                                        ------------  ------------
Cash and cash equivalents, end of period..............................................  $  1,642,000     1,013,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Cash paid for income taxes............................................................  $     68,000       236,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Cash paid for interest................................................................       159,000       170,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See accompanying notes to financial statements.

                         SIGNAL MEDICAL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                            MARCH 31, 1998 AND 1997

(1) BASIS OF PRESENTATION

    In the opinion of management, the financial information reflects all adjustments which are necessary to a fair presentation of the financial position, results of operations and cash flows for the interim periods presented and are of a normal recurring nature, unless otherwise disclosed in this report.

    The statements should be read in conjunction with the notes to the financial statements of Signal Medical Services, Inc. (the Company) as of and for the years ended December 31, 1997 and 1996.

(2) ACQUISITION BY INSIGHT HEALTH SERVICES CORP.

    On May 18, 1998, the stock of the Company was acquired by InSight Health Services Corp., a leading provider of diagnostic imaging and related information services based in Newport Beach, California. The purchase price consisted of $46 million (subject to certain post-closing adjustments), including the assumption of indebtedness.

(3) NEW PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS Nos. 130 and 131, "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information." FASB Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company believes that adoption of these standards does not have a material impact on the Company.

                           MOBILE IMAGING CONSORTIUM
                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS                                                                                     PAGE
                                                                                                      -----------

Independent Auditors' Report........................................................................     F-65

Combined Balance Sheets as of December 31, 1996 and 1995............................................     F-66

Combined Statements of Income for the Years Ended December 31, 1996, 1995 and 1994..................     F-67

Combined Statements of Partners' Capital Accounts for the Years Ended December 31, 1996, 1995 and
  1994..............................................................................................     F-68

Combined Statements of Cash Flows for the Years Ended December 31, 1996, 1995 and 1994..............     F-69

Notes to Financial Statements.......................................................................     F-70

Combining Balance Sheet as of December 31, 1996.....................................................     F-75

Combining Balance Sheet as of December 31, 1995.....................................................     F-76

Combining Statement of Income for the Year Ended December 31, 1996..................................     F-77

Combining Statement of Income for the Year Ended December 31, 1995..................................     F-78

Combining Statement of Income for the Year Ended December 31, 1994..................................     F-79

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Mobile Imaging Consortium--Maine
Mobile Imaging Consortium--New Hampshire

    We have audited the accompanying combined balance sheets of Mobile Imaging Consortium, consisting of Mobile Imaging Consortium--Maine (a Maine limited partnership) and Mobile Imaging Consortium--New Hampshire (a Maine general partnership), as of December 31, 1996 and 1995, and the related combined statements of income, partners' capital accounts and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Mobile Imaging Consortium as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in accordance with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The combining details appearing in conjunction with the combined financial statements are presented for purposes of additional analysis and are not a required part of the basic combined financial statements. Such additional information has been subjected to the auditing procedures applied in our audits of the basic combined financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic combined financial statements taken as a whole.

                                              /s/ BAKER NEWMAN & NOYES
                                              --------------------------
January 20, 1997                              Baker Newman & Noyes
                                              Limited Liability Company

                           MOBILE IMAGING CONSORTIUM

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                                            1996          1995
                                                                                        ------------  ------------
Cash and cash equivalents.............................................................  $    381,591  $    972,134
Accounts receivable, net of contractual and bad debt allowances of $463,000 for 1996
  and $260,000 for 1995 (note 3)......................................................     1,350,324     1,069,537
Prepaid expenses and other current assets.............................................       177,340       164,131
                                                                                        ------------  ------------
    Total current assets..............................................................     1,909,255     2,205,802

Property and equipment:
  Leasehold improvements..............................................................         2,501         2,501
  Equipment...........................................................................     2,775,368     2,518,317
  Equipment under capital leases (note 5).............................................     4,106,512     3,743,960
  Furniture and fixtures..............................................................         7,592         7,592
                                                                                        ------------  ------------
                                                                                           6,891,973     6,272,370
  Less accumulated depreciation and amortization......................................     5,201,323     4,026,953
                                                                                        ------------  ------------
  Net property, plant and equipment...................................................     1,690,650     2,245,417
Other assets, net.....................................................................        12,386        38,374
                                                                                        ------------  ------------
                                                                                        $  3,612,291  $  4,489,593
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                        LIABILITIES AND PARTNERS' CAPITAL

Accounts payable and accrued expenses.................................................  $    247,415  $    338,644
Current portion of long-term debt (note 4)............................................       131,017       208,993
Current portion of obligations under capital leases (note 5)..........................     1,077,732       766,813
                                                                                        ------------  ------------
    Total current liabilities.........................................................     1,456,164     1,314,450
Long-term debt, less current portion (note 4).........................................        67,555       --
Obligations under capital leases, less current portion (note 5).......................       454,245     1,222,621
Commitments and contingencies (notes 9 and 10)
Partners' capital.....................................................................     1,634,327     1,952,522
                                                                                        ------------  ------------
                                                                                        $  3,612,291  $  4,489,593
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            See accompanying notes.

                           MOBILE IMAGING CONSORTIUM

                         COMBINED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
Revenue:
  Net scan revenue (note 7).............................................  $  7,299,625  $  6,499,166  $  5,981,629
  Interest..............................................................         9,264        27,991         8,885
  Other.................................................................       139,143        58,993        74,100
                                                                          ------------  ------------  ------------
    Total revenue.......................................................     7,448,032     6,586,150     6,064,614

Expenses:
  Payroll, fringe and related taxes.....................................     1,007,573       935,134       999,538
  Management fees (note 8)..............................................       147,265       140,729       130,000
  Hospital maintenance fees.............................................       141,175       129,247       115,554
  Professional fees.....................................................       267,991       159,793       128,597
  Tractor expenses......................................................        83,583        64,631        65,573
  Repairs and maintenance...............................................       509,285       472,797       479,196
  Cryogens..............................................................       116,777       110,527       109,000
  Film and medical supplies.............................................       469,499       349,280       327,407
  Insurance.............................................................       126,259       124,646       124,099
  Utilities.............................................................        72,963        70,664        69,456
  Rent..................................................................        30,266        36,841        36,471
  Property taxes........................................................        53,316        88,006        86,969
  Bad debts.............................................................       198,370       --            125,387
  Depreciation..........................................................     1,174,370     1,282,300     1,289,777
  Amortization..........................................................        24,009        34,079        34,078
  Interest..............................................................       189,924       290,755       387,437
  Other.................................................................       203,602       159,971       174,820
                                                                          ------------  ------------  ------------
    Total operating expenses............................................     4,816,227     4,489,400     4,683,359
                                                                          ------------  ------------  ------------
Net income..............................................................  $  2,631,805  $  2,096,750  $  1,381,255
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                            See accompanying notes.

                           MOBILE IMAGING CONSORTIUM

               COMBINED STATEMENTS OF PARTNERS' CAPITAL ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                             GENERAL        LIMITED       GENERAL
                                                            PARTNERS       PARTNERS      PARTNERS
                                                            (MIC-ME)       (MIC-ME)      (MIC-NH)        TOTAL
                                                          -------------  -------------  -----------  -------------
Balance, December 31, 1993..............................  $     603,184  $     487,992  $   264,141  $   1,355,317
Net income..............................................        756,610        521,074      103,571      1,381,255
Partner distributions (note 6)..........................       (638,480)      (442,320)    (325,000)    (1,405,800)
                                                          -------------  -------------  -----------  -------------
Balance, December 31, 1994..............................        721,314        566,746       42,712      1,330,772
Net income..............................................      1,040,369        710,246      346,135      2,096,750
Partner distributions (note 6)..........................       (710,000)      (490,000)    (275,000)    (1,475,000)
                                                          -------------  -------------  -----------  -------------
Balance, December 31, 1995..............................      1,051,683        786,992      113,847      1,952,522
Net income..............................................      1,334,745        906,496      390,564      2,631,805
Partner distributions (note 6)..........................     (1,505,000)    (1,020,000)    (425,000)    (2,950,000)
                                                          -------------  -------------  -----------  -------------
Balance, December 31, 1996..............................  $     881,428  $     673,488  $    79,411  $   1,634,327
                                                          -------------  -------------  -----------  -------------
                                                          -------------  -------------  -----------  -------------

                            See accompanying notes.

                           MOBILE IMAGING CONSORTIUM
                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
Cash flows from operating activities:
  Net income.........................................................  $   2,631,805  $   2,096,750  $   1,381,255
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation...................................................      1,174,370      1,282,300      1,289,777
      Amortization...................................................         24,009         34,079         34,078
      Loss on disposal of asset......................................       --                1,653       --
      Changes in current assets and liabilities:
        Increase in accounts receivable..............................       (280,787)      (209,038)      (269,491)
        Increase in prepaid expenses and other current assets........        (13,209)       (19,975)       (67,583)
        Decrease in other assets.....................................          1,979       --             --
        Increase (decrease) in accounts payable and accrued
          expenses...................................................        (91,229)       (15,580)       103,229
                                                                       -------------  -------------  -------------
  Net cash provided by operating activities..........................      3,446,938      3,170,189      2,471,265

Cash flows from investing activities:
  Purchases of property and equipment................................       (257,051)      (103,173)       (48,611)
  Purchases of investments...........................................       --             --             (255,068)
  Proceeds from sale of investments..................................       --              255,068       --
                                                                       -------------  -------------  -------------
  Net cash provided (used) by investing activities...................       (257,051)       151,895       (303,679

Cash flows from financing activities:
  Proceeds from issuance of long-term debt...........................        256,324         93,164       --
  Principal payments of long-term debt...............................       (266,745)      (529,300)      (393,694)
  Principal payments on capital lease obligations....................       (820,009)      (689,084)      (619,329)
  Distributions to partners..........................................     (2,950,000)    (1,475,000)    (1,405,800)
                                                                       -------------  -------------  -------------
  Net cash used by financing activities..............................     (3,780,430)    (2,600,220)    (2,418,823)
                                                                       -------------  -------------  -------------
Net increase (decrease) in cash......................................       (590,543)       721,864       (251,237)
Cash at beginning of year............................................        972,134        250,270        501,506
                                                                       -------------  -------------  -------------
Cash at end of year..................................................  $     381,591  $     972,134  $     250,269
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

Supplemental disclosures of cash flow information:
  Interest paid......................................................  $     189,924  $     294,107  $     384,085
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

Supplemental schedule of noncash investing and financing activities:
  Acquisition of property and equipment through obligations under
    capital leases...................................................  $     362,552  $    --        $    --
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            See accompanying notes.

                           MOBILE IMAGING CONSORTIUM

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    METHOD OF ACCOUNTING

    The combined financial statements are prepared on the accrual basis of accounting. The combined financial statements include the accounts of Mobile Imaging Consortium--Maine (A Maine Limited Partnership) and Mobile Imaging Consortium--New Hampshire (A Maine General Partnership). All transactions and balances between the two partnerships have been eliminated in combination.

    PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. Depreciation is calculated using straight-line and accelerated methods over the estimated useful lives of the assets. Assets capitalized under capital lease obligations are amortized over the term of the related leases.

    ORGANIZATION COSTS

    Organization costs incurred in relation to the commencement of the respective Partnership's activities have been capitalized and are amortized over five years using the straight-line method.

    SYNDICATION COSTS

    Syndication costs incurred in forming the respective partnerships are deducted from partners' capital in the combined financial statements.

    INCOME TAXES

    No provision or benefit for income taxes has been included in the combined financial statements since any taxable income or loss passes through to, and is reportable by, the respective partners individually.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates related to contractual and bad debt allowances are especially significant. Actual results could differ from those estimates.

2. ORGANIZATION

    Mobile Imaging Consortium--Maine ("MIC-ME") is a limited partnership formed under the laws of the State of Maine in October, 1991. The Partnership operates two mobile magnetic resonance imaging systems which primarily serve hospitals throughout Maine. The general partners have exclusive responsibility for the control of all aspects of the Partnership's business.

    Mobile Imaging Consortium--New Hampshire ("MIC-NH") is a general partnership formed under the laws of the State of Maine in January, 1993. The Partnership operates a mobile magnetic resonance imaging system which primarily serves three hospitals in New Hampshire.

                           MOBILE IMAGING CONSORTIUM

                           DECEMBER 31, 1996 AND 1995

2. ORGANIZATION (CONTINUED)
    The two partnerships have similar general and limited partners. In addition, both partnerships are managed by the same management agent, Joseph J. Bean Associates. The management agent performs all recordkeeping functions on behalf of the partners. In addition, the management agent is responsible for allocating certain shared expenses incurred on behalf of both partnerships.

3. BUSINESS AND CREDIT CONCENTRATIONS

    Nearly all of the patients served by the Partnerships are from Maine or New Hampshire. No single patient accounted for more than five percent of the combined revenues for 1996, 1995, or 1994, and no account receivable from any patient exceeded five percent of total combined accounts receivable at December 31, 1996 and 1995.

    MIC-NH maintains contracts with three hospitals located in New Hampshire and generates all of its revenues under these contracts. The hospitals, in turn, charge the individual patients. Therefore, MIC-NH had receivable balances from only three parties as of December 31, 1996 and 1995.

    MIC-ME submits the charges for substantially all of its patients to third parties for full or partial payment. No single third-party payor accounted for more than ten percent of total combined accounts receivable at December 31, 1996 and 1995.

4. LONG-TERM DEBT

                                                         1996            1995
                                                    --------------  --------------
Long-term debt consists of the following:

Variable rate note payable to a bank, due in
  monthly installments of principal and interest
  of $38,795 through May 1996; secured by
  equipment.......................................  $     --        $      157,235
7.16% note payable to a financial institution, due
  in monthly installments of $10,663 including
  principal and interest through May 1996.........        --                51,758
8.55% note payable to a financial institution, due
  in monthly installments of $7,776 including
  principal and interest through September 1998;
  secured by equipment............................         151,170        --
7.81% note payable to a financial institution, due
  in monthly installments of $9,792 including
  principal and interest through May 1996.........          47,402        --
                                                    --------------  --------------
                                                           198,572         208,993
Less current installments of long-term debt.......        (131,017)       (208,993)
                                                    --------------  --------------
                                                    $       67,555  $     --
                                                    --------------  --------------
                                                    --------------  --------------

                           MOBILE IMAGING CONSORTIUM

                           DECEMBER 31, 1996 AND 1995

4. LONG-TERM DEBT (CONTINUED)
    Principal installments of long-term debt are as follows as of December 31, 1996:

1997..............................................  $      131,017
1998..............................................          67,555
                                                    --------------
                                                    $      198,572
                                                    --------------
                                                    --------------

5. LEASES

    The Partnership is obligated under several capital leases for equipment as follows:

    At December 31, 1996 and 1995, the gross amount of equipment and related accumulated amortization recorded under the capital leases is as follows:

                                                                      1996           1995
                                                                  -------------  -------------
Equipment.......................................................  $   4,106,512  $   3,743,960
Less accumulated amortization...................................     (2,711,410)    (1,884,091)
                                                                  -------------  -------------
                                                                  $   1,395,102  $   1,859,869
                                                                  -------------  -------------
                                                                  -------------  -------------

    The future minimum capital lease payments as of December 31, 1996 are as follows:

Future mininmum lease payments
1997............................................................  $1,182,024
1998............................................................    482,467
                                                                  ---------
                                                                  1,664,491
Less imputed interest (weighted average rate of 10.1%)..........    132,514
Present value of future minimum lease payments..................  1,531,997
Current portion of obligations under capital leases.............  1,077,732
                                                                  ---------
Long-term portion of obligations under capital leases...........  $ 454,245
                                                                  ---------
                                                                  ---------

    The lease agreements generally provide for fair market value purchase options at the end of the lease terms.

6. PARTNERS' CAPITAL AND INCOME DISTRIBUTIONS

    The allocation of net income or losses and distributions of cash flow are in accordance with the terms of each respective partnership agreement. For MIC-NH, the five general partners are distributed their pro-rata share of net income or losses and distributions of cash flow. For MIC-ME, the four general partners, as a group, and the limited partners, share equally in the first $100,000 of net income or loss, allocated to the individual partners in each group based on their pro-rata ownership interest. Likewise, the first $100,000 of distributions of cash flow are allocated in this manner. Any income or losses or distributions of cash flow exceeding $100,000 are allocated 60% to the general partners and 40% to the limited partners. Allocations within each group of partners are based on each partners pro-rata ownership interest of the group.

                           MOBILE IMAGING CONSORTIUM

                           DECEMBER 31, 1996 AND 1995

7. NET SCAN REVENUE

    Net scan revenue consists of the following at December 31:

                                                       1996           1995           1994
                                                   -------------  -------------  -------------
Gross scan revenue...............................  $   8,888,277  $   7,967,895  $   6,984,102
Less contractual adjustments.....................     (1,588,652)    (1,468,729)    (1,002,473)
                                                   -------------  -------------  -------------
Net scan revenue.................................  $   7,299,625  $   6,499,166  $   5,981,629
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

8. RELATED PARTY TRANSACTIONS

    As noted in note 1, the financial statements include the accounts of MIC-ME and MIC-NH.

    Certain shared expenses, such as insurance and supplies, are incurred by MIC-ME and are charged to MIC-NH. These charges have been eliminated in the combination of the two entities in the accompanying financial statements. Charges from MIC-ME to MIC-NH for shared expenses were $48,000, $48,000, and $93,365 for the years ended December 31, 1996, 1995 and 1994, respectively.

    Joseph J. Bean Associates ("JBA") provides operational and financial management services to both Partnerships. JBA is a party related to the Partnerships through Joseph J. Bean, who either individually or through an interest in another entity, acts as a general or limited partner in both Partnerships. MIC-ME paid management fees of $90,159, $86,038, and $78,000 to JBA for the years ended December 31, 1996, 1995 and 1994, respectively. MIC-NH paid management fees of $57,106, $54,691, and $52,000 to JBA for the years ended December 31, 1996, 1995 and 1994, respectively.

    In addition, the Partnerships lease office space from JBA under an operating lease agreement. The initial term of the lease is three years from May 1, 1996 to April 30, 1999. At that time the lease terms will automatically renew, unless notice of termination is executed, for a term of 22 months through February 28, 2001. The Partnerships have an option to renew the lease for an additional term of 10 years. Future lease payments for the remaining term of the lease, including the automatic renewal period, are as follows:

1997...............................................  $  24,839
1998...............................................     25,164
1999...............................................     19,691
2000...............................................     17,117
2001...............................................      2,871

9. COMMITMENTS AND CONTINGENCIES

    The Partnerships maintains several service contracts with hospitals located in Maine and New Hampshire as well as contracts with third-party agencies. The hospital service contracts have various lengths and payment terms. MIC-ME's contracts are primarily based on the hospital's referral of patients to the Partnership in return for compensation for the use of the hospital's physical facilities. MIC-NH's contracts generally stipulate charges directly to the hospital based on the volume of procedures performed.

    The Partnerships also maintain contracts with various third-party payors under which rates have been negotiated for service to patients who are insured by these parties.

                           MOBILE IMAGING CONSORTIUM

                           DECEMBER 31, 1996 AND 1995

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    It is anticipated that the hospital service contracts will be assumed by a successor entity pursuant to an agreement described in note 10. The contracts with third-party payors are expressly excluded from the agreement.

    MIC-ME is involved in a dispute with the City of Portland regarding jurisdiction for property tax assessment on the Partnership's mobile assets. The City of Portland contends that it has jurisdiction to assess property taxes based on the location of the Partnership's general offices. MIC-ME contends that the mobile assets are subject to taxes from the jurisdictions in which the assets are located on the assessment date, April 1.

    The outcome of this matter is uncertain as of December 31, 1996. The Partnership has estimated its potential liability in the event of an unfavorable outcome and has included such amounts in the accompanying financial statements.

10. SALE OF PARTNERSHIPS' ASSETS AND ASSUMPTION OF LIABILITIES

    In January, 1997 the Partnerships executed an Asset Purchase and Liabilities Assumption Agreement (the "Agreement") with InSight Health Corp. ("InSight"), a Delaware corporation. The Agreement stipulates that InSight will purchase all operational assets and goodwill with the exception of cash on hand, accounts receivable, and other items as specified in the Agreement. The Agreement also stipulates that InSight will have no rights or liabilities with regard to the property tax matter as described in note 9.

    Pursuant to the Agreement, the Partnerships are required to deposit collections of pre-sale accounts receivable into an escrow account up to $1,000,000 as indemnification for InSight. The escrow will be released to the Partnerships in equal amounts each quarter subsequent to the Agreement date, barring any claims made by InSight as described in the Agreement.

    The Agreement stipulates that InSight will assume substantially all liabilities, contracts, leases and operating agreements upon execution of the Agreement, except those as specifically documented in the Agreement or schedules thereto.

    Finally, the Agreement includes clauses which prohibit the corporate general partners and the individual limited partners of the Partnerships from competing with InSight in Maine and New Hampshire. The specific provisions dictate that the parties will not compete in the area of nuclear magnetic resonance imaging for a term of five years and in the area of CT scanning for a period of three years. The Agreement also includes consulting and non-compete provisions for Joseph J. Bean, individually, and Joseph J. Bean Associates, the management agent of the Partnerships.

                           MOBILE IMAGING CONSORTIUM

                            COMBINING BALANCE SHEET

                               DECEMBER 31, 1996

                                     ASSETS

                                                                                                       COMBINED
                                                                           MIC-NEW                   DECEMBER 31,
                                                            MIC-MAINE     HAMPSHIRE    ELIMINATIONS      1996
                                                           ------------  ------------  ------------  ------------
Cash and cash equivalents................................  $    271,260  $    110,331   $   --        $  381,591
Accounts receivable, net.................................     1,220,066       130,258       --         1,350,324
Prepaid expenses and other current assets................       155,298        22,042       --           177,340
Due from affiliates......................................       --              1,315       (1,315)       --
                                                           ------------  ------------  ------------  ------------
  Total current assets...................................     1,646,624       263,946       (1,315)    1,909,255
Property and equipment:
  Leasehold improvements.................................         2,501       --            --             2,501
  Equipment..............................................     2,664,599       110,769       --         2,775,368
  Equipment under capital leases.........................     1,944,195     2,162,317       --         4,106,512
  Furniture and fixtures.................................         7,592       --            --             7,592
                                                           ------------  ------------  ------------  ------------
                                                              4,618,887     2,273,086       --         6,891,973
  Less accumulated depreciation and amortization.........     3,714,639     1,486,684       --         5,201,323
                                                           ------------  ------------  ------------  ------------
  Net property and equipment.............................       904,248       786,402       --         1,690,650
Other assets, net........................................       --             12,386       --            12,386
                                                           ------------  ------------  ------------  ------------
                                                           $  2,550,872  $  1,062,734   $   (1,315)   $3,612,291
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                                        LIABILITIES AND PARTNERS' CAPITAL

Accounts payable and accrued expenses....................  $    232,912  $     14,503   $   --        $  247,415
Due to affiliates........................................         1,315       --            (1,315)       --
Current portion of long-term debt........................       114,900        16,117       --           131,017
Current portion of capital lease obligations.............       532,156       545,576       --         1,077,732
                                                           ------------  ------------  ------------  ------------
  Total current liabilities..............................       881,283       576,196       (1,315)    1,456,164
Long-term debt, less current portion.....................        67,555       --            --            67,555
Obligations under capital leases, less current portion...        47,118       407,127       --           454,245
Partners' capital........................................     1,554,916        79,411       --         1,634,327
                                                           ------------  ------------  ------------  ------------
                                                           $  2,550,872  $  1,062,734   $   (1,315)   $3,612,291
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                           MOBILE IMAGING CONSORTIUM

                            COMBINING BALANCE SHEET

                               DECEMBER 31, 1995

                                     ASSETS

                                                                                                       COMBINED
                                                                           MIC-NEW                   DECEMBER 31,
                                                            MIC-MAINE     HAMPSHIRE    ELIMINATIONS      1996
                                                           ------------  ------------  ------------  ------------
Cash and cash equivalents................................  $    780,033  $    192,101   $   --        $  972,134
Accounts receivable, net.................................       962,906       106,631       --         1,069,537
Prepaid expenses and other current assets................       139,881        24,250       --           164,131
Due from affiliates......................................        34,106       --           (34,106)       --
                                                           ------------  ------------  ------------  ------------
  Total current assets...................................     1,916,926       322,982      (34,106)    2,205,802
Property and equipment:
  Leasehold improvements.................................         2,501       --            --             2,501
  Equipment..............................................     2,432,798        85,519       --         2,518,317
  Equipment under capital leases.........................     1,808,893     1,935,067       --         3,743,960
  Furniture and fixtures.................................         7,592       --            --             7,592
                                                           ------------  ------------  ------------  ------------
                                                              4,251,784     2,020,586       --         6,272,370
  Less accumulated depreciation and amortization.........     3,001,415     1,025,538       --         4,026,953
                                                           ------------  ------------  ------------  ------------
  Net property and equipment.............................     1,250,369       995,048       --         2,245,417
Other assets, net........................................        16,080        22,294       --            38,374
                                                           ------------  ------------  ------------  ------------
                                                           $  3,183,375  $  1,340,324   $  (34,106)   $4,489,593
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                                        LIABILITIES AND PARTNERS' CAPITAL

Accounts payable and accrued expenses....................  $    303,520  $     35,124   $   --        $  338,644
Due to affiliates........................................       --             34,106      (34,106)       --
Current portion of long-term debt........................       191,395        17,598       --           208,993
Current portion of capital lease obligations.............       381,593       385,220       --           766,813
                                                           ------------  ------------  ------------  ------------
  Total current liabilities..............................       876,508       472,048      (34,106)    1,314,450
Obligations under capital leases, less current portion...       468,192       754,429       --         1,222,621
Partners' capital........................................     1,838,675       113,847       --         1,952,522
                                                           ------------  ------------  ------------  ------------
                                                           $  3,183,375  $  1,340,324   $  (34,106)   $4,489,593
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                           MOBILE IMAGING CONSORTIUM

                         COMBINING STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                                                                                                       COMBINED
                                                                          MIC-NEW                    DECEMBER 31,
                                                         MIC-MAINE       HAMPSHIRE     ELIMINATIONS      1995
                                                        ------------  ---------------  ------------  ------------
Revenue:
  Scan revenue........................................  $  5,592,590   $   1,707,035   $    --        $7,299,625
  Interest............................................         8,119           1,145        --             9,264
  Other...............................................       154,873          32,270        (48,000)     139,143
                                                        ------------  ---------------  ------------  ------------
    Total revenue.....................................     5,755,582       1,740,450        (48,000)   7,448,032
Expenses:
  Payroll, fringe and related taxes...................       746,493         261,080        --         1,007,573
  Management fees.....................................        90,159          57,106        --           147,265
  Hospital maintenance fees...........................       141,175        --              --           141,175
  Professional fees...................................       215,099          52,892        --           267,991
  Tractor expenses....................................        68,702          14,881        --            83,583
  Repairs and maintenance.............................       334,216         175,069        --           509,285
  Cryogens............................................        60,250          56,527        --           116,777
  Film and medical supplies...........................       458,991          10,508        --           469,499
  Insurance...........................................        84,785          41,474        --           126,259
  Utilities...........................................        71,719          49,244        (48,000)      72,963
  Rent................................................        30,266        --              --            30,266
  Property taxes......................................        53,316        --              --            53,316
  Bad debts...........................................       198,370        --              --           198,370
  Depreciation........................................       713,224         461,146        --         1,174,370
  Amortization........................................        14,100           9,909        --            24,009
  Interest............................................        92,603          97,321        --           189,924
  Other...............................................       140,873          62,729        --           203,602
                                                        ------------  ---------------  ------------  ------------
    Total operating expenses..........................     3,514,341       1,349,886        (48,000)   4,816,227
                                                        ------------  ---------------  ------------  ------------
  Net income..........................................  $  2,241,241   $     390,564   $    --        $2,631,805
                                                        ------------  ---------------  ------------  ------------
                                                        ------------  ---------------  ------------  ------------

                           MOBILE IMAGING CONSORTIUM

                         COMBINING STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                                                                                                       COMBINED
                                                                          MIC-NEW                    DECEMBER 31,
                                                         MIC-MAINE       HAMPSHIRE     ELIMINATIONS      1995
                                                        ------------  ---------------  ------------  ------------
Revenue:
  Scan revenue........................................  $  4,863,716   $   1,635,450   $    --        $6,499,166
  Interest............................................        24,999           2,992        --            27,991
  Other...............................................       105,192           1,801        (48,000)     58,9933
                                                        ------------  ---------------  ------------  ------------
    Total revenue.....................................     4,993,907       1,640,243        (48,000)   6,586,150

Expenses:
  Payroll, fringe and related taxes...................       709,021         266,113        --           975,134
  Management fees.....................................        86,038          54,691        --           140,729
  Hospital maintenance fees...........................       129,247        --              --           129,247
  Professional fees...................................       124,097          35,696        --           159,793
  Tractor expenses....................................        64,631        --              --            64,631
  Repairs and maintenance.............................       311,408         161,389        --           472,797
  Cryogens............................................        54,000          56,527        --           110,527
  Film and medical supplies...........................       333,859          15,421        --           349,280
  Insurance...........................................        82,143          42,503        --           124,646
  Utilities...........................................        69,575          49,089        (48,000)      70,664
  Rent................................................        36,841        --              --            36,841
  Property taxes......................................        88,006        --              --            88,006
  Bad debts...........................................       --             --              --           198,370
  Depreciation........................................       863,542         418,758        --         1,282,300
  Amortization........................................        24,170           9,909        --            34,079
  Interest............................................       166,611         124,144        --           290,755
  Other...............................................       100,103          59,868        --           159,971
                                                        ------------  ---------------  ------------  ------------
    Total operating expenses..........................     3,243,292       1,294,108        (48,000)   4,489,400
                                                        ------------  ---------------  ------------  ------------
Net income............................................  $  1,750,615   $     346,135   $    --        $2,096,750
                                                        ------------  ---------------  ------------  ------------
                                                        ------------  ---------------  ------------  ------------

                           MOBILE IMAGING CONSORTIUM

                         COMBINING STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1994

                                                                                                       COMBINED
                                                                           MIC-NEW                   DECEMBER 31,
                                                            MIC-MAINE     HAMPSHIRE    ELIMINATIONS      1994
                                                           ------------  ------------  ------------  ------------
Revenue:
  Scan revenue...........................................  $  4,563,281  $  1,418,348   $   --        $5,981,629
  Interest...............................................         7,898           987       --             8,885
  Other..................................................       167,465       --           (93,365)       74,100
                                                           ------------  ------------  ------------  ------------
    Total revenue........................................     4,738,644     1,419,335      (93,365)    6,064,614

Expenses:
  Payroll, fringe and related taxes......................       728,913       270,625       --           999,538
  Management fees........................................        78,000        52,000       --           130,000
  Hospital maintenance fees..............................       115,554       --            --           115,554
  Professional fees......................................       105,410        23,187       --           128,597
  Tractor expenses.......................................        65,573       --            --            65,573
  Repairs and maintenance................................       342,652       136,544       --           479,196
  Cryogens...............................................        54,000        55,000       --           109,000
  Film and medical supplies..............................       313,867        13,540       --           327,407
  Insurance..............................................        81,863        42,236       --           124,099
  Rent...................................................        36,471       --            --            36,471
  Utilities..............................................        68,253        49,203      (48,000)       69,456
  Property Taxes.........................................        86,969       --            --            86,969
  Bad debts..............................................       125,387       --            --           125,387
  Depreciation...........................................       892,060       397,717       --         1,289,777
  Amortization...........................................        24,170         9,908       --            34,078
  Interest...............................................       227,885       159,552       --           387,437
  Other..................................................       113,933       106,252      (45,365)      174,820
                                                           ------------  ------------  ------------  ------------
    Total operating expenses.............................     3,460,960     1,315,764      (93,365)    4,683,359
                                                           ------------  ------------  ------------  ------------
Net income...............................................  $  1,277,684  $    103,571   $   --        $1,381,255
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Summary........................................          1
Risk Factors...................................         13
Use of Proceeds................................         23
Exchange Offer.................................         23
Capitalization.................................         29
Unaudited Pro Forma Combined Condensed
 Financial Statements..........................         30
Selected Historical Consolidated Financial and
 Operating Data................................         37
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         39
The Diagnostic Imaging Industry................         53
Business.......................................         55
Management.....................................         68
Executive Compensation.........................         71
Security Ownership of Certain Beneficial Owners
 and Management................................         76
Certain Relationships and Related
 Transactions..................................         84
Description of Senior Credit Facilities........         87
Description of Notes...........................         88
Description of Preferred Stock.................        120
Certain Federal Income Tax Considerations......        122
Plan of Distribution...........................        124
Legal Matters..................................        125
Experts........................................        125
Index to InSight Health Services Corp.
 Consolidated Financial Statements.............        F-1
Index to Signal Medical Services, Inc.
 Financial Statements..........................       F-46
Index to Mobile Imaging Consortium Financial
 Statements....................................       F-64

    UNTIL DECEMBER 28, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                             HEALTH SERVICES CORP.
                                  $100,000,000
                     9% SERIES B SENIOR SUBORDINATED NOTES
                                    DUE 2008

                                 --------------

                                   PROSPECTUS

                                 --------------

                               SEPTEMBER 29, 1998

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------